     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 2002


                                                      REGISTRATION NO. 333-82136
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2


                                       TO
                                    FORM F-3
                             ---------------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           COMPANHIA VALE DO RIO DOCE
             (Exact name of Registrant as specified in its charter)
                         VALLEY OF THE RIO DOCE COMPANY
                (Translation of Registrant's name into English)
                             ---------------------

     FEDERATIVE REPUBLIC OF BRAZIL                         1011                                     NONE
    (State or other jurisdiction of            (Primary Standard Industrial         (I.R.S. Employer Identification No.)
     incorporation or organization)            Classification Code Number)

                             ---------------------
                          AVENIDA GRACA ARANHA, NO. 26
                      20005-900 RIO DE JANEIRO, RJ, BRAZIL
                               (55-21) 3814-4540
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------


                             CT CORPORATION SYSTEM


                                 1633 BROADWAY


                            NEW YORK, NEW YORK 10019


                                 (212) 664-1666

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

             JOSEPH A. HALL                         ANDREW B. JANSZKY                        WHITNEY DEBEVOISE
         DAVIS POLK & WARDWELL                     SHEARMAN & STERLING                        ARNOLD & PORTER
          450 LEXINGTON AVENUE                     599 LEXINGTON AVENUE                     555 12TH STREET N.W.
        NEW YORK, NEW YORK 10017                 NEW YORK, NEW YORK 10022                  WASHINGTON, D.C. 20004
             (212) 450-4000                           (212) 848-4000                           (202) 942-5000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Photographs depicting various aspects of our industrial operations.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED MARCH 12, 2002


PROSPECTUS

                     68,511,164 AMERICAN DEPOSITARY SHARES

                                [COMPANHIA LOGO]

                           COMPANHIA VALE DO RIO DOCE
                        (VALLEY OF THE RIO DOCE COMPANY)

                         EACH AMERICAN DEPOSITARY SHARE
                          REPRESENTS ONE COMMON SHARE
                             ----------------------


     The Federative Republic of Brazil and Banco Nacional de Desenvolvimento Economico e Social-BNDES, the selling shareholders, are each selling 34,255,582 common shares, for a total of 68,511,164 common shares, in a global offering. BNDES is Brazil's national bank for economic and social development. A portion of these shares will be in the form of American depositary shares, each representing one common share. The offered shares represent 27.9% of our outstanding common shares and 17.8% of our outstanding total capital. We will not receive any proceeds from this offering.


     The underwriters are offering            American depositary shares in the
United States, Canada, the United Kingdom and certain other jurisdictions. In
addition, the Brazilian underwriters are concurrently offering           common
shares to retail and institutional investors in Brazil.


     The principal trading market for the common shares is the Sao Paulo stock exchange, known as BOVESPA. The common shares trade on BOVESPA under the symbol "VALE3." On March 11, 2002, the closing sale price for the common shares on BOVESPA was R$59.40, or US$25.29, per common share. Our American depositary shares have been approved for listing on the New York Stock Exchange under the symbol "RIO," subject to official notice of issuance.


     INVESTING IN AMERICAN DEPOSITARY SHARES OR COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

                                                                PER AMERICAN
                                                              DEPOSITARY SHARE   TOTAL
                                                              ----------------   -----
Public offering price.......................................       US$            US$
Underwriting discount.......................................       US$            US$
Proceeds, before expenses, to the selling shareholders......       US$            US$

     The underwriters may also purchase up to an additional 10,276,674 shares in the form of American depositary shares from the selling shareholders on a pro rata basis at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The American depositary shares will be ready for delivery on or about
               , 2002.
                             ----------------------

                           Joint Global Coordinators
MERRILL LYNCH & CO.                                          ABN AMRO ROTHSCHILD
     Sole Book-Running Manager
                             ----------------------

MERRILL LYNCH & CO.                                      ABN AMRO ROTHSCHILD LLC
CREDIT SUISSE FIRST BOSTON
                             GOLDMAN, SACHS & CO.
                                                        JPMORGAN
                                                             MORGAN STANLEY
                             ----------------------

             The date of this prospectus is                , 2002.

                               TABLE OF CONTENTS


CERTAIN TERMS AND CONVENTIONS..........    i
PRESENTATION OF FINANCIAL
  INFORMATION..........................   ii
PRESENTATION OF INFORMATION CONCERNING
  RESERVES.............................   ii
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................   10
FORWARD-LOOKING STATEMENTS.............   18
USE OF PROCEEDS........................   18
MARKET INFORMATION.....................   19
DIVIDEND POLICY........................   22
EXCHANGE RATES.........................   24
CAPITALIZATION.........................   25
SELECTED CONSOLIDATED FINANCIAL DATA...   26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   28
INDUSTRY OVERVIEW......................   50
BUSINESS...............................   59
MANAGEMENT.............................  103
MAJOR AND SELLING SHAREHOLDERS.........  109
RELATED PARTY TRANSACTIONS.............  115
DESCRIPTION OF CAPITAL STOCK...........  116
DESCRIPTION OF AMERICAN DEPOSITARY
  SHARES...............................  124
TAXATION...............................  132
UNDERWRITING...........................  138
LEGAL MATTERS..........................  143
EXPERTS................................  143
ENFORCEMENT OF CIVIL LIABILITIES
  AGAINST NON-U.S. PERSONS.............  143
WHERE YOU CAN FIND MORE INFORMATION....  144
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE............................  145
MINING TERMS...........................  146
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS...........................  F-1


                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholders have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     No offer or sale of American depositary shares may be made to the public in Brazil.
                            ------------------------

                         CERTAIN TERMS AND CONVENTIONS

     As used in this prospectus,

     - "real," "reais" or "R$" refer to Brazilian reais (plural) and to the Brazilian real (singular), the official currency of Brazil.

     - "U.S. dollars," "dollars" or "US$" refer to United States dollars.

     - units refer to units in the metric system, e.g., tons refer to metric tons.

     When we use "CVRD Group," or personal pronouns such as "we" "us" or "our," we mean Companhia Vale do Rio Doce, its consolidated subsidiaries and its joint ventures and other affiliated companies. References to "affiliated companies" are to companies in which Companhia Vale do Rio Doce has a minority investment, and exclude controlled affiliates that are consolidated for financial reporting purposes.

                     PRESENTATION OF FINANCIAL INFORMATION

     We have prepared our financial statements appearing in this prospectus in accordance with generally accepted accounting principles in the United States (U.S. GAAP), which differ in certain respects from accounting principles in Brazil (Brazilian GAAP). Brazilian GAAP is determined by the requirements of Law No. 6,404, dated December 15, 1976, as amended (the Brazilian Corporation Law), and the rules and regulations of the Comissao de Valores Mobiliarios, or CVM, the Brazilian Securities Commission. We publish financial statements in Brazil, known as the Brazilian Corporation Law financial statements, and prepare them in accordance with Brazilian GAAP. We use our Brazilian Corporation Law financial statements for:

     - reports to Brazilian shareholders,

     - filings with the CVM,

     - determination of dividend payments, and

     - determination of tax liability.

     Our financial statements and the other financial information appearing in this prospectus have been remeasured (translated) from Brazilian reais to U.S. dollars on the basis explained in note 2(a) to our financial statements unless we indicate otherwise.

     Some of the figures included in this prospectus have been rounded.

                PRESENTATION OF INFORMATION CONCERNING RESERVES

     The estimates of proven and probable reserves at mines within the CVRD Group and the estimates of mine life, at December 31, 2000, included in this prospectus have been calculated according to the technical definitions required by the U.S. Securities and Exchange Commission, as described in "Mining Terms." We have derived estimates of mine life described in this prospectus from those reserve estimates.

     The National Mineral Research Department, Departamento Nacional de Pesquisa Mineral, or DNPM, compiles domestic and foreign mining reserve estimates using criteria which may differ from technical definitions required by the Commission. We have adjusted ore reserve estimates for extraction losses and metallurgical recoveries during extraction.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our American depositary shares. You should read this entire prospectus carefully, especially the risks of investing in our American depositary shares discussed under "Risk Factors" and the consolidated financial statements and related notes beginning on page F-1, before making an investment decision.

                                  OUR COMPANY

     We are one of the world's largest producers and exporters of iron ore. We are the largest diversified mining company in the Americas by market capitalization and one of the largest companies in Brazil. We hold exploration claims that cover 7.0 million hectares (17.3 million acres). We operate two large railway systems that are integrated with our mining operations and that, taken together, transported approximately 58.5% of the rail tonnage shipped in Brazil in the first nine months of 2001. Through joint ventures, we have major investments in the production of aluminum.

     For the nine months ended September 30, 2001, we had consolidated gross operating revenues of US$3,099 million, 62.5% of which were attributable to sales of iron ore and pellets, 15.0% of which were attributable to third-party transportation, 7.2% of which were attributable to sales of aluminum sector products and 3.2% of which were attributable to sales of gold. For the nine months ended September 30, 2001, we recorded consolidated operating income of US$707 million and consolidated net income of US$585 million. Our equity in results of affiliates and joint ventures and provisions for losses and write-downs on equity investments in aggregate totaled a loss of US$53 million over that period.

     For the year ended December 31, 2000, we had consolidated gross operating revenues of US$4,069 million, 53.5% of which were attributable to sales of iron ore and pellets, 18.7% of which were attributable to third-party transportation, 8.9% of which were attributable to sales of aluminum sector products and 3.8% of which were attributable to sales of gold. For the year ended December 31, 2000, we recorded consolidated operating income of US$984 million and consolidated net income of US$1,086 million. Our equity in results of affiliates and joint ventures and provisions for losses and write-downs on equity investments in aggregate totaled US$322 million over that period.

     Our main lines of business are mining, logistics and energy and are generally grouped according to the business segments below:

     - ferrous minerals: comprised of iron ore, pellets as well as manganese and ferro alloys businesses,

     - non-ferrous minerals: comprised of gold, kaolin, potash and copper businesses,

     - logistics: comprised of railroads, ports and terminals and shipping businesses,

     - energy: comprised of power generation businesses, and

     - holdings: comprised of aluminum, steel, fertilizers and e-commerce businesses.

     MINING. Our primary mining activities involve iron ore. We operate two world-class integrated systems in Brazil for producing and distributing iron ore, each consisting of mines, railroads and port and terminal facilities. These two systems contain aggregate estimated proven and probable iron ore reserves of approximately 3.5 billion tons. We also operate nine pellet producing facilities, six of which are joint ventures with international partners.

     EXPLORATION ASSETS. We have extensive experience in exploration techniques and processes specifically designed for use in tropical areas of the world. Our current mineral exploration efforts are mainly in Brazil and focus on copper, gold, nickel, manganese, and kaolin. Expenditures for our mineral exploration program were US$31 million in the first nine months of 2001 and US$34 million in the first nine months of 2000. We currently hold claims to explore approximately
7.0 million hectares (17.3 million acres).

     LOGISTICS. In our logistics business, we provide our clients with various forms of transportation and related support services, such as warehouse, port and terminal services. We are a leading competitor in the Brazilian transportation industry. Each of our iron ore complexes incorporates an integrated railroad network linked to automated port and terminal facilities, and is designed to provide iron ore freight and passenger rail transportation, bulk terminal storage and ship loading services to us and third parties. For the nine months ended September 30, 2001, our railroads transported approximately 58.5% of the total freight tonnage transported by Brazilian railroads. We have two wholly-owned railroads, the Vitoria-Minas railroad and the Carajas railroad.

     ENERGY. In 2001, we began to consider energy as a core business, although at present energy production does not represent a significant component of our activities. We currently hold stakes in nine hydroelectric power generation projects, two of which have started operations. These nine projects have a total projected capacity of 3,364 MW. Depending on market conditions, the power generated by these plants will be sold in the market and/or used for our own operations.

     ALUMINUM OPERATIONS. Our integrated aluminum operations rank among the largest in Latin America in terms of production volume. Through joint ventures, our wholly owned subsidiary, Aluvale, conducts major operations in the production of aluminum, which include bauxite mining, alumina refining and aluminum metal smelting and marketing.

OUR STRENGTHS

     WORLD-CLASS IRON ORE OPERATIONS. We are a leading producer and supplier of iron ore to the world market. Although the worldwide iron ore industry is highly competitive, we believe that we benefit from the following strengths in our operations:

     - large resource base,

     - high quality iron ore deposits,

     - ability to produce a broad range of iron ore products,

     - production cost advantages, and

     - reliable delivery and customer service.

     WELL-POSITIONED TO MEET DEMAND IN A CHANGING STEEL INDUSTRY. Ongoing structural changes in the production of iron and steel have stimulated increased demand for pellets as a proportion of the global iron ore and pellet market. We have developed substantial pellet production capacity because we believe that the increase in pellet demand is a trend which will continue.

     PIPELINE OF COPPER DEVELOPMENT PROJECTS. We expect our copper projects to begin production in the next two to five years. Our Sossego mine project, with a projected 2004 start-up date, has an estimated production capacity of 140,000 tons of copper per year. In addition, we have joint venture interests in four Brazilian copper development projects. These five projects contain approximately
1.7 billion tons of mineral deposits with a weighted average grade of 1.02%. We believe these projects provide a strong foundation for our strategy of seeking a significant position in the growing world copper market.

     LOW-COST INTEGRATED ALUMINUM ACTIVITIES. We operate integrated aluminum operations primarily through joint ventures, involving bauxite mining, alumina refining and the production of primary aluminum. We have lower cash costs in the production of primary aluminum than many of our competitors.

     STRONG POSITION IN MANGANESE ORE AND FERRO-ALLOYS. We are the world's second leading producer of manganese ore and third leading producer of manganese ferro-alloys. We believe that our main manganese mine, Igarape do Azul, is the world's lowest cash cost producer, and that we have lower cash costs in our manganese mining operations than many of our competitors. We have 20 years of proven and probable manganese reserves based on 2000 production.

     INTEGRATED LOGISTICS BUSINESS. We have extensive experience managing complex logistics operations, based on our experience in our two wholly-owned railroads, Vitoria-Minas and Carajas. We believe our transportation expertise should improve the profitability and efficiency of the four railroads in which we acquired ownership interests after our privatization, especially Centro-Atlantica, which interconnects with our Vitoria-Minas railroad.

     FINANCIAL RESOURCES. Our balance sheet and strong cash flows provide us with the financial wherewithal to pursue growth and development opportunities. The ratio of our long-term debt to shareholders' equity was 0.58:1 at September 30, 2001.

     ENERGY. We believe that we can successfully compete in the Brazilian energy market, mainly because of our successful track record in implementing and managing large projects and dealing with environmental protection issues. In addition, the balance between supply and demand and the Brazilian government's privatization program of the industry lead us to believe that there is significant growth potential in this market.

OUR STRATEGY

     Since the first step of our privatization in 1997, we have become a more efficient, diversified mining, logistics and energy company and are in the process of divesting non-core assets that no longer have strategic importance for us. Through organic, disciplined growth and selective acquisitions, we will continually seek to develop our mining, logistics and energy capabilities and increase scale while working to reduce costs. We are focusing on our core businesses of mining, logistics and energy to achieve these goals, by:

     MAINTAINING OUR LEADERSHIP POSITION IN THE WORLD IRON ORE MARKET. In 2000, we produced 15% of the world's iron ore, more than any other producer. In 2001, we acquired Ferteco and one half of the control of Caemi, which collectively accounted for 7% of world iron ore production in 2000. We are committed to maintaining our position in the world iron ore market by keeping close contact with our customers, focusing our product line to capture industry trends and controlling costs. We believe that our strong relationships with major customers, tailored product line and logistical advantages will enable us to achieve this goal.

     EXPANDING OUR PELLETIZING FACILITIES TO ACCOMMODATE CURRENT MARKET
DEMANDS. We believe that in the long term, the growth rate of global demand for pellets will continue to be higher than the growth rate of the overall iron ore market, and therefore we plan to continue investing in the development of this dynamic segment of the iron ore market. Upon completion of ongoing expansion projects in our pellet operations, we and our joint ventures will have a total of 56.2 million tons of annual production capacity.

     GROWING OUR LOGISTICS BUSINESS. We believe that there is potential for growth in our logistics business in the near term from the conversion of existing truck haulage to rail, and in the longer term from increased bulk cargo resulting from economic growth in Brazil. We believe that the quality of our railway assets and our many years of experience as a railroad and port operator position us to take advantage of this market and establish ourselves as a leading Brazilian logistics company serving both domestic and export markets.

     DEVELOPING OUR COPPER RESOURCES. Global demand for copper grew rapidly in the 1990s and, despite a downturn in 2001, is expected to continue to grow, primarily driven by the spending in the automotive, computer, telecommunications and electrical appliance sectors of the world economy. We believe that our copper projects can be among the most competitive in the world in terms of investment cost per ton of ore. Nevertheless, all of our five copper projects are in the prospecting and developmental phases, and mineral exploration is speculative in nature and involves many risks which could lower our expected returns.

     INCREASING OUR ALUMINUM ACTIVITIES. We believe that global demand for aluminum will continue to grow during the next decade, driven mainly by the transportation and packaging industries. We therefore plan to develop and increase production capacity in our integrated aluminum operations.

     DEVELOPING POWER GENERATION PROJECTS. In 2001 and 2000, we consumed 12.5 TWh and 13.8 TWh of electricity, respectively. Energy management and supply has become a priority for us, driven both by the Brazilian government's privatization program of the industry and by the risk of rising electricity prices and electricity rationing due to energy shortages, such as the one Brazil experienced in the second half of 2001. We currently perceive favorable investment opportunities in the Brazilian electricity sector and are taking advantage of them to invest in hydroelectric power generation projects. Expected further deregulation of this sector may also result in increased competition. As we are a large consumer of electricity, we expect that investing in the energy business will help protect us against electricity price volatility. As we further enter this new line of business we will confront regulatory and business challenges that we do not have a history of dealing with, and our efforts to develop this business may not be successful.

     RESTRUCTURING OUR PORTFOLIO OF JOINT VENTURES AND MINORITY INVESTMENTS. In line with our focus on mining, logistics and energy, we have moved to reduce our holdings of non-strategic assets, including our pulp and paper assets, and some assets in the steel sector. We are also seeking to divest our dry-bulk cargo shipping assets, due to the overall lack of profitability of this business.
                            ------------------------

     Our principal executive offices are located at Avenida Graca Aranha, No. 26, 20005-900, Rio de Janeiro, RJ, Brazil, and our telephone number is (011) 55-21-3814-4540. We maintain a website at www.cvrd.com.br. Information contained in our website does not constitute a part of this prospectus.

                                  THE OFFERING

Securities offered by the
selling shareholders..........    The Federative Republic of Brazil and BNDES
                                  are selling a total of 68,511,164 shares in the form of common shares or American depositary shares in a global offering. Each selling shareholder is selling 34,255,582 shares.

This offering.................              American depositary shares are being
                                  offered initially through the underwriters in the United States, Canada, the United Kingdom and certain other jurisdictions. Each American depositary share represents one common share held on behalf of JPMorgan Chase Bank as depositary. The American depositary shares will be represented by American depositary receipts. The underwriters may also purchase up to an additional 10,276,674 shares (in the form of American depositary shares) from the selling shareholders on a pro rata basis solely to cover overallotments.

Brazilian offering............              common shares are being offered
                                  initially through the Brazilian underwriters in the Brazilian offering. For a discussion of the terms of the offering in Brazil, see "Underwriting -- Brazilian Offering."


Shares outstanding before and
after the offering............    245,267,973 common shares
                                  138,571,161 preferred shares
                                             1 golden share
                                  -----------------------------
                                  383,839,135 shares

Use of proceeds...............    We will not receive any proceeds from this
                                  offering.


Voting rights.................    One vote per common share, or one vote per
                                  American depositary share.

Dividend policy...............    Since our privatization in 1997, and following
                                  a recommendation from Valepar, our principal shareholder, we have distributed a dividend equal to at least 50% of the amount of profits available for distribution with respect to each fiscal year. For a discussion of our dividend distribution policy, see "Dividend
                                  Policy."

Risk factors..................    See "Risk Factors" and the other information
                                  included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our American depositary shares.

New York Stock Exchange symbol
for the American depositary
  shares offered hereby.......    RIO

BOVESPA trading symbol for the
  common shares...............    VALE3

                           TIMETABLE FOR THE OFFERING

Commencement of marketing of the offering...................  February 26, 2002
Announcement of offer price.................................     March 20, 2002
Allocation of American depositary shares and common
  shares....................................................     March 20, 2002
Listing of the American depositary shares on the New York
  Stock Exchange............................................     March 21, 2002
Settlement and delivery of American depositary shares and
  common shares.............................................     March 27, 2002

     Depending on market conditions, this expected timetable may be modified.

     You may contact the representatives of the underwriters for information on how to purchase American depositary shares in this offering. You may contact Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, 250 Vesey Street, New York, New York, 10080 and ABN AMRO Rothschild LLC at 55 East 52nd Street, New York, New York, 10055.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The tables below present summary consolidated financial and operating data at and for the periods indicated. The data at and for the five years ended December 31, 2000 has been derived from our consolidated financial statements, which were audited by PricewaterhouseCoopers Auditores Independentes. The data at and for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited interim financial statements, included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2001. The data at and for the five years ended December 31, 2000 and at and for the nine months ended September 30, 2001 and 2000 have been restated to reflect the accounting changes described in notes 21 and 19 to our consolidated financial statements and our unaudited interim financial statements, respectively. You should read the information below in conjunction with our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus, as well as "Presentation of Financial Information," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                            FOR THE NINE MONTHS
                                            FOR THE YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                               ---------------------------------------------------------   ---------------------
                                 1996        1997        1998        1999        2000        2000        2001
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS OF US$)
STATEMENT OF INCOME DATA
Net operating revenues.......  US$ 3,585   US$ 3,748   US$ 3,553   US$ 3,076   US$ 3,935   US$ 2,996   US$ 2,997
Cost of products and
  services...................     (2,724)     (2,653)     (2,272)     (1,806)     (2,429)     (1,865)     (1,715)
Selling, general and
  administrative expenses....       (245)       (207)       (171)       (138)       (225)       (140)       (188)
Research and development.....        (59)        (51)        (48)        (27)        (48)        (34)        (31)
Employee profit sharing
  plan.......................        (51)        (46)        (29)        (24)        (29)        (31)        (21)
Restructuring costs..........         --         (87)         (9)         --          --          --          --
Other income (expenses)......         40         (67)       (170)       (161)       (220)       (231)       (335)
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating income.............        546         637         854         920         984         695         707
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Non-operating income
  (expenses):
  Financial income
    (expenses)...............        (63)         (3)        151         (33)       (107)        (68)       (160)
  Foreign exchange and
    monetary gain/Translation
    gain (loss)..............         14           7        (108)       (213)       (142)        (10)       (700)
  Gain on sale of
    investments..............         --          --          --          --          --          54         784
  Other......................        (56)        (12)         (5)         (4)         (4)        (11)        (43)
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                    (105)         (8)         38        (250)       (253)        (35)       (119)
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes,
  equity results, minority
  interests and extraordinary
  items......................        441         629         892         670         731         660         588
Income taxes benefit
  (charge)...................         43         (32)         --         (33)         32           1          43
Equity in results of
  affiliates and joint
  ventures...................        115         155          80          41         260         187          (8)
Change in provision for
  losses and write-downs on
  equity investments.........        (21)        (59)       (273)       (268)         62          53         (45)
Minority interests...........         (4)         (2)         (1)          2           1          --           7
Extraordinary items (net of
  taxes)(1)..................         --        (372)         --          --          --          --          --
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income...................  US$   574   US$   319   US$   698   US$   412   US$ 1,086   US$   901   US$   585
                               =========   =========   =========   =========   =========   =========   =========
Total cash distributions.....  US$   146   US$   302   US$   607   US$   452   US$   246   US$   246   US$   639

---------------

(1) Extraordinary items in 1997 relate to transactions in connection with the first step of our privatization.

                                                                                         FOR THE NINE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                                       -----------------------------------------------   -------------------
                                        1996      1997      1998      1999      2000       2000       2001
                                       -------   -------   -------   -------   -------   --------   --------
                                                  (IN US$ EXCEPT RECORDED DIVIDENDS AND INTEREST
                                               ON SHAREHOLDERS' EQUITY PER SHARE AND SHARE NUMBERS)
PER SHARE DATA
Basic earnings per common and
  preferred share(2):
  Income before extraordinary
    items............................  US$1.48   US$1.06   US$1.80   US$1.07   US$2.82   US$2.34    US$1.52
  Extraordinary items................       --     (0.96)       --        --        --        --         --
                                       -------   -------   -------   -------   -------   -------    -------
  Net income.........................  US$1.48   US$0.10   US$1.80   US$1.07   US$2.82   US$2.34    US$1.52
                                       =======   =======   =======   =======   =======   =======    =======
Recorded dividends and interest on
  shareholders' equity per share in
  US$(3).............................  US$0.64   US$1.20   US$1.58   US$1.28   US$1.70   US$1.11    US$1.72
Recorded dividends and interest on
  shareholders' equity per share in
  Brazilian reais(3).................   R$0.67    R$1.33    R$1.86    R$2.28    R$3.33    R$2.04     R$4.61
Weighted average number of shares
  outstanding:
  Common shares (in thousands).......  249,983   249,983   249,983   249,983   249,983   249,983    249,864
  Preferred shares(2) (in
    thousands).......................  138,576   138,563   137,965   134,917   134,917   134,917    135,042
                                       -------   -------   -------   -------   -------   -------    -------
    Total............................  388,559   388,546   387,948   384,900   384,900   384,900    384,906
                                       =======   =======   =======   =======   =======   =======    =======

                                                AT DECEMBER 31,                         AT SEPTEMBER 30,
                            --------------------------------------------------------   -------------------
                              1996        1997        1998        1999       2000        2000       2001
                            ---------   ---------   ---------   --------   ---------   --------   --------
                                                         (IN MILLIONS OF US$)
BALANCE SHEET DATA
Cash and cash
  equivalents.............  US$   666   US$ 1,108   US$ 1,189   US$1,453   US$ 1,211   US$1,055   US$1,708
Total assets..............     11,214      11,617      11,048      8,688       9,795      9,582      8,664
Current liabilities.......      1,846       2,057       2,030      2,072       2,136      2,169      2,175
Long-term debt(4).........      1,256       1,428       1,389      1,321       2,020      1,525      2,111
Total shareholders'
  equity..................      6,942       6,906       6,392      4,691       4,569      4,887      3,613

---------------

(2) Each American depositary share represents one common share and each preferred American depositary share represents one preferred share.

(3) Since 1997, all distributions have been in the form of interest on shareholders' equity.

(4) Excludes current portion. At December 31, 2000, we had extended guarantees for borrowings of joint ventures and affiliated companies in an aggregate amount of US$788 million. These contingent liabilities do not appear on the face of our consolidated balance sheets, but appear in note 15(a) to our consolidated financial statements.

                      SUMMARY RESERVE AND PRODUCTION DATA


                            RESERVES                                                       PRODUCTION
-----------------------------------------------------------------    -------------------------------------------------------
                                                                                                        FOR THE NINE MONTHS
                      AT DECEMBER 31, 2000                           FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
-----------------------------------------------------------------    -------------------------------    --------------------
                                    PROVEN AND           AVERAGE
                                     PROBABLE              ORE
MINERAL                              RESERVES           GRADE(1)      1998        1999        2000       2000         2001
-----------------------------  ---------------------    ---------    -------     -------     -------    -------      -------
                               (IN MILLIONS OF TONS)    (PERCENT)     (IN MILLIONS OF TONS EXCEPT GOLD PRODUCTION FIGURES)
Iron Ore
  Southern System............         2,337.0             55.0%        53.3        49.9        75.9       56.6         53.8
  Northern System............         1,167.4             65.4         45.8        44.0        47.6       33.7         38.8
                                      -------                         -----       -----       -----      -----        -----
    Total....................         3,504.4             58.5         99.1        93.9       123.5       90.3         92.6
                                      =======                         =====       =====       =====      =====        =====
Gold.........................            15.0             2.83        582.4(2)    552.1(2)    535.1(2)   400.2(2)     376.2(2)
Manganese....................            39.4             46.2          1.6         1.1         1.7        1.4          1.3
Bauxite......................           166.8             50.5         10.1        11.0        11.2        8.2          7.9


---------------

(1) Iron ore grade is expressed in terms of percentage of iron; gold ore grade is expressed as the average of ore grade and metallurgical recovery rate, and is expressed in grams per ton (one ton equals 32,150 troy ounces); manganese ore grade is expressed in terms of percentage of manganese; and bauxite ore grade is expressed in terms of percentage of aluminum oxide.

(2) In thousands of troy ounces. One troy ounce equals 31.103 grams.

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as the other information contained in this prospectus, in evaluating an investment in our American depositary shares. The risks described below are not the only ones facing our company. Additional risks may impair our business operations. Our business, results of operations or financial condition could be harmed if any of these risks materializes and, as a result, the trading price of the American depositary shares could decline and you could lose a substantial portion of your investment.

     We have included information in these risk factors concerning Brazil to the extent that information is publicly available to us. We believe this information is reliable, but we cannot guarantee that it is accurate.

RISKS RELATING TO BRAZIL

  THE BRAZILIAN GOVERNMENT HAS EXERCISED, AND CONTINUES TO EXERCISE, SIGNIFICANT INFLUENCE OVER THE BRAZILIAN ECONOMY. BRAZILIAN POLITICAL AND ECONOMIC CONDITIONS HAVE A DIRECT IMPACT ON OUR BUSINESS AND THE MARKET PRICE OF OUR SECURITIES.

     The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy. The Brazilian government's actions to control inflation and effect other policies have often involved wage and price controls, currency devaluations, capital controls and limits on imports, among other things. Our business, financial condition and results of operations may be adversely affected by changes in policy involving tariffs, exchange controls and other matters, as well as other factors outside of our control such as:

     - currency fluctuations,

     - inflation,

     - monetary policy and interest rates,

     - fiscal policy,

     - energy shortages, and

     - other political, social and economic developments in or affecting Brazil.

  INFLATION AND CERTAIN GOVERNMENT MEASURES TO CURB INFLATION MAY CONTRIBUTE SIGNIFICANTLY TO ECONOMIC UNCERTAINTY IN BRAZIL AND TO HEIGHTENED VOLATILITY IN THE BRAZILIAN SECURITIES MARKETS AND, CONSEQUENTLY, MAY ADVERSELY AFFECT THE MARKET VALUE OF OUR SECURITIES.

     Brazil has historically experienced extremely high rates of inflation. Since the introduction of the real in July 1994 under the Real Plan, Brazil's inflation rate has been substantially lower than in previous periods. Inflation, as measured by the Indice Geral de Precos -- Mercado, the general market price index in Brazil, or IGP-M, fell to 1.8% in 1998 before increasing to 20.1% in 1999 as a result of the devaluation of the real beginning in January 1999, and decreasing again to 10.4% in 2001. There can be no assurance that recent lower levels of inflation will continue. Future governmental actions, including actions to adjust the value of the real, may trigger increases in inflation. If Brazil experiences substantial inflation again in the future, our operating expenses and borrowing costs may increase, our operating and net margins may decrease and, if investor confidence decreases, the price of our securities may fall. For a more detailed discussion about inflation, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview -- Inflation."

     Inflation itself and governmental measures to combat inflation have had significant negative effects on the Brazilian economy. Since 1999, governmental actions to curb inflation have included interest rate increases and intervention in the foreign exchange market through the sale of U.S. dollars and government bonds linked to the U.S. dollar. These actions may adversely affect the market value of our securities.

  FLUCTUATIONS IN THE VALUE OF THE REAL AGAINST THE VALUE OF THE U.S. DOLLAR MAY RESULT IN UNCERTAINTY IN THE BRAZILIAN ECONOMY AND THE BRAZILIAN SECURITIES MARKET AND COULD LOWER THE MARKET VALUE OF OUR SECURITIES.

     The Brazilian currency has historically suffered frequent devaluations. In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods devaluations of the Brazilian currency generally have correlated with the rate of inflation in Brazil, devaluations over shorter periods have resulted in significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies.

     In 1999, the real devaluated 48% against the U.S. dollar, and in 2000 it devaluated 9%. During 2001, the real experienced a period of significant devaluation, in part due to the economic uncertainties in Argentina, the global economic slowdown and the energy crisis in Brazil. The real depreciated 18.7% against the U.S. dollar during 2001. There are no guarantees that the exchange rate between the real and the U.S. dollar will stabilize at current levels or that the real will appreciate against the U.S. dollar.

     Devaluations of the real relative to the U.S. dollar would reduce the U.S. dollar value of distributions and dividends on the American depositary shares and may also reduce the market value of our securities. Devaluations also create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the current account and the balance of payments, as well as dampen export-driven growth. For a more detailed discussion about the floating exchange rate and Brazilian government measures aimed at stabilizing the real, see "Exchange Rates."

  DEVELOPMENTS IN OTHER EMERGING MARKET COUNTRIES MAY AFFECT THE BRAZILIAN SECURITIES MARKETS.

     International investors generally consider Brazil to be an emerging market. As a result, economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies. Since the fourth quarter of 1997, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have declined significantly. For example, the Brazilian financial markets were adversely affected by the Asian financial crisis at the end of 1997 and the Russian financial crisis in 1998. After prolonged periods of recession, followed by political instability, Argentina in 2001 announced that it would not service its public sector debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade-old fixed dollar-peso exchange rate and created a floating exchange rate regime in January 2002. Since Argentina is an important trade partner of Brazil, the continuation of the Argentine crisis could affect the revenues and profitability of Brazilian companies with important ties to Argentina.

     The Argentine crisis may also affect the perception of risk in Brazil by foreign investors. The expectation of many that similar problems would follow in Brazil, which did increase volatility in the market prices for Brazilian securities in early 2001, has not materialized. Nonetheless, if events in Argentina continue to deteriorate, they may adversely affect our ability to borrow funds at an acceptable interest rate and raise equity capital when needed. Since approximately 66.4% of our long-term debt at September 30, 2001 is scheduled to mature in 2003 and 2004, these events could cause us to delay our capital expenditure plans and adversely affect the price of our securities.

  THE BRAZILIAN GOVERNMENT'S ENERGY RATIONING PROGRAM COULD ADVERSELY AFFECT US.

     We are a significant consumer of Brazil's electricity production, and accounted for 4.5% of total consumption in Brazil in 2000. Brazil faced a shortage of energy during the second half of 2001 as a result of increased demand due to economic growth, inadequate expansion of generation in past years and unfavorable hydrological conditions. In response, the Brazilian government imposed an energy rationing program to alleviate the energy shortage, which aimed to decrease energy consumption by at least 20%.

This program had a negative impact upon the country's economic performance and inflation levels. The required percentage of energy reduction, however, could be higher than 20% depending on the type of activity. Aluminum and ferro-alloy activities were categorized as electric-intensive activities and were required to decrease their energy consumption by 25%. As a result of this program, we had a temporary reduction of our aluminum and ferro-alloy production. By the end of 2001, climate conditions improved, reducing the immediate risk of energy shortages. Therefore, the Brazilian government eliminated the restrictions on the use of energy on March 1, 2002. However, there currently remain forecasted shortfalls in generation capacity.


     We are unable to assess the impact that the government rationing program or future energy shortages may have on our operations.


  YOU MAY NOT BE ABLE TO EFFECT SERVICE OF PROCESS UPON, OR TO ENFORCE JUDGMENTS AGAINST, US, OUR DIRECTORS AND EXECUTIVE OFFICERS OR THE SELLING SHAREHOLDERS.



     We and BNDES are organized under the laws of Brazil and substantially all of our assets and of BNDES' assets are located outside of the United States. The majority of our directors and executive officers and all of BNDES' directors and executive officers reside outside of the United States. As a result, it may be difficult for you to effect service of process upon us, BNDES or those persons in the United States or to enforce against us, BNDES or those persons judgments obtained in U.S. courts, including those based on the civil liability provisions of the federal securities laws of the United States.



     In addition, the Federative Republic of Brazil and BNDES, in its capacity as administrator of the National Privatization Fund, have not waived their sovereign immunity in connection with any action relating to the securities to be sold by the Federative Republic of Brazil, including any action arising out of or based on United States federal or state securities laws. As a result, it may not be possible for you to effect service of process in the United States upon Brazil, to obtain jurisdiction over Brazil or to enforce against Brazil judgments obtained in U.S. courts, including those based on the civil liability provisions of the federal securities laws of the United States.


RISKS RELATING TO OUR BUSINESSES

  DUE TO OUR DEPENDENCE ON THE GLOBAL STEEL INDUSTRY, ANY FLUCTUATIONS IN THE DEMAND FOR STEEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Sales prices and volumes in the worldwide iron ore mining industry depend on the prevailing and expected level of demand for iron ore in the world steel industry. The world steel industry is cyclical. A number of factors, the most significant of these being the prevailing level of worldwide demand for steel products, influence the world steel industry. During periods of sluggish or declining regional or world economic growth, demand for steel products generally decreases and leads to corresponding reductions in demand for iron ore. Global steel output in 2001 decreased by 0.68% to 823,937 tons from 829,609 tons produced during 2000. This may lead to decreases in the level of demand in the iron ore market and have an adverse effect on world contract prices and sales volumes for iron ore. Prolonged reductions or declines in world contract prices or sales volumes for iron ore would have a material adverse effect on our revenues. In addition, poor conditions in the global steel industry could result in the bankruptcy of some of our customers, which would increase our bad debt expenses.

  THE MINING INDUSTRY IS AN INTENSELY COMPETITIVE INDUSTRY, AND WE CANNOT ASSURE OUR ABILITY TO CONTINUE TO COMPETE EFFECTIVELY WITH OTHER MINING COMPANIES IN THE FUTURE.

     Intense competition characterizes the worldwide iron ore industry. We compete with a number of large mining companies, including international mining companies. Some of these competitors possess substantial iron ore mineral deposits at locations closer to our principal Asian and European customers and it is possible that competition from foreign or Brazilian iron ore producers in the future will result in our losing market share and revenues. Our gold, aluminum, manganese and other activities are also subject to intense competition.

  COMPETITION IN THE ENERGY GENERATION BUSINESS TENDS TO INTENSIFY.

     As a result of the Brazilian government's privatization and restructuring of the regulatory framework for the power industry, we expect an increase in competition in the generation of electricity, which could result in declining energy prices. Beginning on January 1, 2003, the provision of electricity services will be subject to further deregulation and competition may increase even further with the entry of new competitors. A sustained decrease in energy prices would lower the returns that we are expecting from our investments in the energy business.

  WE ARE SUBJECT TO CYCLICALITY AND PRICE VOLATILITY FOR IRON ORE, ALUMINUM AND OTHER MINERALS.

     Cyclical and other uncontrollable changes in world market prices affect our iron ore, aluminum, gold and other mining activities. In particular, aluminum and gold are sold in an active world market and traded on exchanges, such as the London Metals Exchange and the Commodity Exchange, Inc. Therefore, the prices for these metals are more volatile than iron and pellet prices, as they respond to daily changes in supply and demand. Prolonged declines in world market prices, in nominal and real terms, for our products would have a material adverse effect on our revenues.

  OUR MINING ACTIVITIES DEPEND ON AUTHORIZATIONS OF REGULATORY AGENCIES. CHANGES IN REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Our mining activities in Brazil depend on authorizations and concessions by regulatory agencies of the Brazilian government. Our exploration, mining and mineral processing activities are also subject to Brazilian laws and regulations which change from time to time. If these laws and regulations change in the future, modifications to our technologies and operations could be required, and we may be required to make unbudgeted capital expenditures which could lead to an increase in our borrowing costs. For a more detailed discussion about the authorizations and concessions by regulatory agencies of the Brazilian government upon which our mining activities depend, see "Business -- Regulatory Matters -- Mining."

  OUR ENERGY BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

     The Brazilian power generation business depends on concessions granted by the government and is regulated and supervised by the Brazilian electricity regulatory governmental agency, ANEEL. Given that Brazil may face future energy shortages like the one experienced in the second half of 2001, the Brazilian government has announced its intention to issue further regulations applicable to the power system. Changes in the laws, regulations or governmental policies regarding the power generation industry, the marketing of energy in the wholesale market or concession requirements could lower the returns we are expecting from our investments in this business. For more information on the regulations governing our energy business, see "Business -- Regulatory
Matters -- Energy."

  OUR OPERATIONS ARE ALSO REGULATED BY BRAZILIAN ENVIRONMENTAL LAWS. CHANGES TO THESE LAWS IN THE FUTURE MAY ADVERSELY AFFECT OUR MINING AND ENERGY BUSINESSES.

     Our operations often involve using, handling, disposing and discharging hazardous materials into the environment, or the use of natural resources, and are therefore subject to the environmental laws and regulations of Brazil. Environmental regulation in Brazil has become stricter in recent years, and it is possible that more regulation or more aggressive enforcement of existing regulations will adversely affect us through imposing restrictions on our activities, creating new requirements for the issuance or renewal of environmental licenses, raising our costs, or requiring us to engage in expensive reclamation efforts. We are currently a defendant in an action brought by the municipality of Itabira, which is in the state of Minas Gerais, on the basis of environmental laws. If we do not prevail in this lawsuit, we could incur a substantial expense. For more information on environmental laws and the legal challenges we face, see "Business -- Environmental Matters" and "Business -- Legal Proceedings."

  OUR RESERVE ESTIMATES MAY BE MATERIALLY DIFFERENT FROM MINERAL QUANTITIES THAT WE MAY ACTUALLY RECOVER AND MARKET PRICE FLUCTUATIONS AND CHANGES IN OPERATING AND CAPITAL COSTS MAY RENDER CERTAIN ORE RESERVES OR MINERAL DEPOSITS UNECONOMICAL TO MINE.

     Our reported ore reserves and mineral deposits are estimated quantities of ore and minerals that under present and anticipated conditions have the potential to be economically mined and processed by the extraction of their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including many factors beyond our control. In addition, reserve engineering is a subjective process of estimating underground deposits of minerals that cannot be measured in an exact manner and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Estimates of different engineers may vary and results of our mining and production subsequent to the date of an estimate may justify revision of estimates. Reserve estimates may require revision based on actual production experience and other factors. For example, fluctuations in the market price of metals, reduced recovery rates or increased production costs due to inflation or other factors may render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of reserves.

  WE FACE A NUMBER OF RISKS WHICH COULD LEAD TO ECONOMICALLY HARMFUL CONSEQUENCES TO US.

     Our businesses are generally subject to a number of risks and hazards, including:

     - industrial accidents,

     - labor disputes,

     - unexpected geological conditions,

     - slope failures,

     - environmental hazards,

     - electricity stoppages,

     - equipment or vessel failures, and

     - weather and other natural phenomena.

     These occurrences could result in damage to, or destruction of, mineral properties, production facilities, transportation facilities, equipment or vessels. They could also result in personal injury or death, environmental damage, waste of resources or intermediate products, delays or interruption in mining, production or transportation activities, monetary losses and possible legal liability. The insurance we maintain against these risks may not provide adequate coverage. Insurance against some risks (including liabilities for environmental pollution or certain hazards or interruption of certain business activities) may not be available at a reasonable cost or at all. Therefore, accidents or other negative developments involving our mining, production or transportation facilities could have a material adverse effect on our operations.

  OUR MINERAL EXPLORATION EFFORTS MAY NOT LEAD TO A REPLENISHMENT OF OUR GOLD RESERVES, WHICH COULD ADVERSELY AFFECT OUR MINING PROSPECTS.

     We engage in mineral exploration, principally related to copper and gold. Mineral exploration is highly speculative in nature, involves many risks and frequently is nonproductive. With respect to our gold operations, it is possible that our exploration programs will not result in the expansion or replacement of reserves depleted by current production. If we do not develop new reserves, we may not be able to sustain our current level of production beyond the remaining life of existing mines.

  EVEN IF WE DISCOVER MINERALS, WE REMAIN SUBJECT TO DRILLING AND PRODUCTION RISKS, WHICH COULD ADVERSELY AFFECT THE MINING PROCESS.

     Once we discover mineralization, it may take us a number of years from the initial phases of drilling until production is possible, during which the economic feasibility of production may change. It takes substantial time and expenditures to:

     - establish ore reserves through drilling,

     - determine appropriate metallurgical processes for optimizing the recovery of metal contained in ore,

     - obtain the ore or extract the metals from the ore, and

     - construct mining and processing facilities for greenfield properties.

     It is possible that a project will prove uneconomical by the time we are able to exploit it, in which case we may incur substantial write-offs.

  WE FACE RISING EXTRACTION COSTS AS OUR DEPOSITS DECREASE.

     Ore reserves gradually decrease in the ordinary course of a given mining operation. As reserves decrease, it becomes necessary for mining companies to use more expensive processes to extract remaining ore. As a result, mining companies, over time, usually experience rising unit extraction costs with respect to a particular mine. Several of our mines have operated for long periods, and we will likely experience rising extraction costs per unit in the future at these operations.

RISKS RELATING TO THE CVRD GROUP

  SOME OF OUR OPERATIONS DEPEND ON JOINT VENTURES AND COULD BE ADVERSELY AFFECTED IF OUR JOINT VENTURE PARTNERS DO NOT OBSERVE THEIR COMMITMENTS.

     We currently operate important parts of our pelletizing, copper exploration, logistics, energy, and aluminum businesses through joint ventures with other companies. Our forecasts and plans for these joint ventures assume that our joint venture partners will fulfill their obligations to contribute capital, purchase products and, in some cases, provide managerial talent. If any of our joint venture partners does not observe its commitments, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that we would have to increase the level of our investment to give effect to these plans. For more information on our joint ventures, see "Business -- Our Lines of Business -- Ferrous Minerals -- Pellets,"
"Business -- Our Lines of Business -- Non-Ferrous Minerals -- Current Copper Prospects," "Business -- Our Lines of Business -- Logistics" and
"Business -- Our Lines of Business -- Holdings -- Aluminum Business."

  OUR ALBRAS JOINT VENTURE IS SUBJECT TO SUBSTANTIAL ELECTRICITY COST INCREASES.

     Electricity costs are a significant component of the cost of producing aluminum. Our aluminum plant, Albras -- Aluminio Brasileiro S.A., or Albras, obtains electric power at competitive rates from Eletronorte, a state-owned electric power utility. The contract through which Albras purchases electricity from this utility expires in 2004. It is not likely that Albras will continue to benefit from below-market electricity costs following expiration of the contract. Albras is currently trying to negotiate a new contract and is examining other alternatives. We cannot predict the impact that this will have on Albras's cost structure.

  AN ELECTRICITY STOPPAGE THAT AFFECTS OUR ALUMINUM OPERATIONS COULD CAUSE SUBSTANTIAL DAMAGE.

     A single 300-kilometer power line supplies electricity to Albras. Any interruption in the supply of electrical power to Albras lasting longer than six hours can cause substantial damage to cells at the Albras facility. Cells are equipment used in the process of transforming alumina into aluminum. Cells will cool off if they are deprived of energy for six consecutive hours and may experience serious damage as a result of the cooling off process. Albras experienced an outage of four hours and several outages of less than one hour in 1996 because of a faulty Tucurui substation, which has since been repaired. Interruptions in the supply of electricity to Albras lasting more than six hours may occur in the future.

  WE ARE VULNERABLE TO ADVERSE DEVELOPMENTS AFFECTING OTHER ECONOMIES.

     In the first nine months of 2001, 9.7% of our consolidated gross operating revenues were attributable to sales to Japanese customers, 14.2% were attributable to sales to other Asian customers and 25.9% were attributable to sales to European customers. A number of important Asian economies, including Japan and South Korea, have experienced difficulties in recent periods. Continuing economic difficulties in the Asian market could reduce local demand for iron ore and pellets, which, in turn, could have a material adverse effect on us. Asian economies could be harmed by a weak U.S. economy, and a slow U.S. economy could have an adverse effect on the European economy. A weakened economy in Asia or Europe could reduce demand for our products in our primary markets.

  OUR PRINCIPAL SHAREHOLDER AND THE BRAZILIAN GOVERNMENT COULD HAVE A GREAT DEAL OF INFLUENCE ON OUR COMPANY.


     Valepar, our principal shareholder, currently owns 43.0% of our outstanding common stock and 27.5% of our total outstanding capital. Litel Participacoes S.A. holds 42% of Valepar's stock and directly owns 10% of our outstanding common shares. For a description of our share ownership, see "Major and Selling Shareholders." As a result of their stock ownership, Valepar and Litel have significant influence in determining the outcome of any action requiring shareholder approval, such as the election of our directors. BNDESPAR, a wholly-owned subsidiary of BNDES, has a golden share in Valepar, giving the Brazilian government special voting rights over certain actions of Valepar. Further, the Brazilian government, in addition to its ownership stake in us, owns a golden share in us, which gives it veto powers over certain actions that we could propose to take. For a detailed description of the veto powers granted to the Brazilian government by virtue of its ownership of this golden share, see "Description of Capital Stock -- General."



  OUR RISK MANAGEMENT STRATEGY MAY NOT BE EFFECTIVE.


     We are exposed to fluctuations in interest rates, foreign currency exchange rates, and commodity prices relating to our iron ore, aluminum and gold production. In order to partially protect ourselves against unusual market volatility, we periodically enter into hedging transactions to manage these risks. We do not hedge risks relating to iron ore price fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk." However, our hedging strategy may not be successful in minimizing our exposure to these fluctuations. In addition, to the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase.

RISKS RELATING TO THE AMERICAN DEPOSITARY SHARES

  RESTRICTIONS ON THE MOVEMENT OF CAPITAL OUT OF BRAZIL MAY HINDER YOUR ABILITY TO RECEIVE DIVIDENDS AND DISTRIBUTIONS ON AMERICAN DEPOSITARY SHARES, AND THE PROCEEDS FROM ANY SALE OF AMERICAN DEPOSITARY SHARES.

     From time to time the Brazilian government may impose restrictions on capital outflow that would hinder or prevent the custodian who acts on behalf of the depositary for the American depositary shares from converting proceeds from the common shares underlying the American depositary shares into U.S. dollars and remitting those proceeds abroad. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil's balance of payments or reasons to foresee a serious imbalance.

     The Brazilian government imposed remittance restrictions for approximately six months in 1989 and early 1990. If enacted, similar restrictions would hinder or prevent the conversion of dividends, distributions or the proceeds from any sale of common shares from reais into U.S. dollars and the remittance of the U.S. dollars abroad. In such a case, the custodian, acting on behalf of the depositary, will hold the reais it cannot convert for the account of the holders of American depositary receipts who have not been paid. The depositary will not invest the reais and will not be liable for interest on those amounts. Furthermore, any reais so held will be subject to devaluation risk.

  IF YOU EXCHANGE OUR AMERICAN DEPOSITARY SHARES FOR COMMON SHARES, YOU RISK LOSING THE ABILITY TO REMIT FOREIGN CURRENCY ABROAD AND BRAZILIAN TAX ADVANTAGES.

     The Brazilian custodian for the common shares will obtain a certificate of registration from the Central Bank of Brazil to be entitled to remit U.S. dollars abroad for payments of dividends and other distributions relating to the common shares or upon the disposition of the common shares. If you decide to exchange your American depositary shares for the underlying common shares, you will be entitled to continue to rely, for five business days from the date of exchange, on the custodian's certificate of registration. Thereafter, you may not be able to obtain and remit U.S. dollars abroad upon the disposition of, or distributions relating to, the common shares unless you obtain your own certificate of registration by registering your investment in the common shares under Law No. 4,131 or Resolution No. 2,689 of the National Monetary Council, which entitles foreign investors to buy and sell securities on the Sao Paulo stock exchange. For more information regarding these exchange controls, see "Market Information -- Exchange Controls and Other Limitations Affecting Security Holders." If you attempt to obtain your own certificate of registration, you may incur expenses or suffer delays in the application process, which could delay your ability to receive dividends or distributions relating to the common shares or the return of your capital in a timely manner. We cannot assure you that the custodian's certificate of registration or any certificate of foreign capital registration obtained by you will not be affected by future legislative changes, or that additional restrictions applicable to you, the disposition of the underlying common shares or the repatriation of the proceeds from disposition will not be imposed in the future.

  BECAUSE WE ARE NOT OBLIGATED TO FILE A REGISTRATION STATEMENT WITH RESPECT TO PREEMPTIVE RIGHTS RELATING TO OUR COMMON SHARES, YOU MIGHT BE UNABLE TO EXERCISE THOSE PREEMPTIVE RIGHTS.

     Holders of American depositary receipts that are residents of the United States may not be able to exercise preemptive rights, or exercise other types of rights, with respect to the common shares. Your ability to exercise preemptive rights is not assured unless a registration statement is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement relating to preemptive rights with respect to the common shares and we cannot assure you that we will file any registration statement. If a registration statement is not filed and an exemption from registration does not exist, JPMorgan Chase Bank, as depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the proceeds of the sale. However, the preemptive rights will expire if the depositary cannot sell them. For a more complete description of preemptive rights with respect to the common shares, see "Description of Capital Stock -- Preemptive Rights."

  HOLDERS OF OUR AMERICAN DEPOSITARY RECEIPTS MAY ENCOUNTER DIFFICULTIES IN THE EXERCISE OF VOTING RIGHTS.

     You may encounter difficulties in the exercise of some of your rights as a shareholder if you hold our American depositary shares rather than common shares. For example, under some circumstances, such as our failure to provide the depositary with voting materials on a timely basis, you may not be able to vote by giving instructions to the depositary on how to vote for you. For a detailed description of your rights as an American depositary receipt holder, see "Description of American Depositary Shares."

                           FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. Many of the forward looking statements contained in this prospectus are identified by the use of forward-looking words such as "anticipate," "believe," "could," "expect," "should," "plan," "estimate," and "potential," among others. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to:

     - our direction and future operations,

     - the implementation of our principal operating strategies, including our potential participation in privatization, acquisition or joint venture transactions or other investment opportunities,

     - our divestiture plans,

     - the implementation of our financing strategy and capital expenditure plans,

     - the exploration of mineral reserves and development of mining facilities,

     - depletion and exhaustion of mines and mineral reserves,

     - the declaration or payment of dividends,

     - other factors or trends affecting our financial condition or results of operations, and

     - the factors discussed under "Risk Factors" beginning on page 10.

     We caution that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors, including competition in the iron ore industry, the cyclicality and price volatility of our business, the instability of the real and global economic conditions. The information in this prospectus identifies important factors that could cause these differences.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of American depositary shares or common shares offered by the selling shareholders in this offering.

                               MARKET INFORMATION

GENERAL

     Our publicly traded share capital consists of common shares and preferred shares, each without par value. Our common shares and our preferred shares are publicly traded in Brazil on the Sao Paulo stock exchange, known as BOVESPA, under the ticker symbols VALE3, and VALE5, respectively. Our preferred shares also trade on the LATIBEX, under the ticker symbol XVALP. The LATIBEX is an electronic market created in 1999 by the Madrid stock exchange in order to enable trading of Latin American equity securities in euro denomination.


     Our American depositary shares (each representing one common share) offered in this offering have been approved for listing on the New York Stock Exchange under the symbol "RIO," subject to official notice of issuance.


     Our preferred American depositary shares, each representing one preferred share, have traded on the New York Stock Exchange since June 2000, under the ticker symbol RIOPR. Prior to June 20, 2000, the preferred American depositary shares traded in the over-the-counter market. JPMorgan Chase Bank serves as the depositary for the preferred American depositary shares. At December 31, 2001, there were 57,754,261 preferred American depositary shares outstanding, representing 41.7% of our preferred shares or 14.9% of our total share capital.

     The table below shows the geographic distribution of our share ownership based on information available to us at December 31, 2001.

                                                     COMMON       PREFERRED     VOTING    ECONOMIC
                                                     SHARES        SHARES      INTEREST   INTEREST
                                                   -----------   -----------   --------   --------
Brazilian residents..............................  244,517,906    43,847,940     97.8%      31.6%
U.S. residents(1)................................    2,918,053    79,979,085      1.2       57.7
Other............................................    2,547,184    14,748,888      1.0       10.6
                                                   -----------   -----------     ----       ----
Total............................................  249,983,143   138,575,913      100%       100%
                                                   ===========   ===========     ====       ====

---------------

(1) Includes the depositary for our preferred American depositary shares.

MARKET PRICE INFORMATION


     The table below sets forth trading information for our preferred shares and our common shares, as reported by BOVESPA, and for our preferred American depositary shares, as reported by the New York Stock Exchange (and for periods prior to June 2000, reported by the National Quotations Bureau, Inc.) for the periods indicated.


                                                                                                      U.S. DOLLARS PER
                           REAIS PER       AVERAGE DAILY    REAIS PER PREFERRED    AVERAGE DAILY     PREFERRED AMERICAN
                         COMMON SHARE      TRADING VOLUME      CLASS A SHARE       TRADING VOLUME     DEPOSITARY SHARE
                       -----------------   OF OUR COMMON    -------------------   OF OUR PREFERRED   -------------------
                        HIGH       LOW         SHARES         HIGH       LOW       CLASS A SHARES      HIGH       LOW
                       -------   -------   --------------   --------   --------   ----------------   --------   --------
1997.................  R$33.00   R$17.00       17,227       R$31.50    R$18.40         549,491       US$28.51   US$16.87
1998.................   27.00     10.00        17,552         29.10      13.00         443,502         25.13      11.38
1999.................   42.00      9.80        47,102         50.00      13.80         432,848         26.50      10.87
2000.................   52.40     33.00        27,401         59.00      38.82         384,018         33.13      19.75
2001.................   55.00     42.70        51,185         58.70      44.00         388,551         26.98      18.65
1Q00.................   52.40     33.00        29,777         59.00      42.00         399,410         33.13      22.75
2Q00.................   46.00     35.00        34,885         53.50      40.01         360,174         29.00      22.62
3Q00.................   49.00     41.21        23,131         54.00      44.97         374,269         29.75      24.44
4Q00.................   46.50     37.00        21,767         47.80      38.82         403,152         25.56      19.75
1Q01.................   51.00     42.70        31,636         53.60      44.00         382,541         26.98      23.05
2Q01.................   54.00     46.50        30,760         58.60      49.05         350,103         25.70      22.05
3Q01.................   55.00     46.40       101,921         55.00      45.50         426,802         23.15      18.65

                         AVERAGE DAILY
                        TRADING VOLUME
                       OF OUR PREFERRED
                           AMERICAN
                       DEPOSITARY SHARES
                       -----------------
1997.................        284,210
1998.................        359,076
1999.................        358,157
2000.................        268,654
2001.................        243,240
1Q00.................        496,090
2Q00.................        164,398
3Q00.................        125,397
4Q00.................        288,732
1Q01.................        311,879
2Q01.................        186,697
3Q01.................        215,020

                                                                                                      U.S. DOLLARS PER
                           REAIS PER       AVERAGE DAILY    REAIS PER PREFERRED    AVERAGE DAILY     PREFERRED AMERICAN
                         COMMON SHARE      TRADING VOLUME      CLASS A SHARE       TRADING VOLUME     DEPOSITARY SHARE
                       -----------------   OF OUR COMMON    -------------------   OF OUR PREFERRED   -------------------
                        HIGH       LOW         SHARES         HIGH       LOW       CLASS A SHARES      HIGH       LOW
                       -------   -------   --------------   --------   --------   ----------------   --------   --------
4Q01.................   54.00     47.00        38,892         58.70      49.60         394,228         23.61      19.00
August 2001..........   53.99     50.80        24,635         52.88      51.01         296,417         21.25      20.11
September 2001.......   52.50     46.40        75,395         53.79      45.50         534,632         20.11      18.65
October 2001.........   54.00     50.60        33,441         56.40      51.40         438,423         20.92      19.00
November 2001........   53.60     47.00        38,155         58.70      49.60         360,900         22.65      20.20
December 2001........   53.40     48.00        46,372         55.00      51.48         377,244         23.61      21.35
January 2002.........   55.40     50.00        21,686         56.50      50.70         349,095         23.45      21.52
February 2002........   62.50     52.01       122,022         61.49      52.60         489,544         25.45      22.40

                         AVERAGE DAILY
                        TRADING VOLUME
                       OF OUR PREFERRED
                           AMERICAN
                       DEPOSITARY SHARES
                       -----------------
4Q01.................        258,419
August 2001..........        119,026
September 2001.......        393,673
October 2001.........        399,187
November 2001........        203,033
December 2001........        154,690
January 2002.........        206,805
February 2002........        391,053


REGULATION OF THE BRAZILIAN SECURITIES MARKETS

     The Brazilian securities markets are regulated by Comissao de Valores Mobiliarios, or CVM, the Brazilian securities commission, which has regulatory authority over stock exchanges and securities markets generally, and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions.

     Under the Brazilian Corporation Law, a company is either public, a companhia aberta, or private, a companhia fechada. All public companies, including us, are registered with the CVM and are subject to reporting requirements. Our shares are listed and traded on BOVESPA and may be traded privately subject to limitations.

     We have the option to ask that trading in our securities on BOVESPA be suspended in anticipation of a material announcement. Trading may also be suspended on the initiative of BOVESPA or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries of the CVM or the BOVESPA.

     The Brazilian securities laws and the Brazilian Corporation Law provide for, among other things, disclosure requirements, restrictions on insider trading and price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in other jurisdictions.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     There are no restrictions on ownership of our capital stock by individuals or legal entities domiciled outside Brazil. Foreign investors may register their investment under Law No. 4,131 of September 3, 1962 or Resolution No. 2,689 of January 26, 2000 of the National Monetary Council. Registration under Law No. 4,131 or under Resolution No. 2,689 generally enables foreign investors to convert into foreign currency dividends, other distributions and sales proceeds received in connection with registered investments and to remit such amounts abroad. Resolution No. 2,689 affords favorable tax treatment to foreign investors who are not resident in a tax haven jurisdiction as defined by Brazilian tax laws (i.e., a country that does not impose taxes or where the maximum income tax rate is lower than 20%).

     Under Resolution No. 2,689, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

     Under Resolution No. 2,689, a foreign investor must:

     - appoint at least one representative in Brazil, with powers to perform actions relating to its investment,

     - appoint an authorized custodian in Brazil for its investment,

     - register as a foreign investor with the CVM, and

     - register its foreign investment with the Central Bank.

     Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition securities trading is restricted to transactions carried out on the Sao Paulo stock exchange or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

     Resolution No. 1,927 of the National Monetary Council, which is the restated and amended Annex V to Resolution No. 1,289, or the Annex V Regulations, provides for the issuance of depositary shares in foreign markets in respect of shares of Brazilian issuers. The proceeds from the sale of American depositary shares by holders of American depositary receipts outside Brazil are free of Brazilian foreign investment controls and holders of the American depositary receipts who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment.

     The right to convert dividend payments and proceeds from the sale of our capital stock into foreign currency and to remit these amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the common shares represented by American depositary shares, or holders who have exchanged American depositary shares for common shares from converting dividends, distributions or the proceeds from any sale of common shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to grant any required government approval for conversions of Brazilian currency payments and remittances abroad of amounts owed to holders of American depositary shares could adversely affect holders of American depositary receipts.

     The custodian will obtain a certificate of registration in the name of JPMorgan Chase Bank, the depositary. Pursuant to the certificate, the custodian and the depositary are able to convert dividends and other distributions with respect to the common shares represented by American depositary shares into foreign currency and to remit the proceeds outside Brazil. In the event that a holder exchanges American depositary shares for common shares, the holder will be entitled to rely on the custodian's certificate of registration for five business days after the exchange. After that, the holder must seek to obtain its own certificate of registration by registering its investment directly with the Central Bank under Law No. 4,131 or Resolution No. 2,689. Thereafter, unless the holder has registered its investment with the Central Bank, the holder may not convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, the common shares. The holder generally will be subject to less favorable Brazilian tax treatment than a holder of American depositary shares. For a more detailed description of Brazilian tax treatment of holders of American depositary receipts as compared to holders of our common shares, see "Taxation -- Brazilian Tax Considerations."

                                DIVIDEND POLICY

     Under the Brazilian Corporation Law, shareholders are generally entitled to receive an annual mandatory dividend set forth in the company's by-laws, which may not be lower than 25% of adjusted net income for the relevant year, calculated in accordance with the Brazilian Corporation Law. Accordingly, our by-laws prescribe that we must distribute to our shareholders an amount equal to not less than 25% of the amount of profits available for distribution with respect to each fiscal year, unless the board of directors advises our shareholders at the general shareholders' meeting that payment of the required distributions for the preceding fiscal year is inadvisable in light of our financial condition. The fiscal council must review any such determination and report to the shareholders and to the CVM. The shareholders must also approve the recommendation of the board of directors with respect to any required distributions. To date, our board of directors has never determined that a payment of the required distribution amount was inadvisable.

     In addition to any required distributions, the board of directors may recommend to the shareholders the payment of distributions from other funds that are legally available.

     Since our privatization in 1997, and following a recommendation from Valepar, our principal shareholder, we have distributed a dividend equal to at least 50% of the amount of profits available for distribution with respect to each fiscal year.

     Holders of preferred class A shares and the golden share are entitled to receive an amount equal to 6% of their pro rata share of our paid-in capital prior to any distribution to holders of preferred class B shares, if any are issued, or to holders of common shares. Holders of preferred class B shares, if any are issued, are entitled to receive an amount equal to 6% of their pro rata share of our paid-in capital prior to any distribution to holders of common shares and to any additional distribution to holders of preferred class A shares and the golden share. After holders of common shares receive distributions per share in an amount equal to the preferential dividend of holders of preferred shares, all holders of shares receive the same additional distribution amount per share.

     Since our privatization, we have had sufficient distributable amounts to be able to distribute equal amounts to both common and preferred shareholders. For a discussion on our preferred class A and preferred class B shares, see "Description of Capital Stock."


     According to Law No. 10,303, the recently enacted law that amended the Brazilian Corporation Law, we may be required to amend our by-laws in order to modify the rights granted to holders of preferred shares. For a detailed description of this requirement, see "Description of the Capital Stock -- New Provisions in the Brazilian Corporation Law."


     We may make distributions either in the form of dividends or in the form of interest on shareholders' equity. Dividends with respect to the American depositary shares, and to non-resident holders of common shares, will not be subject to Brazilian withholding tax, except for dividends declared based on profits generated prior to December 31, 1995. These dividends will be subject to a 15% Brazilian withholding tax. Distributions of interest on shareholders' equity to shareholders, including holders of American depositary receipts, are currently subject to Brazilian withholding tax of 15%. We pay distributions in Brazilian currency.

     We are required to hold an annual shareholders' meeting by April 30 of each year at which an annual dividend may be declared. Additionally, our board of directors may declare interim dividends. Under the Brazilian Corporation Law, dividends are generally required to be paid to the holder of record on a dividend declaration date within 60 days following the date the dividend was declared, unless a shareholders' resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends (or payments of interest on shareholders' equity) in respect of its shares, after which we will have no liability for such payments. Since 1997, all cash distributions we have made have been in the form of interest on shareholders' equity.

     We will make cash distributions on common shares underlying the American depositary shares in Brazilian currency to the custodian on behalf of the depositary. The custodian will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of American depositary receipts. Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of the American depositary receipts, will not be subject to Brazilian withholding tax. For more information on Brazilian tax policies regarding dividend distributions, see "Taxation -- Brazilian Tax Considerations."


     The table below sets forth the dollar equivalent of cash distributions we paid to holders of common shares and preferred shares for the periods indicated. For your convenience, we have calculated U.S. dollar conversions using both the commercial market rate in effect on the date of payment and the exchange rate at March 11, 2002 of R$2.3487 per US$1.00. We stated amounts gross of any applicable withholding tax.



                                                                    U.S. DOLLARS     U.S. DOLLARS
                                                                    PER SHARE AT     PER SHARE AT
YEAR   PAYMENT DATE                                                 PAYMENT DATE   FEBRUARY 25, 2002
----   ------------                                                 ------------   -----------------
1997   May 30....................................................     0.48                 0.21
       September 2...............................................     0.30                 0.14
1998   May 8.....................................................     0.88                 0.43
       August 31.................................................     0.64                 0.32
1999   January 15................................................     0.44                 0.28
       March 31..................................................     0.29                 0.21
       August 20.................................................     0.57                 0.47
2000   March 1...................................................     0.66                 0.50
2001   February 20...............................................     1.66                 1.42
2001   December 10...............................................     0.98                 0.98

                                 EXCHANGE RATES

     There are two principal foreign exchange markets in Brazil:

     - the commercial rate exchange market, and

     - the floating rate exchange market.

     Most trade and financial foreign-exchange transactions are carried out on the commercial rate exchange market. These transactions include the purchase or sale of shares or the payment of dividends or interest with respect to shares. Foreign currencies may only be purchased through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention. In 1999, the Central Bank unified the exchange positions of the Brazilian banks in the floating rate exchange market and commercial exchange market, which led to a convergence in the pricing and liquidity of both markets. Since February 1, 1999, the floating market rate has been the same as the commercial market rate. However, there is no guarantee that the rates will continue to be the same in the future. Despite the convergence in the pricing and liquidity of both markets, each market continues to be regulated differently.

     From its introduction on July 1, 1994 through March 1995, the real appreciated against the U.S. dollar. In 1995, the Central Bank announced that it would intervene in the market and buy or sell U.S. dollars, establishing a band in which the exchange rate between the real and the U.S. dollar could fluctuate. This policy resulted in a gradual devaluation of the real relative to the U.S. dollar. On January 13, 1999, the band was set between R$1.20 and R$1.32 per US$1.00. Two days later, on January 15, 1999, due to market pressures, the Central Bank abolished the band system and allowed the real/U.S. dollar exchange rate to float freely. As a result, the exchange rate dropped to R$2.1647 per US$1.00 on March 3, 1999. Since then, the real/U.S. dollar exchange rate has been established by the interbank market, and has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. It is not possible to predict whether the Central Bank will continue to let the real float freely or whether the real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government's exchange rate policies may have on us. The Brazilian government could impose a band system in the future or the real could devalue or appreciate substantially. For more information on these risks, see "Risk Factors -- Risks Relating to Brazil."

     The following table sets forth the commercial selling rate, expressed in reais per U.S. dollar (R$/ US$) for the periods indicated.


                                                                       AVERAGE FOR
                                                          PERIOD-END     PERIOD       LOW    HIGH
                                                          ----------   -----------   -----   -----
YEAR ENDED
December 31, 1997.......................................    1.116         1.088(1)   1.040   1.116
December 31, 1998.......................................    1.209         1.168(1)   1.117   1.209
December 31, 1999.......................................    1.789         1.851(1)   1.208   2.165
December 31, 2000.......................................    1.955         1.835(1)   1.723   1.985
December 31, 2001.......................................    2.320         2.353(1)   1.936   2.801
MONTH ENDED
September 30, 2001......................................    2.671         2.678(2)   2.559   2.801
October 31, 2001........................................    2.707         2.735(2)   2.687   2.783
November 30, 2001.......................................    2.529         2.571(2)   2.460   2.682
December 31, 2001.......................................    2.320         2.380(2)   2.293   2.467
January 31, 2002........................................    2.418         2.366(2)   2.293   2.438
February 28, 2002.......................................    2.348         2.409(2)   2.348   2.469


---------------
(1) Average of the rates on the last day of each month in the period.

(2) Average of the high and low exchange rates for each month.

Source: Central Bank.


     On March 11, 2002, the commercial selling rate was R$2.3487 per US $1.00.

                                 CAPITALIZATION

     The table below sets forth our current liabilities and capitalization at September 30, 2001. You should read the table together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. The sale of common shares, either directly or in the form of American depositary shares, in this offering by the selling shareholders will not change our capitalization.

                                                               AT SEPTEMBER 30,
                                                                     2001
                                                               ----------------
                                                               (IN MILLIONS OF
                                                                     US$)
Current liabilities:
  Current portion of long-term debt.........................       US$  260
  Short-term debt...........................................            649
  Other.....................................................          1,266
                                                                   --------
          Total current liabilities.........................          2,175
                                                                   --------
Long-term liabilities:
  Long-term debt:
     Secured(1).............................................            495
     Unsecured..............................................          1,616
                                                                   --------
          Total long-term debt..............................          2,111
  Loans from related parties................................              4
  Other.....................................................            753
                                                                   --------
          Total long-term liabilities.......................          2,868
                                                                   --------
Minority interest...........................................              8
                                                                   --------
Shareholders' equity:
  Preferred shares -- 600,000,000 shares authorized and
     138,575,913 issued.....................................            820
  Common shares -- 300,000,000 shares authorized and
     249,983,143 issued.....................................          1,479
  Treasury shares -- 4,249,970 common and 91 preferred
     shares.................................................            (79)
Additional paid-in capital..................................            498
Retained earnings:
  Appropriated..............................................          2,321
  Unappropriated............................................          2,473
Other cumulative comprehensive income.......................         (3,889)
                                                                   --------
          Total shareholders' equity........................          3,613
                                                                   --------
          Total capitalization..............................       US$8,664
                                                                   ========

---------------


(1) We issued approximately US$300 million in debt during the first quarter of 2002, which matures in 2007.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below present selected consolidated financial and operating data at and for the periods indicated. The data at and for the five years ended December 31, 2000 has been derived from our consolidated financial statements, which were audited by PricewaterhouseCoopers Auditores Independentes. The data at and for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited interim financial statements, included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2001. The data at and for the five years ended December 31, 2000 and at and for the nine months ended September 30, 2001 and 2000 have been restated to reflect the accounting changes described in notes 21 and 19 to our consolidated financial statements and our unaudited interim financial statements, respectively. You should read the information below in conjunction with our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus, as well as "Presentation of Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                             FOR THE NINE MONTHS
                                                             FOR THE YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------   ---------------------
                                                  1996        1997        1998        1999        2000        2000        2001
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                              (IN MILLIONS OF US$)
STATEMENT OF INCOME DATA
Net operating revenues........................  US$ 3,585   US$ 3,748   US$ 3,553   US$ 3,076   US$ 3,935   US$ 2,996   US$ 2,997
Cost of products and services.................     (2,724)     (2,653)     (2,272)     (1,806)     (2,429)     (1,865)     (1,715)
Selling, general and administrative
  expenses....................................       (245)       (207)       (171)       (138)       (225)       (140)       (188)
Research and development......................        (59)        (51)        (48)        (27)        (48)        (34)        (31)
Employee profit sharing plan..................        (51)        (46)        (29)        (24)        (29)        (31)        (21)
Banco Nacional de Desenvolvimento Economico e
  Social (BNDES) -- cost reimbursement under
  Mineral Risk Contract.......................         --          37          --          --          --          --          --
Restructuring costs...........................         --         (87)         (9)         --          --          --          --
Other income (expenses).......................         40        (104)       (170)       (161)       (220)       (231)       (335)
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating income..............................        546         637         854         920         984         695         707
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Non-operating income (expenses):
  Financial income............................        167         235         394         200         208         136          80
  Financial expenses..........................       (230)       (238)       (243)       (233)       (315)       (204)       (240)
  Foreign exchange and monetary gain (loss)...         15          15        (108)       (213)       (142)        (10)       (700)
  Gain on sale of investments.................         --          --          --          --          --          54         784
  Translation gain (loss).....................         (1)         (8)         --          --          --          --          --
  Other.......................................        (56)        (12)         (5)         (4)         (4)        (11)        (43)
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     (105)         (8)         38        (250)       (253)        (35)       (119)
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes, equity results,
  minority interests and extraordinary
  items.......................................        441         629         892         670         731         660         588
Income taxes benefit (charge).................         43         (32)         --         (33)         32           1          43
Equity in results of affiliates and joint
  ventures....................................        115         155          80          41         260         187          (8)
Change in provision for losses and write-downs
  on equity investments.......................        (21)        (59)       (273)       (268)         62          53         (45)
Minority interests............................         (4)         (2)         (1)          2           1          --           7
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before extraordinary items.............        574         691         698         412       1,086         901         585
Extraordinary items (net of taxes)(1).........         --        (372)         --          --          --          --          --
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income....................................  US$   574   US$   319   US$   698   US$   412   US$ 1,086   US$   901   US$   585
                                                =========   =========   =========   =========   =========   =========   =========
Total cash distributions......................  US$   146   US$   302   US$   607   US$   452   US$   246   US$   246   US$   639

---------------

(1) Extraordinary items in 1997 relate to transactions in connection with the first step of our privatization.

                                                                                                       FOR THE NINE MONTHS
                                                   FOR THE YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                    --------------------------------------------------------------   -----------------------
                                       1996         1997         1998         1999         2000         2000         2001
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                       (IN US$ EXCEPT RECORDED DIVIDENDS AND INTEREST ON
                                                       SHAREHOLDERS' EQUITY PER SHARE AND SHARE NUMBERS)
PER SHARE DATA
  Basic earnings per common and
    preferred share(2):
  Income before extraordinary
    items.........................  US$   1.48   US$   1.06   US$   1.80   US$   1.07   US$   2.82   US$   2.34   US$   1.52
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Extraordinary items.............          --        (0.96)          --           --           --           --           --
  Net income......................  US$   1.48   US$   0.10   US$   1.80   US$   1.07   US$   2.82   US$   2.34   US$   1.52
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========
Recorded dividends and interest on
  shareholders' equity per share
  in US$(3).......................  US$   0.64   US$   1.20   US$   1.58   US$   1.28   US$   1.70   US$   1.11   US$   1.72
Recorded dividends and interest on
  shareholders' equity per share
  in Brazilian reais(3)...........  R$    0.67   R$    1.33   R$    1.86   R$    2.28   R$    3.33   R$    2.04   R$    4.61
Weighted average number of shares
  outstanding (in thousands):
  Common shares...................     249,983      249,983      249,983      249,983      249,983      249,983      249,864
  Preferred shares(2).............     138,576      138,563      137,965      134,917      134,917      134,917      135,042
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total.........................     388,559      388,546      387,948      384,900      384,900      384,900      384,906
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                                   AT DECEMBER 31,                        AT SEPTEMBER 30,
                                               -------------------------------------------------------   -------------------
                                                 1996        1997        1998        1999       2000       2000       2001
                                               ---------   ---------   ---------   --------   --------   --------   --------
                                                                           (IN MILLIONS OF US$)
BALANCE SHEET DATA
Current assets...............................   US$2,469    US$2,603    US$2,845   US$2,490   US$2,502   US$2,318   US$2,995
Property, plant and equipment, net...........      5,451       5,557       5,261      3,943      3,955      4,024      3,320
Investments in affiliated companies and joint
  ventures and other investments.............      1,714       1,666       1,557      1,203      1,795      1,709        818
Other assets.................................      1,580       1,791       1,385      1,052      1,543      1,531      1,531
                                               ---------   ---------   ---------   --------   --------   --------   --------
    Total assets.............................     11,214      11,617      11,048      8,688      9,795      9,582      8,664
                                               =========   =========   =========   ========   ========   ========   ========
Current liabilities..........................      1,846       2,057       2,030      2,072      2,136      2,169      2,175
Long-term liabilities........................      1,099       1,157       1,169        601      1,061        975        757
Long-term debt(4)............................      1,256       1,428       1,389      1,321      2,020      1,525      2,111
Minority interest............................         71          69          68          3          9         26          8
                                               ---------   ---------   ---------   --------   --------   --------   --------
    Total liabilities........................      4,272       4,711       4,656      3,997      5,226      4,695      5,051
                                               ---------   ---------   ---------   --------   --------   --------   --------
Stockholders' equity:
  Capital stock..............................      1,313       1,288       1,740      1,927      1,927      1,927      2,220
  Additional paid-in capital.................        180         498         498        498        498        498        498
  Reserves and retained earnings.............      5,449       5,120       4,154      2,266      2,144      2,462        895
                                               ---------   ---------   ---------   --------   --------   --------   --------
    Total stockholders' equity...............   US$6,942    US$6,906    US$6,392   US$4,691   US$4,569   US$4,887   US$3,613
                                               ---------   ---------   ---------   --------   --------   --------   --------
    Total liabilities and stockholders'
      equity.................................  US$11,214   US$11,617   US$11,048   US$8,688   US$9,795   US$9,582   US$8,664
                                               =========   =========   =========   ========   ========   ========   ========

---------------

(2) Each American depositary share represents one common share and each preferred American depositary share represents one preferred share.

(3) Since 1997, all distributions have been in the form of interest on shareholders' equity.

(4) Excludes current portion. At December 31, 2000, we had extended guarantees for borrowings of joint ventures and affiliated companies in an aggregate amount of US$788 million. These contingent liabilities do not appear on the face of our consolidated balance sheets, but appear in note 15(a) to our consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based on and should be read in conjunction with our consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

OVERVIEW

     Several factors will affect our results of operations, liquidity and capital resources, including, but not limited to:

     - contract prices for iron ore and pellets and world market prices for aluminum and gold,

     - the level of demand for our iron ore and pellets,

     - the level of demand for our third-party transportation services,

     - the relationship between the real and the U.S. dollar, in which most of our sales are denominated,

     - the results of operations of joint ventures and affiliated companies (in particular our aluminum operations and pellet joint ventures) recorded under the equity method in our financial statements,

     - Brazil's electricity shortage, and

     - Brazilian tax legislation.

  Prices

     The prices for our core mineral products fluctuate, although iron ore and pellet prices are less volatile than those of aluminum and gold. We expect these fluctuations to continue.

     The table below sets forth our quarterly sinter feed reference prices in U.S. dollars for iron ore and pellet export sales and world quarterly market prices for gold and aluminum for the periods indicated.

                                                            IRON ORE
                                              -------------------------------------
                                                ASIAN       EUROPEAN
                                              MARKET(1)   MARKET(1)(2)   PELLETS(3)     GOLD         ALUMINUM
                                              ---------   ------------   ----------   ---------   --------------
                                                                                      (PER TROY
                                                           (PER TON)                  OUNCE)(4)   (PER POUND)(5)
1Q98........................................  US$15.82      US$19.21      US$34.66     US$301        US$0.66
2Q98........................................     15.78         19.21         34.66        296           0.60
3Q98........................................     15.78         19.21         34.66        294           0.61
4Q98........................................     15.78         19.21         34.66        288           0.57
1Q99........................................     15.78         17.10         30.07        279           0.62
2Q99........................................     14.48         17.10         30.07        261           0.60
3Q99........................................     14.48         17.10         30.07        299           0.68
4Q99........................................     14.48         17.10         30.07        290           0.71
1Q00........................................     14.48         17.82         31.87        277           0.75
2Q00........................................     15.35         17.82         31.87        288           0.68
3Q00........................................     15.35         17.82         31.87        274           0.72
4Q00........................................     15.35         17.82         31.87        274           0.67
1Q01........................................     15.35         18.68         32.46        258           0.69
2Q01........................................     16.01         18.68         32.46        269           0.67
3Q01........................................     16.01         18.68         32.46        293           0.62
4Q01........................................     16.01         18.68         32.46        278           0.61

---------------

(1) Represents our quarterly standard sinter feed reference prices for export sales for periods indicated (FOB Tubarao -- Asian market and FOB Sao
    Luis -- European market) and not actual prices realized on sales.

(2) Brazilian iron ore prices are generally based on the European market reference price.

(3) Represents our quarterly standard pellet reference prices for export sales for period indicated (FOB Tubarao) and not actual prices realized on sales.

(4) Represents London Gold Market prices.

(5) Represents London Metals Exchange prices (cash/three-month average quotations).

     Iron Ore. Our iron ore export sales are generally made pursuant to long-term supply contracts which provide for annual price adjustments. Cyclical changes in the world demand for steel products affect sales prices and volumes in the world iron ore market. Different factors, such as the iron content of specific ore deposits, the various beneficiation and purifying processes required to produce the desired final product, particle size, moisture content, and the type and concentration of contaminants (such as phosphorus, alumina and manganese) in the ore, influence contract prices for iron ore. Contract prices also depend on transportation costs. Fines, lump ore and pellets typically command different prices. We generally conduct annual price negotiations from November to February of each year, with separate prices established for the Asian and European iron ore markets. In the Asian market, the renegotiated prices are effective from April of the current year until March of the following year. In the European market, the renegotiated prices are effective for the calendar year. Because of the wide variety of iron ore and pellet quality and physical characteristics, iron ore and pellets are less commodity-like than other minerals. This factor combined with the structure of the market has prevented the development of an iron ore futures market. We do not hedge our exposure to iron ore price volatility.

     Gold. We sell gold in an active world market in which prices respond to daily changes in supply and demand. We generally seek to manage the risks associated with changes in gold prices through hedging. For more information about our gold hedging activities, see "-- Market Risk."

     Aluminum. We sell our aluminum in an active world market where prices are determined by reference to prices prevailing on terminal markets, such as the London Metals Exchange and the Commodity Exchange, Inc., or COMEX, at the time of delivery. We sell aluminum purchased from the Albras aluminum joint venture pursuant to a take-or-pay commitment for 51% (representing our proportional ownership interest) of the joint venture's annual aluminum production. Although our annual purchase commitment can be substantial, approximately US$241 million in the first nine months of 2001 and US$280 million in 2000, prevailing world market prices for aluminum (subject to discount in accordance with the terms of our joint venture agreements) determine our aluminum purchase prices. Albras seeks to manage the risks associated with changes in aluminum prices by hedging. For more information about aluminum hedging, see "-- Market Risk."

  Demand

     Demand for our iron ore products is a function of worldwide demand for steel, which is, in turn, heavily influenced by worldwide economic activity. Worldwide demand for steel had a downward trend in 2001 from 2000. A slowdown in economic activity in Europe or Asia will directly affect demand for our iron ore products, although there will typically be a lag effect. Demand for our other mineral products is also influenced to varying degrees by worldwide economic activity.

     Demand for our third party transportation services is influenced by Brazilian economic growth as well as by Brazilian exports and imports of goods.

  Inflation

     The following table sets forth the Brazilian inflation rate as measured by the IGP-M Index, published by the Fundacao Getulio Vargas.

                                                                                             FOR THE NINE
                                                                                                MONTHS
                                                                                                 ENDED
                                                        FOR THE YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                     -------------------------------------   -------------
                                                     1997   1998   1999     2000      2001   2000    2001
                                                     ----   ----   ----   ---------   ----   -----   -----
                                                                          (PERCENT)
Brazilian inflation rate...........................  7.7    1.8    20.1      9.9      10.4    8.2     7.8

     Before July 1, 1997, Brazil was considered to have a highly inflationary economy. For periods before July 1, 1997, we remeasured (translated) our financial statements into U.S. dollars from financial statements presented in reais, in accordance with the provisions of Statement of Financial Accounting Standards 52 -- Foreign Currency Translation, or SFAS 52. Under the financial statement remeasurement procedures we adopted, we translated non-monetary items (inventories, property, plant and equipment and accumulated depreciation and depletion, as well as shareholders' equity accounts) at historical exchange rates. We translated monetary assets and liabilities denominated in Brazilian currency at period-end exchange rates. We included the translation gain or loss resulting from this restatement process in the then-current statements of operations.

     At July 1, 1997, we concluded that the Brazilian economy had ceased to be highly inflationary for purposes of SFAS 52 and changed our functional currency from the reporting currency, U.S. dollars, to the local currency, Brazilian reais. Therefore, on July 1, 1997, we translated the U.S. dollar amounts of non-monetary assets and liabilities into reais at the then-current exchange rate. These translated amounts became the new accounting bases for such assets and liabilities. At each period ended after July 1, 1997, we have remeasured all assets and liabilities into U.S. dollars at the then-current exchange rate and all accounts in the statements of operations and cash flows at the average rates prevailing during the applicable period. We included the translation gain or loss resulting from this translation process in the cumulative translation adjustments component of shareholders' equity.

  Currency Fluctuations

     Most of our sales will continue to be U.S. dollar-denominated while most of our costs, other than debt expenses, will continue to be denominated in Brazilian currency. As a result, when the real is relatively strong against the U.S. dollar, this tends to have a negative effect on our reported financial results from operations, and vice versa. On the other hand, because most of our debt, and debt at the joint venture and affiliate level, is U.S. dollar-denominated, a relatively weak real causes us to record monetary and foreign-exchange losses.

  Effects of Certain Equity Method Affiliates and Investments Carried at Cost

     The financial condition and results of operations of our joint ventures, affiliated companies and investments have had a significant effect on our results of operations and financial condition in the past. Our steel and pulp and paper divestitures should limit this effect in future periods, although the activities of our aluminum and pellet joint ventures will remain important. See note 10 to our consolidated financial statements for information on these effects.

  Rising Unit Extraction Costs

     Several of our mines, such as Caue, Conceicao and Capanema, have operated for long periods and may experience rising extraction costs per unit as more expensive processes become necessary to extract remaining ore in these mines. Increases in extraction costs at each of theses mines did not materially affect our results of operations during the historical periods discussed under "-- Results of Operations" as such increases were offset by productivity gains and by the favorable foreign exchange effects on these costs.

  Electricity Costs

     Electricity costs are a significant component of the cost of producing aluminum. Our aluminum plant, Albras, entered into a 20-year contract with Eletronorte, a state-owned power utility, pursuant to which Albras purchases electricity at rates which are lower than the prevailing market rates in the region. For the first nine months of 2001 and for the years ended December 31, 2000, 1999 and 1998, the prevailing market rate was US$22.99, US$24.48, US$23.36 and US$36.06 per MWh, respectively. The average price paid by Albras for the same periods was US$11.51, US$11.93, US$10.56 and US$11.39 per MWh, respectively. The Eletronorte contract is scheduled to expire in May 2004.

  Effects of the Energy Shortage in Brazil


     On June 1, 2001, the Brazilian government, as part of its energy rationing program, required energy consumption to decrease by at least 20% relative to average consumption for May, June and July 2000. Aluminum and ferro-alloy activities were categorized as electricity-intensive activities and energy consumption relating to these activities was required to decrease by 25% relative to average consumption for May, June and July 2000. Our total expected energy consumption for 2001 was 14.5 TWh. However, due to this rationing program, our actual energy consumption for 2001 was 12.5 TWh. In 2000, our total energy consumption was 13.8 TWh. As a result, we reduced our ferro-alloy production in the six-month period ending November 30, 2001 by 46,000 tons, from the previously planned 220,000 tons to 174,000 tons. We also reduced 2001 aluminum production at Albras by 46,000 tons to 333,000 tons from the previously planned 379,000 tons, and at Valesul by 13,000 tons to 80,000 tons from the previously planned 93,000 tons. By the end of 2001, climate conditions in Brazil improved, reducing the immediate risk of energy shortages. Therefore, in January 2002, the Brazilian government eliminated the restrictions on the use of energy in the north region of Brazil, where most of our aluminum production is located. On March 1, 2002, the Brazilian government eliminated the restrictions on the use of energy in the rest of the country. For a discussion about the possible consequences and risks associated with energy shortages, see "Risk
Factors -- Risks Relating to Brazil -- The Brazilian government's energy rationing program could adversely affect us" and "Business -- Our Lines of Business -- Holdings -- Aluminum Business -- Aluminum."


  Divestitures

     In line with our focus on mining, logistics and energy, we have moved to pare down our holdings of non-strategic assets. We are pursuing the disposition of our pulp and paper assets and are also disposing of assets in the steel and transportation sectors that are not strategically connected to our core businesses.

     In the pulp and paper industry, in March 2001, we concluded the sale of our interest in Bahia Sul Celulose S.A., known as Bahia Sul, for approximately US$320 million. In September 2001, we concluded the sale of our stake in Celulose Nipo Brasileira, S.A., known as Cenibra, to our former partner for US$670.5 million.


     In the steel industry, we disposed of our 2.3% stake in Acominas in December 2000 for US$10 million worth of preferred shares of Gerdau S.A., a publicly listed steel company, which we intend to sell in the future. In addition, in March 2001, we disposed of our 10.3% stake in Companhia Siderurgica Nacional or CSN. We transferred our interest in CSN, valued at US$249 million to Fundacao Vale do Rio Doce de Seguridade Social, known as VALIA, our employee pension fund, in order to satisfy a funding obligation that we owed VALIA. For more information on this contribution to VALIA see "Business -- Employees." We continue to explore the divestiture of Celmar S.A. and of our forestry subsidiary, Florestas Rio Doce S.A. See "Business -- Our Lines of
Business -- Pulp and Paper Division." Finally, we have begun the process of divesting our dry-bulk cargo shipping assets. In September 2001, we reached an agreement to sell six of Docenave's carrier vessels, with a total capacity of 592,240 DWT, to Empresa Naviera Elcano, S.A., a Spanish company, for US$53 million. This transaction closed in February 2002. We intend to sell Docenave's remaining dry-bulk assets in the future, but have reached no agreement regarding this sale to date.

     Past divestitures include Bahia Sul (pulp and paper), Cenibra (pulp and paper), Acominas (steel), and CSN (steel). Divestitures currently in progress include our dry-bulk cargo business and our forestry activities.

     The following table shows the effects of both past divestitures and those currently in progress on our gross revenues, net income and total assets:

                                                           FOR THE YEAR ENDED   FOR THE NINE MONTHS
                                                              DECEMBER 31,      ENDED SEPTEMBER 30,
                                                           ------------------   -------------------
                                                           2000   1999   1998          2001
                                                           ----   ----   ----   -------------------
Decrease in gross revenues...............................   6.3%   4.9%   5.6%           5.1%
                                                           ----   ----   ----          -----
Decrease (increase) in net income........................   7.4   (6.8)   1.3          (10.9)
                                                           ----   ----   ----          -----
Decrease in total assets.................................   7.4    7.8     --            1.6
                                                           ----   ----   ----          -----

  Unwinding of Our Cross-Holding Relationships with CSN

     We acquired a stake in CSN, during its privatization process in 1993. CSN, in turn, acquired a 6.8% stake in us during the first step of our privatization process in 1997, through its indirect participation in Valepar, our principal shareholder. In line with our strategy to consolidate and focus on mining, logistics and energy, in the first quarter of 2001, we implemented a program to unwind our cross-holding relationships with CSN.

     In March 2001, CSN concluded the sale of its shares in Valepar to Litel Participacoes S.A., Bradesplan Participacoes S.A. and Bradespar S.A. Bradesplan and Bradespar subsequently transferred their shares in Valepar to Babie Participacoes, S.A. Babie is a holding company owned by Bradesplan and Bradespar.

     In March 2001, we transferred our 10.3% stake in CSN, valued at US$249 million, to VALIA, our employee pension fund. For more information on this contribution to VALIA, see "Business -- Employees."

     As part of the unwinding transaction, CSN granted us the following rights of first refusal relating to CSN's Casa de Pedra mine, each of which lasts for a period of 30 years:

     - the right to purchase any iron ore produced by the mine beyond CSN's internal requirements,

     - the right to purchase or to rent the mine should CSN decide to sell or lease it, and

     - the right to become a joint venture partner should CSN decide to form a pelletizing joint venture with a third party with iron ore produced by the mine.

     In return, we have granted CSN a right of first refusal to participate with us in the construction of any new steel producing facilities that we undertake in the next five years.

     This transaction, as a whole, is subject to review by the Brazilian antitrust authorities.

     We do not expect the unwinding of our cross-holding relationships with CSN to have any significant impact on our operations and financial results.

  Brazilian Taxes

     We are subject to a number of Brazilian taxes in addition to corporate income tax. Brazilian tax legislation changes, which are frequent, can have an impact on our results of operations. Some Brazilian taxes are described below.

     Value-Added Tax. Our revenues consist of total revenues from sales, net of discounts, returns and allowances, together with amounts we collect in respect of value-added tax. Net operating revenues represent revenues less value-added tax, which we collect on behalf of, and must remit to, state taxing authorities. Export sales are currently exempt from value-added tax.

     Social Contribution on Profits. Social contribution on profits is a federal income tax. The rate has fluctuated in the past three years from 8% to 12% and is currently at 9%. Before 1997, this tax was deductible for income tax purposes; beginning in 1997, the tax is no longer deductible. After December 2002, the applicable rate is scheduled to be 8%.

     Social Integration Program and Social Contribution on Gross Sales. The Social Integration Program, or PIS, aims to finance special social programs through the collection of a 0.65% revenues tax. Social contribution on gross sales, or COFINS, finances special social programs through the collection of a 3% revenues tax. Export sales are currently exempt from both of these taxes.

     Provisional Tax on Bank Accounts. The provisional tax, known as CPMF, is imposed on every transaction involving the debit of money from a bank account. The CPMF rate has fluctuated from 0.2% to 0.38% since its creation in 1997. For the period between March 18, 2001 and June 17, 2002, the rate is 0.38%.

     Financial Compensation for the Exploration of Mineral Resources. We owe a government royalty on net revenues derived from the production and sale of mineral resources. The annual rates on our products are:

     - iron ore, 2%,

     - bauxite, manganese and potash, 3%, and

     - gold, 1%.

     Federal Tax on Industrialized Products. Manufacturers pay this federal tax on behalf of their customers at the time of sale, either to another manufacturer to further the manufacturing process or to the retailer of the ultimate customer. Export operations are currently excluded. The tax on our aluminum production is at the rate of 4%.

RESULTS OF OPERATIONS

  RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000

  Revenues

     Net operating revenues remained stable at US$2,997 million in the nine months ended September 30, 2001 compared to US$2,996 million in the same period of 2000, with an increase in our iron ore and pellets revenues offset by decreases in revenues in other lines of business.

     Revenues from iron ore and pellets increased 18.5% to US$1,937 million in the nine months ended September 30, 2001 from US$1,635 million in the same period of 2000, reflecting a 13.6% increase in volume sold to 110.8 million tons in 2001 from 97.5 million tons in 2000, a 4.4% increase in average selling prices and a 0.5% increase due to changes in product mix. In 2001, there was an increase in demand from the growing market in China, and therefore our exports to this country increased to 11.5 million tons in the nine months ended September 30, 2001 compared to 6.6 million tons in the same period of 2000. Our acquisition of Ferteco in April 2001 added US$157 million to our revenues in the nine months ended September 30, 2001, representing 8.5 million tons.

     Revenues from gold sales decreased 11.5% to US$100 million in the nine months ended September 30, 2001 from US$113 million in the same period of 2000, representing a 8.8% decrease in volume sold and a 2.7% decrease in average selling prices. The reduction in volume sold was due to the closure of our Almas and Caete mines at the end of 2000 and operational problems at two other mines during the first quarter of 2001, which have now been resolved.

     Revenues from other mining products decreased 11.0% to US$291 million in the nine months ended September 30, 2001 from US$327 million in the same period of 2000. This decrease is mainly due to a reduction in sales of our ferro-alloys subsidiary, Sibra, to US$100 million in the nine months ended September 30, 2001 from US$112 million in the same period of 2000, reflecting a decrease in average prices. Potash and kaolin sales also decreased as a result of lower demand.

     Revenues from transportation services decreased 19.6% to US$464 million in the nine months ended September 30, 2001 from US$577 million in the same period of 2000. The reduction partly reflects services billed to Ferteco and Samitri in 2000, which as a result of our acquisition of these companies, are now eliminated in our consolidated financial statements. Such services included in revenues for the nine months ended September 30, 2000 (prior to our acquisition of Samitri in May 2000) totaled US$86 million and in the nine months ended September 30, 2001 (prior to our acquisition of Ferteco in April 2001) totaled US$22 million. Volumes in our other transportation activities were stable during the two periods compared, while prices of domestic transport declined some 12.4% as a result of the devaluation of the real in 2001. We intend to sell 15 ships in the period between 2001 and 2002. These ships generated revenues of US$160 million in the nine months ended September 30, 2001.

     Revenues from aluminum products (bauxite, alumina and aluminum) decreased 20.0% to US$224 million in the nine months ended September 30, 2001 from US$280 million in the same period of 2000. The total decrease of US$56 million comprises US$35 million related to a reduction of 15.0% in aluminum sales and US$21 million related to lower resales of alumina as a result of higher direct sales to other shareholders in our alumina affiliate, Alunorte.

     Revenues from other products and services decreased 48.1% to US$83 million in the nine months ended September 30, 2001 from US$160 million in the same period of 2000, primarily representing decreases in sales volumes of pulp and paper products following the divestment of our investment in Cenibra and the consequent termination of our purchases from this former affiliate.

 Operating Costs and Expenses

     Overall costs and expenses decreased 0.5% to US$2,290 million in the nine months ended September 30, 2001 from US$2,301 million in the same period of 2000. This variation includes US$109 million, or 4.8%, in 2001 relating to Ferteco.

     In the nine months ended September 30, 2001 our costs and expenses, as expressed in U.S. dollars, were favorably affected by the significant devaluation of the real against the U.S. dollar during the period (from R$1.9554 to US$1.00 at December 31, 2000 to R$2.6713 to US$1.00 at September 30, 2001, or 36.6%), because the majority of these costs and expenses are denominated in reais. In terms of comparison between the first nine months of 2001 and 2000, the average rate of exchange was R$2.2854 to US$1.00 in the 2001 period and R$1.7975 to US$1.00 in the 2000 period, or an increase of 27.1%.

     Cost of ores and metal sold increased 4.3% to US$1,155 million in the nine months ended September 30, 2001 from US$1,107 million in the same period of 2000, including US$85 million relating to costs of Ferteco. The favorable impact of exchange rate movements between the two periods compared is estimated at US$90 million.

     Cost of transportation services decreased 24.4% to US$270 million in the nine months ended September 30, 2001 from US$357 million in the same period of 2000, principally as a result of the 19.6% reduction of revenues from transportation services, as the majority of transportation costs are variable costs. Cost of transportation services related to Samitri are now recovered as part of the sales price for Samitri's products.

     Cost of aluminum products decreased 17.4% to US$214 million in the nine months ended September 30, 2001 from US$259 million in the same period of 2000 as a result of lower levels of activity. The favorable effect of exchange rate movements on the cost of aluminum products is small, since they are primarily determined by the international market.

     Cost of other products and services decreased 46.5% to US$76 million in the nine months ended September 30, 2001 from US$142 million in the same period of 2000, reflecting principally the decreases in volumes of pulp and paper purchases.

     Selling, general and administrative expenses increased 34.3% to US$188 million in the nine months ended September 30, 2001 from US$140 million in the same period of 2000. Ferteco added US$24 million or 17.1% to these expenses in 2001. Excluding this effect, expenses increased by 17.2% due to increased business activity and services from third-parties, partially offset by the effects of exchange rate movements.

     Research and development, employee profit sharing and other costs and expenses increased 30.7% to US$387 million in the nine months ended September 30, 2001 from US$296 million in the same period of 2000. This increase is mainly attributable to asset impairment provisions made in 2001, including losses on the sale of ships expected to take place in 2002 (US$25 million) and the amortization of remaining goodwill relative to our affiliates Centro-Atlantica and GIIC (US$42 million), the calculation of which was based on our revised profit expectations and other economic factors.

 Non-Operating Income (Expenses)

     Net non-operating expenses were US$119 million in the nine months ended September 30, 2001 compared to US$35 million in the same period of 2000. The aggregate unfavorable change of US$84 million includes US$92 million of additional net financial expenses in 2001 resulting from increased average net debt balances during the period because of our acquisitions, capital expenditures and payment of interest (dividends) to our shareholders. In addition the change includes the negative effect of exchange rate movements (US$690 million) on our U.S. dollar denominated liabilities, mainly short and long-term debt, and gains on sales of investments (US$730 million) upon divestment of our interests in Bahia Sul, CSN and Cenibra in 2001. In September 2000, the gain on sale of investments was reclassified to non-operating income for comparative purposes.

 Income Taxes

     In the nine months ended September 30, 2001 we have estimated that we will record a tax benefit for the calendar year and this has been proportionally reflected in the interim financial statements. The final determination of the tax benefit depends on the amount of tax-deductible dividends that we pay in the form of interest on shareholders' equity, and the tax savings obtained under our Carajas tax exemption (a tax incentive relative to our iron ore and manganese operations in Carajas), among other factors.

 Affiliates and Joint Ventures

     Our equity in the results of affiliates and joint ventures and provision for losses and write-downs on equity investments in aggregate totaled a loss of US$53 million in the nine months ended September 30, 2001 compared to a gain of US$240 million in the same period of 2000.

     In 2001, our affiliates in the aluminum sector recorded losses due to the effects of the devaluation of the real on their foreign currency denominated debt. Albras reported a loss for the nine months ended September 30, 2001 of US$72 million, of which we recognized our portion of US$37 million through the provision for losses on equity investments and Alunorte reported a loss of US$79 million, of which we recognized our portion of US$37 million through equity accounting. In the same period of 2000, our portion of gains reported by Albras and Alunorte were US$55 million and US$8 million, respectively.

     In addition to exchange rate effects, the operating results of our major aluminum sector affiliates and joint ventures in the nine months ended September 30, 2001 compared to the same period of 2000, were influenced by the following factors:

     Albras -- Aluminum sales volume decreased 5.1% to 262,000 tons in 2001 from 276,000 tons in 2000 and average sales prices decreased 3.2% to US$1,468.08 per ton in 2001 from US$1,516.41 per ton in 2000.

     Alunorte -- Alumina sales volume increased 0.3% to 1,180,000 tons in 2001 from 1,177,000 tons in 2000 and the average sales prices decreased by 1.9% US$192.04 per ton in 2001 as compared to US$195.84 per ton in 2000.

     MRN -- Bauxite sales volume decreased 7.6% to 7,777,000 tons in 2001 from 8,416,000 tons in 2000 and average sales prices decreased 1.3% to US$20.95 per ton in 2001 from US$21.23 per ton in 2000.

     Also in 2001, we sold our interest in Bahia Sul and Cenibra, which had contributed US$34 million and US$50 million, respectively, to our consolidated net income in the nine months ended September 30,

2000. In 2001, the equity in results of these affiliates until the date of their respective sale totaled the aggregate amount of only US$11 million. However, the sale of Bahia Sul and Cenibra resulted in one-time gains of US$170 million and US$507 million, respectively, which are included in non-operating income (expenses).

     Our steel sector affiliates were affected by a weaker market for steel products which resulted in decreased average sales prices and volumes in 2001. Our U.S. affiliate, CSI, was also affected by higher costs resulting from the energy crisis in California and earnings of our Brazilian affiliate CST were reduced by the impact of the devaluation of the real. In the nine months ended September 30, 2001 we recorded a gain of US$19 million in respect of these affiliates against a gain of US$44 million in the same period of 2000.

     Our 45.65%-owned railroad affiliate, Centro-Atlantica, performed very poorly in the nine months ended September 30, 2001 and we recorded an equity loss of US$28 million against a loss of US$14 million in the same period of 2000. We and the other shareholders of Centro-Atlantica are currently examining various plans to restructure this business.

     In the first nine months of 2001, the results of our other equity investments were generally lower than those in the same period of 2000 due to the effects of the devaluation of the real and difficult trading conditions.

  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

 Revenues

     Net operating revenues increased 27.9% to US$3,935 million in 2000 from US$3,076 million in 1999, reflecting improvements in most areas of our business, as discussed below.

     Revenues from iron ore and pellets increased 28.5% to US$2,177 million in 2000 from US$1,694 million in 1999, representing an increase in volume sold of 29.3% to 124.5 million tons in 2000 from 96.3 million tons in 1999, partially offset by changes in product mix. Our acquisitions of Samitri and Mineracao Socoimex S.A., known as Socoimex, in May 2000 added US$101 million to our revenues in the period, representing increased volume of 7.4 million tons. Demand was strong in all of our major markets, notably Europe, Asia and Brazil. A portion of increased revenues is due to the termination of tolling arrangements with our pelletizing joint ventures. Currently, we sell ore to these joint ventures and buy pellets back from them. As a result, both revenues and costs of ores and metals sold have increased.

     Revenues from gold sales increased 0.6% to US$156 million in 2000 from US$155 million in 1999, reflecting a 1.2% increase in volume sold, offset by a 0.6% decrease in average gold prices.

     Revenues from other mining products, such as kaolin, manganese and potash, increased 135.4% to US$412 million in 2000 from US$175 million in 1999. This increase includes US$207 million due to the consolidation in 2000 of our ferro-alloy and kaolin subsidiaries upon acquiring control from our former partners in these enterprises, but volumes and average prices also improved in our manganese business.

     Revenues from transportation services increased 18.4% to US$760 million in 2000 from US$642 million in 1999, mainly due to a 67.3% increase in the revenues of our shipping subsidiary to US$271 million in 2000 from US$162 million in 1999, reflecting a 37.2% increase in average prices and a 23.2% increase in tonnage carried.

     Revenues from aluminum products (bauxite, alumina and aluminum) remained virtually unchanged at US$362 million in 2000 and US$363 million in 1999. Aluminum sales volumes decreased 21% in 2000 as compared to 1999, primarily due to the termination of our tolling arrangement with Valesul, which is an unconsolidated subsidiary, whereby that company now sells its production directly into the market rather than through our wholly-owned subsidiary Aluvale, offset by increases in average prices and increased alumina sales.

     Revenues from other products and services increased 57.8% to US$202 million in 2000 from US$128 million in 1999, primarily resulting from increases in the international prices for pulp and paper products. We are currently in the process of divesting our pulp and paper business.

 Operating Costs and Expenses

     Overall costs and expenses increased 36.9% to US$2,951 million in 2000 from US$2,156 million in 1999. This increase includes US$234 million or 10.9% in 2000, relating to newly acquired subsidiaries which in total generated US$308 million of additional consolidated revenues (US$101 million relating to the acquisition of Samitri and Socoimex and US$207 million relating to the consolidation of ferro-alloy and kaolin subsidiaries).

     Cost of ores and metal sold increased 42.9% to US$1,423 million in 2000 from US$996 million in 1999, or 7.3% more than the increase in revenues. This mainly reflects increased costs of acquiring pellets due to the termination of tolling arrangements with affiliates and increased fuel costs.

     Cost of transportation services sales increased 30.7% to US$481 million in 2000 from US$368 million in 1999 or 12.3% more than the increase in revenues. The most important factors in this increase were the continuing upward trend in fuel costs (primarily determined by the international market) and the increase in volumes, partially offset in terms of revenues by lower prices in transportation services other than shipping.

     Cost of aluminum products sold increased 3.4% to US$334 million in 2000 from US$323 million in 1999, reflecting increases in the purchase price of these products, substantially offset by decreases in volumes purchased.

     Cost of other products sold increased 60.5% to US$191 million in 2000 from US$119 million in 1999, primarily due to increases in the prices for pulp and paper products.

     Selling, general and administrative expenses increased 63.0% to US$225 million in 2000 from US$138 million in 1999. Newly acquired subsidiaries added US$36 million to these costs, or 26.1%, in 2000. General and administrative costs further increased by US$28 million in 2000 compared to 1999 as a result of transferring various accounting, control, legal and information technology functions from the operating divisions to the corporate center and outsourcing data processing activities. The remaining increase of US$23 million is attributable to the effect of increased business activity on selling and general expenses.

     Research and development, employee profit sharing and other costs and expenses increased 40.1% to US$297 million in 2000 from US$212 million in 1999 mainly due to increased geological research activity targeting copper deposits, and to provisions for labor-related and tax contingencies, which were US$24 million higher in 2000 than in 1999.

 Non-Operating Income (Expenses)

     Net non-operating expenses increased to US$253 million in 2000 from US$250 million in 1999. Although the rate of devaluation of the real against the U.S. dollar in 2000 was lower than in 1999, thereby reducing our net foreign exchange and monetary loss (mainly on our foreign currency debt) by US$71 million, this positive impact was offset by an increase in financial expenses of US$82 million, most of which was related to increased borrowing (US$53 million) and to taxes on financial transactions (US$25 million).

 Income Taxes

     In 2000, we obtained approval for certain tax incentives relative to our iron ore and manganese operations in Carajas, which resulted in a tax saving of US$31 million. As a result, our income tax benefit was US$32 million in 2000 compared to an expense of US$33 million in 1999. We also continue to pay tax-deductible dividends in the form of interest on shareholders' equity, which reduced our taxes payable by US$222 million in 2000 compared to US$181 million in 1999.

 Affiliates and Joint Ventures

     Our equity in the results of affiliates and joint ventures and provisions for losses and write-downs on equity investments in aggregate totaled a gain of US$322 million in 2000 as compared to a loss of US$227 million in 1999.

     In 1999, most of our affiliates and joint ventures in Brazil recorded losses due to the effects of the devaluation of the real on their foreign currency debt. Our affiliates in the aluminum sector were especially affected. Albras reported a loss of US$203 million, of which we recognized US$104 million through equity accounting. Alunorte reported a loss of US$137 million, of which we recognized US$89 million through equity accounting. In 2000, with a more stable exchange rate and price improvements, all our affiliates and joint ventures recorded positive results except for Centro-Atlantica and CFN, our railroad investments.

     The operating results of our major affiliates and joint ventures in 2000 as compared with 1999 were influenced by the following major factors:

     Albras -- Albras contributed US$66 million to our net income in 2000. Aluminum sales volume increased 2.8% to 366,000 tons in 2000 from 356,000 tons in 1999 and average prices increased 16.0% to US$1,508.42 per ton in 2000 from US$1,300.35 per ton in 1999.

     Alunorte -- Alunorte contributed US$11 million to our net income in 2000. Alumina sales volume rose 14.8% to 1,628,000 tons in 2000 from 1,418,000 tons in 1999 and average prices increased 16.9% to US$196.63 per ton in 2000 from US$168.17 per ton in 1999.

     MRN -- MRN contributed US$36 million to our net income in 2000. Bauxite sales volume increased 3.3% to 11,242,000 tons in 2000 from 10,884,000 tons in 1999 and average prices increased 3.2% to US$21.18 per ton in 2000 from US$20.53 per ton in 1999.

     Bahia Sul -- Bahia Sul contributed US$42 million to our net income in 2000, compared to US$13 million in 1999. Pulp sales volume decreased 8.7% to 367,000 tons in 2000 from 402,000 tons in 1999 and average pulp prices increased 31.5% to US$618 per ton in 2000 from US$470 per ton in 1999. Paper sales volume decreased 2.3% to 211,000 tons in 2000 from 216,000 tons in 1999 and average paper prices increased 28.8% to US$824 per ton in 2000 from US$640 per ton in 1999. In the first half of 2001, we sold our interest in Bahia Sul for approximately US$320 million, US$2.4 million of which corresponded to unpaid dividends relating to 2000.

     Cenibra -- Cenibra contributed US$66 million to our net income in 2000. Pulp sales volume decreased 2.5% to 789,000 tons in 2000 from 809,000 tons in 1999 and average prices increased 38.0% to US$587.54 per ton in 2000 from US$425.79 per ton in 1999. On July 6, 2001, our former partner in Cenibra agreed to buy our stake in Cenibra for US$670.5 million. The closing of this transaction took place in September 2001.

     Steel sector affiliates -- Increases in volumes and prices, plus productivity gains, produced a contribution of US$59 million to our net income in 2000. Of this total, US$13 million relates to investments that we disposed of in 2000 or 2001. We are pursuing the sale of most of our remaining steel interests. In 1999, the devaluation of the real substantially affected the results of these affiliates, producing a contribution of only US$7 million to our consolidated earnings in that year.

  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

  Revenues

     Net operating revenues decreased 13.4% to US$3,076 million in 1999 from US$3,553 million in 1998, reflecting decreases in substantially all of our major products and services.

     Revenues from iron ore and pellets decreased 12.2% to US$1,694 million in 1999 from US$1,930 million in 1998, representing a decrease in volume sold of 3.3% to 96.3 million tons in 1999 from 99.6 million tons in 1998 and a decrease in the average selling prices of 11.7%, partially offset by a change in the mix of the products sold. Our iron ore and pellet prices are 96% linked to the U.S. dollar. The decrease in average selling prices was due to a less favorable scenario for steel production at the time of the 1999 price negotiations and consequent unfavorable results for iron ore producers. In terms of our two major markets, sales volume increased in Asia (including Japan) by 7.1%, whereas in Europe sales volume decreased by 17.2% due to the decrease in steel production. Average selling prices in both markets fell 11% in 1999 compared to 1998.

     Revenues from gold sales decreased 7.7% to US$155 million in 1999 from US$168 million in 1998, due to a decrease in quantity sold of 2.8% and a 5.1% decline in average selling prices in 1999 compared to 1998. International market prices quoted in U.S. dollars declined on average 5.4% in the period.

     Revenues from other mining products (manganese, potash and ferro-alloys), decreased 12.5% to US$175 million in 1999 from US$200 million in 1998. Reductions in sales volumes and average selling prices on both manganese and potash, caused by reduction in demand and market inventory levels, as well as competition with imports in the case of potash strongly influenced these revenue decreases. Improved ferro-alloy volumes and prices partially offset these declines.

     Revenues from transportation services decreased 24.3% to US$642 million in 1999 from US$848 million in 1998. The volume of general cargo handled on our transportation system (railroads, ports and ships) decreased on average 7.6% in 1999 compared to 1998, due mainly to a drop in industrial production in Brazil. Average selling prices decreased 18.1% in 1999 compared to 1998. The devaluation of the real significantly affected these average selling price decreases since 32% of prices in the transportation services area are not linked to the U.S. dollar. We estimate that the weakening of the real resulted in an overall reduction in average selling prices, when expressed in U.S. dollars, of 12%, and the remaining 6.1% substantially relates to reductions in international freight prices.

     Revenues from aluminum products decreased 10.8% to US$363 million in 1999 from US$407 million in 1998. Average selling prices remained stable in 1999 as compared to 1998 and the decrease in revenues of US$44 million resulted from the cession of a portion of our take from Alunorte and Albras which would otherwise have been sold to third parties.

     Revenues from other products and services increased 21.9% to US$128 million in 1999 from US$105 million in 1998 primarily because of increased sales of pulp.

  Operating Costs and Expenses

     Overall costs and expenses decreased 20.1% to US$2,156 million in 1999 from US$2,699 million in 1998. The most significant factor contributing to this decrease was the devaluation of the real beginning in mid-January 1999, because, other than for imported materials and services, we primarily incur our costs and expenses in reais. Local currency operating costs and expenses (when expressed in U.S. dollars) decrease when the rate of devaluation of the real against the U.S. dollar exceeds the rate of inflation, as occurred in 1999. The weighted average of devaluation in 1999 as compared with 1998 was 36.0% and the weighted average of inflation was 10.9% compared with the same period.

     Cost of ores and metal sold decreased 26.1% to US$996 million in 1999 from US$1,348 million in 1998, since we incur 71.1% of our costs in reais. The level of costs in reais remained stable in 1999 as compared to 1998 following the major cost reduction and productivity programs implemented subsequent to our privatization.

     Cost of transportation services sales decreased 16.4% to US$368 million in 1999 from US$440 million in 1998. This decrease was less than the decrease in overall cost and expenses due mainly to increased fuel costs reflecting international trends in 1999.

     Cost of aluminum products sold decreased 16.5% to US$323 million in 1999 from US$387 million in 1998, primarily due to a decrease of 15.7% in quantities sold. Translation effects arising from costs denominated in reais caused the higher decrease in cost.

     Selling, general and administrative expenses decreased 19.3% to US$138 million in 1999 from US$171 million in 1998 in line with the decrease in overall costs and expenses.

     Other operating costs and expenses decreased 10.1% to US$161 million in 1999 from US$179 million in 1998, which was lower than the decrease in overall costs and expenses due primarily to additional charges in 1999 arising from ongoing reviews of estimates relative to provisions for contingencies.

  Non-Operating Income (Expenses)

     Net non-operating expenses in 1999 totaled US$250 million as compared to net non-operating income in 1998 of US$38 million. Non-operating expenses in 1999 included exchange losses of US$774 million on debt denominated in U.S. dollars, compared with US$188 million in 1998. The major portion of the exchange losses in 1999 does not represent a short-term cash outflow since it relates to medium and long-term debt. Exchange gains on cash equivalents denominated in U.S. dollars totaled US$285 million in 1999, compared with US$21 million in 1998.

     From September 1998 through December 1999, we concentrated our short-term financial holdings in U.S. dollar-denominated instruments which resulted in a reduction of interest income as compared with the previous policy of investing in high interest bearing Brazilian instruments. This policy, however, resulted in increased exchange gains upon the devaluation of the real in 1999.

  Income Taxes

     An income tax expense of US$33 million was recorded in 1999 compared to no expense in 1998, mainly due to the recognition of an income tax benefit of US$96 million in 1998 related to the write-downs of investments. In 1999, we continued the practice of paying tax-deductible dividends to our shareholders in the form of interest on shareholders' equity, thereby reducing our effective tax rate. For more information on our income taxes, see note 3 to our consolidated financial statements.

  Affiliates and Joint Ventures

     Our equity in results of affiliates and joint ventures and provisions for losses and write-downs on equity investments in aggregate totaled a loss of US$227 million in 1999 as compared to a loss and write-downs of US$193 million in 1998.

     The losses recorded in 1999 relate mainly to the effects of exchange losses in Albras, Alunorte and Bahia Sul, all of whose affiliates and joint ventures have significant U.S. dollar denominated debt, as well as operating losses in the joint venture Vale Usiminas Participacoes S.A., or VUPSA. In 1999, Bahia Sul recorded a US$93 million tax valuation allowance reversal.

     The following table provides a comparison of the pre-tax results of the major affiliates as adjusted for the effects of exchange losses.

                                                FOR THE YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------
                                          1999                                       1998
                       -------------------------------------------   ------------------------------------
                                                      (IN MILLIONS OF US$)
                       PRE-TAX INCOME                                PRE-TAX INCOME
                           BEFORE        PRE-TAX      EXCHANGE        (LOSS) BEFORE    PRE-TAX   EXCHANGE
                       EXCHANGE LOSSES    LOSS         LOSSES        EXCHANGE LOSSES    LOSS      LOSSES
                       ---------------   -------   ---------------   ---------------   -------   --------
Albras...............       US$82        US$296        US$378             US$19         US$83     US$102
Alunorte.............          20           193           213                18            18         36
Bahia Sul............          56            71           127               (58)           92         34

     The improved results of Albras reflect the increase of 6% in quantity of aluminum sold reaching 356,013 tons, of which 346,630 tons went to the foreign market.

     Alunorte achieved a result in 1999 similar to that reported in 1998. Although alumina production increased by 5.8% to 1.5 million tons in 1999, a decrease in average selling prices largely offset this improvement.

     The improved results of Bahia Sul reflect a 20.0% increase in sales volume to 402,000 tons of pulp and 216,000 tons of paper together with a strong increase in international prices for its products.

     Due to a sharp and prolonged decline in the quoted market prices of our investments in CST and Usiminas, which fell below their adjusted book value, we recorded a write-down of US$294 million against these investments as at December 31, 1998.

     Production and sales of our steel affiliates in 1999 were higher than 1998 levels. However, the devaluation of the real substantially affected our affiliates in Brazil. Therefore, this sector contributed only US$7 million to our consolidated earnings in 1999 as compared to US$82 million in 1998.

     In December 1999, we purchased the remaining 50% of VUPSA. We have consolidated VUPSA at December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

 Liquidity

     Our principal sources of liquidity have consisted of cash generated from operations and short-term and long-term secured and unsecured borrowings. We believe these sources will continue to be adequate to meet our currently anticipated uses of funds, which include working capital, investment capital, capital expenditures, debt repayment and dividend payments.

     From time to time, we review acquisition and investment opportunities and will, if a suitable opportunity arises, make an investment. We can make any future investments either directly or through subsidiaries, joint ventures or affiliated companies, and we may fund these investments through internally generated funds, the issuance of debt or equity or a combination of these methods.

     As a result of our acquisitions in 2000, we generated a net decrease in cash and cash equivalents of US$242 million compared to net increases of US$264 million in 1999 and US$81 million in 1998. At September 30, 2001, we had cash and cash equivalents of US$1,708 million.

 Sources of Funds

     Operating activities provided net cash flows of US$1,090 million in the nine months ended September 30, 2001 compared to US$967 million in the nine months ended September 30, 2000, and net cash flows of US$1,424 million in 2000, compared to US$1,336 million in 1999 and US$1,372 million in 1998.

     Financing activities (before distributions to shareholders), which include short-term and long-term secured and unsecured borrowings and debt repayments, provided net cash flows of US$161 million in the nine months ended September 30, 2001 compared to net cash flows of US$66 million in the nine months ended September 30, 2000, and provided net cash flows of US$176 million in 2000 compared to using net cash flows of US$41 million in 1999 and providing net cash flows of US$32 million in 1998. In 2000, our principal source of borrowed funds was a US$300 million asset securitization.

     At September 30, 2001, our aggregate outstanding debt was US$3,092 million, consisting of short-term debt of US$1,024 million, including US$121 million in loans from joint ventures and affiliated companies in connection with our cash management system, and long-term debt (excluding current portion) of US$2,068 million, including US$4 million in loans from related parties. Our short-term debt consists primarily of U.S. dollar-denominated trade financing, documented mainly in the form of export prepayments and export sales advances with Brazilian and foreign financial institutions.

 Uses of Funds

     Investing activities before proceeds from total of investments, primarily including acquisitions, other capital expenditures and investments in and loans to joint ventures and affiliated companies, consumed net cash flows of US$955 million in the nine months ended September 30, 2001 compared to US$1,179 million in the nine months ended September 30, 2000, and net cash flows of US$1,533 million in 2000, compared to US$469 million in 1999.

     Other significant uses of cash included:

     - repayment of debt, which consumed US$353 million, US$353 million, US$444 million, US$347 million and US$326 million for the nine months ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998, respectively.

     - payment of dividends and interest on shareholders' equity, which consumed US$639 million, US$246 million, US$246 million, US$452 million and US$607 million for the nine months ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998, respectively.

DEBT

     Our long-term debt consists principally of U.S. dollar-denominated notes and borrowings. At September 30, 2001, approximately US$495 million of our debt was secured by liens on some of our assets.

     Except for the perpetual notes, which have no scheduled maturity date, all of our currently outstanding long-term debt is likely to mature by 2011 in accordance with the schedule below:

THROUGH SEPTEMBER 30,                                          (IN MILLIONS OF US$)(1)
  2002......................................................          US$   55
  2003......................................................               689
  2004......................................................               713
  2005......................................................               192
  2006......................................................               129
  2007 and thereafter.......................................               277(2)
  No due date (perpetual notes).............................                56
                                                                      --------
     Total..................................................          US$2,111
                                                                      ========

---------------

(1) Excludes US$4 million in loans from related parties.


(2) We issued US$300 million in debt during the first quarter of 2002, which matures in 2007. We intend to use the net proceeds of this issuance for our general corporate purposes.


     We often use joint venture and affiliated company ownership structures with domestic and foreign partners to finance our large-scale projects. On occasion, we provide guarantees to support the debt of these joint ventures and affiliated companies. At September 30, 2001, we had extended guarantees for borrowings of joint ventures and affiliated companies in an aggregate amount of US$801 million, of which US$614 million was denominated in U.S. dollars and the remaining US$187 million was denominated in Brazilian currency. These guarantees do not appear in the table above.

     At September 30, 2001, US$308 million of our total long-term debt was guaranteed by non-CVRD Group entities pursuant to a transaction which arose out of our privatization.

     We use derivative instruments to manage our exposure to interest rate fluctuations. For a detailed description on these derivative instruments, see "-- Market Risk." Giving effect to these instruments, at September 30, 2001, our weighted average effective interest rate on long-term debt was 7.43%.

     Some of our long-term debt instruments contain restrictive financial covenants. We believe that we will be able to operate within the terms of these financial covenants for the foreseeable future. None of these covenants restrains our ability to pay dividends on equity securities at the parent company level.

CAPITAL EXPENDITURES

     The table below sets forth our capital expenditures by business area for the periods indicated. Our capital expenditures have historically been more intensive in the second half of the year.

                                                                                  FOR THE NINE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                              ---------------------------------   -------------------
BUSINESS AREA                                   1998        1999        2000        2000       2001
-------------                                 ---------   ---------   ---------   --------   --------
                                                               (IN MILLIONS OF US$)
Ferrous.....................................   US$346      US$183      US$354      US$157     US$310
Non-ferrous.................................       32          56          50          29         36
Logistics...................................        1           4          14          12         17
Energy......................................       20          18          19          11         72
Corporate center............................       13           4          10           5          9
                                               ------      ------      ------      ------     ------
     Total..................................   US$412      US$265      US$447      US$214     US$444
                                               ======      ======      ======      ======     ======

     Structural changes in the production of iron ore and steel have been generating a growing global demand for pellets and reducing the volatility of the pellet market. See "Business -- Our Strengths -- Well-Positioned to Meet Demand in a Changing Steel Industry." In the belief that this trend will continue over the next few years, we have been investing heavily in our pellet operations. For the nine months ended September 30, 2001, we invested US$66 million in the Sao Luis pelletizing plant construction project. This plant is designed to have an annual production capacity of 6 million tons. We estimate its total investment cost to be approximately US$181 million, the equivalent of US$39 per annual ton of pellet production capacity. We expect to complete this project in the first quarter of 2002. In addition, we and our partners in the Tubarao pelletizing complex have approved a capacity expansion from the current 25 million tons to 28.2 million tons of pellets per year. For the nine months ended September 30, 2001, we invested US$1 million in the Tubarao pelletizing complex expansion project. We estimate the total cost of this expansion to be approximately US$81 million, or US$25.3 per ton. The completion of this project is scheduled for 2003.

     For the nine months ended September 30, 2001, capital expenditures for the maintenance of ferrous products were US$129 million. At September 30, 2001, capital expenditures relating to ferrous product projects were US$139 million. This was due to the investment in the construction of the Sao Luis pelletizing plant (US$66 million), the infrastructure for the Sao Luis pelletizing plant (US$40 million), the acquisition of locomotives and wagons (US$21 million), and the construction of a new stockyard and pier at the Ponta da Madeira marine terminal (US$5 million).

     We expect to allocate most of our 2002 capital expenditures budget to the Southern System, mainly to modernize and increase the capacity of our mines and the Vitoria-Minas railroad. We intend to modernize the control and maintenance systems of the Vitoria-Minas railroad. We also intend to replace a number of processing systems in our Southern System mines. We will finance these expenditures principally with cash flow from operations.

     For the nine months ended September 30, 2001, capital expenditures for the maintenance of non-ferrous products were US$21 million, and capital expenditures for non-ferrous projects were US$3 million due to an increase in the production capacity of potash.

     For the nine months ended September 30, 2001, capital expenditures for the maintenance of logistics were US$5 million, and capital expenditures for logistics projects were US$14 million. Our main projects were the enlargement of the Praia Mole marine terminal (US$2 million) and the acquisition of locomotives and wagons (US$8 million).

     Energy generation has become a priority for us, driven both by the Brazilian government's privatization program of the industry and by the risks of rising electricity prices and electricity rationing due to energy shortages, such as the one Brazil experienced in the second half of 2001. We currently perceive favorable investment opportunities in the Brazilian electricity sector and are taking advantage of them to invest in hydroelectric power generation projects. As we are a large consumer of electricity, we expect that investing in the energy business will help protect us against electricity price volatility. New investments will be absorbed by our ongoing projects at Aimores, Candonga, Funil, Capim Branco I and II, Foz do Chapeco and Santa Isabel. For a more detailed description of our hydroelectric generation projects, see
"Business -- Our Lines of Business -- Energy."

     For the nine months ended September 2001, capital expenditures for energy were US$72 million due to investments in the construction of hydroelectric power plants.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     Our mineral exploration activities are currently focused on identifying copper and gold deposits for future exploitation. We incurred geological exploration expenses of US$31 million in the nine months ended September 30, 2001 compared to US$34 million in the nine months ended September 30, 2000, and US$48 million, US$27 million and US$48 million in 2000, 1999 and 1998, respectively.

MARKET RISK

     The principal market risks we face are interest rate risk, exchange rate risk and commodity price risk. We manage some of these risks through the use of derivative instruments. Our policy has been to settle all contracts in cash, without physical delivery of product.

     Our risk management activities follow policies and guidelines that our board of directors reviewed and approved. These policies and guidelines generally prohibit speculative trading and short selling and require diversification of transactions and counter-parties. We monitor and evaluate our overall position daily in order to evaluate financial results and impact on our cash flow. We also periodically review the credit limits and creditworthiness of our hedging counter-parties. We report the results of our hedging activities to senior management on a monthly basis.

     Interest Rate and Exchange Rate Risk


     The table below sets forth our floating and fixed rate long-term debt, categorized by local and foreign currency, and as a percentage of our total long-term debt portfolio at the dates indicated, including loans from both related and unrelated parties, as reflected in our consolidated financial statements.


                                                  AT DECEMBER 31,            AT SEPTEMBER 30,
                                         ---------------------------------   -----------------
                                              1999              2000               2001
                                         ---------------   ---------------   -----------------
                                               (IN MILLIONS OF US$, EXCEPT PERCENTAGES)
Floating rate debt
  Real-denominated.....................  US$  196   14.8%  US$  167    8.3%  US$   34     1.6%
  Foreign currency denominated.........       537   40.7      1,070   52.9      1,136    53.8
Fixed rate debt
  Real-denominated.....................        --     --         --     --        116     5.5
  Foreign currency denominated.........       588   44.5        783   38.8        825    39.1
                                         --------   ----   --------   ----   --------    ----
Total..................................  US$1,321    100%  US$2,020    100%  US$2,111     100%
                                         ========   ====   ========   ====   ========    ====

     The table below provides information about our debt obligations at September 30, 2001, which are sensitive to changes in interest rates and exchange rates. The table presents the principal cash flows and related weighted-average interest rates of these obligations by expected maturity date. Weighted-average variable interest rates are based on the applicable reference rate (LIBOR or TJLP) at September 30, 2001. The debt obligations' actual cash flows are denominated in U.S. dollars or Brazilian reais, as indicated.

                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30,                      FAIR VALUE      FAIR VALUE
                                     ----------------------------------------------------              CASH FLOW AT    ACCOUNTING AT
                                                                                  2007 TO              SEPTEMBER 30,   SEPTEMBER 30,
                                      2002     2003     2004     2005     2006     2012      TOTAL         2001            2001
                                     ------   ------   ------   ------   ------   -------   --------   -------------   -------------
                                                                                                            (1)             (2)
                                                                          (IN THOUSANDS OF US$)
U.S. dollar-denominated
Fixed rate
  Bonds..............        9.375%  US$  0   US$201   US$  0   US$  0   US$  0   US$  0    US$  201     US$  201        US$  201
  Bonds..............       10.000%       0        0      301        0        0        0         301          301             301
  Loans..............  up to 7.000%       0        0        1        2        1        1           5            5               4
  Loans..............   over 7.000%      15       26       44       64       40      132         321          321             323
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                     US$ 15   US$227   US$346   US$ 66   US$ 41   US$133    US$  828     US$  828        US$  829
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
Floating rate
  Loans..............  up to 7.000%      70      378      280      111       60      191       1,090        1,090           1,042
  Loans..............   over 7.000%       0       16       10       11       10       17          64           64              55
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                         70      394      290      122       70      208       1,154        1,154           1,097
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                     US$ 85   US$621   US$636   US$188   US$111   US$341    US$1,982     US$1,982        US$1,926
                                     ======   ======   ======   ======   ======   ======    ========     ========        ========
Real-denominated
Fixed rate
  Loans..............  up to 7.000%  US$ 15   US$ 13   US$ 12   US$ 16   US$ 15   US$  3    US$   74     US$   74        US$   75
  Loans..............   over 7.000%       5       18       15        7        2        0          47           47              41
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                     US$ 20   US$ 31   US$ 27   US$ 23   US$ 17   US$  3    US$  121     US$  121        US$  116
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
Floating rate
  Loans..............   over 7.000%      22        1       11        0        0        0          34           34              34
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                         22        1       11       --       --       --          34           34              34
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
                                     US$ 42   US$ 32   US$ 38   US$ 23   US$ 17   US$  3    US$  155     US$  155        US$  150
                                     ------   ------   ------   ------   ------   ------    --------     --------        --------
Total................                US$127   US$653   US$674   US$211   US$128   US$344    US$2,137     US$2,137        US$2,076
                                     ======   ======   ======   ======   ======   ======    ========     ========        ========

---------------

(1) Includes future payments of interest.

(2) Based on the values recorded in our consolidated financial statements, which include prorated interest up to September 30, 2001.

  Interest Rate Risk

     We are exposed to interest rate risk in our floating-rate debt. Our long-term floating-rate debt consists principally of U.S. dollar denominated notes and borrowings which we have incurred primarily in connection with capital expenditures, and investments in and loans to joint ventures and affiliated companies. Our short-term floating-rate debt consists principally of U.S. dollar denominated trade financing. In general, our foreign currency floating rate debt is principally subject to changes in the London Interbank Offered Rate, or LIBOR. Our floating rate debt denominated in reais is principally subject to changes in the TJLP (Long Term Interest Rate), as fixed by the Central Bank.

     Our interest rate derivatives portfolio generally consists of option trades which aim to cap our exposure to interest rate fluctuations. A cap is the maximum rate we will be required to pay on the notional amount of the debt. Conversely, a floor is the minimum rate we will be required to pay on the notional amount of the debt. Certain caps are subject to knock-out provisions which, if triggered, eliminate the protection provided by the cap.

     The table below sets forth certain information with respect to our interest rate derivatives portfolio at September 30, 2001 and 2000:

                                   AT SEPTEMBER 30, 2001
                       ---------------------------------------------
                                                     UNREALIZED GAIN
TYPE                   NOTIONAL VALUE   RATE RANGE       (LOSS)
----                   --------------   ----------   ---------------
                         (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Cap..................     US$1,375          5-8%        US$   1.8
Floor................        1,000         5-6.5            (31.3)
Swap.................          125       5.5-7.5            (11.8)
                                                        ---------
                                                        US$ (41.3)
                                                        =========

                                   AT SEPTEMBER 30, 2000
                       ---------------------------------------------
                                                     UNREALIZED GAIN
TYPE                   NOTIONAL VALUE   RATE RANGE       (LOSS)        FINAL MATURITY
----                   --------------   ----------   ---------------   --------------
                                  (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Cap..................     US$1,200          5-8%         US$ 7.3          11/2006
Floor................          850        5-6.5             (3.4)         11/2006
Swap.................           --           --               --          10/2007
                                                         -------
                                                         US$ 3.9
                                                         =======

     The table below sets forth certain information with respect to our interest rate derivatives portfolio at December 31, 2000 and 1999.

                                   AT DECEMBER 31, 2000
                       ---------------------------------------------
                                                     UNREALIZED GAIN
TYPE                   NOTIONAL VALUE   RATE RANGE       (LOSS)
----                   --------------   ----------   ---------------
                         (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Cap..................     US$1,200        5-8%            US$ 3
Floor................          850       5-6.5               (7)
Swap.................          125      5.5-7.5              (4)
                                                          -----
                                                          US$(8)
                                                          =====

                                   AT DECEMBER 31, 1999
                       ---------------------------------------------
                                                     UNREALIZED GAIN
TYPE                   NOTIONAL VALUE   RATE RANGE       (LOSS)        FINAL MATURITY
----                   --------------   ----------   ---------------   --------------
                                  (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Cap..................     US$1,200        5-8%            US$10           12/2004
Floor................          850        5-6.5              (4)          12/2004
Swap.................           --         --                --           10/2007
                                                          -----
                                                          US$ 6
                                                          =====

     The unrealized losses and gains represent the amounts payable or receivable if the transactions had been settled on the dates indicated.

  Exchange Rate Risk

     Our long-term debt is primarily denominated in foreign currencies, principally the U.S. dollar. Because our revenues are primarily dollar-denominated, we do not believe that the high incidence of dollar-denominated debt in our long-term debt portfolio exposes us to an undue amount of exchange rate risk.

     However, a portion of our indebtedness is also denominated in euros and in Japanese yen, and we use derivative instruments to protect ourselves against specific risks associated with exchange rate movements in these foreign currencies.

     The table below sets forth certain information with respect to our exchange rate derivatives portfolio at September 30, 2001 and 2000:

                                      AT SEPTEMBER 30, 2001
                       ----------------------------------------------------
                                                            UNREALIZED GAIN
TYPE                   NOTIONAL VALUE      PRICE RANGE          (LOSS)
----                   --------------   -----------------   ---------------
                             (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Yen Purchased........     US$31.44      Y70-110 per US$        US$ (0.7)
Euros Purchased......        12.35         E1.10-1.30 per          (3.3)
Euros Sold...........         4.07      E0.90-1.2 per US $          0.8

BRL Sold.............                                                 0
                                                               --------
                                                               US$ (3.2)
                                                               ========

                                      AT SEPTEMBER 30, 2000
                       ---------------------------------------------------
                                                           UNREALIZED GAIN
TYPE                   NOTIONAL VALUE     PRICE RANGE          (LOSS)        FINAL MATURITY
----                   --------------   ----------------   ---------------   --------------
                                     (IN MILLIONS OF US$, EXCEPT RATE RANGES)
Yen Purchased........     US$ 17.4      Y70-110 per US$       US$  0.2           4/2005
Euros Purchased......         13.3            E1.10-1.30          (2.7)          4/2005
Euros Sold...........           --                    --            --          10/2001
BRL Sold.............       120.00                                 1.0          11/2000
                                                              --------
                                                              US$ (1.5)
                                                              ========

     The table below sets forth certain information with respect to our exchange rate derivatives portfolio at December 31, 2000 and 1999. These derivatives are structured forwards that we have purchased, which will require us to purchase foreign currencies as specified below:

                                       AT DECEMBER 31, 2000
                       ----------------------------------------------------
                          NOTIONAL                          UNREALIZED GAIN
TYPE                       VALUE           PRICE RANGE          (LOSS)
----                   --------------   -----------------   ---------------
                            (IN MILLIONS OF US$, EXCEPT PRICE RANGES)
Yen..................      US$15.0        Y90-100 per US$      US$(2.0)
Euro.................         12.0       US$0.9-1.2 per E         (2.0)
                                                            ----------
                                                               US$(4.0)
                                                            ==========

                                       AT DECEMBER 31, 1999
                       ----------------------------------------------------
                          NOTIONAL                          UNREALIZED GAIN    FINAL
TYPE                        VALUE          PRICE RANGE          (LOSS)        MATURITY
----                   ---------------   ----------------   ---------------   --------
                                  (IN MILLIONS OF US$, EXCEPT PRICE RANGES)
Yen..................         US$8        Y90-100 per US$        US$0.6        4/2005
Euro.................         13.3       US$0.9-1.2 per E       US$(1.1)       4/2005
                                                            -----------
                                                                US$(0.5)
                                                            ===========

     The unrealized losses and gains represent the amounts payable or receivable if the transactions had been settled on the dates indicated.

  Commodity Price Risk

     We are also exposed to various market risks relating to the volatility of world market prices for:

     - iron ore, which represented 53.5% of our 2000 consolidated revenues,

     - aluminum, which represented 8.9% of our 2000 consolidated revenues, and

     - gold, which represented 3.8% of our 2000 consolidated revenues.

     We do not enter into derivatives transactions to hedge our iron ore exposure. For information on how our iron ore export sales are priced, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview -- Prices."

     To manage the risk associated with fluctuations in aluminum prices, our affiliates Albras and Alunorte engage in hedging transactions involving put and call options, as well as forward contracts. These derivative instruments allow Albras and Alunorte to establish minimum average profits for their future aluminum production in excess of their expected production costs and therefore ensure stable cash generation. However, they also have the effect of reducing potential gains from price increases in the spot market for aluminum.

     We have a 51% voting capital interest and a 51% total capital interest in Albras. The table below sets forth certain information with respect to Albras's derivatives portfolio at September 30, 2001 and 2000:

                                        AT SEPTEMBER 30, 2001                              AT SEPTEMBER 30, 2000
                           ------------------------------------------------   ------------------------------------------------
                                                            UNREALIZED GAIN                                    UNREALIZED GAIN
TYPE                       NOTIONAL VALUE    PRICE RANGE        (LOSS)        NOTIONAL VALUE    PRICE RANGE        (LOSS)
----                       --------------   -------------   ---------------   --------------   -------------   ---------------
                            (IN TONS OF     (US$ PER TON)    (IN MILLIONS      (IN TONS OF     (US$ PER TON)    (IN MILLIONS
                             ALUMINUM)                          OF US$)         ALUMINUM)                          OF US$)
Puts purchased...........      67,500        1,400-1,600        US$10.1           45,000        1,400-1,500       US$  2.5
Forwards sold............      54,750        1,400-1,600            9.6           39,750        1,500-1,700           (0.7)
Calls sold...............      54,750        1,600-1,800           (0.3)         101,250        1,500-1,700           (7.2)
Hybrid instruments(1)....     108,187                              (1.4)          97,455                              (5.4)
                                                                -------                                           --------
                                                                US$18.0                                           US$(10.8)
                                                                =======                                           ========


TYPE                       FINAL MATURITY
----                       --------------

Puts purchased...........     12/2003
Forwards sold............     12/2006
Calls sold...............      6/2004
Hybrid instruments(1)....      6/2004


---------------

(1) The payoff of these instruments depends, at least partly, on the manner in which the price of the underlying asset behaves during the life of the transaction.

     The table below sets forth certain information with respect to Albras's derivatives portfolio at December 31, 2000 and 1999:

                                     AT DECEMBER 31, 2000                               AT DECEMBER 31, 1999
                       ------------------------------------------------   ------------------------------------------------
                          NOTIONAL                      UNREALIZED GAIN                                    UNREALIZED GAIN
TYPE                       VALUE         PRICE RANGE        (LOSS)        NOTIONAL VALUE    PRICE RANGE        (LOSS)
----                   --------------   -------------   ---------------   --------------   -------------   ---------------
                        (IN TONS OF     (US$ PER TON)    (IN MILLIONS      (IN TONS OF     (US$ PER TON)    (IN MILLIONS
                         ALUMINUM)                          OF US$)         ALUMINUM)                          OF US$)
Puts purchased.......      42,000        1,450-1,650        US$ 2.0           39,000        1,450-1650        US$ (5.3)
Forwards sold........      85,189        1,500-1,700           (1.4)         168,000        1,500-1700             (20)
Calls sold...........     105,000        1,500-1,700           (5.5)          90,000        1,500-1700           (13.8)
                                                            -------                                           --------
                                                            US$(4.9)                                          US$(39.1)
                                                            =======                                           ========


TYPE                   FINAL MATURITY
----                   --------------

Puts purchased.......     12/2001
Forwards sold........     12/2006
Calls sold...........     12/2003


     We have a 50.3% voting capital interest and a 49.3% total capital interest in Alunorte. The table below sets forth certain information with respect to Alunorte's derivatives portfolio at September 30, 2001 and 2000:

                                         AT SEPTEMBER 30, 2001                              AT SEPTEMBER 30, 2000
                            ------------------------------------------------   ------------------------------------------------
                               NOTIONAL                      UNREALIZED GAIN                                    UNREALIZED GAIN
TYPE                            VALUE         PRICE RANGE        (LOSS)        NOTIONAL VALUE    PRICE RANGE        (LOSS)
----                        --------------   -------------   ---------------   --------------   -------------   ---------------
                             (IN TONS OF     (US$ PER TON)    (IN MILLIONS      (IN TONS OF     (US$ PER TON)    (IN MILLIONS
                              ALUMINUM)                          OF US$)         ALUMINUM)                          OF US$)
Puts purchased............      26,250        1,400-1,600       US$  4.6           42,000        1,400-1,600       US$  4.1
Forwards sold.............      30,500        1,400-1,600            3.2            5,250        1,600-1,800            0.3
Calls sold................      38,000        1,600-1,800           (0.1)          43,500        1,600-1,800           (2.4)
Hybrid instruments(1).....     272,000                               0.5          162,000                              (2.9)
                                                                --------                                           --------
                                                                US$  8.2                                           US$ (0.9)
                                                                ========                                           ========


TYPE                        FINAL MATURITY
----                        --------------

Puts purchased............     12/2002
Forwards sold.............      3/2003
Calls sold................     12/2003
Hybrid instruments(1).....     12/2003


---------------

(1) The payoff of these instruments depends, at least partly, on the manner in which the price of the underlying asset behaves during the life of the transaction.

     The table below sets forth certain information with respect to Alunorte's derivatives portfolio at December 31, 2000 and 1999:

                                      AT DECEMBER 31, 2000                                 AT DECEMBER 31, 1999
                       ---------------------------------------------------   ------------------------------------------------
                          NOTIONAL                         UNREALIZED GAIN                                    UNREALIZED GAIN
TYPE                       VALUE          PRICE RANGE          (LOSS)        NOTIONAL VALUE    PRICE RANGE        (LOSS)
----                   --------------   ----------------   ---------------   --------------   -------------   ---------------
                        (IN TONS OF                         (IN MILLIONS      (IN TONS OF                      (IN MILLIONS
                         ALUMINUM)       (US$ PER TON)         OF US$)         ALUMINUM)      (US$ PER TON)       OF US$)
Puts purchased.......      60,000         1,450-1,650          US$ 3.8                                           US$   --
Forwards sold........      24,000         1,500-1,700             (0.3)          15,000        1,500-1,700            0.8
Calls sold...........     163,500         1,500-1,700             (5.1)          60,000        1,500-1,700            2.9
                                          1,450-1,550
                                        (puts purchased)
Collars
  conditional........      36,000         1,550-1,750
                                          (calls sold)             0.2
                                                               -------                                           --------
                                                               US$(1.4)                                          US$  3.7
                                                               =======                                           ========


TYPE                   FINAL MATURITY
----                   --------------

Puts purchased.......     12/2002
Forwards sold........     12/2002
Calls sold...........     12/2002
Collars
  conditional........
                          12/2003


     To manage the risk associated with fluctuations in gold prices, we enter into derivative instruments which allow us to establish a minimum profit level for future gold production. However, they may also have the effect of eliminating potential gains on certain price increases in the spot market for gold.

     The table below sets forth certain information with respect to our gold derivatives portfolio at September 30, 2001 and 2000:

                                      AT SEPTEMBER 30, 2001                              AT SEPTEMBER 30, 2000
                         ------------------------------------------------   ------------------------------------------------
                                                          UNREALIZED GAIN                                    UNREALIZED GAIN
TYPE                        QUANTITY       PRICE RANGE        (LOSS)           QUANTITY       PRICE RANGE        (LOSS)
----                     --------------   -------------   ---------------   --------------   -------------   ---------------
                                                           (IN MILLIONS                                       (IN MILLIONS
                             (OZ.)        (US$ PER OZ.)       OF US$)           (OZ.)        (US$ PER OZ.)       OF US$)
Puts purchased.........     479,500          270-340         US$10.79           552,000           302-372       US$13.42
Calls sold.............     845,500          308-366            (4.79)        1,224,800           308-366          (7.11)
Hybrid
  instruments(1).......      25,000                              0.10
                                                             --------                                           --------
                                                             US$ 6.10                                           US$ 6.31
                                                             ========                                           ========


TYPE                     FINAL MATURITY
----                     --------------

Puts purchased.........     12/2005
Calls sold.............     12/2005
Hybrid
  instruments(1).......     12/2005


---------------

(1) The payoff of these instruments depends, at least partly, on the manner in which the price of the underlying asset behaves during the life of the transaction.

     The table below sets forth certain information with respect to our gold derivatives portfolio at December 31, 2000.

                                                                        DECEMBER 31, 2000
                                                  -------------------------------------------------------------
                                                                               UNREALIZED GAIN
TYPE                                              QUANTITY     PRICE RANGE         (LOSS)        FINAL MATURITY
----                                              --------     -----------     ---------------   --------------
                                                   (OZ.)      (US$ PER OZ.)     (IN MILLIONS
                                                                                   OF US$)
Puts purchased..................................  479,500        300-345            US$13           12/2004
Calls sold......................................  999,800        330-390               (5)          12/2004
                                                                 300-315
                                                                  (puts
                                                               purchased)
Collars conditional.............................   30,000        330-350
                                                              (calls sold)              1           11/2002
                                                                                    -----
                                                                                    US$ 9
                                                                                    =====

     The unrealized gain in the amount of US$9 million represents the amount receivable if all transactions had been settled on December 31, 2000.

     The table below sets forth certain information with respect to our gold derivatives portfolio at December 31, 1999.

                                                                     DECEMBER 31, 1999
                                                     -------------------------------------------------
TYPE                                                 QUANTITY      UNREALIZED GAIN      FINAL MATURITY
----                                                 ---------   --------------------   --------------
                                                       (OZ.)     (IN MILLIONS OF US$)
Forwards sold......................................     20,000          US$ --             12/2000
Puts purchased.....................................    374,500               7             12/2004
Calls sold.........................................  1,446,000             (17)            12/2004
                                                                        ------
                                                                        US$(10)
                                                                        ======

                               INDUSTRY OVERVIEW

IRON ORE INDUSTRY

  INTRODUCTION

     Iron ore is the primary component of the world's production of iron and steel with essentially all iron ore produced worldwide consumed in steelmaking. Iron ore demand, and therefore pricing, depend on the global steel industry. Conditions in the steel industry generally reflect global economic conditions, but, since demand for steel is driven by basic components of industrial and economic growth (e.g., heavy construction and automotive industries), from time to time regional differences exist in steel and, therefore, in iron ore demand.


     Since 1960, world pig iron production has grown at an average rate of 2.2% per year to 576 million tons in 2000. Pig iron is a high carbon primary iron made by smelting iron ore in blast furnaces using carbonaceous materials. Production and growth trends in pig iron are representative of trends in iron ore. This growth is consistent with the growth in global steel production over the same period, with both largely influenced by economic development in the East Asian and Southeast Asian regions. Iron ore production is expected to grow at an average rate of 1.2% per year over the next five years according to Grant Samuel Independent Valuation of North Limited.

[LINE GRAPH OF WORLD PRODUCTION OF PIG IRON AND CRUDE STEEL]

                                                                        CRUDE STEEL                          PIG IRON
                                                                        -----------                          --------
1960                                                                       347.00                             242.00
1961                                                                       347.00                             251.00
1962                                                                       354.00                             257.00
1963                                                                       379.00                             272.00
1964                                                                       430.00                             308.00
1965                                                                       452.00                             326.00
1966                                                                       471.00                             336.00
1967                                                                       493.00                             352.00
1968                                                                       524.00                             378.00
1969                                                                       571.00                             408.00
1970                                                                       595.00                             427.00
1971                                                                       582.00                             423.00
1972                                                                       630.00                             447.00
1973                                                                       696.00                             494.00
1974                                                                       704.00                             503.00
1975                                                                       644.00                             470.00
1976                                                                       675.00                             489.00
1977                                                                       675.00                             486.00
1978                                                                       717.00                             501.00
1979                                                                       747.00                             528.00
1980                                                                       716.00                             508.00
1981                                                                       707.00                             497.00
1982                                                                       645.00                             453.00
1983                                                                       663.00                             458.00
1984                                                                       710.00                             491.00
1985                                                                       719.00                             500.00
1986                                                                       714.00                             496.00
1987                                                                       736.00                             509.00
1988                                                                       780.00                             538.00
1989                                                                       786.00                             545.00
1990                                                                       770.00                             532.00
1991                                                                       734.00                             504.00
1992                                                                       720.00                             499.00
1993                                                                       728.00                             528.00
1994                                                                       725.00                             509.00
1995                                                                       752.00                             524.00
1996                                                                       751.00                             517.00
1997                                                                       799.00                             547.00
1998                                                                       777.00                             539.00
1999                                                                       788.00                             541.00
2000                                                                       847.00                             576.00

Source:  Australian Bureau of Agricultural and Resource Economics -- ABARE.

     Worldwide, iron ore is mined in about 50 countries, with the seven largest of these producing countries -- Brazil, Australia, former USSR republics, China, India, the United States and South Africa -- accounting for approximately three-quarters of total world production.


     While most of the seven major iron ore production countries are also major steel producers, nearly half of estimated world iron ore production in 2000 (between 490 million and 495 million tons) changed hands via seaborne export-import trade. Brazil and Australia together dominate the world's seaborne trade in iron ore exports, with a 39% and 33% share of seaborne tonnage, respectively, according to ABN AMRO research.

     The following table presents iron ore production for 1985, 1990 and the 1998-2000 period in millions of tons by the seven largest producers worldwide, and the percentage change for the 1999-2000 and 1990-2000 periods.


                        WORLD IRON PRODUCTION BY COUNTRY


                                             2000    1999    1998    1990    1985    2000/1999   2000/1990
                                             -----   -----   -----   -----   -----   ---------   ---------
                                                     (IN MILLIONS OF TONS)             (IN PERCENTAGES)
COUNTRY
Brazil.....................................  200.4   188.7   183.1   152.3   128.2      6.2%        31.6%
Australia..................................  171.3   153.0   163.3   113.5    96.2     12.0         50.9
Former Soviet Union........................  157.0   138.1   132.1   236.2   247.6     13.7        (33.5)
China......................................   99.9    92.2    97.1    80.0    62.1      8.4         24.9
India......................................   75.4    70.2    71.7    53.7    44.2      7.4         40.4
USA........................................   63.0    57.8    62.9    56.4    49.5      9.0         11.7
Canada.....................................   35.9    34.0    38.7    36.7    40.4      5.6         (2.2)
Others.....................................  134.4   124.7   131.2   156.2   172.0      7.8        (14.0)
                                             -----   -----   -----   -----   -----     ----        -----
  World....................................  937.3   858.7   880.1   885.0   840.2      9.2%         5.9%
                                             =====   =====   =====   =====   =====     ====        =====
As a percentage of world production:
Top two....................................   39.7%   39.8%   39.4%   30.0%   26.7%
Top four...................................   67.1    66.6    65.4    65.8    63.6


---------------

Source: Iron Ore Manual, 2001-2002.


     Globally, the iron ore industry is currently undergoing a period of consolidation, reflecting a tendency by iron ore producers toward economies of scale to accelerate efficiency improvements and improve earnings. Following the latest round of consolidation in 2000 and 2001, the three primary companies in the global iron ore industry are CVRD, Rio Tinto and BHP. During this period, our acquisitions of Socoimex, Samitri, Ferteco and Caemi have sustained our leading position in the iron ore marketplace, even as Rio Tinto's acquisition of North Limited in 2000 moved Rio Tinto ahead of BHP into second place in terms of annual production. Global producer rankings are presented in the following chart:


                 MANAGED IRON ORE PRODUCTION BY COMPANY (2000)

[GLOBAL IRON ORE PRODUCTS GRAPH]

CVG                                                                              20.00
LKAB                                                                             21.00
Ferteco                                                                          23.00
Iscor                                                                            26.00
Caemi                                                                            35.00
Cleveland Cliffs                                                                 42.00
BHP                                                                              76.00
Rio Tinto                                                                       115.00
CVRD                                                                            129.00


                        PRODUCTION (IN MILLIONS OF TONS)

Source: Iron Ore 2002, AME Mineral Economics.
Notes:
CVRD includes = CVRD + Samitri + Socoimex + Samarco (50%)
BHP = BHP + Samarco (50%)
CAEMI = MBR + QCM (50%)
RIO TINTO = Hameraley + Robe River + IOC + Corumbense

  IRON ORE MARKETS

     Geographically, the primary iron ore import markets can be broadly divided into three regions: Asia, Europe and North America. The competition among producers and exporters to supply steel mill customers in these regions is primarily dictated by freight costs. A secondary competitive factor is the demand for particular iron ore products, which also tends to vary along regional lines. For example, steel mills in North America generally are configured to process predominantly iron pellets, while blast furnace steel makers in Asia are configured to process predominantly sinter fines and lump ore. However, the ability to provide iron ore products tailored to individual customers' specifications, such as high-grade, low-impurity blending ores, pellets, etc., and/or the metallurgical properties of particular ores permit producers to increase their presence in more distant markets.

The following table illustrates the distribution of world import demand for 1985, 1990 and the 1998-2000 period in millions of tons for the seven largest importers of iron ore worldwide, and the percentage change for the 1999-2000 and 1990-2000 periods.

                            WORLD IMPORTS BY COUNTRY

                                               2000    1999    1998    1990    1985    2000/1999   2000/1990
                                               -----   -----   -----   -----   -----   ---------   ---------
                                                       (IN MILLIONS OF TONS)             (IN PERCENTAGES)
COUNTRY
Japan........................................  131.7   120.1   120.8   125.3   124.5      9.7%         5.1%
China........................................   70.0    55.3    51.8    14.3    10.0     26.6        389.5
Germany......................................   47.6    39.2    46.8    43.7    45.1     21.4          8.9
South Korea..................................   39.0    35.5    33.6    22.6    13.2      9.9         72.6
France.......................................   19.7    20.2    19.8    18.8    16.2     (2.5)         4.8
Italy........................................   17.6    15.6    15.7    17.2      --     12.8          2.3
United Kingdom...............................   16.7    17.0    20.8    17.6    15.4     (1.8)        (5.1)
Others.......................................  142.7   130.6   142.5   140.6      --      9.3          1.5
                                               -----   -----   -----   -----   -----     ----        -----
  World......................................  485.0   433.5   451.8   400.1   377.5     11.9%        21.2%
                                               =====   =====   =====   =====   =====     ====        =====
As a percentage of world imports:
Top two......................................   41.6%   40.5%   38.2%   34.9%   35.6%
Top four.....................................   59.4    57.7    56.0    51.5    51.1

---------------

Source: Iron Ore Manual, 2001-2002.
  STEEL INDUSTRY
     Demand for iron ore is dictated by the global steel industry, which consumes substantially all (98%) of the iron ore produced worldwide. Demand for crude steel is correlated primarily to the automotive and construction industries, both of which are affected by the general state of the world economy. Therefore, demand for iron ore depends ultimately on global economic conditions.

     The steel industry worldwide produced over 800 million tons of crude steel in 2000. The largest producing countries are China, Japan and the United States, each of which produces approximately 100 million tons annually. Germany and Korea follow, each of which produces approximately 40-50 million tons annually.

     World crude steel production has grown by an average of 2.3% per year since 1960. Over the next five years, global production is forecasted to grow at a rate of 1.6% per year. Regional growth rates are expected to vary in line with regional economic growth. Steel consumption in North America is expected to grow at about 0.5% per year while developing countries are expected to achieve growth in excess of 2% per year, according to Grant Samuel Independent Valuation of North Limited. In particular, steel consumption in Asia is expected to grow at a higher rate as a result of high rates of investment in industry, transportation, infrastructure, construction and an overall improvement in standards of living.

  STEEL MANUFACTURING PROCESSES
     There are two basic manufacturing processes that account for the vast majority of modern steelmaking:
     Integrated Process -- The integrated process is the blast furnace/basic oxygen furnace process, which currently accounts for approximately 60% of world steel production. Lump ore and processed fines are fed directly into a coke-fired blast furnace, together with coke and limestone, to produce pig iron. Pig iron, together with some scrap steel, is then integrated with oxygen in a basic oxygen furnace to produce crude steel.
     EAF Process -- According to the Institute for Steel and Iron, the electric arc furnace, or EAF process, currently accounts for approximately 34% of world steel production. Scrap steel is melted in an electric arc furnace and then alloyed in a ladle furnace to produce crude steel. EAF and "mini-mills" (steel making plants that consume primarily scrap metal and use single-stage, continuous casting technology to produce end-user ready steel products) have gained popularity over the last decade as a result of their lower capital cost and reduced environmental impact.
     According to CRU International the proportion of world steel production using the EAF process is expected to grow from 34% to 40% over the next few years, increasing demand for direct reduced iron, or DRI, a clean iron feed material produced by a high-temperature, solid-state process that removes oxygen from iron ore. High-quality, low-impurity iron ore can be processed to produce DRI, which can, in turn, be further treated to make hot briquetted iron, or HBI, essentially DRI compacted at high temperature into briquettes. Each of these higher value-added, intermediate iron products benefits from significantly lower transportation and re-handling costs per delivered tonne of iron content compared to unprocessed iron ore. DRI and HBI are mainly used to supplement steel scrap in electric arc furnaces where low levels of metallic impurities are required. The increasing demand for DRI is expected to result in greater demand for direct reduction grade pellets. However, the blast furnace segment of the market currently remains the most important consumer of iron ore products.
  IRON ORE PRODUCTS
     Demand for pellet feed is steadily increasing, due to a combination of customer specification and environmental preference for the pelletizing process versus the sintering process. Sinter feed products have become less desirable due to the amount of greenhouse gases emitted during the sintering process. Demand for pellet feed is correlated to pellet demand. According to our estimates, demand for pellets in the seaborne market has increased by 59% from 1990 to 2000 and 28% from 1995 to 2000.

     In addition, significant worldwide reserves of iron ore fines suitable for pelletizing exist, which provide producers with the ability to convert an increasing volume of production into pellets. As a result, global trade in pellets is expected to grow at a rate higher than that of other iron ore products. The principal constraint on growth of the pellet market is the installed base of world pellet production capacity, which is currently approximately 319 million tons per year, according to the U.S. Geological Survey Minerals Yearbook for 1999.

  IRON ORE PRICES
     The majority of the international iron ore trade is conducted pursuant to frame-type contract arrangements, in which annual tonnages are specified for the term of the contract, but prices are negotiated annually. Contract prices for iron ore are influenced by a range of factors, including iron content of specific ore deposits, the various beneficiation processes required to produce the desired final product, particle size, moisture content, type and concentration of contaminants in the ore, and other metallurgical properties. Contract prices also depend on the geographic location of the relevant ore deposit. Fines, lump ore and pellets each typically command different prices. Iron ore prices are specified in U.S. dollars per metallic unit in dry metric tons (tons) or dry long tons. The base price quoted for a particular tonne of ore depends principally on its iron content (grade) and moisture content.

Lump ore has historically traded at a higher price than that of sinter fines, reflecting its use as a direct feed to blast furnaces. Iron concentrates typically trade at a level similar to that of sinter fines. Pellets trade at a significant premium over the rates of both lump ore and sinter fines.

     Iron ore price negotiations for 2001 were settled at higher prices than those of the previous year. The table below sets forth the percentage change in the prices of our iron ore products sold to Europe and Japan over the 2000-2001 period.
               PERCENTAGE CHANGE IN IRON ORE PRICES FOR 2000-2001

                                                              EUROPE(1)   JAPAN(2)
                                                              ---------   --------
                                                                (IN PERCENTAGES)
FINES:
Southern System Standard Sinter Feed........................    4.52%       4.30%
Carajas Sinter Feed.........................................    4.31        4.21
LUMPS:
New Tubarao A...............................................      --        3.23
Special Lump Rio Doce.......................................      --        3.23
PELLETS:
Blast Furnace Pellets.......................................    1.75          --

---------------

Source: CVRD.
(1) Percentage change of prices for Europe is based on prices valid on a calendar year basis (January to December 2001). The prices were based on the U.S. dollar price per dry metric tonne.
(2) Percentage change of prices for Japan is based on prices valid on a fiscal year basis (April 2001 to March 2002). The prices were based on the U.S. dollar price per dry long tonne.
COPPER INDUSTRY
     Refined copper is a primary material used in a range of industries, including automotive and other durable consumer goods (e.g., fine wire, magnet wire and certain specialty brass mill products), as well as construction (e.g., tubing), electrical products and transmission (e.g., wire), and general industrial (e.g., wire rod and other milled brass). Copper demand is cyclical, generally varying in line with changes in global and regional economic conditions. The industrial sectors consuming copper, however, can follow divergent cycles in some regions during certain periods, including where demand for consumer durables slows but basic infrastructure construction, such as electricity transmission, is ongoing. Copper products are priced by reference to benchmark spot and futures prices on the London Metals Exchange, or LME (or other major commodities exchanges). Spot and future prices in turn are influenced by both the general level and trend of end-user demand and the level of LME or other exchange physical inventories of refined copper metal.
     The international trade in copper involves products in various stages of refinement:
     - Copper concentrates -- An intermediate mine product, where ore mined is processed to create a bulk concentrate with copper content (grade) typically ranging between 30% and 35% by volume; sold to smelters which further process and refine the material into blister or cathode;
     - Blister/anode copper -- Depending upon the smelter technology employed, blister or anode copper may be the final smelter product, requiring an additional stage of refining to produce copper cathode; and

     - Copper cathode -- Cathode is copper metal refined to 99.9% purity, the copper product quoted by the LME and other major commodities exchanges generally acceptable to manufacturers; it is sold directly to mills or foundries or delivered to the warehouses of the LME or other major commodities exchanges.

While the growth in worldwide demand for copper has varied in recent years, ranging between 2.5% and 6.4% in the period from 1997 through 2000, the long-term world demand growth trend has ranged from 2.5% to 3.5% per year.
                     WORLD COPPER CONSUMPTION GROWTH RATES
[BAR CHART]                     (1994 TO 2001E)

1994                                                                             5.20
1995                                                                             3.20
1996                                                                             5.10
1997                                                                             4.10
1998                                                                             2.50
1999                                                                             5.50
2000                                                                             6.90
2001E

Source: CRU International Ltd. -- July 2001.
     The current economic slowdown in the U.S., Europe and, to a lesser extent, Asia, was expected to result in effectively zero copper demand positive growth for 2001, with a return to a positive growth trend in the 2003-2005 period, according to CRU in July 2001.

     The supply side of the copper market is affected by developments in two segments of the supply chain. First, mine production tends to be added in significant increments as a result of the scale required to generate economic returns on the large capital investment required by new mine construction or the expansion of existing mines. Moreover, cyclical highs in the copper price, such as those in the late 1980s and early 1990s, tend to lead to new mine developments. In addition to conventional concentrate-producing mines, the advent of copper leaching -- SX/EW technology, where copper is leached from ore using solvents and then electrolytically recovered from the resulting solution as cathode, bypassing the concentrate stage, has rendered the exploitation of lower grade orebodies economic, adding to the volume of copper mine production brought to market. These two developments converged during the 1995-2000 period, when the annual rate of mine production grew by more than three million tons of contained copper according to the International Copper Study Group of the American Bureau of Metals Statistics. Low levels of growth in mine production were expected in 2001, substantially all coming from leaching -- SX/EW operations, while smelter capacity expands by more than 6.0%, to continue catching up with the new mine developments and expansions of the 1990s.

     Thereafter, during the 2001 through 2005 period, mine production and smelter capacity are expected to continue to seek equilibrium as the most recent mine capacity additions work their way into the market. In 2001, refined production was projected to grow by 4.6%, and thereafter to grow by an average of 3.2% annually through 2005, roughly in line with the trend growth rate of world copper consumption according to CRU in July 2001.

  COPPER PRICES

Most international trade in copper concentrates occurs under long-term contracts, with annual tonnages specified for the term of the contract, but price and treatment and refining charges, or TC/RCs, determined annually by quoted benchmark prices such as the LME spot or forward price.
     The miner typically sells copper concentrates FOB "net smelter return" and the title passes to the smelter. Some concentrates, however, are smelted and refined on a "tolling" basis, where title remains with the miner; the smelter receives only the TC/RC and some metal deduction as compensation for processing the miner's concentrates.
     Blister or anode copper is sold to or toll-refined by refiners on behalf of the blister or anode producer, with prices and refining charges set by prevailing copper prices. Market prices for refined copper are set by the bid and ask for metal of certain specification (e.g., LME Grade A copper) on major commodities exchanges.
     Producers of finished metal sell their product either through direct transactions with consumers (e.g., rod, wire or brass mills) or on the open market through the LME.
                              COPPER PRICE HISTORY
                  JANUARY 6, 1995 TO JANUARY 25, 2002 (WEEKLY)
[COPPER PRICE HISTORY LINE GRAPH]

01/06/95                                                                        136.08
01/13/95                                                                        137.37
01/20/95                                                                        138.66
01/27/95                                                                        136.19
02/03/95                                                                        130.01
02/10/95                                                                        131.56
02/17/95                                                                        130.73
02/24/95                                                                        129.64
03/03/95                                                                        132.04
03/10/95                                                                        131.88
03/17/95                                                                        131.23
03/24/95                                                                        134.54
03/31/95                                                                        134.88
04/07/95                                                                        134.58
04/13/95                                                                        132.31
04/21/95                                                                        130.16
04/28/95                                                                        128.10
05/05/95                                                                        123.29
05/12/95                                                                        125.00
05/19/95                                                                        124.40
05/26/95                                                                        128.96
06/02/95                                                                        130.91
06/09/95                                                                        132.72
06/16/95                                                                        137.35
06/23/95                                                                        142.20
06/30/95                                                                        139.07
07/07/95                                                                        140.07
07/14/95                                                                        145.42
07/21/95                                                                        132.40
07/28/95                                                                        135.44
08/04/95                                                                        138.53
08/11/95                                                                        136.65
08/18/95                                                                        141.52
08/25/95                                                                        137.76
09/01/95                                                                        133.31
09/08/95                                                                        133.38
09/15/95                                                                        129.72
09/22/95                                                                        132.93
09/29/95                                                                        132.79
10/06/95                                                                        128.64
10/13/95                                                                        127.96
10/20/95                                                                        124.83
10/27/95                                                                        126.33
11/03/95                                                                        134.31
11/10/95                                                                        137.35
11/17/95                                                                        135.81
11/24/95                                                                        135.81
12/01/95                                                                        134.04
12/08/95                                                                        135.26
12/15/95                                                                        131.07
12/22/95                                                                        129.86
12/29/95                                                                        128.91
01/05/96                                                                        124.33
01/12/96                                                                        116.12
01/19/96                                                                        115.53
01/26/96                                                                        113.49
02/02/96                                                                        116.89
02/09/96                                                                        116.62
02/16/96                                                                        112.99
02/23/96                                                                        115.71
03/01/96                                                                        116.71
03/08/96                                                                        118.66
03/15/96                                                                        115.89
03/22/96                                                                        114.74
03/29/96                                                                        115.53
04/04/96                                                                        112.67
04/12/96                                                                        117.53
04/19/96                                                                        121.43
04/26/96                                                                        122.79
05/02/96                                                                        123.24
05/03/96                                                                        124.38
05/10/96                                                                        126.13
05/17/96                                                                        116.53
05/24/96                                                                        115.12
05/31/96                                                                        115.89
06/07/96                                                                        112.58
06/14/96                                                                         93.65
06/21/96                                                                         90.27
06/28/96                                                                         89.81
07/03/96                                                                         88.81
07/12/96                                                                         87.50
07/19/96                                                                         89.00
07/26/96                                                                         95.26
08/02/96                                                                         92.53
08/09/96                                                                         92.81
08/16/96                                                                         90.14
08/23/96                                                                         90.31
08/30/96                                                                         95.21
09/06/96                                                                         88.27
09/13/96                                                                         85.64
09/20/96                                                                         85.64
09/27/96                                                                         88.79
10/04/96                                                                         86.95
10/11/96                                                                         89.44
10/18/96                                                                         89.63
10/25/96                                                                         93.62
11/01/96                                                                         91.08
11/08/96                                                                         94.53
11/15/96                                                                        102.42
11/22/96                                                                        106.69
11/29/96                                                                        112.58
12/06/96                                                                        103.69
12/13/96                                                                        101.24
12/20/96                                                                        102.38
12/27/96                                                                        100.93
01/03/97                                                                        104.55
01/10/97                                                                        109.08
01/17/97                                                                        111.49
01/24/97                                                                        114.58
01/31/97                                                                        109.59
02/07/97                                                                        111.13
02/14/97                                                                        106.28
02/21/97                                                                        110.77
02/28/97                                                                        110.50
03/07/97                                                                        112.17
03/14/97                                                                        109.40
03/21/97                                                                        110.04
03/27/97                                                                        110.18
04/04/97                                                                        108.00
04/11/97                                                                        104.67
04/18/97                                                                        105.96
04/25/97                                                                        117.35
05/02/97                                                                        110.18
05/09/97                                                                        110.90
05/16/97                                                                        115.25
05/23/97                                                                        118.07
05/30/97                                                                        117.64
06/06/97                                                                        115.64
06/13/97                                                                        121.88
06/20/97                                                                        122.11
06/27/97                                                                        116.76
07/04/97                                                                        115.69
07/11/97                                                                        109.79
07/18/97                                                                        111.36
07/25/97                                                                        110.18
08/01/97                                                                        106.14
08/08/97                                                                        105.05
08/15/97                                                                        100.36
08/22/97                                                                         99.59
08/29/97                                                                         99.75
09/05/97                                                                         98.16
09/12/97                                                                         93.87
09/19/97                                                                         95.64
09/26/97                                                                         93.99
10/03/97                                                                         93.01
10/10/97                                                                         93.67
10/17/97                                                                         94.87
10/24/97                                                                         90.99
10/31/97                                                                         91.13
11/07/97                                                                         88.81
11/14/97                                                                         87.93
11/21/97                                                                         83.71
11/28/97                                                                         83.90
12/05/97                                                                         80.54
12/12/97                                                                         80.94
12/19/97                                                                         79.31
12/24/97                                                                         78.27
12/31/97                                                                         78.00
01/09/98                                                                         74.37
01/16/98                                                                         76.76
01/23/98                                                                         78.00
01/30/98                                                                         78.72
02/06/98                                                                         76.44
02/13/98                                                                         75.80
02/20/98                                                                         74.53
02/27/98                                                                         76.42
03/06/98                                                                         79.66
03/13/98                                                                         81.55
03/20/98                                                                         78.82
03/27/98                                                                         78.31
04/03/98                                                                         75.93
04/09/98                                                                         80.01
04/17/98                                                                         83.82
04/24/98                                                                         84.37
05/01/98                                                                         83.37
05/08/98                                                                         79.94
05/15/98                                                                         78.34
05/22/98                                                                         76.23
05/29/98                                                                         76.84
06/05/98                                                                         76.34
06/12/98                                                                         76.04
06/19/98                                                                         76.18
06/26/98                                                                         73.73
07/03/98                                                                         72.55
07/10/98                                                                         71.89
07/17/98                                                                         76.26
07/24/98                                                                         79.81
07/31/98                                                                         76.19
08/07/98                                                                         74.08
08/14/98                                                                         72.92
08/21/98                                                                         73.23
08/28/98                                                                         74.96
09/04/98                                                                         75.01
09/11/98                                                                         75.74
09/18/98                                                                         74.40
09/25/98                                                                         74.71
10/02/98                                                                         72.47
10/09/98                                                                         71.94
10/16/98                                                                         73.66
10/23/98                                                                         71.86
10/30/98                                                                         72.09
11/06/98                                                                         72.92
11/13/98                                                                         70.82
11/20/98                                                                         72.13
11/27/98                                                                         70.89
12/04/98                                                                         68.04
12/11/98                                                                         65.72
12/18/98                                                                         65.43
12/24/98                                                                         65.20
12/31/98                                                                         66.47
01/08/99                                                                         65.36
01/15/99                                                                         65.83
01/22/99                                                                         65.16
01/29/99                                                                         63.65
02/05/99                                                                         65.66
02/12/99                                                                         65.23
02/19/99                                                                         62.57
02/26/99                                                                         62.38
03/05/99                                                                         62.64
03/12/99                                                                         62.18
03/19/99                                                                         61.81
03/26/99                                                                         64.55
04/01/99                                                                         62.20
04/09/99                                                                         63.66
04/16/99                                                                         68.18
04/23/99                                                                         69.03
04/30/99                                                                         70.75
05/07/99                                                                         70.78
05/14/99                                                                         70.16
05/21/99                                                                         66.42
05/28/99                                                                         62.10
06/04/99                                                                         61.90
06/11/99                                                                         63.85
06/18/99                                                                         63.92
06/25/99                                                                         66.88
07/02/99                                                                         74.34
07/09/99                                                                         75.59
07/16/99                                                                         77.03
07/23/99                                                                         73.69
07/30/99                                                                         72.94
08/06/99                                                                         76.16
08/13/99                                                                         76.34
08/20/99                                                                         72.71
08/27/99                                                                         74.10
09/03/99                                                                         78.34
09/10/99                                                                         79.97
09/17/99                                                                         81.74
09/24/99                                                                         78.29
10/01/99                                                                         79.04
10/08/99                                                                         75.25
10/15/99                                                                         78.70
10/22/99                                                                         79.95
10/29/99                                                                         79.06
11/05/99                                                                         78.70
11/12/99                                                                         75.73
11/19/99                                                                         77.63
11/26/99                                                                         79.10
12/03/99                                                                         78.59
12/10/99                                                                         77.75
12/17/99                                                                         81.47
12/24/99                                                                         83.25
12/30/99                                                                         84.14
01/07/00                                                                         83.53
01/14/00                                                                         83.92
01/21/00                                                                         85.37
01/28/00                                                                         82.58
02/04/00                                                                         80.82
02/11/00                                                                         83.27
02/18/00                                                                         82.10
02/25/00                                                                         81.33
03/03/00                                                                         78.60
03/10/00                                                                         78.29
03/17/00                                                                         80.45
03/24/00                                                                         79.38
03/31/00                                                                         78.65
04/07/00                                                                         75.05
04/14/00                                                                         74.30
04/21/00                                                                         75.66
04/28/00                                                                         78.34
05/05/00                                                                         81.04
05/12/00                                                                         82.15
05/19/00                                                                         82.28
05/26/00                                                                         81.56
06/02/00                                                                         78.21
06/09/00                                                                         78.09
06/16/00                                                                         80.78
06/23/00                                                                         79.65
06/30/00                                                                         80.42
07/07/00                                                                         79.16
07/14/00                                                                         80.55
07/21/00                                                                         83.55
07/28/00                                                                         84.10
08/04/00                                                                         83.76
08/11/00                                                                         83.60
08/18/00                                                                         84.44
08/25/00                                                                         84.44
09/01/00                                                                         84.44
09/08/00                                                                         84.44
09/15/00                                                                         84.44
09/22/00                                                                         90.08
09/29/00                                                                         89.68
10/06/00                                                                         88.36
10/13/00                                                                         87.41
10/20/00                                                                         84.57
10/27/00                                                                         82.78
11/03/00                                                                         82.49
11/10/00                                                                         81.49
11/17/00                                                                         80.73
11/24/00                                                                         81.07
12/01/00                                                                         82.86
12/08/00                                                                         86.19
12/15/00                                                                         85.55
12/22/00                                                                         82.86
12/29/00                                                                         81.78
01/05/01                                                                         81.78
01/12/01                                                                         81.78
01/19/01                                                                         82.69
01/26/01                                                                         82.69
02/02/01                                                                         81.42
02/09/01                                                                         81.42
02/16/01                                                                         81.42
02/23/01                                                                         81.42
03/02/01                                                                         81.42
03/09/01                                                                         81.21
03/16/01                                                                         78.43
03/23/01                                                                         77.16
03/30/01                                                                         75.31
04/06/01                                                                         74.25
04/12/01                                                                         75.85
04/20/01                                                                         76.52
04/27/01                                                                         75.27
05/04/01                                                                         76.68
05/11/01                                                                         76.68
05/18/01                                                                         76.98
05/25/01                                                                         78.13
06/01/01                                                                         75.05
06/08/01                                                                         73.89
06/15/01                                                                         72.25
06/22/01                                                                         72.48
06/29/01                                                                         70.33
07/06/01                                                                         70.15
07/13/01                                                                         69.96
07/20/01                                                                         68.89
07/27/01                                                                         67.04
08/03/01                                                                         67.52
08/10/01                                                                         65.25
08/17/01                                                                         67.48
08/24/01                                                                         67.73
08/31/01                                                                         67.00
09/07/01                                                                         64.55
09/14/01                                                                         64.59
09/21/01                                                                         64.05
09/28/01                                                                         64.57
10/05/01                                                                         62.80
10/12/01                                                                         63.08
10/19/01                                                                         61.30
10/26/01                                                                         62.37
11/02/01                                                                         60.74
11/09/01                                                                         57.29
11/16/01                                                                         67.09
11/23/01                                                                         66.30
11/30/01                                                                         70.38
12/07/01                                                                         68.86
12/14/01                                                                         65.84
12/21/01                                                                         66.32
12/28/01                                                                         66.25
01/04/02                                                                         65.57
01/11/02                                                                         68.63
01/18/02                                                                         68.81
01/25/02                                                                         69.51
01/25/02                                                                         62.89

Source: LME spot prices.

Since 1995, copper prices have generally had a downward trend, from highs in the range of US$1.35/lb to the current price level, which is at or below US$0.70/lb. This trend reflects both the bulge in new mine supply developed in the 1990s and the demand interruptions caused by the Asian and Russian economic crises of the late 1990s.
     The long term supply/demand balance outlook, with deficits in 2002-2003 followed by long-term demand growth outstripping supply, is expected by most analysts to stimulate a recovery in copper prices in 2002-2003, and result in long-term copper prices in the range of US$0.90/lb to US$1.00/lb.
ALUMINUM INDUSTRY
     Refined aluminum is a primary material used in a range of industries, including containers and packaging, transportation (e.g., aircraft, railroad cars, automobiles), building and construction, and electrical equipment that make use of aluminum's light weight, high strength-to-weight ratio and/or high conductivity (e.g., long-distance power transmission). In addition, a wide variety of coating alloys and wrought alloys are produced to improve the structural strength of lightweight aluminum and/or take advantage of its corrosion-resistant properties. Aluminum demand is cyclical, generally varying in line with global and regional economic conditions. The industrial and consumer products sectors which consume aluminum, however, can follow divergent cycles in given regions during certain periods, for example, where demand for consumer goods lags behind other segments of the economy. The amenability of aluminum to recycling has enabled primary producers to incorporate scrap as an important element of their feed stock chain, substantially reducing their overall cost of producing refined aluminum. Aluminum produced from recycled scrap saves approximately 95% of the energy costs incurred in producing aluminum from bauxite. Aluminum products are priced by reference to benchmark spot and futures prices on the LME or other major commodities exchanges.
     The international trade in aluminum principally involves products in two stages of refinement:
     - Alumina -- Bauxite ore is aluminum's principal raw material, and is refined by chemical and electrolytic processes into alumina or aluminum oxide and sold to smelters which further process and refine the material into refined aluminum metal. Most primary aluminum producers control their own reserves of bauxite and alumina refining capacity.
     - Aluminum -- Primary aluminum producers smelt and refine alumina and/or recycle scrap aluminum to 99.9% purity, the aluminum product quoted by the LME and other major commodities exchanges generally acceptable to manufacturers. Most of the major primary aluminum producers are vertically integrated and produce some range of semi-finished aluminum products for sale to industrial customers, which may include flat-rolled products (e.g., rigid container sheet and foil for packaging, sheet and plate mill products for transportation and construction), engineered products (extrusions, aluminum and alloy forgings and castings, and fasteners), or finished packaging products for sale to beverage or food manufacturers.
     Annual growth in the worldwide demand for aluminum has historically varied widely from year to year. However, the compound annual growth rate (CAGR) of demand for the 15-year period ending in the year 2000 was 3.0%. During the initial five-year period (1985-1990) and the final five-year period (1995-2000), the CAGR accelerated to 3.9%. The rate slowed 1.3% in the middle five-year period (1990-1995), due to the adverse impact of the U.S. recession in early 1991 according to World Metals Statistics, WMS. Merrill Lynch Research has estimated the long-term annual rate of consumption growth to be 3.25%, resulting from increasing intensity of use in the automotive segment, as well as organic growth in world industrial output.
                    WORLD ALUMINUM CONSUMPTION GROWTH RATES
[BAR CHART]                     (1998 TO 2001E)

1998                                                                              0.50
1999                                                                              5.70
2000                                                                              6.10
2001E                                                                            -0.80

Source: CRU -- July 2001.
     World aluminum consumption was expected to have increased by 1.1% during 2001, with continued strength in China offsetting weakness in the United States, Europe, and Japan. Western world demand was expected to have decreased by as much as 1% during 2001. In the United States, the manufacturing recession has led to an inventory correction, with a similar pattern having emerged in Europe. However, a recovery is forecasted in 2002, with world growth increasing approximately 3.5%, in line with the current GDP forecast of Merrill Lynch economists.
     The supply of aluminum over the past ten years has adjusted to the influx of material after the fall of the Soviet Union in 1991. As a result of the ensuing period of strong economic growth, aluminum demand in the Western World has increased to where it is now dependent on Russia's imports. China has also emerged as a sizeable producer of aluminum, more than tripling its production during 2000 from a level of 850,000 mt in 1990. However, because China's consumption has more than quadrupled over the same time period, it remains a net importer of alumina and aluminum. Depending upon its short-term needs, China has entered the market as a seller, as well as buyer of these materials.

     A wave of consolidation among aluminum suppliers followed the Asian economic crisis in 1998, prompted by low prices and rising inventories, with some rationalization of aluminum production. The more recent period has seen considerable supply curtailments related mainly to rising power costs and/or a lack of power availability in the United States, Pacific Northwest, Western Canada, and Brazil. Approximately 1.8 million tons have been curtailed (7% of world production), with continued high power prices and lower aluminum prices (US$0.62/lb as of the second quarter of 2001) providing a disincentive for any near-term restarts of significance. As of the second quarter of 2001, CRU estimated that idle world capacity totaled 2.15 million annual tons, with further power-related shutdowns possible elsewhere in the world (e.g., Brazil) in 2001. Over the next few years, world capacity growth and higher utilization rates are expected to increase world aluminum production to over 29 million tons per year by 2005 according to CRU for July 2001.

  ALUMINUM PRICES

     As shown in the chart below, since 1995 the aluminum price has generally had a downward trend, from highs in the range of US$0.90/lb to the current price level, at or around US$0.55/lb. This trend reflects primarily the change in Russian production from internal consumption to export markets, with the trend exacerbated by the Asian economic crisis beginning in 1998.
     Forecast supply/demand balances in 2002-2003, followed by a long-term supply picture better-managed by a consolidated primary producer industry, is expected by most analysts to stimulate a recovery in the aluminum price in 2002-2003, and result in long-term aluminum prices of greater than US$0.70/lb.
                             ALUMINUM PRICE HISTORY
[LINE GRAPH]      JANUARY 6, 1995 TO JANUARY 25, 2002 (WEEKLY)

                                                                         ALUMINUM SPOT USC/LB
                                                                         --------------------
01/06/95                                                                         91.80
01/13/95                                                                         92.25
01/20/95                                                                         96.77
01/27/95                                                                         95.00
02/03/95                                                                         93.84
02/10/95                                                                         86.67
02/17/95                                                                         85.40
02/24/95                                                                         83.18
03/03/95                                                                         85.01
03/10/95                                                                         82.29
03/17/95                                                                         79.81
03/24/95                                                                         83.63
03/31/95                                                                         84.08
04/07/95                                                                         83.99
04/13/95                                                                         82.99
04/21/95                                                                         86.58
04/28/95                                                                         81.86
05/05/95                                                                         79.92
05/12/95                                                                         78.77
05/19/95                                                                         79.00
05/26/95                                                                         81.86
06/02/95                                                                         81.74
06/09/95                                                                         80.59
06/16/95                                                                         80.37
06/23/95                                                                         82.49
06/30/95                                                                         81.37
07/07/95                                                                         81.46
07/14/95                                                                         86.62
07/21/95                                                                         85.81
07/28/95                                                                         84.88
08/04/95                                                                         87.27
08/11/95                                                                         85.84
08/18/95                                                                         86.78
08/25/95                                                                         85.57
09/01/95                                                                         80.13
09/08/95                                                                         80.43
09/15/95                                                                         79.57
09/22/95                                                                         80.81
09/29/95                                                                         79.70
10/06/95                                                                         79.19
10/13/95                                                                         75.90
10/20/95                                                                         73.56
10/27/95                                                                         74.55
11/03/95                                                                         76.53
11/10/95                                                                         74.79
11/17/95                                                                         74.31
11/24/95                                                                         76.19
12/01/95                                                                         75.19
12/08/95                                                                         74.61
12/15/95                                                                         75.99
12/22/95                                                                         75.82
12/29/95                                                                         76.25
01/05/96                                                                         73.92
01/12/96                                                                         73.62
01/19/96                                                                         70.42
01/26/96                                                                         69.70
02/02/96                                                                         72.05
02/09/96                                                                         73.63
02/16/96                                                                         73.46
02/23/96                                                                         72.16
03/01/96                                                                         72.64
03/08/96                                                                         72.65
03/15/96                                                                         73.15
03/22/96                                                                         74.37
03/29/96                                                                         74.56
04/04/96                                                                         72.50
04/12/96                                                                         72.28
04/19/96                                                                         70.93
04/26/96                                                                         72.17
05/02/96                                                                         73.32
05/03/96                                                                         73.38
05/10/96                                                                         74.34
05/17/96                                                                         72.08
05/24/96                                                                         70.77
05/31/96                                                                         71.19
06/07/96                                                                         68.28
06/14/96                                                                         67.13
06/21/96                                                                         67.37
06/28/96                                                                         66.87
07/03/96                                                                         66.86
07/12/96                                                                         65.31
07/19/96                                                                         65.76
07/26/96                                                                         67.04
08/02/96                                                                         67.10
08/09/96                                                                         66.83
08/16/96                                                                         66.20
08/23/96                                                                         65.62
08/30/96                                                                         67.12
09/06/96                                                                         65.83
09/13/96                                                                         63.65
09/20/96                                                                         62.56
09/27/96                                                                         62.41
10/04/96                                                                         60.17
10/11/96                                                                         59.28
10/18/96                                                                         60.33
10/25/96                                                                         63.86
11/01/96                                                                         63.45
11/08/96                                                                         64.90
11/15/96                                                                         64.32
11/22/96                                                                         68.63
11/29/96                                                                         68.22
12/06/96                                                                         68.00
12/13/96                                                                         67.22
12/20/96                                                                         69.00
12/27/96                                                                         68.76
01/03/97                                                                         69.19
01/10/97                                                                         71.12
01/17/97                                                                         71.52
01/24/97                                                                         73.37
01/31/97                                                                         72.65
02/07/97                                                                         71.48
02/14/97                                                                         69.52
02/21/97                                                                         72.59
02/28/97                                                                         73.84
03/07/97                                                                         74.66
03/14/97                                                                         74.25
03/21/97                                                                         73.77
03/27/97                                                                         73.05
04/04/97                                                                         72.14
04/11/97                                                                         69.46
04/18/97                                                                         69.03
04/25/97                                                                         72.03
05/02/97                                                                         72.39
05/09/97                                                                         74.50
05/16/97                                                                         74.78
05/23/97                                                                         73.68
05/30/97                                                                         72.81
06/06/97                                                                         71.39
06/13/97                                                                         70.84
06/20/97                                                                         70.60
06/27/97                                                                         70.54
07/04/97                                                                         71.88
07/11/97                                                                         70.55
07/18/97                                                                         71.87
07/25/97                                                                         76.54
08/01/97                                                                         79.15
08/08/97                                                                         79.97
08/15/97                                                                         78.70
08/22/97                                                                         78.07
08/29/97                                                                         73.22
09/05/97                                                                         72.64
09/12/97                                                                         72.99
09/19/97                                                                         74.25
09/26/97                                                                         74.14
10/03/97                                                                         74.80
10/10/97                                                                         74.41
10/17/97                                                                         72.81
10/24/97                                                                         70.90
10/31/97                                                                         73.03
11/07/97                                                                         72.35
11/14/97                                                                         74.37
11/21/97                                                                         72.44
11/28/97                                                                         71.55
12/05/97                                                                         70.37
12/12/97                                                                         69.83
12/19/97                                                                         68.93
12/24/97                                                                         67.93
12/31/97                                                                         69.44
01/09/98                                                                         66.48
01/16/98                                                                         66.87
01/23/98                                                                         69.30
01/30/98                                                                         68.79
02/06/98                                                                         68.08
02/13/98                                                                         67.58
02/20/98                                                                         65.22
02/27/98                                                                         65.93
03/06/98                                                                         64.55
03/13/98                                                                         65.58
03/20/98                                                                         65.00
03/27/98                                                                         65.08
04/03/98                                                                         62.94
04/09/98                                                                         64.08
04/17/98                                                                         64.62
04/24/98                                                                         65.19
05/01/98                                                                         63.90
05/08/98                                                                         62.47
05/15/98                                                                         60.94
05/22/98                                                                         62.71
05/29/98                                                                         61.07
06/05/98                                                                         59.81
06/12/98                                                                         58.89
06/19/98                                                                         60.38
06/26/98                                                                         58.21
07/03/98                                                                         57.82
07/10/98                                                                         57.31
07/17/98                                                                         60.25
07/24/98                                                                         62.65
07/31/98                                                                         60.10
08/07/98                                                                         59.97
08/14/98                                                                         59.37
08/21/98                                                                         59.96
08/28/98                                                                         60.97
09/04/98                                                                         63.00
09/11/98                                                                         62.56
09/18/98                                                                         59.81
09/25/98                                                                         59.78
10/02/98                                                                         59.22
10/09/98                                                                         60.37
10/16/98                                                                         60.26
10/23/98                                                                         58.74
10/30/98                                                                         58.85
11/06/98                                                                         58.80
11/13/98                                                                         59.57
11/20/98                                                                         58.79
11/27/98                                                                         59.04
12/04/98                                                                         57.45
12/11/98                                                                         56.37
12/18/98                                                                         55.80
12/24/98                                                                         56.10
12/31/98                                                                         56.11
01/08/99                                                                         56.01
01/15/99                                                                         55.68
01/22/99                                                                         55.42
01/29/99                                                                         54.34
02/05/99                                                                         55.04
02/12/99                                                                         54.10
02/19/99                                                                         53.45
02/26/99                                                                         53.02
03/05/99                                                                         51.58
03/12/99                                                                         52.04
03/19/99                                                                         55.54
03/26/99                                                                         56.17
04/01/99                                                                         55.20
04/09/99                                                                         56.56
04/16/99                                                                         58.93
04/23/99                                                                         58.59
04/30/99                                                                         61.07
05/07/99                                                                         60.39
05/14/99                                                                         61.35
05/21/99                                                                         59.63
05/28/99                                                                         56.72
06/04/99                                                                         57.94
06/11/99                                                                         59.55
06/18/99                                                                         60.60
06/25/99                                                                         61.12
07/02/99                                                                         62.56
07/09/99                                                                         63.06
07/16/99                                                                         64.74
07/23/99                                                                         64.70
07/30/99                                                                         62.65
08/06/99                                                                         65.33
08/13/99                                                                         65.45
08/20/99                                                                         64.59
08/27/99                                                                         65.32
09/03/99                                                                         66.86
09/10/99                                                                         68.10
09/17/99                                                                         68.83
09/24/99                                                                         66.99
10/01/99                                                                         67.42
10/08/99                                                                         66.01
10/15/99                                                                         66.97
10/22/99                                                                         67.45
10/29/99                                                                         66.89
11/05/99                                                                         66.97
11/12/99                                                                         65.29
11/19/99                                                                         66.42
11/26/99                                                                         68.71
12/03/99                                                                         69.62
12/10/99                                                                         68.81
12/17/99                                                                         71.21
12/24/99                                                                         73.08
12/30/99                                                                         73.88
01/07/00                                                                         74.82
01/14/00                                                                         75.05
01/21/00                                                                         78.56
01/28/00                                                                         78.28
02/04/00                                                                         77.91
02/11/00                                                                         77.36
02/18/00                                                                         74.66
02/25/00                                                                         74.64
03/03/00                                                                         72.27
03/10/00                                                                         71.75
03/17/00                                                                         73.01
03/24/00                                                                         71.12
03/31/00                                                                         69.26
04/07/00                                                                         66.47
04/14/00                                                                         65.04
04/21/00                                                                         65.17
04/28/00                                                                         66.40
05/05/00                                                                         66.11
05/12/00                                                                         65.92
05/19/00                                                                         67.94
05/26/00                                                                         66.83
06/02/00                                                                         64.37
06/09/00                                                                         66.10
06/16/00                                                                         71.07
06/23/00                                                                         70.11
06/30/00                                                                         70.80
07/07/00                                                                         70.07
07/14/00                                                                         71.26
07/21/00                                                                         71.19
07/28/00                                                                         70.43
08/04/00                                                                         70.05
08/11/00                                                                         68.97
08/18/00                                                                         68.97
08/25/00                                                                         68.97
09/01/00                                                                         68.97
09/08/00                                                                         68.97
09/15/00                                                                         68.97
09/22/00                                                                         72.50
09/29/00                                                                         71.72
10/06/00                                                                         69.31
10/13/00                                                                         69.20
10/20/00                                                                         67.80
10/27/00                                                                         65.81
11/03/00                                                                         67.04
11/10/00                                                                         66.05
11/17/00                                                                         65.84
11/24/00                                                                         67.99
12/01/00                                                                         68.51
12/08/00                                                                         72.01
12/15/00                                                                         73.06
12/22/00                                                                         70.80
12/29/00                                                                         71.22
01/05/01                                                                         71.22
01/12/01                                                                         71.22
01/19/01                                                                         74.82
01/26/01                                                                         74.82
02/02/01                                                                         76.59
02/09/01                                                                         76.59
02/16/01                                                                         76.59
02/23/01                                                                         76.59
03/02/01                                                                         76.59
03/09/01                                                                         69.46
03/16/01                                                                         66.97
03/23/01                                                                         67.62
03/30/01                                                                         66.82
04/06/01                                                                         65.97
04/12/01                                                                         67.77
04/20/01                                                                         69.42
04/27/01                                                                         70.09
05/04/01                                                                         71.57
05/11/01                                                                         71.57
05/18/01                                                                         70.30
05/25/01                                                                         69.47
06/01/01                                                                         68.09
06/08/01                                                                         67.82
06/15/01                                                                         66.39
06/22/01                                                                         66.09
06/29/01                                                                         65.77
07/06/01                                                                         64.72
07/13/01                                                                         64.82
07/20/01                                                                         64.26
07/27/01                                                                         62.98
08/03/01                                                                         62.57
08/10/01                                                                         61.88
08/17/01                                                                         63.40
08/24/01                                                                         63.93
08/31/01                                                                         62.86
09/07/01                                                                         61.15
09/14/01                                                                         61.79
09/21/01                                                                         60.43
09/28/01                                                                         59.81
10/05/01                                                                         58.72
10/12/01                                                                         58.19
10/19/01                                                                         57.32
10/26/01                                                                         57.99
11/02/01                                                                         56.89
11/09/01                                                                         60.81
11/16/01                                                                         62.68
11/23/01                                                                         60.63
11/30/01                                                                         66.00
12/07/01                                                                         63.02
12/14/01                                                                         59.79
12/21/01                                                                         60.75
12/28/01                                                                         60.81
01/04/02                                                                         60.65
01/11/02                                                                         62.40
01/18/02                                                                         62.28
01/25/02                                                                         62.89

Source: LME spot prices.

                                    BUSINESS
OVERVIEW

     We are one of the world's largest producers and exporters of iron ore. We are the largest diversified mining company in the Americas by market capitalization and one of the largest companies in Brazil. We hold exploration claims that cover 7.0 million hectares (17.3 million acres). We operate two large railway systems that are integrated with our mining operations and that, taken together, transported approximately 58.5% of the rail tonnage shipped in Brazil in the first nine months of 2001. Through joint ventures, we have major investments in the production of aluminum.

     Our main lines of business are mining, logistics and energy and are generally grouped according to the business segments below:
     - ferrous minerals: comprised of iron ore, pellets as well as manganese and ferro alloys businesses,
     - non-ferrous minerals: comprised of gold, kaolin, potash and copper businesses,
     - logistics: comprised of railroads, ports and terminals and shipping businesses,
     - energy: comprised of power generation businesses, and
     - holdings: comprised of aluminum, steel, fertilizers and e-commerce businesses.
     Mining. Our primary mining activities involve iron ore. We operate two world-class integrated systems in Brazil for producing and distributing iron ore, each consisting of mines, railroads and port and terminal facilities. The Southern System, based in the states of Minas Gerais and Espirito Santo, contains aggregate estimated proven and probable iron ore reserves of approximately 2.3 billion tons. The Northern System, based in the states of Para and Maranhao, contains aggregate estimated proven and probable iron ore reserves of approximately 1.2 billion tons. We also operate nine pellet producing facilities, six of which are joint ventures with international partners. We have a 50% stake in Samarco Mineracao S.A., in Ponta do Ubu, which owns and operates two pelletizing plants.
     Exploration Assets. As part of our mineral prospecting and development activities in Brazil, we have acquired extensive experience in exploration techniques and processes specifically designed for use in tropical areas of the world. Our current mineral exploration efforts are mainly in Brazil and focus on copper, gold, nickel, manganese, and kaolin. Expenditures for our mineral exploration program were US$31 million in the first nine months of 2001 and US$34 million in the first nine months of 2000. We currently hold claims to explore approximately 7.0 million hectares (17.3 million acres).
     Logistics. In our logistics business, we provide our clients with various forms of transportation and related support services, such as warehouse, port and terminal services. We are a leading competitor in the Brazilian transportation industry. Each of our iron ore complexes incorporates an integrated railroad network linked to automated port and terminal facilities, and is designed to provide iron ore freight and passenger rail transportation, bulk terminal storage and ship loading services to us and third parties. For the nine months ended September 30, 2001, our railroads transported approximately 58.5% of the total freight tonnage transported by Brazilian railroads, or approximately 125.9 million tons of cargo, of which 100.4 million tons were our iron ore and pellets. Of the total amount transported, 48% was for third parties and 52% was for ourselves. Our two wholly-owned railroads, the Vitoria-Minas railroad and the Carajas railroad, serve primarily to transport our iron ore products from interior mines to coastal port and terminal facilities. In addition, the Vitoria-Minas railroad carries significant amounts of third party cargo as well as passengers.

     Energy. In 2001, we began to consider energy as a core business, although at present energy production does not represent a significant portion of our activities. We currently hold stakes in nine hydroelectric power generation projects (Igarapava, Porto Estrela, Funil, Candonga, Aimores, Capim Branco I, Capim Branco II, Foz do Chapeco and Santa Isabel) which have a total projected capacity of 3,364 MW. The Igarapava and the Porto Estrela power plants started operations in September 1999 and

September 2001, respectively. Our remaining power generation projects are scheduled to start operations within the next six years, except for Santa Isabel, which does not have a scheduled date to start operations yet. Depending on market conditions, the power generated by these plants will be sold in the market and/or used for our own operations.

     Aluminum Operations. Through joint ventures, our wholly owned subsidiary, Aluvale, conducts major operations in the production of aluminum. They include bauxite mining, alumina refining and aluminum metal smelting and marketing. Aluvale conducts its bauxite mining activities through its 40.0% interest in MRN, which holds substantial bauxite reserves with a low strip ratio and high recovery rate. MRN, one of the largest bauxite producers in the world, produced
11.2 million tons of bauxite in 2000 and 7.9 million tons in the first nine months of 2001. Aluvale currently holds a 50.3% voting interest in our alumina refining joint venture, Alunorte, which has a nominal production capacity of 1.5 million tons of alumina per year and produced 1.2 million tons in the first nine months of 2001. Aluvale participates in two aluminum smelting joint ventures, Albras, in which it has a 51.0% interest, and Valesul, in which it has a 54.5% interest. These two joint ventures have a combined production capacity of 500,000 tons of aluminum per year, and produced a total of 322,000 tons of aluminum in the first nine months of 2001. Our integrated aluminum operations rank among the largest in Latin America in terms of production volume.

OUR STRENGTHS

 World-Class Iron Ore Operations

     We are a leading producer and supplier of iron ore to the world market. Our iron ore operations are the foundation for our skill in prospecting and exploring mineral deposits, developing and operating large-scale mines and industrial facilities, managing complex logistics systems and marketing minerals and metals. We benefit from the following strengths in our iron ore operations:

     - Large resource base. We hold large iron ore resources in our principal mining sites, the Northern System (Carajas) and the Southern System. Based on 2000 production levels, we have approximately 20 years of proven and probable iron ore reserves, and more than 300 years of additional mineral resources.
     - High quality iron ore deposits. Our iron ore deposits have high metal content compared to those of many of our competitors. Our Northern System reserves average 65.4% iron content and our Southern System reserves average 55.0% iron content. Our ores also have low impurity levels and good metallurgical characteristics, which yield high levels of productivity in our customers' furnaces.
     - Ability to produce a broad range of iron ore products. Our mines offer varying types of ore characteristics, which allow us to produce a broad range of iron ore products. Our ability to reconcile large-scale production with the capacity to produce specialized, high quality ore products, which have high iron content, low impurity levels and complement the needs of our customers' furnaces, has allowed us to become a major supplier to significant Asian customers, despite their greater proximity to some of our competitors.
     - Production cost advantages. We have competitive production and delivery cost advantages in our iron ore business. We have the ability to transport iron ore to our customers efficiently and reliably at low costs through our own mine-to-port systems. We operate an integrated railroad and marine terminal network in both the Southern System and the Northern System. These networks transport our iron ore from interior mining locations to the port terminals and to our domestic clients. In addition, the high iron content in the Northern System eliminates the need to operate a concentration plant at Carajas.
     - Reliable delivery and customer service. We believe our dependable mine-to-port system and emphasis on customer service have earned us a reputation for reliability. Through our sales support offices in Rio de Janeiro, New York, Brussels, Tokyo and Shanghai, we stay in close contact with our customers, monitor their requirements and our contract performance, and ensure that our customers receive deliveries on schedule.

 Well-Positioned to Meet Demand in a Changing Steel Industry
     Ongoing structural changes in the production of iron and steel have stimulated increased demand for pellets as a proportion of the global iron ore and pellet market. These changes are driven by tightening environmental restrictions that have led to the closing of sintering machines, the construction of new blast furnaces without sintering machines and the more extensive use of pulverized coal injection, each of which increases the need for high quality ore in the form of pellets. We believe these industry changes will also reduce the volatility of the demand for pellets, which has decreased by as much as 2% and increased by as much as 17% on a year-over-year basis since 1996.
     We have developed substantial pellet production capacity because we believe that the increase in pellet demand is a trend which will continue. Our six pelletizing joint ventures have a combined annual production capacity of 35.8 million tons (of which 17.9 million tons constitute the production capacity attributable to our equity ownership in the pelletizing joint ventures). Our wholly-owned pelletizing operations, including our Ferteco plant, have an additional combined annual production capacity of 9.2 million tons. For information on our ownership percentages in these pelletizing joint ventures, see "-- Our Lines of Business -- Ferrous Minerals -- Pellets."
 Pipeline of Copper Development Projects
     We own 100% of the Sossego mine project, which is located in Carajas and has an estimated production capacity of 140,000 tons of copper per year. In addition, we have joint venture interests in four Brazilian copper development projects. These five projects contain approximately 1.7 billion tons of mineral deposits with a weighted average grade of 1.02%. An independent study indicates that these are among the most competitive development-stage copper projects in the world in terms of investment cost per ton of ore, in part because of the existence of a gold byproduct and open pit mines. Each project is located in Carajas and will therefore benefit from efficiencies provided by our existing mine-to-port system. We believe these projects provide a strong foundation for our strategy of seeking a significant position in the growing world copper market.
 Low-Cost Integrated Aluminum Activities
     We operate integrated aluminum operations primarily through joint ventures, involving bauxite mining, alumina refining and the production of primary aluminum. Our bauxite joint venture owns 166.8 million tons of proven and probable bauxite reserves and 626.4 million tons of other mineral deposits. Our alumina refinery is modern and is directly adjacent to one of our aluminum smelting facilities. An independent study indicates that Albras is among the top 5% lowest cash cost producers of primary aluminum in the industry. As a result, we have lower cash costs in the production of primary aluminum than many of our competitors.
 Strong Position in Manganese Ore and Ferro-Alloys
     We are the world's second leading producer of manganese ore and third leading producer of manganese ferro-alloys. We believe that our main manganese mine, Igarape do Azul, is the world's lowest cash cost producer, and that we have lower cash costs in our manganese mining operations than many of our competitors. We continue to consolidate our position as an integrated manganese ore and ferro-alloy producer. Having recently acquired our former partner's interests in CPFL and SIBRA, both leading producers of ferro-alloys, we now have 450,000 tons of attributable annual production capacity. We are self-sufficient in manganese ore to supply this production capacity. At December 31, 2000, we had 39.4 million tons of proven and probable manganese reserves, or more than 20 years of supply at 2000 production rates.

 Integrated Logistics Business

We have extensive experience managing complex logistics operations. Built originally to serve our iron ore business, our logistics system includes our 905 km Vitoria-Minas railroad and Tubarao and Praia Mole ports in the Southern System, and our 892 km Carajas railroad and Ponta da Madeira marine terminal in the Northern System. In addition, in the last five years we have acquired stakes in four privatized railroads, including Centro-Atlantica, which interconnects with the Vitoria-Minas railroad using the same track gauge, and therefore increases its available transportation volume. We made these investments to further expand our cargo business. We believe our extensive transportation expertise should improve their profitability and efficiency.

 Financial Resources
     Our balance sheet and strong cash flows provide us with the financial wherewithal to pursue growth and development opportunities. We generated operating cash flows of US$1,090 million in the first nine months of 2001 on operating revenues of US$3,030 million. The ratio of our long-term debt to shareholders' equity at September 30, 2001 was 0.58:1, and we therefore believe that we have additional debt capacity. Substantially all of our iron ore sales are made under long-term contracts, a factor that minimizes our exposure to year-to-year volume fluctuations. We hedge a major part of aluminum and gold production against price volatility in order to avoid volatility in our cash flow.
 Energy
     We believe that we can successfully compete in the Brazilian energy market, mainly because of our successful track record in implementing and managing large projects and dealing with environmental protection issues. In addition, the balance between supply and demand and the Brazilian government's privatization program of the industry lead us to believe that there is significant growth potential in this market.
OUR STRATEGY

     Before 1997, we were a traditional state-owned conglomerate with the aim of promoting national economic development, sometimes through investments in economic sectors that had no clear synergies with our main business. Since our privatization in 1997, we have become a more efficient, diversified mining, logistics and energy company and are in the process of divesting non-core assets that no longer have strategic importance for us. Through organic, disciplined growth and selective acquisitions, we will continually seek to develop our mining, logistics and energy capabilities and increase scale while working to reduce costs. We aim to achieve earnings growth and increase cash generation, while maximizing our return on capital employed and the total return to our shareholders. We are focusing on our core businesses of mining, logistics and energy to achieve these goals, by:

     - maintaining our leadership position in the world iron ore market,
     - expanding our pelletizing facilities to accommodate current market demands,
     - growing our logistics business,
     - developing our copper resources,
     - increasing our aluminum activities,
     - developing power generation projects, and
     - restructuring our portfolio of joint ventures and minority investments. Maintaining Our Leadership Position in the World Iron Ore Market
     In 2000, we produced 15% of the world's iron ore, more than any other producer. In 2001, we acquired Ferteco, which accounted for 3% of world iron ore production in 2000, and we acquired one half of the control of Caemi, which accounted for 4% of world iron ore production in 2000. We are committed to maintaining our position in the world iron ore market by keeping close contact with our customers, focusing our product line to capture industry trends and controlling costs. We believe that our strong relationships with major customers, tailored product line and logistical advantages will enable us to achieve this goal.

  Expanding Our Pelletizing Facilities to Accommodate Current Market Demands
     We believe that, in the long term, the growth rate of global demand for pellets will continue to be higher than the growth rate of the overall iron ore market, and therefore we plan to continue investing in the development of this dynamic segment of the iron ore market. We are investing US$181 million to construct a new pelletizing plant at Sao Luis and are expanding production capacity at our Tubarao and Samarco pellet operations. When these investments are completed, we and our joint ventures will have an additional 11.2 million tons of annual production capacity, and a total of 56.2 million tons of annual production capacity.
  Growing Our Logistics Business
     The privatization and deregulation of transportation facilities has revitalized the Brazilian logistics market. We believe there is potential for growth in the near term from the conversion of existing truck haulage to rail, and in the longer term from increased bulk cargo resulting from economic growth in Brazil. We believe that the quality of our railway assets and our many years of experience as a railroad and port operator position us to take advantage of this market and establish ourselves as a leading Brazilian logistics company serving both domestic and export markets. We plan to focus on the physical and commercial integration of our transportation assets, and also to take advantage of new e-business technology. Our subsidiary Valepontocom has launched two Internet sites, Solostrata and Multistrata, to help the sale of logistics services.
  Developing Our Copper Resources
     Global demand for copper grew rapidly in the 1990s. From 1993 to 2001, global consumption of copper increased from 10,967,000 tons to 15,281,000 tons per year. Although growth was adversely affected by the global economic slowdown in 2001, we expect strengthening of the growth trend over the next decade, driven by the spending in the automotive, computer, telecommunications and electrical appliance sectors of the world economy. We believe that our copper projects, which are all situated in the Carajas region, can be among the most competitive in the world in terms of investment cost per ton of ore. When our copper mines enter production, they will benefit from our transportation facilities serving the Northern System. Additionally, in March 1997, we and BNDES, a selling shareholder, entered into a Mineral Risk Contract providing for the joint development of certain unexplored mineral resources in approximately two million identified hectares of land in the Carajas region, as well as proportional participation in any financial benefits earned from the development of those resources. For more detailed information on the Mineral Risk Contract, see "-- Our Lines of Business -- Non-Ferrous Minerals -- Exploration -- Mineral Risk Contract."
  Increasing Our Aluminum Activities
     We believe that global demand for aluminum will continue to grow during the next decade, driven mainly by the transportation and packaging industries. We therefore plan to develop and increase production capacity in our integrated aluminum operations. Our bauxite joint venture, MRN, is increasing annual production capacity from 11.0 to 16.3 million tons by 2003. Our alumina joint venture, Alunorte, is increasing annual production capacity from 1.5 to 2.3 million tons per year by 2002. Our aluminum joint venture, Albras, increased its production capacity by 40,000 tons in 2001. In addition, we own large unexplored deposits of high quality bauxite in the states of Para and Maranhao that will allow us to pursue further growth opportunities in the aluminum sector.

  Developing Power Generation Projects
     In 2001 and 2000, we consumed 12.5 TWh and 13.8 TWh of electricity, respectively. Energy management and supply has become a priority for us, driven both by the Brazilian government's privatization program of the industry, and by the risk of rising electricity prices and electricity rationing due to energy shortages, such as the one Brazil experienced in the second half of 2001. We currently perceive favorable investment opportunities in the Brazilian electricity sector and are taking advantage of them to invest in hydroelectric power generation projects. These projects will sell their production to third parties in the power market, and, as a result, our energy department will be engaged in wholesale marketing activities. Our energy business is comprised of the sale but not the delivery of electricity. We may use some of the electricity from these projects for our internal needs. As we are a large consumer of electricity, we expect that investing in the energy business will help protect us against electricity price volatility.
     In the first nine months of 2001, we spent US$72 million on investments in power projects. We currently hold stakes in two hydroelectric power plants (Igarapava and Porto Estrela), which have already started operations. Both are located in the state of Minas Gerais. We are also investing in the construction of five hydroelectric power plants and developing the economical and environmental feasibility studies for two other hydroelectric projects for which we and our joint venture partners have obtained a concession. When completed, these projects will provide us with the equivalent of approximately half of our 2000 electricity consumption (approximately 14 TWh, which represented 4.5% of Brazil's electricity consumption). We are also analyzing other hydroelectric power plant projects that will require additional investments.

  Restructuring Our Portfolio of Joint Ventures and Minority Investments
     In line with our focus on mining, logistics and energy, we have moved to reduce our holdings of non-strategic assets. We are pursuing the disposition of our pulp and paper assets and are also disposing of assets in the steel and transportation sectors that are not strategically connected to our core business. In March 2001, we concluded the sale of our interest in the pulp and paper producer Bahia Sul for approximately US$320 million. In September 2001, we concluded the sale of our stake in Cenibra to our former partner for US$670.5 million. In the steel industry, we disposed of our 2.3% stake in Acominas in December 2000 and, in March 2001, we disposed of our 10.3% stake in CSN. Finally, we have begun the process of divesting our dry-bulk cargo shipping assets.
OUR LINES OF BUSINESS
     Our principal lines of business consist of mining, logistics and energy. For internal management purposes, we group our aluminum operations together with our other significant equity participations in steel and pulp and paper. We are in the process of divesting our pulp and paper activities and have divested some of our steel assets. For information about this divestiture process, see
"-- Holdings."
FERROUS MINERALS
     Our ferrous minerals business segment is comprised of iron ore mining and pellet production, as well as transportation facilities in the Northern and Southern Systems (including railroads, ports and terminals) as they relate to mining operations. Manganese mining and ferro-alloys are also part of our ferrous minerals business.

     The table below sets forth our ferrous minerals revenues by geographic market and by category for the periods indicated as reflected in our consolidated financial statements.

                                                                          FOR THE NINE MONTHS
                                       FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                      ---------------------------------   -------------------
                                        1998        1999        2000        2000       2001
                                      ---------   ---------   ---------   --------   --------
                                                       (IN MILLIONS OF US$)
REVENUES CLASSIFIED BY GEOGRAPHIC
  DESTINATION
Export sales:
  Latin America.....................    US$177      US$149      US$224      US$161     US$194
  United States.....................       185         147         252         169        154
  Europe............................       751         621         969         660      1,015
  Middle East.......................       135         146         209         135        149
  Japan.............................       299         351         544         409        191
  Asia, other than Japan............       456         575         651         446        867
  Other.............................         1          --          --          --         --
                                      --------    --------    --------    --------   --------
                                         2,004       1,989       2,849       1,980      2,570
                                      --------    --------    --------    --------   --------
Domestic sales......................       776         639       1,000         748        805
                                      --------    --------    --------    --------   --------
     Total..........................  US$2,780    US$2,628    US$3,849    US$2,728   US$3,375
                                      ========    ========    ========    ========   ========
REVENUES CLASSIFIED BY CATEGORY
Iron ore............................  US$1,970    US$1,859    US$2,710    US$1,904   US$2,468
Pellets.............................       683         632         769         557        637
Manganese and ferro-alloys..........       127         137         370         267        270
                                      --------    --------    --------    --------   --------
     Total..........................  US$2,780    US$2,628    US$3,849    US$2,728   US$3,375
                                      ========    ========    ========    ========   ========

Iron Ore

We conduct our iron ore business primarily at the parent company level.
  System Structure
     The table below sets forth information regarding our proven and probable iron ore reserves as of December 31, 2000. The estimates of mineral reserves have been audited and verified by Mineral Resources Development, Inc., or MRDI, experts in geology, mining and ore reserve determination.

                                                                 PROVEN AND PROBABLE
                                                                       RESERVES
                                                              --------------------------
MINE                                                            ORE TONNAGE     GRADE(1)
----                                                          ---------------   --------
                                                              (IN MILLIONS OF    (% FE)
                                                                   TONS)
SOUTHERN SYSTEM
Itabira District
     Caue...................................................         25.0         51.3%
     Conceicao..............................................        338.8         56.7
     Dois Corregos(2).......................................        423.9         59.4
                                                                  -------
     Total Itabira District.................................        787.7         58.0
                                                                  -------
Timbopeba(3)................................................         78.2         53.2
Gongo Soco Complex(4).......................................        494.4         54.9
Capanema/Ouro Fino..........................................         29.7         59.5
Fazendao....................................................        238.2         50.7
Samitri
     Alegria Complex(5).....................................        631.6         54.0
     Agua Limpa Complex(6)..................................         68.8         45.5
     Corrego do Meio Complex(7).............................          8.4         60.3
                                                                  -------
     Total Samitri..........................................        708.8         53.2
                                                                  -------
  Subtotal..................................................      2,337.0         55.0
                                                                  -------
NORTHERN SYSTEM
Carajas(8)..................................................      1,167.4         65.4
                                                                  -------
     Total CVRD Group.......................................      3,504.4         58.5%
                                                                  =======

---------------

(1) The subtotal and total figures include weighted-average ore grades.
(2) Dois Corregos consists of several mines.
(3) Reserves are based on 1997 model. A new model is in progress to support a feasibility study for expansion of the project.
(4) The Gongo Soco Complex consists of the Gongo Soco, Brucutu, Bau and Gralhos deposits.
(5) The Alegria Complex consists of the Alegria, Fabrica Nova and Morro da Mina deposits.
(6) The Agua Limpa Complex consists of the Agua Limpa and Cururu deposits.
(7) The Corrego do Meio Complex consists of the Corrego do Meio and Segredo deposits.
(8) Includes four active mines.

     In May 2000, we acquired 100% of Mineracao Socoimex S.A., known as Socoimex, a mining company located in Minas Gerais, for approximately US$55 million. Socoimex's main activity is the production and sale of iron ore extracted from Gongo Soco mine, with proven and probable reserves of approximately 106 million tons and a capacity to produce 7 million tons per year. We began operating the Gongo Soco mine in August 2000. In August 2000, Socoimex was merged into our parent company.

     In May 2000, we acquired a controlling interest in Samitri for approximately US$520 million. In September 2000, through a public tender, we acquired additional shares to bring our ownership to 99.3% of the voting capital and 99.2% of the total capital of Samitri. In February 2001, we increased our ownership interest in Samitri to 100% by exchanging 140,023 of our preferred class A shares for the shares in Samitri that we did not already own. In October 2001, we merged Samitri into the CVRD Group. The total cost of the Samitri acquisition was US$710.5 million, which we principally financed with operating cash flow. Samitri operates the Alegria, Agua Limpa and Corrego do Meio iron ore mining complexes in the state of Minas Gerais, and is one of Brazil's largest producers of iron ore. Its production capacity is 17.5 million tons per year, and it has proven and probable reserves of 709 million tons of high grade hematite and other mineral deposits of 11.6 billion tons of itabirites. The Samitri acquisition allowed us to acquire a 50% interest in the pelletizing operations of Samarco Mineracao S.A.
     In April 2001, we acquired 100% of Ferteco Mineracao S.A. from Thyssen Krupp Stahl AG, for approximately US$523 million. Ferteco is one of the largest producers of iron ore in Brazil, with a production capacity of 15 million tons per year. It has other mineral deposits of 263 million tons of hematite and itabirite ores, with a quality similar to our Southern System reserves. It operates two open pit iron ore mines, Fabrica and Feijao, and a pellet plant in the Iron Quadrangle region in the state of Minas Gerais which has a production capacity of 4 million tons per year.
     In August 2001, we agreed to supply Shanghai Baosteel Group Corporation, a steel company located in the People's Republic of China, with approximately 6 million tons of iron ore annually for a 20-year term. In addition, we and Baosteel agreed to form a joint venture, Baovale Mineracao S.A. In October 2001, we ceded our mining rights in the Agua Limpa mining complex located in the Southern System to Baovale, which resulted in a decrease of 68.8 million tons in our proven and probable reserves. In return, Baosteel paid us US$18.9 million for its 50% interest in Baovale's total capital. In exchange for a monthly fee, Baovale leases us its rights in the mining deposit which we continue to operate. We expect that this transaction will increase our presence in the Asian market.
     In September 2001 we acquired a 99.99% stake in Belem Administracoes e Participacoes Ltda., from Bethlehem Steel Corporation and Bethlehem Steel International Corporation, for approximately US$25 million. Belem is a holding company which owns 9.9% of Empreendimentos Brasileiros de Mineracao S.A., a privately held company controlled by Caemi Mineracao e Metalurgia S.A., a Brazilian producer of iron ore and pellets, as well as kaolin and refractory bauxite.
     In December 2001, we acquired 50% of Caemi's voting shares for approximately US$278 million. We completed the acquisition after receiving the approval of the European Commission, which required as a condition that Caemi sell its 50% interest in Quebec Cartier Mining Company, known as QCM, a Canadian iron ore and pellets producer. Caemi has been following all the procedures required by the European Commission and is in the process of disposing of its stake in QCM but has not entered into a definitive agreement to do so. We currently own 50% of the voting capital and 17% of the total capital of Caemi. Mitsui & Co., Ltd. holds the remaining 50% of Caemi's voting capital. We are obligated to indemnify the seller from whom we purchased our interest in Caemi against certain liabilities in connection with the transaction. In a pending arbitration, other former shareholders of Caemi who also sold their shares in the transaction have alleged that the seller should have closed the transaction earlier, and that certain actions by the seller resulted in a lower sale price for their shares. This arbitration proceeding is in its early stages and we are unable to predict its outcome, although we do not expect that any liability under the indemnity would be material.

     The table below sets forth information regarding our mines. The projected exhaustion dates are based on 2000 production levels.

                              COMMENCEMENT       PROJECTED      OUR OWNERSHIP
                              OF OPERATIONS   EXHAUSTION DATE     INTEREST                  PRODUCTION
                              -------------   ---------------   -------------   -----------------------------------
                                                                                                      FOR THE NINE
                                                                                FOR THE YEAR ENDED    MONTHS ENDED
                                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                                -------------------   -------------
MINE                                                                            1998   1999   2000    2000    2001
----                                                                            ----   ----   -----   -----   -----
                                                                  (PERCENT)            (IN MILLIONS OF TONS)
SOUTHERN SYSTEM
Itabira District
  Caue......................      1942             2014              100%       19.9   17.8    20.1   14.9    15.2
  Conceicao.................      1957             2014              100        19.3   18.8    19.8   14.8    14.6
  Dois Corregos.............        --               --               --          --     --      --     --      --
  Total Itabira District....        --               --               --        39.2   36.6    39.9   29.7    29.8
                                                                                ----   ----   -----   ----    ----
Timbopeba...................      1984             2006              100         7.5    7.4     7.6    5.7     4.1
Gongo Soco Complex(1).......      2000             2010              100         0.2    0.7     6.6    4.5     5.2
Capanema/Ouro Fino..........      1982             2003               51         4.6    3.7     5.3    4.1     3.1
Fazendao....................      1997               --              100         1.1    0.9     1.2    0.9     0.9
Samitri
  Alegria Complex(2)........      2000             2040              100          --     --     9.4    7.1     7.7
  Agua Limpa Complex(3).....      2000             2009              100          --     --     3.7    2.9     1.6
  Corrego do Meio
    Complex(4)..............      2000             2006              100          --     --     1.5    1.2     1.0
                                                                                ----   ----   -----   ----    ----
Total Samitri...............        --               --               --          --     --    14.6   11.2    10.3
                                                                                ----   ----   -----   ----    ----
Urucum(5)...................      1993               --              100         0.7    0.6     0.7    0.5     0.4
                                                                                ----   ----   -----   ----    ----
  Total Southern System.....        --               --               --        53.3   49.9    75.9   56.6    53.8
                                                                                ----   ----   -----   ----    ----
NORTHERN SYSTEM
Carajas(6)..................      1986             2021              100        45.8   44.0    47.6   33.7    38.8
                                                                                ----   ----   -----   ----    ----
Total CVRD Group............                                                    99.1   93.9   123.5   90.3    92.6
                                                                                ====   ====   =====   ====    ====

---------------

(1) The Gongo Soco Complex consists of the Gongo Soco, Brucutu, Bau and Gralhos deposits.
(2) The Alegria Complex consists of the Alegria, Fabrica Nova and Morro da Mina deposits.
(3) The Agua Limpa Complex consists of the Agua Limpa and Cururu deposits.
(4) The Corrego do Meio Complex consists of the Corrego do Meio and Segredo deposits.
(5) There are no proven and probable reserves at Urucum.
(6) Includes four active mines.

     Integrated Systems

[Integrated Systems Chart]
     Our iron ore mining and related operations are concentrated in two regions in Brazil, the Southern System and the Northern System. The Southern System is located in the states of Minas Gerais and Espirito Santo, and the Northern System is located in the states of Para and Maranhao. Each system includes iron ore reserves and other mineral deposits, mines, ore processing facilities and integrated railroad and terminal transportation facilities. Our railroads connect the systems and bring products from the mines to our marine terminals, located at Tubarao and Praia Mole in the Southern System, and Sao Luis in the Northern System. The operation of two separate systems, each with transportation capability under our control, enhances reliability and consistency of service to our customers.

     Southern System

[Southern System Map]
     The Southern System is an integrated system consisting of iron ore mines, the Vitoria-Minas railroad, and the ports of Tubarao and Praia Mole (located in Vitoria, in the state of Espirito Santo). The iron ore mines of the Southern System are located in a region called the Iron Quadrangle in the state of Minas

Gerais, in the southeast of Brazil. Nine mining complexes compose this system:
Caue and Conceicao in the Itabira District, Timbopeba, Gongo Soco Complex, Alegria Complex, Agua Limpa Complex, Corrego do Meio Complex, Capanema and Fazendao. The Southern System is accessible by road or by spur tracks of the Vitoria-Minas railroad, which transports iron ore concentrate, lump, and natural pellet ore to the Tubarao marine terminal (located approximately 600 kilometers away) and domestic steelmakers, as well as third party general cargo.
     Iron ore in the Southern System is mined by open pit methods. These ore reserves have high ratios of itabirite ore relative to hematite ore. Itabirite is a quartz-hematite rock with an average iron content ranging from 35% to 60%, requiring concentration to achieve shipping grade, which is above a 64% average iron content. Mines in the Southern System generally process their run-of-mine by means of standard crushing, classification and concentration steps, producing sinter feed, lump ore and pellet feed.
     Our Vitoria-Minas railroad transports Southern System iron ore to the Tubarao marine terminal located at Vitoria in the state of Espirito Santo. The Southern System has train-loading facilities with a daily carrying capacity of 300,000 tons of iron ore. A train composed of two diesel-electrical locomotives and up to 240 gondola ore-cars makes a roundtrip to the marine terminal every 43 hours. The Tubarao/ Praia Mole marine terminal complex has a storage capacity of
4.5 million tons of iron ore and pellets. The storage capacity in connection with the complex's two piers, which are 25 meters deep and 600 meters wide, ensures access for ships of up to 365,000 DWT. Our loading system consists of a bucket-wheel reclaimer, conveyor belts and a ship-loader for each pier, which represents a total loading capacity of 32,000 tons per hour to the terminal.

     Northern System

[Northern System Map]
     The Northern System is an integrated mine, railroad and port system, including open pit mines and an ore processing complex. The Northern System is located in the Carajas region, in the states of Para and Maranhao in the north of Brazil (in the Amazon River basin), on public lands for which we hold mining concessions. The Northern System's reserves are among the largest iron ore deposits in the world, with a life of more than 21 years at 2000 output levels. These reserves are divided into two main ranges (north and south), situated approximately 35 kilometers apart. Iron ore mining activities in the Northern System are currently being conducted in the north range, which is divided into four main mining bodies (N4E, N4WC, N4WN and N5).

     The N4E deposit is the largest operational pit in the Northern Region. Industrial scale mining operations began at this mine in 1985. We selected the N4E mine as the first iron body to be developed in the Northern System because development of the N4E would facilitate access to the N4W and N5 deposits, which could share the N4E beneficiation complex and train loading terminal. We began mining operations at N4W in 1994, opening two pits (N4WC and N4WN). We completed the construction of two in-pit crushing systems located at N4E and N4WN mines in late December 1998. The N4E and N4W mines use conventional open pit benching, with drilling and blasting to open a free face followed by shovel loading. During 1998, we also started operations in the N5 mines (N5W and N5E).
     Because of the high iron content (65.4% on average) in the Northern System, we do not have to operate a concentration plant at Carajas. The beneficiation process for creating marketable sinter feed, pellet feed, special fines for direct reduction processes and lump ore consists simply of sizing operations, including screening, hydrocycloning, crushing and filtration. We can therefore produce marketable iron ore in the Northern System at a lower cost than in the Southern System. Output from the beneficiation process consists of sinter feed, pellet feed, special fines for direct reduction processes and lump ore, which is sampled regularly before storage at the Carajas stockyard by automatic sampling systems that conform to ISO 9002 standards. After the beneficiation process, our Carajas railroad transports Northern System iron ore to the Ponta da Madeira marine terminal located at Sao Luis in the state of Maranhao, on the Atlantic Ocean. The Northern System has train-loading facilities with an aggregate nominal loading capacity of 14,000 tons per hour. A train composed of three diesel-electrical locomotives and up to 206 gondola ore-cars, each car having a net capacity of 105 tons, makes each 54.5-hour round-trip to the marine terminal. At the Ponta da Madeira marine terminal, a 100 kilometer long natural channel (at least 23 meters deep and 500 meters wide) ensures access for ships of up to 420,000 DWT. With a storage capacity of 3.5 million tons, a loading system consisting of bucket-wheel reclaimers, conveyor belts and single boom ship-loaders at two piers, the marine terminal can handle vessels from 20,000 to 420,000 DWT with no repositioning.
     Our complex in Carajas is accessible by road, air and rail. It obtains electrical power at market rates from regional utilities. To support our Carajas operations and to reduce turnover of mining personnel, we provide housing and other facilities for our workers in a nearby township.

Pellets
     We conduct our pellet business as follows:

                               [CVRD FLOW CHART]

     The table below sets forth information regarding attributable pellet production capacity by us and our joint ventures for the periods indicated.

                                                                                       FOR THE NINE
                                                            FOR THE YEAR ENDED         MONTHS ENDED
                                                               DECEMBER 31,           SEPTEMBER 30,
                                                          -----------------------    ----------------
PELLET PRODUCER                                           1998     1999     2000      2000      2001
---------------                                           -----    -----    -----    ------    ------
                                                           (IN MILLIONS OF TONS, EXCEPT PERCENTAGES)
CVRD....................................................   4.7      4.8      5.0       3.9       3.7
Itabrasco...............................................   3.4      3.4      3.3       2.6       2.4
Hispanobras.............................................   3.9      3.6      3.8       2.8       2.7
Nibrasco................................................   7.5      6.1      8.5       6.4       5.8
Kobrasco................................................   0.4      3.8      4.4       3.2       3.2
Samarco.................................................    --       --     12.7       9.3       8.2
GIIC....................................................    --       --      3.6       2.7       2.1
                                                          ----     ----     ----      ----      ----
     Total..............................................  19.9     21.7     41.3      31.3      28.1
                                                          ====     ====     ====      ====      ====
Percentage DR pellets...................................  29.1%    25.9%    23.5%       25%       25%

     Except for GIIC, which is located in Bahrain, and Samarco, which is in Ponta do Ubu, all of our pelletizing operations are in the Southern System at our Tubarao complex. We acquired Samarco in May 2000, and GIIC in October 2000.
     In April 2001, we acquired an additional 4 million tons of annual production capacity of pellets through our acquisition of Ferteco Mineracao S.A., known as Ferteco.
     We have completed the first phase of the construction of our new Sao Luis pelletizing plant, and we expect to complete the plant by March 2002. At September 30, 2001, we had invested approximately US$120 million in the Sao Luis plant and expect to spend an additional US$61 million through March 2002. The plant will be located in our Northern System.
     Our pellet activities increase our market for fine and ultrafine iron ore products. We sell pellet feed to our pellet joint ventures at market-based prices. Historically, we have supplied all of the iron ore requirements of our joint ventures located in the Southern System.
     The table below sets forth information regarding iron ore shipments to our pellet joint ventures for the periods indicated.


                                                                                         FOR THE NINE
                                                                                         MONTHS ENDED
                                                    FOR THE YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                    --------------------------------    --------------
JOINT VENTURE                                       1998(1)     1999(1)     2000(1)     2000     2001
-------------                                       --------    --------    --------    -----    -----
                                                                  (IN MILLIONS OF TONS)
Kobrasco..........................................     0.4         4.1         4.7       3.5      3.4
Itabrasco.........................................     3.6         3.6         3.6       2.7      2.6
Hispanobras.......................................     4.3         4.0         4.1       3.0      2.9
Nibrasco..........................................     8.2         6.6         9.3       7.0      6.4
Samarco...........................................      --          --         1.9       1.4      1.6
GIIC..............................................      --          --         2.0       1.5      1.4
                                                      ----        ----        ----      ----     ----
     Total........................................    16.5        18.3        25.6      19.1     18.3
                                                      ====        ====        ====      ====     ====


---------------

(1) Shipments in 1999 and 1998 represent iron ore sold and iron ore delivered to the joint ventures on a tolling basis. Shipments in 2000 represent iron ore sold to the joint ventures.

  Customers, Sales and Marketing (Iron Ore and Pellets)

We use all of our iron ore and pellets (including our share of joint-venture pellet production) to supply the steelmaking industry. Prevailing and expected levels of demand for steel products affect demand for our iron ore and pellets. Demand for steel products is influenced by many factors, such as expected rates of economic growth.
     Historically, we have exported more than two-thirds of our iron ore shipments. We export iron ore products primarily to Asia and Europe, with customers in Japan, China, South Korea and Germany accounting for approximately 54.8% of our total export shipments in the first nine months of 2001 and 52.6% in 2000. In the first nine months of 2001, our 10 largest customers collectively purchased 30.5 million tons of iron ore and pellets from us, representing 46.3% of our iron ore and pellet shipments and approximately 27.3% of our total revenues. No individual customer accounted for more than 7.0% of our sales of iron ore products for any of the three years ended December 31, 2000.
     We strongly emphasize customer service in order to improve our competitiveness. We work with our customers to understand their principal objectives and then tailor our iron ore to meet specific customer needs. To provide a tailored product, we take advantage of our large number of iron ore mines in order to produce multiple iron ore products possessing different grades of iron, silica and alumina, and varying physical properties, including grain size. We believe that we offer our customers more variety than our competitors in Australia and Canada. This variety helps us offset any disadvantages in relation to competitors who may be more conveniently located geographically. In addition to offering technical assistance to our customers, we operate sales support offices in Tokyo, Brussels, New York and Shanghai. These offices allow us to stay in close contact with our customers, monitor their requirements and our contract performance, and ensure that our customers receive deliveries on schedule. Our central sales office in Rio de Janeiro coordinates the activities of these offices.

Distribution (Iron Ore and Pellets)

Our ownership and operation of transportation systems designed for the efficient transportation of iron ore products complements our iron ore mining business. We operate an integrated railroad and terminal network in each of our Northern and Southern Systems. This network transports our iron ore products from interior mining locations to the marine terminal and domestic customers. The Vitoria-Minas railroad provides the rail link for the Southern System and has a daily carrying capacity of 300,000 tons of iron ore. The Carajas railroad provides the rail link for the Northern System and has a daily carrying capacity of 130,000 tons of iron ore.
     Our port and terminal facilities in the Southern and Northern Systems receive iron ore and pellets from our railroads for dispatch onto ocean-going vessels. We shipped a total of 85.6 million tons of iron ore and pellets for the first nine months of 2001 and 117.2 million tons of iron ore and pellets in 2000. The Tubarao/Praia Mole marine terminal complex, located near the port of Vitoria in the state of Espirito Santo, serves the Southern System. The Vitoria-Minas railroad transports ore from iron ore mines in the Southern System directly to the Tubarao terminal and its ship-loading facilities. The Ponta da Madeira marine terminal complex, located near the port of Sao Luis in the state of Maranhao, serves the Northern System. The Carajas railroad transports iron ore from the Northern System mines directly to the Ponta da Madeira terminal and its ship-loading facilities.
     We are currently seeking to divest our interests in our dry-bulk shipping business due to its overall lack of profitability and to the significant investment we would have to undertake to replace our existing dry-bulk shipping fleet in the future. See "-- Logistics -- Shipping."

  Competition (Iron Ore and Pellets)

The international iron ore market is highly competitive. Several large producers dominate this market. The principal factors affecting competition are price, quality, range of products offered, reliability and transportation costs. In 2000, the Asian market (primarily Japan, South Korea and China) and the European market were the primary markets for our iron ore.

     Our biggest competitors in the Asian market are located in Australia and include affiliates of Broken Hill Proprietary Company Limited, or BHP, and The Rio Tinto Corporation Plc. Although the transportation costs of delivering iron ore from Australia to Asian customers are generally lower than ours as a result of Australia's geographical proximity, we believe we are able to remain competitive in the Asian market for two principal reasons. First, steel producers generally seek to obtain the types (or blends) of iron ore which can produce the intended final product in the most economic and efficient manner. Our iron ore has low impurity levels which generally lead to lower processing costs. For example, the alumina content of our iron ore is very low compared to Australian ore. Second, steel mills often develop sales relationships based on a reliable supply of a specific mix of iron ore. We have an aggressive marketing policy of meeting our clients' needs to the extent possible, including placing specialized personnel in direct contact with our clients to determine the blend that best suits each particular client. We sell our products FOB from our ports, which means that the invoice price includes delivery at our expense to our ports and no further. In general, our ownership of the process of producing and transporting iron ore to our ports helps ensure that our products get to our ports on schedule and at competitive costs. Consequently, we believe that the sale of our shipping dry-bulk assets will not affect our competitiveness as we have not subsidized shipping costs for those customers who have used our fleet. We believe that third party carriers are available to serve our customers.
     We are competitive in the European market for the reasons we described above, as well as the quality of our Carajas iron ore and the proximity of the Ponta da Madeira port facilities to European customers. Our principal competitors in Europe are:

- Iron Ore Co. (Canada),
     - Quebec Cartier Mining Co. (Canada),
     - Luossavaara Kiirunavaara AB (Sweden),
     - Societe Nationale Industrielle et Miniere (Mauritania),
     - Kumba Resources (South Africa), and
     - affiliates of BHP (Australia) and Rio Tinto (UK).

The Brazilian iron ore market is highly competitive with a wide range of smaller producers. Although pricing is a relevant factor, quality and reliability are important competitive factors as well. We believe that our integrated transportation systems, high-quality ore and technical services make us a strong competitor in domestic sales. Prevailing export market prices, with adjustments negotiated to compensate for lower transport costs to domestic customers, influence iron ore sales in the domestic market.

  Manganese and Ferro-Alloys
     We conduct our manganese and ferro-alloy business as follows:

                             [CVRD BUSINESS CHART]

     We are the largest Brazilian manganese ore producer, with total production in the first nine months of 2001 of approximately 1.3 million tons. We had US$270 and US$267 million in gross revenues in the first nine months of 2001 and 2000, respectively, from manganese ore and ferro-alloy sales.
     We produce manganese ore products from the Azul mine in the Carajas region in the state of Para and from the Urucum mine in the Pantanal region in the state of Mato Grosso do Sul. We operate on-site beneficiation plants at both the Azul and Urucum mines. Both mines are accessible by road and obtain electrical power at market rates from regional electric utilities.
     Our manganese mines produce three types of manganese products:

- metallurgical ore used primarily for the production of ferro-alloys,
     - natural manganese dioxide suitable for the manufacture of electrolytic batteries, and
     - chemical ore used in several industries for the production of fertilizer, pesticides and animal food and used as a pigment in the ceramics industry.

The production of ferro-alloys consumes significant amounts of electricity. On June 1, 2001, the Brazilian government, as part of its energy rationing program, required a decrease of energy consumption by 25% for ferro-alloy related activities. In response to these governmental measures, we immediately began a plan to reduce our ferro-alloy output in the six-month period ending November 30, 2001, by 46,000 tons, from the previously planned 220,000 tons to 174,000 tons. This reduction represents a revenue loss of US$26 million. We believe that the remaining production will be sufficient to supply our clients in Brazil and the rest of Latin America, our main ferro-alloys markets. Despite this mandatory temporary reduction, we continue to pursue our long-term plan to expand our ferro-alloy operations. For information on the risks associated with the Brazilian government's rationing program, see "Risk Factors -- Risks Relating to Brazil -- The Brazilian government's energy rationing program could adversely affect us."

     The table below sets forth information regarding our manganese reserves at December 31, 2000. The estimates of mineral reserves have been audited and verified by MRDI.

                                                             PROVEN AND PROBABLE RESERVES
                                                   -------------------------------------------------
MINE                                                    TYPE             ORE TONNAGE        GRADE(3)
----                                               --------------   ---------------------   --------
                                                                    (IN MILLIONS OF TONS)    (% MN)
Azul.............................................     Open pit(1)           22.1              44.6
                                                           S/P(1)            0.8              47.3
                                                                            ----              ----
                                                                            22.9              44.7
                                                                            ====              ====
Urucum...........................................  Underground(2)           13.1              47.9
                                                                            ----              ----
     Total.......................................                           36.0              45.9
                                                                            ====              ====

---------------

(1) Reported as product wet tons (14.5% moisture content).
(2) Reported as product dry tons.
(3) Reported as recoverable product grade.
     The table below sets forth information regarding our manganese mines and recent manganese ore production for the periods indicated. The projected exhaustion dates are based on 2000 production levels.

                       COMMENCEMENT       PROJECTED      OUR OWNERSHIP
MINE                   OF OPERATIONS   EXHAUSTION DATE     INTEREST                      PRODUCTION
----                   -------------   ---------------   -------------   ------------------------------------------
                                                                         FOR THE YEAR ENDED     FOR THE NINE MONTHS
                                                                            DECEMBER 31,        ENDED SEPTEMBER 30,
                                                                         ------------------     -------------------
                                                                         1998   1999   2000      2000         2001
                                                                         ----   ----   ----     ------       ------
                                                                                (IN MILLIONS OF TONS)
Azul.................      1986             2014              100%       1.3    0.9    1.4        1.2          1.1
Urucum...............      1976             2035              100%       0.3    0.2    0.3        0.2          0.2
                                                                         ---    ---    ---        ---          ---
    Total............                                                    1.6    1.1    1.7        1.4          1.3
                                                                         ===    ===    ===        ===          ===

     The table below sets forth information regarding our ferro-alloy production.

                                                                 PRODUCTION       PRODUCTION IN
PLANT                                                             CAPACITY             2000
-----                                                         ----------------   ----------------
                                                              (IN THOUSANDS OF   (IN THOUSANDS OF
                                                               TONS PER YEAR)         TONS)
RDME........................................................       140.0              119.7
CPFL/SIBRA..................................................       311.6              273.9
NES.........................................................        45.0               37.5

---------------
     Prior to December 1999, we owned 50% of Vale Usiminas Participacoes, S.A., or VUPSA. In December 1999, we agreed to acquire, for a nominal sum, the 50% stake in VUPSA that we did not already own from our former partner, Usinas Siderurgicas de Minas Gerais S.A., known as Usiminas. In exchange for our agreement to acquire the Usiminas interest in VUPSA, Usiminas was released from some of its obligations with respect to the debt of Companhia Paulista de Ferro Ligas, or CPFL, and Sibra Eletrosiderurgica Brasileira S.A., or SIBRA, two leading Brazilian producers of ferro-alloys, which were owned by Ferro Ligas do Norte S.A., a subsidiary of VUPSA. This acquisition enables us to integrate our manganese mining operations with ferro-alloy producing plants. On December 31, 2000, after a corporate reorganization, we became the direct owner of SIBRA, which in turn owns CPFL.

NON-FERROUS MINERALS
     Our non-ferrous minerals business segment includes the production of gold and other non-ferrous minerals, such as kaolin and potash. We also include our copper exploration efforts in the non-ferrous category.

     The table below sets forth information regarding our non-ferrous revenues and sales by geographic market for the periods indicated.

                                                                                  FOR THE NINE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                              ---------------------------------   -------------------
                                                1998        1999        2000        2000       2001
                                              ---------   ---------   ---------   --------   --------
                                                               (IN MILLIONS OF US$)
REVENUES CLASSIFIED BY GEOGRAPHIC
  DESTINATION
Export sales:
  Latin America.............................   US$ --      US$ --      US$ --      US$ --     US$  4
  United States.............................      145         139         156         113        100
  Europe....................................       --          --          35          28         27
  Japan.....................................       --          --           4           2         --
  Asia, other than Japan....................       --           4           3          --          2
                                               ------      ------      ------      ------     ------
                                                  145         143         198         143        133
Domestic sales..............................      124          96          90          70         58
                                               ------      ------      ------      ------     ------
     Total..................................   US$269      US$239      US$288      US$213     US$191
                                               ======      ======      ======      ======     ======
REVENUES CLASSIFIED BY CATEGORY
Gold........................................   US$168      US$155      US$156      US$113     US$100
Potash......................................      101          84          85          66         58
Other minerals..............................       --          --          47          34         33
                                               ------      ------      ------      ------     ------
     Total..................................   US$269      US$239      US$288      US$213     US$191
                                               ======      ======      ======      ======     ======


Gold
     We conduct our gold business primarily at the parent company level and each of our gold mines is wholly owned.
     We started gold operations in 1984 and currently operate three gold mines. We are one of the largest gold producers in Latin America, with a total gold production of 376,200 troy ounces of refined gold for the first nine months of 2001. We were responsible for approximately 32% of all gold produced on an industrial scale in Brazil during 2000. Gold sales generated US$100 million of gross operating revenues in the first nine months of 2001.

     The table below sets forth information regarding estimated gold proven and probable reserves at December 31, 2000. The estimates of mineral reserves have been audited and verified by MRDI.

                                                    PROVEN AND PROBABLE RESERVES
                                         ---------------------------------------------------
                               ORE           ORE                     CONTAINED      METAL
MINE(1)                       TYPE         TONNAGE       GRADE(3)      GOLD      RECOVERY(3)        RECOVERABLE GOLD
-------                    -----------   ------------   ----------   ---------   -----------   ---------------------------
                                         (IN MILLIONS                                                      (IN MILLIONS OF
                                           OF TONS)     (GRAM/TON)   (IN TONS)    (PERCENT)    (IN TONS)   TROY OUNCES)(4)
Igarape Bahia(2).........  CIP Ore           3.12          3.70        11.54         91%         10.51          0.338
                           CIP Stock         0.23          2.96         0.68         91           0.62          0.020
                           HL Ore            4.23          1.31         5.54         81           4.49          0.144
                           HL Stock          3.07          1.09         3.35         81           2.71          0.087
                                            -----          ----        -----                     -----          -----
  Subtotal...............                   10.65          1.98        21.11         87          18.32          0.589
                                            -----          ----        -----                     -----          -----
Fazenda Brasileiro.......  Sulfide CIP       3.79          5.36        20.31         93          18.89          0.607
                                            -----          ----        -----                     -----          -----
Itabira..................  CIL in situ       0.27          3.22         0.86         96           0.83          0.027
                           S/P HL            0.26          0.60         0.15         60           0.09          0.003
                                            -----          ----        -----                     -----          -----
  Subtotal...............                    0.53          1.90         1.01         91           0.92          0.030
                                            -----          ----        -----                     -----          -----
Total....................                   14.97          2.83        42.43         90          38.13          1.226
                                            =====          ====        =====                     =====          =====

---------------

(1) The Almas and Caete deposits listed with reserves at December 1999 were depleted in 2000.
(2) Igarape Bahia includes the Acampamento Sul, Furo Trinta and Acampamento Norte deposits.
(3) The subtotal and total figures include weighted-average ore grades and metallurgical recovery rates.
(4) One troy ounce equals 31.103 grams.
     The table below sets forth information regarding our gold mines and recent gold production. The projected exhaustion dates are based on 2000 production levels.


                                                                        PRODUCTION
                                                    ---------------------------------------------------
                                                                                         FOR THE NINE
                                                                                         MONTHS ENDED
                          COMMENCE-    PROJECTED     FOR THE YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                           MENT OF     EXHAUSTION   ---------------------------------   ---------------
MINE                      OPERATIONS      DATE        1998        1999        2000       2000     2001
----                      ----------   ----------   ---------   ---------   ---------   ------   ------
                                                             (IN THOUSANDS OF TROY OUNCES)(2)
Igarape Bahia...........     1991         2002        359.4       357.5       333.9      243.5    241.4
Fazenda Brasileiro......     1984         2009        170.4       141.2       154.6      122.0    119.5
Almas(1)................     1985         2000         16.4        16.0        13.2       10.4      0.6
Caete(1)................     1996         2000         13.3        17.4        11.0        8.2      0.4
Itabira.................     1984         2002         22.9        20.0        22.4       16.1     14.3
                                                     ------      ------      ------     ------   ------
     Total.......................................     582.4       552.1       535.1      400.2    376.2
                                                     ======      ======      ======     ======   ======
Average total cash cost
  of production (US$ per
  troy ounce)(2)........                             US$175      US$143      US$165     US$167   US$150


---------------

(1) Exhausted at December 31, 2000.
(2) One troy ounce equals 31.103 grams.
     Our gold mines are located in the states of Minas Gerais, Bahia, and Para. All gold mines are open-pit, except for Fazenda Brasileiro, which is underground. Each mine includes an on-site processing facility to produce dore bars from raw ore. We ship dore bars to a third party refinery for remelting and chemical treatment, which yields gold bars with a 99.99% purity degree. Our gold is insured from the time we place it in its mine vaults until it reaches the customer.

     At December 31, 2000, our proven and probable gold reserves represented three years of production at 2000 output levels. We had expenditures of US$7.8 million for gold exploration and resource development for the first nine months of 2001 and expenditures of US$8.5 million for gold exploration and resource development in 2000, including US$1.6 million related to prospecting for new deposits and US$5.9 million directed to the extension of existing reserves. Of these expenses, US$0.8 million and US$1.0 million were reimbursed under the Mineral Risk Contract for the first nine months of 2001, and for 2000, respectively. For a further discussion about the Mineral Risk Contract, see
"-- Exploration -- Mineral Risk Contract."

Kaolin
     We conduct our kaolin business through our stake in Para Pigmentos S.A., which began operations in August 1996. Our total and voting interests in Para Pigmentos are 80.1% and 84.9%, respectively. Our partners in Para Pigmentos are Mitsubishi Corporation and International Finance Corporation.
     Kaolin is a fine white aluminum silicate clay used in the paper, ceramic and pharmaceutical industries as a coating agent and filler. In the first nine months of 2001, Para Pigmentos reported revenues of US$33 million and a net loss of US$37 million. In 2000, Para Pigmentos reported revenues of US$34 million and a net loss of US$9.0 million. At September 30, 2001, Para Pigmentos had approximately US$61 million of long-term debt outstanding, of which we guarantee US$50 million. Para Pigmentos is conducting a four phased investment program to increase production capacity in response to an expected increase in the demand for kaolin.
     The table below sets forth the schedule for the investment program which Para Pigmentos expects to carry out through 2007.

                                                                                           EXPECTED
INVESTMENT PHASE                                  PRODUCTION     TOTAL INVESTMENT     DATE OF COMPLETION
----------------                                  ----------   --------------------   ------------------
                                                   KT/YEAR     (IN MILLIONS OF US$)
I...............................................      320            US$140.0                2000
II..............................................      600                29.0                2001
III.............................................      800                24.4                2003
IV..............................................    1,000                26.3                2007

     Phases I and II were completed as scheduled.
Potash
     Potash is an important raw material used in the production of fertilizers. We lease a potash mine in the state of Sergipe from Petroleo Brasileiro S.A., the Brazilian oil company. It is the only mine of this type in Brazil and has a current capacity of 600,000 tons per year. We had gross revenues of US$58 million from potash sales in the first nine months of 2001 and US$84.9 million from potash sales in 2000.

  Current Copper Prospects
     We conduct our copper development and exploration projects as follows:

                            [CVRD COPPER FLOW CHART]
     The table below sets forth information regarding the status and potential productivity of our copper (Cu) prospects, all but one of which features a gold
(Au) byproduct.

                                                                              TOTAL EXPECTED
                                                                                 CAPITAL         PROJECTED
PROJECT                               STATUS         OTHER MINERAL DEPOSITS    EXPENDITURES    START-UP DATE
-------                         ------------------   ----------------------   --------------   -------------
                                                     (IN MILLIONS OF TONS)     (IN MILLIONS
                                                                                 OF US$)
Sossego.......................     Feasibility       313 at 1.02% Cu and         US$  394          2004
                                    concluded            0.3 g/t Au
Salobo........................  Pre-feasibility in    784 at 0.96% Cu               1,005          2007
                                     progress          and 0.6 g/t Au
Project 118...................  Pre-feasibility in    100 at 0.80% Cu                 140          2004
                                     progress
Alemao........................  Pre-feasibility in    170 at 1.60% Cu                 550          2006
                                     progress         and 0.90 g/t Au
Cristalino....................  Pre-feasibility in    300 at 0.90% Cu                 500          2006
                                     progress          and 0.2 g/t Au

     In addition, we and BNDES are prospecting the Carajas region for new copper exploration projects. For more information on this joint venture, see
"-- Exploration -- Mineral Risk Contract."
     In October 2001, we acquired the 50% stake in the Sossego joint venture which we did not already own from our former partner, Phelps Dodge, for US$42.5 million.
     In November 2001, we agreed to form a 50/50 joint venture to explore new opportunities to produce and process copper with Corporacion Nacional del Cobre de Chile, or Codelco, the world's largest copper producer.
  Exploration
     As part of our mineral prospecting and development activities in Brazil, we have acquired extensive experience in exploration techniques and processes specifically designed for use in tropical areas of the world. Our current mineral exploration efforts are in Brazil and focus primarily on copper. Expenditures for our mineral exploration program in the first nine months of 2001 and 2000 were US$31 million and US$34 million, respectively.
     Since 1998, we have focused our exploration efforts on areas where geological knowledge was more advanced, focusing primarily on gold and copper, and let lapse those claims we did not consider economically attractive. As a result, our undeveloped acreage claims decreased from approximately 31.2 million hectares at December 31, 1997, to approximately 7.0 million hectares at December 31, 2001.

     Mineral Risk Contract. We and BNDES entered into a Mineral Risk Contract in March 1997, relating to prospecting authorizations for mining regions where drilling and exploration are still in their early stages. The Mineral Risk Contract provides for the joint development of certain unexplored mineral resources in approximately two million identified hectares of land in the Carajas region, which is part of the Northern System, as well as proportional participation in any financial benefits earned from the development of such resources. Iron ore and manganese deposits already identified and subject to development were specifically excluded from the Mineral Risk Contract.
     Pursuant to the Mineral Risk Contract, we and BNDES each agreed to provide US$205 million, which represents half of the US$410 million in expenditures estimated as necessary to complete geological exploration and mineral resource development projects in the region over a period of five years. Under certain circumstances, this period may be extended for an additional two years. We will oversee these projects and BNDES will advance us half of our costs on a quarterly basis. Under the Mineral Risk Contract, at December 31, 2001, we and BNDES each had remaining commitments to contribute an additional US$77.5 million toward exploration and development activities. In the event that either one of us wishes to conduct further exploration and development after having spent such US$205 million, the contract provides that each party may either choose to match the other party's contributions, or may choose to have its financial interest proportionally diluted. If a party's participation in the project is diluted to an amount lower than 40% of the amount invested in connection with exploration and development projects, then the Mineral Risk Contract provides that the diluted party will lose (1) all the rights and benefits provided for in the Mineral Risk Contract and (2) any amount previously contributed to the project.
     Under the Mineral Risk Contract, BNDES has agreed to compensate us for our contribution of existing development and ownership rights in the Carajas region through a finder's fee production royalty on mineral resources that are discovered and placed into production. This finder's fee is equal to 3.5% of the revenues derived from the sale of gold, silver and platinum group metals and 1.5% of the revenues derived from the sale of other minerals, including copper, except for gold and other minerals discovered at Serra Leste, for which the finder's fee is equal to 6.5% of revenues.

LOGISTICS
     We conduct our logistics business, which comprises the transportation of third party products and passengers, together with related support services, as follows:

                                  [FLOW CHART]
     The table below sets forth information regarding our third party logistics revenues and sales by geographic market for the periods indicated.

                                                                                  FOR THE NINE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                              ---------------------------------   -------------------
                                                1998        1999        2000        2000       2001
                                              ---------   ---------   ---------   --------   --------
                                                               (IN MILLIONS OF US$)
Export market
  Latin America.............................   US$  5      US$ 13      US$ 30      US$ 16     US$ 52
  United States.............................       36          34          64          53         15
  Europe....................................       40          31          75          56         43
  Middle East...............................        2           3           6           3          3
  Japan.....................................       31           9          15           8          9
  Asia, other than Japan....................       15           9           5           7          3
Others......................................        6           1          --          --         --
                                               ------      ------      ------      ------     ------
                                                  135         100         195         143        125
Domestic sales..............................      396         318         403         295        269
                                               ------      ------      ------      ------     ------
                                               US$531      US$418      US$598      US$438     US$394
                                               ======      ======      ======      ======     ======

Railroads
     Vitoria-Minas Railroad. The Vitoria-Minas railroad, in the Southern System, originates near the city of Belo Horizonte and our Itabira mines in the state of Minas Gerais. We operate this railroad under a 30-year renewable concession granted by the Brazilian government in July 1997. This railroad extends 905 kilometers to our Tubarao marine terminal located near the port of Vitoria in the state of Espirito Santo. The Vitoria-Minas railroad consists of two lines of track extending for a distance of 601 kilometers to permit continuous railroad travel in opposite directions, and single-track branches of 304 kilometers.

Industrial manufacturers are located near this area and major agricultural regions are adjacent and accessible to the Vitoria-Minas railroad. The Vitoria-Minas rolling stock fleet consists of approximately 204 locomotives, 7,603 ore-cars, 5,879 cars for general cargo and 61 passenger cars. The Vitoria-Minas railroad carried a total of 83.4 million tons of iron ore and other cargo in the first nine months of 2001 (of which 55.7 million tons consisted of cargo transported for third parties). The Vitoria-Minas railroad also carried approximately 1.1 million passengers in the first nine months of 2001.

The principal cargo of the Vitoria-Minas railroad consists of:
     - iron ore, carried for us,
     - steel, coal and pig iron, carried for steel manufacturers located along the railroad, and
     - limestone, carried for steel mills located in the states of Minas Gerais and Espirito Santo.
     We charge market rates for third party freight, including pellets, aluminum and pulp and paper originating from joint ventures and other enterprises in which we do not own 100% of the equity interest. Market rates vary based upon the distance traveled, the kind of product and the weight of the freight in question.
     The table below sets forth information regarding the cargo that the Vitoria-Minas railroad transported for the periods indicated.

                                                                                 FOR THE NINE MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                             --------------------------------    --------------------
CARGO                                          1998        1999        2000        2000        2001
-----                                        --------    --------    --------    --------    --------
                                                              (IN THOUSANDS OF TONS)
Third Party
  Iron ore and pellets.....................   57,033      53,292      56,986      43,269      37,377
  Steel....................................    5,042       4,745       5,542       3,976       4,038
  Coal.....................................    4,236       4,223       4,905       3,654       3,679
  Pig iron.................................    2,016       2,042       2,585       2,056       2,009
  Limestone and dolomite...................    1,932       2,149       2,609       1,935       2,035
  Grain....................................    1,752       1,655       2,410       1,882       1,896
  Coking coal..............................      779         525         854         588         788
  Oil......................................      362         285         334         204         432
  Other....................................    3,523       4,143       4,284       3,114       3,456
                                             -------     -------     -------      ------      ------
     Third party subtotal..................   76,675      73,059      80,509      60,678      55,710
                                             -------     -------     -------      ------      ------
CVRD Group
  Iron ore.................................   26,473      26,322      29,338      21,944      26,250
  Wood pulp................................      708         726         756         582         567
  Other....................................      925         722       1,281         994         844
                                             -------     -------     -------      ------      ------
     CVRD Group subtotal...................   28,106      27,770      31,375      23,520      27,661
                                             -------     -------     -------      ------      ------
     Total.................................  104,781     100,829     111,884      84,198      83,371
                                             =======     =======     =======      ======      ======

     Carajas Railroad. We operate the Carajas railroad under a 30-year renewable concession granted by the Brazilian government in June 1997. This railroad, located in the Northern System, starts at our Carajas iron ore mines in the state of Para, and extends 892 kilometers to our Ponta da Madeira marine terminal facilities located near the port of Sao Luis in the state of Maranhao. The Carajas railroad consists of one line of track, with spur tracks and turn-outs to permit the passage of trains in opposite directions. The Carajas fleet consists of approximately 88 locomotives, 4,006 ore-cars, 745 cars for general cargo and 37 passenger cars. The Carajas railroad carried a total of
42.5 million tons of iron ore and other cargo in the first nine months of 2001 (of which 4.7 million tons, or 11.0%, consisted of cargo transported for third parties). The Carajas railroad also carried approximately 326,000 passengers in the first nine months of 2001 and 475,000 passengers in 2000.

     The table below sets forth information regarding the cargo the Carajas railroad transported for the periods indicated.

                                                                                    FOR THE NINE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                --------------------------------    --------------------
CARGO                                             1998        1999        2000        2000        2001
-----                                           --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS OF TONS)
Iron ore
  CVRD Group..................................   43,881      41,683      45,353      32,626      36,705
  Third party.................................    2,242       2,246       2,544       1,734       2,368
Manganese ore
  CVRD Group..................................      898         807       1,339         975       1,097
Pig iron......................................    1,243       1,321       1,526       1,027       1,303
Vehicles......................................      306         120         142         103          75
Fuels.........................................      399         383         394         276         341
Soy beans.....................................      357         426         491         491         507
Other.........................................      120         114         127          79         119
                                                 ------      ------      ------      ------      ------
     Total....................................   49,446      47,100      51,916      37,311      42,515
                                                 ======      ======      ======      ======      ======

     Other Investments. We hold a 20% interest in the voting capital of Centro-Atlantica, which operates the central east regional railway network of the Brazilian national railway system under a 30-year renewable concession granted by the government in August 1996. The central east network contains approximately 7,000 kilometers of track extending into the states of Sergipe, Bahia, Espirito Santo, Minas Gerais, Goias, Rio de Janeiro and Distrito Federal. It connects with our Vitoria-Minas railroad near the cities of Belo Horizonte and Vitoria. Centro-Atlantica currently operates on the same track gauge as our Vitoria-Minas railroad. Centro-Atlantica reported net revenues of US$81 million and a net loss of US$60 million in the first nine months of 2001 and net revenues of US$120 million and a net loss of US$40.7 million in 2000.
     We also hold a 30% stake in the Malha Nordeste railroad through Companhia Ferroviaria do Nordeste, known as CFN. The Malha Nordeste railroad operates under a 30-year concession granted by the Brazilian government in December 1997. Malha Nordeste is an existing rail line with 4,342 kilometers of track extending into the states of Maranhao, Piaui, Ceara, Rio Grande do Norte, Paraiba, Pernambuco, Alagoas and Sergipe. The Malha Nordeste line comes close to our Carajas line in the Northern System but is built on a narrower gauge. The Malha Nordeste line requires significant modernization, and the owners are currently discussing the amount of investment required to effect the modernization. CFN reported net revenues of US$5 million and a net loss of US$10 million in the first nine months of 2001 and net revenues of US$9.8 million and a net loss of US$17.7 million in 2000.
     We are part of a consortium which won the auction for a 30-year concession for the Malha Paulista railroad in November 1998. We currently hold 18.7% of the total capital in this consortium, which was incorporated as Ferrovias Bandeirantes S.A., or Ferroban. We entered into this concession for a price of US$205.7 million. Ferroban is a 4,236 kilometer railroad linking the states of Sao Paulo, Minas Gerais and Parana. Ferroban reported net revenues of US$50 million and a net loss of US$34 million in the first nine months of 2001 and net revenues of US$65.7 million and a net loss of US$38.3 million in 2000.
     In April 2001, we acquired 100% of Ferteco Mineracao S.A. Ferteco owns 9.6% of the total capital and 17.2% of the voting capital of MRS Logistica S.A. MRS is a 1,612 kilometer railroad which links the states of Rio de Janeiro, Sao Paulo and Minas Gerais, and has a capacity to transport 80 million tons per year. MRS operates under a 30-year renewable concession granted by the Brazilian government in November 1996.

     The Brazilian government has the option to extend our railroad concessions when they expire. The table below sets forth the expiration date for each of our concessions:

                                                                 CONCESSION
RAILROAD                                                       EXPIRATION DATE
--------                                                       ---------------
Centro-Atlantica............................................   August 2026
MRS.........................................................   December 2026
Vitoria-Minas...............................................   June 2027
Carajas.....................................................   June 2027
CFN.........................................................   December 2027
Ferroban....................................................   December 2028


Ports and Terminals
     We operate ports and terminals principally as a means to complete the distribution of our iron ore and pellets to ocean-going vessels serving the export market. For a detailed description of this distribution process, see
"-- Ferrous Minerals -- Distribution." We also use our ports and terminals to handle third party cargo. In the first nine months of 2001, based on weight, 22% of the cargo handled by our ports and terminals represented cargo handled for third parties. In 2000, based on weight, 32% of the cargo handled by our ports and terminals represented cargo handled for third parties.
     Tubarao/Praia Mole Marine Terminal. The Tubarao/Praia Mole marine terminal complex, which covers an area of approximately 18 square kilometers, is located near the port of Vitoria in the state of Espirito Santo and has two piers. Pier I can accommodate two vessels at a time, one of up to 80,000 DWT on the southern side and one of up to 120,000 DWT on the northern side. Pier II can accommodate one vessel of up to 300,000 DWT at a time. In Pier I there are two shiploaders which can load up to a combined total of 14,000 tons per hour. In Pier II there are two shiploaders that work alternately and can each load up to 16,000 tons per hour. We operate a grain terminal, accessible by highway in the Tubarao area, with an annual capacity of 1.5 million tons and a maximum loading speed of 1,500 tons per hour. We also operate a bulk liquid terminal with a capacity of
2.0 million cubic meters. There are two berths in the Tubarao terminal: one is for transportation of grains, with a capacity of 3 million tons a year, and the other is for transportation of general cargo and fertilizers.
     The table below sets forth information on cargo shipped through our Tubarao/Praia Mole marine terminal by tonnage for the periods indicated.

                                                                                    FOR THE NINE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                --------------------------------    --------------------
CARGO                                             1998        1999        2000        2000        2001
-----                                           --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS OF TONS)
Iron ore and pellets
  CVRD Group..................................   37,768      42,017      39,397      34,813      42,479
  Third party.................................   34,065      23,433      31,629      17,087       6,661
Coal..........................................    7,160       7,497       8,252       5,857       6,310
Grain.........................................    1,327       1,302       1,889       1,379       1,577
Cooking coal..................................      973         603         999         627         835
Pig iron......................................    1,774       1,867       2,081       1,662       1,433
Fertilizers...................................      292         405         334         180         358
Other.........................................    1,339       3,023       4,770       4,485       3,858
                                                 ------      ------      ------      ------      ------
     Total....................................   84,698      80,147      89,351      66,090      63,511
                                                 ======      ======      ======      ======      ======

     Ponta da Madeira Marine Terminal. The Ponta da Madeira marine terminal complex is located near the port of Sao Luis in the state of Maranhao. The Ponta da Madeira port facilities can accommodate two vessels. Pier I can accommodate vessels displacing up to 420,000 DWT. Pier II can accommodate vessels of up to 155,000 DWT. The two berths have a maximum loading rate of 16,000 tons per hour at Pier I and 8,000 tons per hour at Pier II.
     The table below sets forth information on cargo shipped through our Ponta da Madeira marine terminal by tonnage for the periods indicated.

                                                                                    FOR THE NINE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                --------------------------------    --------------------
CARGO                                             1998        1999        2000        2000        2001
-----                                           --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS OF TONS)
CVRD Group
  Iron ore....................................   42,921      41,531      46,178      34,068      36,420
  Manganese ore...............................      920         787       1,293         985       1,153
Third Party
  Pig iron....................................    1,197       1,223       1,533       1,036       1,283
  Soy beans...................................      372         451         561         534         607
                                                 ------      ------      ------      ------      ------
     Total....................................   45,410      43,992      49,565      36,623      39,463
                                                 ======      ======      ======      ======      ======

     Other Investments. In September 1994, we licensed the Inacio Barbosa marine terminal, located in the state of Sergipe, near our potash mine. Under the terms of the ten-year agreement we entered into with Sergiportos, a state-owned port company, we receive 40% of the net operating profit of the terminal and must manage the terminal.
     In May 1998, we entered into a 25-year lease for the Capuaba marine terminal in Vitoria, in the state of Espirito Santo. We shipped 789,000 tons of cargo during the first nine months of 2001 from Capuaba, and 1,833,000 tons of cargo during 2000.
     In September 1998, we acquired a 50% indirect interest in the lease of the Sepetiba container terminal, operated by Sepetiba Tecon S.A. Companhia Siderurgica Nacional, or CSN, holds the remaining 50% of Sepetiba Tecon. The lease has a term of 25 years and we can renew it for an additional period of 25 years. The price for the concession was approximately US$79 million, of which we have already paid US$33 million. The remainder is due in 276 monthly installments starting after the completion of certain investments by Companhia Docas do Rio de Janeiro required under the concession contract. We expect payments to start in January 2003.
     Divestitures. In August 2001, we sold our 50% interest in the Rio Doce Pasha marine terminal, located in the port of Los Angeles in Los Angeles, California, to our partner in the joint venture, the Pasha Group, for approximately US$10 million. This marine terminal principally handles imports of steel slabs for California Steel Industries, Inc., or CSI, our steelmaking joint venture located approximately 60 miles inland from the terminal.

Shipping
     Navegacao Vale do Rio Doce S.A., known as Docenave, and its affiliated companies conduct our principal shipping activities. Founded in 1962 to support iron ore distribution, Docenave has since expanded its transportation capabilities to serve foreign and domestic third party customers.

     We are currently seeking to divest our interests in our dry-bulk shipping business. In September 2001, we reached an agreement to sell six of Docenave's carrier vessels, with a total capacity of 592,240 DWT, to Empresa Naviera Elcano, S.A., a Spanish company, for US$53 million. This transaction closed in February 2002. We intend to sell Docenave's remaining dry-bulk assets in the future, but have reached no agreement regarding this sale to date. Although Docenave's revenues increased by 67% in 2000 compared to 1999, this increase was largely offset by increased operating costs. Docenave reported an operating gain of US$18 million for the first nine months of 2001, and operating loss of US$18 million in 2000, compared to an operating loss of US$35 million in 1999. In addition to Docenave's overall lack of profitability, our decision to sell our dry-bulk shipping fleet is also a result of the significant investment we would have to undertake to replace our existing fleet in the future. In addition to its dry-bulk activities, Docenave regularly operates charter vessels on short and medium-term charters, including an average of approximately 14 vessels in 2001.
     The table below sets forth information on the cargo our shipping operations transported for the periods indicated.

                                                                                    FOR THE NINE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                --------------------------------    --------------------
CARGO                                             1998        1999        2000        2000        2001
-----                                           --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS OF TONS)
Iron ore
  CVRD Group..................................    3,317       1,328       3,058       6,296       5,575
  Third party.................................   13,780      12,514      15,608       7,203       6,865
Coal..........................................    7,986       6,541       7,452       5,117       3,729
Other.........................................    7,175       8,142       9,031       7,019       5,798
                                                 ------      ------      ------      ------      ------
     Total....................................   32,258      28,525      35,149      25,635      21,967
                                                 ======      ======      ======      ======      ======

     Major customers of Docenave include steelmakers (iron ore exports), Alunorte (domestic bauxite purchases) and Brazilian steelmakers (coal imports).

Competition in the logistics industry
     The lower costs of rail transport compared to road transport costs in the routes served by the Carajas railroad restrict the competition. Competition with the Vitoria-Minas railroad is limited with respect to its principal minerals and bulk products cargo due to the comparative cost advantage of rail transport over road transport for the same routes. The local trucking industry provides competition for the Vitoria-Minas railroad with respect to non-bulk cargo. The Centro-Atlantica railroad competes primarily with an established trucking industry to carry freight in the region it serves.
     The Ponta da Madeira marine terminal does not face any significant competition due to its geographic distance from other comparable marine terminals and to its direct link with the Carajas railroad. The Tubarao/Praia Mole marine terminal faces limited competition for most types of cargo due to its direct link with the Vitoria-Minas railroad. However, with respect to some types of cargo and origins, it encounters competition from the port of Rio de Janeiro and the port of Santos.
     Our shipping services compete with a wide variety of international bulk shipping companies. Competition for tonnage can be quite intense. It depends principally on price, as well as the size, age, condition and acceptability of a vessel and its operator to the customer. Varying economic factors can cause wide swings in freight rates and sudden shifts in traffic patterns. Vessel redeployment and new vessel construction can also lead to an overcapacity of vessels offering the same service or operating in the same market.

ENERGY
     In 2001 and 2000, we consumed 12.5 TWh and 13.8 TWh of electricity, respectively. Energy management and supply has become a priority for us, driven both by the Brazilian government's privatization program of the industry, and by the risk of rising electricity prices and electricity rationing due to energy shortages, such as the one Brazil experienced in the second half of 2001. We currently perceive favorable investment opportunities in the Brazilian electricity sector and are taking advantage of them to invest in the hydroelectric power generation projects discussed below. These projects will sell their production to third parties in the power market, and, as a result, our energy department will be engaged in wholesale marketing activities. Our energy business is comprised of the sale but not the delivery of electricity. We may use some of the electricity from these projects for our internal needs. As we are a large consumer of electricity, we expect that investing in the energy business will help protect us against electricity price volatility.
     We are entering the energy business through the following investments:

                            [CVRD ENERGY FLOW CHART]


     Among our partners in these investments, Companhia Energetica de Minas Gerais, known as Cemig and Companhia Estadual de Energia Eletrica, known as CEEE, are state-government controlled companies. Cemig Capim Branco Energia S.A. is an affiliate of Cemig. Alcan Aluminio do Brasil Ltda., known as Alcan, is an affiliate of Alcan Inc. Comercial e Agricola Paineiras Ltda., known as Paineiras, is an affiliate of Suzano Participacoes S.A. Petroleo Brasileiro S.A., known as Petrobras, is controlled by the Brazilian government. Billiton Metais S.A. is a wholly-owned subsidiary of BHP Billiton. Serra de Mesa Energia S.A., known as Serra da Mesa, is an affiliate of the VBC Group, which includes Votorantim Participacoes S.A., Banco Bradesco S.A. and Camargo Correa S.A. Companhia Mineira de Metais, known as CMM, and Votorantim Cimentos S.A. are affiliates of Votorantim Participacoes S.A. Alcoa Aluminio S.A., known as Alcoa, is an affilate of Alcoa Inc. Mineracao Morro Velho Ltda., known as MMV, is an affiliate of Anglo American Brasil Ltda., which in turn is affiliated with Anglo American PLC. Companhia de Tecidos do Norte de Minas, known as Coteminas, is affiliated with Coteminas International Ltd.

     The table below sets for the information regarding our power generation projects.

                                                                                        OUR TOTAL        OUR TOTAL PROJECTED
                                                        OUR OWNERSHIP   PROJECTED    INVESTMENT AS OF     INVESTMENT AS OF
PROJECT                    COMMENCEMENT OF OPERATIONS     INTEREST      CAPACITY    SEPTEMBER 30, 2001    DECEMBER 31, 2002
-------                    --------------------------   -------------   ---------   ------------------   -------------------
                                                          (PERCENT)      (IN MW)              (IN MILLIONS OF US$)
Igarapava(1).............  January 1999                      38.1%          210          US$87.94             US$88.07
Porto Estrela(2).........  September 2001                    33.3           112             19.05                19.71
Aimores(3)...............  December 2003(6)                  51.0           330             14.07                75.40
Candonga(3)..............  November 2003(6)                  50.0           140              6.60                25.65
Funil(1).................  December 2002(6)                  51.0           180             15.96                41.62
Capim Branco I(4)........  September 2004(6)                 48.4           240             0.092                15.06
Capim Branco II(4).......  February 2005(6)                  48.4           210             0.131                 7.55
Foz do Chapeco(5)........  July 2006(6)                      40.0           855                --                18.18
Santa Isabel.............  July 2006(6)                      43.9         1,087                --                   --

---------------

(1) Located in Rio Grande, on the border between Sao Paulo and Minas Gerais.
(2) Located in Santo Antonio river, in the state of Minas Gerais.
(3) Located in Rio Doce basin, in the state of Minas Gerais.
(4) Located in Araguari river, in the state of Minas Gerais.
(5) Located in Uruguai river, on the border of the states of Santa Catarina and Rio Grande do Sul.
(6) Projected date of commencement of operations of the first unit of the project.
     Our total investment in the hydroelectric projects at Igarapava, Porto Estrela, Funil, Candonga, Aimores, Capim Branco I, Capim Branco II and Foz do Chapeco is estimated at US$504 million. We cannot assure you that the aggregate cost will not escalate or that the projects will be completed on schedule.
     Due to the energy shortage in the second half of 2001, and in response to the Brazilian government's energy rationing program, we temporarily reduced our aluminum and ferro-alloy production. For a description of these measures, see "Risk Factors -- Risks Relating to Brazil -- The Brazilian government's energy rationing program could adversely affect us," "-- Ferrous Minerals -- Manganese and Ferro-Alloys," "-- Holdings -- Aluminum Business -- Aluminum -- Albras" and "-- Holdings -- Aluminum Business -- Aluminum -- Valesul."

HOLDINGS
     Our holdings are comprised primarily of our aluminum operations, our pulp and paper business and our interests in the steel industry. We are currently selling our pulp and paper business, as well as some of our interests in the steel industry.

     The table below sets forth information regarding our holdings revenues and sales by geographic market for the periods indicated.

                                        FOR THE YEAR ENDED DECEMBER 31,
                       -----------------------------------------------------------------
                             1998                1999                    2000
                       -----------------   -----------------   -------------------------
                       PULP &              PULP &              PULP &
                       PAPER    ALUMINUM   PAPER    ALUMINUM   PAPER    ALUMINUM   STEEL
                       ------   --------   ------   --------   ------   --------   -----
Export market
 Latin America.......  US$--     US$105    US$ --    US$  5    US$ --    US$ 23    US$--
 Europe..............     43        269        39       146        48       237      --
 Middle East.........     --         --        --        --        --        16      --
 Japan...............     --         --        --        94        --        34      --
 United States.......     37         44        62        23        73        39      --
 Asia, other than
   Japan.............     --         --        --        50        --         2      --
Others...............     --          1        --        --        --        --      --
                       -----     ------    ------    ------    ------    ------    ----
                          80        419       101       318       121       351      --
Domestic sales.......      8         65        10        62        21        12       1
                       -----     ------    ------    ------    ------    ------    ----
                       US$88     US$484    US$111    US$380    US$142    US$363    US$1
                       =====     ======    ======    ======    ======    ======    ====

                              FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                       -----------------------------------------------------
                                 2000                        2001
                       -------------------------   -------------------------
                       PULP &                      PULP &
                       PAPER    ALUMINUM   STEEL   PAPER    ALUMINUM   STEEL
                       ------   --------   -----   ------   --------   -----
Export market
 Latin America.......  US$ --    US$ 17    US$--   US$--     US$  8    US$--
 Europe..............      --       172      --        7        161      --
 Middle East.........      --        16      --       --         --      --
 Japan...............      --        34      --       --         --      --
 United States.......     114        34      --       42         33      --
 Asia, other than
   Japan.............      --         1      --       --         23      --
Others...............      --        --      --       --         --      --
                       ------    ------    ----    -----     ------    ----
                          114       274      --       49        225      --
Domestic sales.......       9        11       1        7          1      --
                       ------    ------    ----    -----     ------    ----
                       US$123    US$285    US$1    US$56     US$226    US$--
                       ======    ======    ====    =====     ======    ====


Aluminum Business
     We conduct our aluminum business as follows:

                           [CVRD ALUMINUM FLOW CHART]
     Our wholly-owned subsidiary, Aluvale, manages our aluminum operations through participation in joint ventures that engage in:
     - mining bauxite,
     - refining bauxite into alumina, and
     - using alumina to produce primary aluminum and aluminum alloys.

     Aluvale's principal operating activity consists of marketing the aluminum produced by Albras -- Aluminio Brasileiro S.A., or Albras, and Valesul Aluminio S.A., or Valesul. Gross revenues from aluminum products totaled US$224 million in the first nine months of 2001, and US$362 million in 2000.

  Bauxite

MRN, the largest bauxite producer in Latin America and one of the largest in the world, produces bauxite for sale to its joint venture partners. Excess production may be sold to third parties. MRN operates two open-pit bauxite mines which produce high quality bauxite. In addition, MRN controls substantial additional high quality bauxite resources which it believes can be produced economically in the future. MRN had net revenues of US$148 million and net income of US$53 million in the first nine months of 2001, and net revenues of US$217 million and net income of US$91 million in 2000.
     MRN's mines are located in the northern region of the state of Para. The table below sets forth information regarding MRN's bauxite reserves at December 31, 2000. The estimates of mineral reserves have been audited and verified by MRDI.

                                                                           PROVEN AND PROBABLE
                                                                               RESERVES(1)
                                                                         ------------------------
MINE                                                            TYPE     ORE TONNAGE      GRADE
----                                                          --------   ------------   ---------
                                                                         (IN MILLIONS   (% AL203)
                                                                           OF TONS)
Mineracao Rio do Norte(2)...................................  Open pit      166.8         50.5

---------------

(1) Reported as recoverable product.
(2) Includes two active mines.
     Operations at MRN's mines commenced in 1979 and are projected to exhaust in 2016 at 2000 production levels. For the first nine months of 2001 and 2000, and for the years 2000, 1999, and 1998, production equaled 7.9 million, 8.2 million,
11.2 million, 11.0 million, and 10.1 million tons, respectively.
     MRN operates ore beneficiation facilities at its mines, which are connected by rail to a loading terminal and port facilities on the Trombetas River. The Trombetas River is a tributary of the Amazon River, and MRN's port facilities can handle vessels of up to 50,000 DWT. MRN owns and operates the rail and the port facilities serving its mines. The MRN bauxite mines are accessible by road from the port area and obtain electricity from their own thermoelectric power station.
     MRN is undertaking an expansion of its capacity from 11.0 million tons to
16.3 million tons in 2003. The cost of this expansion is estimated at US$206 million.

  Alumina

Alunorte began operations in July 1995 and produces alumina by refining bauxite which MRN supplies. The Alunorte plant has a production capacity of 1.5 million tons of alumina per year. In the first nine months of 2001 and in 2000, it produced 1.2 million and 1.6 million tons, respectively. Alunorte sells the major portion of its production to Albras, Valesul and Aluvale for the production of aluminum. The Alunorte plant is located near Belem in the state of Para next to Albras's aluminum production facilities. This allows Alunorte and its principal customer to share infrastructure and other resources. Alunorte had net revenues of US$227 million and a net loss of US$79 million in the first nine months of 2001 and net revenues of US$322 million and net income of US$23 million in 2000.
     With the exception of MRN, each Alunorte joint venture partner must purchase on a take-or-pay basis all alumina produced by Alunorte in proportion to its respective interest. MRN also has the right, but not the obligation, to purchase its share of Alunorte's production. The joint venturers each pay the same price, which is determined by a formula based on prevailing world market prices of alumina and aluminum. In the aggregate, we are committed to take-or-pay 465,816 metric tons per year of alumina produced by Alunorte, which at a market price of US$194.17 per metric ton at September 30, 2001, represents an annual commitment of US$90 million.

     In 2000, Alunorte's partners agreed to contribute an additional US$126 million in equity capital to expand Alunorte's capacity from 1.5 million tons of alumina per year to 2.3 million tons by 2002, a project which is expected to cost approximately US$280 million. Our share of this contribution is US$42 million to be paid over six installments. Due to this contribution, our equity interest in Alunorte will be diluted to 44.4% of the total capital by 2002, although our voting interest will remain unchanged at 50.3%.

  Aluminum
     Albras and Valesul each produce aluminum using alumina which Alunorte supplies. Alunorte has supplied all of Albras's alumina requirements since October 1995. Albras produces aluminum ingots and Valesul produces aluminum ingots, slabs, bars, billets and alloys. Aluminum is produced from alumina by means of a continuous electro-chemical process which requires substantial amounts of electricity.

     Albras
     The Albras plant is one of the largest aluminum plants in Latin America, with a capacity of approximately 406,000 tons per year. Albras started its operations in 1985 at a plant located near Belem in the state of Para. Albras had net revenues of US$383 million and a net loss of US$72 million in the first nine months of 2001, and net revenues of US$551 million and net income of US$129 million in 2000.
     The Albras joint venture partners must purchase on a take-or-pay basis all aluminum produced by Albras in proportion to their ownership interests which represents an annual commitment from us of US$275 million. See note 15(d) to our consolidated financial statements. We generally market our share of Albras's output in international export markets.
     The table below sets forth information regarding Albras's recent aluminum production and our recent purchases from Albras.

                                                                                    FOR THE
                                                    FOR THE YEAR ENDED         NINE MONTHS ENDED
                                                       DECEMBER 31,              SEPTEMBER 30,
                                                 -------------------------     ------------------
ALUMINUM                                         1998      1999      2000      2000         2001
--------                                         -----     -----     -----     -----        -----
                                                              (IN THOUSANDS OF TONS)
Albras production..............................  342.0     358.0     366.0      275          261
Our purchases from Albras......................  174.0     183.0     187.0      140          133

     At September 30, 2001, Albras had US$583 million of long term outstanding debt, of which US$210 million was denominated in Japanese yen (approximately 57% of which was hedged into U.S. dollars). To reduce the impact of price fluctuations and to assure adequate cash flow, Albras engages in hedging activities from time to time, usually through one-year forward sales. For more information on these hedging activities, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Market
Risk -- Commodity Price Risk."
     In 2001, Albras obtained a financing package with BNDES aimed at financing the expansion of the Albras plant from a capacity of approximately 366,000 tons per year to a capacity of approximately 406,000 tons per year. In 2001, Albras invested US$25.5 million in this expansion project, which was completed in the fourth quarter of 2001. The total cost of this project was US$55 million. Consequently, Albras' production capacity increased by 40,000 tons.
     Electricity. The production of aluminum requires a continuous flow of substantial amounts of electricity. Albras purchases electrical power from Eletronorte, a state-owned electric power utility. Eletronorte generates electricity at the Tucurui hydroelectric power plant located on the Tocantins river. This plant is the sole source of electrical power in the region in the quantities required for Albras's operations. Albras consumes approximately one-quarter of the constant (year round) output of the Eletronorte plant.

     We currently benefit from a contract between Albras and Eletronorte pursuant to which Albras is able to purchase electricity at favorable rates. This contract is scheduled to expire in 2004. We cannot assure you that we will be able to renew this contract on the same or similarly favorable terms. We, together with other aluminum producers in the region, are currently investigating alternative electricity sources. For a detailed description of our investments in alternative electricity sources, see "-- Our Lines of Business -- Energy."
     Due to the energy shortage and the Brazilian government's energy rationing program which required an energy consumption decrease of 25% for aluminum related activities, we reduced 2001 aluminum production at Albras by 46,000 tons to 333,000 tons from the previously planned 379,000 tons. Despite this mandatory temporary reduction, we continue to pursue our long-term plan to expand our aluminum operations. In January 2002, Albras began operating at full production capacity, which has increased to 406,000 tons following the completion of the Albras plant expansion project. For information on the risk associated with the Brazilian government's energy rationing program, see "Risk Factors -- Risks relating to Brazil -- The Brazilian government's energy rationing program could adversely affect us."

     Valesul
     Valesul started its operations in 1982 and operates a plant located in the state of Rio de Janeiro. Valesul produces primary aluminum and aluminum alloys in the form of ingots, slabs, bars and billets. Valesul's aluminum is sold primarily in the domestic Brazilian market on a spot basis. Valesul had net revenues of US$103 million and a net income of US$15 million in the first nine months of 2001, and net revenues of US$148 million and net income of US$21 million in 2000.
     The table below sets forth information regarding Valesul's primary aluminum production, third party scrap recycled by Valesul and our recent tolling acquisitions from Valesul.

                                                          FOR THE                  FOR THE
                                                         YEAR ENDED           NINE MONTHS ENDED
                                                        DECEMBER 31,            SEPTEMBER 30,
                                                   ----------------------     ------------------
ALUMINUM                                           1998     1999     2000     2000         2001
--------                                           ----     ----     ----     -----        -----
                                                              (IN THOUSANDS OF TONS)
Valesul production...............................  93.6     91.7     93.8     68.5         61.2
Third party scrap recycled.......................  15.4     20.1     19.5     14.4         15.3
Our acquisitions from Valesul....................  59.8     50.7       --       --           --

     At the end of 1999, Aluvale and Billiton, Valesul's shareholders, decided to terminate the tolling agreement in force since 1987. Consequently, since January 1, 2000, Valesul independently purchases its raw material requirements and operates as a company in its own right.
     Electricity. Valesul currently obtains approximately 20% of its electrical energy requirements from four of our hydroelectric power plants located in the state of Minas Gerais and the remainder from a third party power company at market rates. The Brazilian federal power system uses a two-tiered (peak and off-peak) rate structure, with electricity during peak hours costing considerably more than off-peak electricity. Valesul has invested substantial amounts to reduce its electricity cost during peak hours. If its initiatives are successful, Valesul could realize substantial cost savings in producing aluminum. To address Valesul's need for reliable electrical power sources, we have built a ten megawatt hydroelectric power plant at Rio Preto in the state of Minas Gerais, which began operations in October 1997. Valesul is also a participant in another power plant, known as Machadinho, that will be operational in 2002 and will ensure a self-sufficient power supply in peak hours.
     Due to the energy shortage and the Brazilian government's energy rationing program which required an energy consumption decrease of 25% for aluminum related activities, we reduced 2001 aluminum production at Valesul by 13,000 tons to 80,000 tons from the previously planned 93,000 tons. Valesul decreased the production of ingots, a commodity traded on the London Metal Exchange. Valesul did not alter the production of higher value added products, such as alloys and billets, that are sold under contracts with customers. Despite this mandatory temporary reduction, we continue to pursue our long-term plan to expand our aluminum operations. For information on the risks associated with the Brazilian government's energy rationing program, see "Risk Factors -- Risks Relating to Brazil -- The Brazilian government's energy rationing program could adversely affect us."

  Competition in the Aluminum Business
     Competition in the bauxite export market is based primarily on two key factors: quality of bauxite and reliability of purchasers. We believe that MRN remains competitive in this market because of:
     - the high quality of Brazilian bauxite, and
     - our aluminum production system which ensures internal use of our bauxite production.
     Quality, price and reliability of supply drive competition in the alumina market. We believe that Alunorte is competitive in the alumina market because of:
     - its proximity to MRN's bauxite mines,
     - its newly developed refinery facilities,
     - its efficient port facilities, and
     - the on-going support of its owners in committing to purchase a substantial portion of its annual production.
     Aluminum is a commodity and competition is based primarily on the economics of transportation and the costs of production. We believe that Albras is competitive in the aluminum market because of:
     - its relatively efficient and accessible port facilities, and
     - its generally prevailing lower costs of production.
Pulp and Paper Division
We conduct our pulp and paper business as follows:

                            [CVRD PAPER FLOW CHART]

     In the first half of 2001, we sold our 32% ownership interest in Bahia Sul Celulose S.A., known as Bahia Sul, to our joint venture partner Companhia Suzano de Papel e Celulose, or Suzano, for approximately US$320 million. Under the terms of the acquisition agreement, Suzano agreed to guarantee Bahia Sul's debt of US$116 million.

     On September 14, 2001, we concluded the sale of our 51.5% stake in Celulose Nipo-Brasileira S.A., known as Cenibra, to the Japanese consortium which held the other 48.5% stake in Cenibra, for US$670.5 million.
     Our remaining interests in the pulp and paper industry currently consist of our Celmar S.A. joint venture with Japanese partners, and our forestry subsidiary, Florestas Rio Doce S.A. We continue to explore the divestiture of these businesses in order to concentrate on our core mining, logistics and energy businesses.

Steel Business
     We conduct our steel business as follows:

                            [CVRD STEEL FLOW CHART]
     In line with our strategy to consolidate and focus on mining, logistics and energy, on December 31, 2000 we reached an agreement to unwind our cross holdings with CSN, which we completed in March 2001. Additionally, in December 2000 we exchanged our 2.28% interest in Aco Minas Gerais S.A., or Acominas, a privately held steel company for US$10 million worth of preferred shares of Gerdau S.A., a publicly listed steel holding company, which shares we intend to sell in the future. We might cease owning shares in Usiminas in the future, in which case, our steel investments will be in CST, Siderar, and one steelmaker in the United States, CSI. CSI is the principal purchaser of slabs from CST, with whom we have an exclusive supply contract for iron ore and pellets. In addition, our participation in CSI gives us access to and experience dealing with the U.S. market, where we currently have a very small market share. For these reasons, we intend to hold our investment in CSI.
     The following table sets forth information on our continuing interests in makers of steel products.

                                                                  2000 NET
INVESTMENT                     LOCATION      2000 PRODUCTION      REVENUES           PRINCIPAL PRODUCTS
----------                   -------------   ---------------   ---------------   --------------------------
                                             (IN MILLIONS OF   (IN MILLIONS OF
                                                TONS)(1)           US$)(2)
CSI........................  United States         1.8                721        Hot-rolled steel; cold-
                                                                                 rolled steel; galvanized
                                                                                 steel; steel tubes
CST(3).....................  Brazil                4.9              1,008        Steel slabs
Usiminas...................  Brazil                4.5              1,224        Hot-rolled steel; cold-
                                                                                 rolled steel; heavy steel
                                                                                 plates; electro galvanized
                                                                                 steel
Siderar....................  Argentina             2.3                928        Hot-rolled steel; cold-
                                                                                 rolled steel; galvanized
                                                                                 steel; tin plates

(1) Production in million of tons of crude steel for all steelmakers except CSI, and in millions of tons of finished products for CSI.
(2) Represents amounts translated from local financial statements and converted into U.S. dollars (where applicable) at prevailing year-end exchange rates.
(3) We are party to a shareholders' agreement which permits us to participate in a control group.
     The market value of our investments in CST, Usiminas, and Siderar, all of which have publicly traded equity, was US$135 million at September 30, 2001. The aggregate net book value of these investments was US$79 million at September 30, 2001. The aggregate net book value of our total investments in steel producing companies (including CSI, a privately held company) was US$194 million at September 30, 2001. We earned US$27 million in dividends from these investments in 2000, and US$26 million in the first nine months of 2001.
Fertilizers
     We conduct our fertilizer business primarily through our stake in Fertilizantes Fosfatados S.A., or Fosfertil, a company that produces and sells nitrate and phosphate based fertilizers. Our total and voting interest in Fosfertil is 11.0%. Our main partner in Fosfertil is Fertifos-Administracao e Participacoes S.A.

E-Business
     In 2000, we acquired an ownership interest in Quadrem International Holding Ltd., which operates a global procurement website for the mining and metallurgical industries. Quadrem was launched in the last quarter of 2001.
     The table below sets forth information regarding share ownership by each company owning more than 5% of the shares in Quadrem:

                                                              SHARES    PERCENT OF
NAME                                                           OWNED     COMPANY
----                                                          -------   ----------
Alcan Finances (Bda) Ltd. ..................................  118,782      9%
Anglo American Luxembourg S.A. .............................  118,782       9
BHP Holdings (Resources) Inc. ..............................  118,782       9
Itabira Rio Doce Company Ltd. ..............................  118,782       9
Rio Tinto Overseas Holdings Limited.........................  118,782       9
Alcoa International Holdings Company........................   79,188       6
Codelco International Limited...............................   79,188       6
Compagnie Generale de Participation Industrielle et
  Financiere................................................   79,188       6
Phelps Dodge Corporation....................................   79,188       6
WMC Resources International Pty Ltd. Corp. .................   79,188       6

     Each of the remaining eleven companies that participate in Quadrem holds 3% or less of the total shares.
     We have committed to provide US$9 million in funding for Quadrem. All of our partners have also committed to provide funds in proportional amounts relative to their share in Quadrem.
     In September 2000, we incorporated Valepontocom S.A., a vehicle for development of and participation in e-business. With an initial investment of US$50 million to be made up to the end of 2001, Valepontocom plans to participate in both vertical (industry-specific) and horizontal (goods and services common to all industries) websites, in order to provide negotiation and delivery services to customers using our transportation assets and those of third-parties.
     In February 2001, Valepontocom launched Solostrata (www.solostrata.com.br), a website that provides a virtual marketplace in which farmers may buy and sell their products. Solostrata seeks to facilitate input and product transactions as well as logistics services. Presently, Solostrata is 100% owned by Valepontocom, but, in the future, it may have additional shareholders. In 2001, we invested US$4.9 million in this new venture.

     In April 2001, Valepontocom launched Multistrata. Multistrata was designed to create an electronic marketplace for logistics services, particularly railroads, in the Mercosur region. Multistrata operates a website (www.multistrata.com.br) which provides a link between providers of logistics services and their clients, and also provides consulting services relating to logistics. The Multistrata website also provides daily news on the logistics business. During its initial phase, Multistrata will be dealing with the following sectors: agriculture, mining, chemical, steel, cement, pulp and paper and containers logistics. In later stages, it intends to render services to the beverage, food, pharmaceutical and electronics sectors. In Brazil, the Internet industry is not subject to any specific regulation.


     At September 30, 2001, we had invested US$23 million in our e-business ventures. All e-business related projects are still in the implementation phase and have not generated any revenue to date. We have begun to restructure our e-business. Among other things, we plan to merge Valepontocom into our parent company. Due to the evolving and uncertain nature of e-commerce, we are unable to predict if and when these operations will be profitable.

REGULATORY MATTERS


  MINING

     Under the Brazilian Constitution, all mineral resources in Brazil belong to the Brazilian government. The Brazilian Constitution requires that mining companies incorporate in accordance with Brazilian law.

     The Brazilian Constitution and Mining Code impose on mining companies various regulatory restrictions relating to, among other things:

     - the manner in which mineral deposits are exploited,

     - the health and safety of workers,

     - the protection and restoration of the environment,

     - the prevention of pollution, and

     - the promotion of local communities where mines are located.

     Mining companies in Brazil can only prospect and mine for mineral resources pursuant to prospecting authorizations or mining concessions granted by the National Mineral Production Department, Departamento Nacional de Producao Mineral, or DNPM, an agency of the Ministry of Mines and Energy of the Brazilian government. DNPM grants prospecting authorizations to a requesting party for an initial period of three years. These authorizations are renewable at DNPM's discretion for another period of one to three years, provided that the requesting party is able to show that the renewal is necessary for proper conclusion of prospecting activities. On-site prospecting activities must start within 60 days of official publication of the issuance of a prospecting authorization. Upon completion of prospecting activities and geological exploration at the site, the grantee must submit a final report to DNPM. If the geological exploration reveals the existence of a mineral deposit that is economically exploitable, the grantee will have one year (which DNPM may extend) from approval of the report by DNPM to apply for a mining concession or to transfer its right to apply for a mining concession to a third party. When a mining concession is granted, the holder of the concession must begin on-site mining activities within six months. DNPM grants mining concessions for an indeterminate period of time lasting until the exhaustion of the mineral deposit. Extracted minerals that are specified in the concession belong to the holder of the concession. With the prior approval of DNPM, the holder of a mining concession can transfer it to a third party that is qualified to own concessions. In some cases, mining concessions are challenged by third parties.

     The Brazilian government taxes mining companies on the basis of minerals extracted. It also imposes other financial obligations. For example, mining companies must compensate both private property owners for damage and loss of income caused by use and occupation of land and state or municipal governments where the mine is located. In the case of mining on private lands, mining companies must share production with landowners. A substantial majority of our mines and mining concessions are on lands owned by us or on public lands for which we hold mining concessions.
  ENERGY
     Under the present regulatory structure, the power industry in Brazil is comprehensively regulated by the Brazilian government, acting through the Ministry of Mines and Energy and ANEEL, the Brazilian electricity regulatory governmental agency. The role of the Ministry of Mines and Energy is to develop policies and regulations aimed at organizing and regulating the electricity sector. ANEEL's main function is to ensure the efficient and economical supply of energy to consumers by monitoring prices and promoting market competition.
     Under Law No. 8,987, concessions grant exclusive rights to generate and transmit or to distribute electricity in a particular area for a period of time that, in the opinion of ANEEL, is sufficient for the concessionaire to recover its investment, up to a limit of 35 years in the case of concessions for power generation. Concessions may be renewed at ANEEL's discretion for an additional period of equal duration. Concessionaires are required to supply electricity for public services at the established prices, on a continuing basis, in sufficient quantity and within approved standards of quality.
     To mitigate the potential volatility of revenues for hydroelectric generators, ANEEL has implemented regulations that create the Energy Reallocation Mechanism, known as ERM, a mechanism for sharing hydrological risk among all generators.
     In order to implement the ERM, ANEEL designates a level of energy production, known as Assured Energy, for each generator, every five years. Assured Energy is calculated in accordance with a statistical model based on average rainfalls in the relevant region, water flows of rivers and water levels in each plant's reservoir over a multi-year time frame. Each generator is promised payment for the amount of its Assured Energy, as long as ERM members as a whole are able to meet ERM Assured Energy levels. To the extent a generator has signed contracts for the sale of its Assured Energy, it receives payments based on these contractual terms, regardless of its level of actual generation. Each generator is allowed to enter into contracts to sell up to 100% of its Assured Energy. If all ERM members meet their contracted energy and there is still produced energy remaining, then there will be an allocation of the net regional surplus generation among generators in different regions.
     Energy will be traded in the wholesale energy market, or MAE, at the price prevailing in the region in which the energy has been generated. MAE is the legal entity responsible for the operation of the wholesale energy market and seeks to ensure that purchases of energy in the short-term market are settled and cleared in an efficient manner. Originally created as a self-regulatory body, on February 22, 2002, MAE became a legal entity under supervision and regulation by ANEEL, due to MAE's failure in implementing a self-regulated energy market. MAE is expected to compute the spot price for energy according to guidelines that are currently in use and available to the public. The spot price is determined by the marginal cost of production according to market conditions and a number of policy and operational considerations, including the optimal use of resources, transmission bottlenecks, the costs of an energy deficit, the self-restraint of customers caused by a high spot price and projected energy requirements.
     The concepts of Assured Energy and the ERM, together with bilateral contracts between generators and distributors, determine the annual revenues for each generator. Initial contracts between generators and distributors are power purchase agreements in which the parties agree to purchase and sell energy at tariffs set forth by ANEEL. Initial contracts will be valid and binding during a transition period until price deregulation is completed, when they will be fully replaced by bilateral contracts. Bilateral contracts between generators and distributors may be freely negotiated at any price level and with any form of pricing adjustment, subject to compliance with certain Brazilian legal requirements governing generally permissible indexation mechanisms in contracts.

ENVIRONMENTAL MATTERS
     Federal, state and municipal legislation contain provisions for the control and protection of the environment in Brazil. These laws oversee the use of natural resources, the reclamation and restoration of mined areas, the control of atmospheric emissions, the treatment of industrial effluents, as well as the use, handling and final disposal of hazardous materials. It is possible that current environmental regulations will become more strict in the future. The strengthening of these laws may lead to greater costs for environmental compliance.
     In order to conduct our mining, energy generation and industrial activities, we must prepare environmental impact assessments and submit them to authorities who oversee the granting of environmental permits. We are committed to complying with all legal requirements and to achieving the best relationship with the interested parties, especially the communities located near its operational activities. The implementation of the environmental management system in all of our installations and operations provides a systematic approach for the improvement of the legal compliance and the environmental performance of our activities.
     Under Brazilian Federal Law No. 9,605, non-compliance with environmental laws and regulations can result in criminal penalties, such as imprisonment and other restrictions on personal rights for individuals (including directors, officers and managers of companies), and fines and the mandatory rendering of public services by companies. Administrative penalties range from warnings and fines to the suspension of corporate activities, and may also include the loss or reduction of the incentives, or the cancellation or interruption of credit facilities granted by governmental institutions.
     Issuance of Environmental Licenses. We must obtain environmental licenses in order to build, install, expand and operate facilities that use natural resources or may pollute the environment. Our environmental policies aim to obtain the legally required licenses for each of our facilities and activities. We have entered into agreements with the appropriate environmental authorities with respect to facilities where environmental non-compliance has been detected in order to make these facilities compliant.
     Prevention and Environmental Control Measures. Our environmental policies also aim to prevent, control and reduce the environmental impact caused by our business operations. To that end, we have made significant environmentally-related investments in our facilities and in employee training programs (approximately US$22.7 million in 2000). We are also investing in the development of environmental projects directed at the communities located near our operational facilities (approximately US$1.6 million in 2000).
     In 1996, we developed an environmental management program which will be implemented in all of our installations and operations. This program provides a systematic approach to the improvement of the legal compliance and the environmental performance of our activities, and further acknowledges our commitment to high environmental standards. The following operational facilities have obtained the International Standards Organization ("ISO") certification No. 14001:
     - Mineral Development Center, located in the state of Minas Gerais;
     - iron and manganese mines located in Carajas, in the state of Para;
     - mining complex of Timbopeba, located in Mariana, in the state of Minas Gerais; and
     - Ponta de Madeira marine terminal, located in the state of Sao Luis. Principal Environmental Projects. From 1994 to 2000, we developed an environmental program involving more than 70 projects, with a total investment of approximately US$120 million, of which US$50 million were financed by the World Bank. One of these projects, intended to reduce the atmospheric emissions from the Tubarao Marine terminal complex, has resulted in an enhancement of the air quality of the region (in the state of Espirito Santo), by reducing the total emission of particles by 62%.

     With respect to improvements in water quality, we are currently developing several projects, including:
     - control of the pollutants disposed into the sea and into the local rivers as well as proper use, handling and final disposal of hazardous materials into the Tubarao/Praia Mole marine terminal;
     - collection and treatment of the industrial effluents created by the washing and maintenance of cars and wagons operated in the Vitoria Minas and in the Carajas railroads; and
     - collection and treatment of industrial effluents disposed in the sea in the Ponta da Madeira marine terminal.
     Our environmental program also includes reforestation projects which are intended to protect the soil against erosion processes, such as the Green Aisle Program (Programa Corredor Verde) at our Vitoria Minas railroad.
     We are also pursuing other legally-required projects in connection with the restoration of lands degraded in the course of our mining operations. Environmental laws require us to spend at least 0.5% of the total cost of each venture with a material environmental impact to create and maintain protected sites.

PATENTS AND TRADEMARKS
     We hold a significant number of patents, registered with the U.S. Patent and Trademark Office, and with the Brazilian Instituto Nacional de Propriedade Industrial, or INPI, governmental agencies responsible for the granting and registration of patent and trademarks rights in the United States and in Brazil, respectively. The majority of our patents relate to proprietary ore dressing processes. One of our most successful patents relates to a concentration process for lower grade iron ore, generally known as itabirite, which is widely used by other iron ore mining companies around the world. We are currently conducting technological research to permit commercial exploitation of our deposits of hard itabirites.
     We have registered the "CVRD" trademark and our proprietary logo with the INPI related to the following categories:
     - minerals in general,
     - geology, prospecting, topography, photogrammetry, oceanography and land survey services,
     - processing, treatment and dressing services in general,
     - cargo transport services,
     - ancillary services to transportation and warehousing, and
     - research and analysis services of material for industrial purposes.
     We renew our trademark registrations with the INPI every ten years.
INSURANCE
     We carry insurance covering various types of risks, such as general liability, liability of officers and directors, automotive vehicles, fire, operational risks, operational risks of marine terminals and transportation of precious minerals, as well as group life insurance policy, insuring our employees. The policies are currently in full force and the related premiums were duly paid. We believe that our insurance coverage is adequate for the scope of our operations.

EMPLOYEES
     The table below sets forth the number of our employees by category at the dates indicated.

                                                                  AT DECEMBER 31,
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
Mining (other than gold)....................................   4,478    4,948    6,141
Transportation..............................................   4,514    4,525    4,605
Gold........................................................     588      555      528
Other operational(1)........................................     504      511      608
Administrative..............................................     659      903    1,522
                                                              ------   ------   ------
     Total..................................................  10,743   11,442   13,404
                                                              ======   ======   ======

---------------

(1) Does not include pelletizing, aluminum, or pulp and paper joint venture employees.
     We establish our annual wage and benefits programs in July of each year following negotiations with our unions. In July 2001, our final proposals to our unions included a 6% salary increase, additions to the list of available medications, provisions for college materials for employees and annual bonus amounts. The provisions of our collective bargaining agreements with our unions also apply to our non-union employees. We have not suffered any material economic loss as a result of labor strikes or stoppages.
     Since 1973 we have sponsored a defined benefit pension plan, known as the old plan, covering substantially all employees, with benefits based on years of service, salary and social security benefits. This plan is administered by VALIA, and is funded by monthly contributions we and our employees make, calculated based on periodic actuarial appraisals.
     In May 2000, we implemented a new pension plan, which is primarily a defined contribution plan with a benefit feature relative to service prior to May 2000, known as the new plan, and offered our active employees opportunity to transfer to the new plan. Over 98% of our active employees opted to transfer to the new plan. The old plan will continue in existence, covering almost exclusively retired participants and their beneficiaries. In the first nine months of 2001 and 2000, we contributed approximately US$17 million and US$37 million, respectively, to VALIA to fund the new plan and the old plan. In addition, on March 9, 2001 we transferred our 10.3% interest in shares of Companhia Siderurgica Nacional to the new plan, as a special contribution valued at US$249 million, equivalent to the value of such shares (determined based on their weighted average price in the last thirty trading sessions on the Sao Paulo Stock Exchange during the period ended on March 9, 2001). We also provide scholarships and apprenticeships at our corporate vocational centers. We believe our relations with our union employees and other employees are good.
     Our employees have an equity stake in our business. On May 20, 1997, in connection with our ongoing privatization, the Brazilian government completed the sale of 11,120,919 common shares and 8,744,308 preferred shares to Investvale, an association of our current and retired employees and certain affiliates, at per share prices representing substantial discounts to prevailing market prices.

LEGAL PROCEEDINGS
     We and our subsidiaries are defendants in numerous legal actions in the normal course of business, including civil, administrative, tax, social security and labor proceedings. We have set aside or deposited in court amounts to cover estimated contingency losses due to adverse legal judgments. Based on the advice of our legal counsel, we believe that the provision made against contingent losses is sufficient to cover probable losses in connection with such actions.
     Conselho Administrativo de Defesa Economica, known as CADE, the Brazilian antitrust regulator, has been conducting inquiries into our principal lines of business to determine whether undue concentration exists in our respective industries. One of such inquiries that CADE made was in the context of our privatization and involved our railroad system. In November 2001, CADE issued a favorable opinion regarding this matter, on condition that we periodically provide certain financial information to CADE and to the Ministry of Transportation.
     Numerous lawsuits challenging the legality of our privatization are pending, including a number of class-action lawsuits. We do not believe that, individually or in the aggregate, these actions will adversely affect the course of the privatization process or otherwise have a material adverse effect on us.
     We are currently a defendant in two separate actions brought by the municipality of Itabira, in the state of Minas Gerais. It alleges that our Itabira iron ore mining operations have caused environmental and social damages. In one of the actions, filed in August 1996, the municipality of Itabira alleges that our Itabira iron ore mining operations have caused environmental and social damages and claims damages with respect to the degradation of the site of one of our mines, as well as the immediate restoration of the affected ecological complex and the performance of compensatory environmental programs in the region. The damages sought, as adjusted from the date of the claim, amount to approximately US$535 million. We believe that this amount is significantly higher than the amount we would actually be responsible for in the event that we were found liable. We have requested the annulment of this action as it represents no actual controversy. In fact, on June 5, 2000, the local environmental authorities granted an operating license to our Itabira iron ore mining operations. This license sets forth conditions regarding the environmental restoration of the degraded site and the performance of compensatory environmental programs. We intend to continue complying with these conditions. In the other action, the municipality of Itabira is claiming the right to be reimbursed for expenses it has incurred in connection with public services rendered as a consequence of our mining activities. We believe that this action is without merit. We are vigorously defending both pending actions.
     We have been subpoenaed as a defendant in a public civil action seeking to annul the concession agreement through which we and certain other defendants operate the Praia Mole port terminal. The case is in its initial stages and we believe that the claim is without merit.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers are our legal representatives and are responsible for our internal organization and day-to-day operations and the implementation of the general policies and guidelines set forth by the board of directors. Our by-laws provide for a minimum of three and a maximum of six executive officers. The board of directors appoints executive officers for three-year terms and may remove them at any time. According to the Brazilian Corporation Law and to our by-laws, executive officers must be Brazilian residents. The executive officers hold regularly scheduled meetings on a weekly basis and hold additional meetings when called by any executive officer.

     We are in the process of revising our corporate governance model in order to, among other things, improve the efficiency of our decision-making process. We are also defining metrics of value creation, which will improve the transparency in our communications with our investors. On April 7, 1999, the general meeting approved an amendment to our by-laws to alter the structure of the executive officers' board. As a result, we now have one chief executive officer and up to five executive officers, each responsible for business areas that the board of directors assigns to them. On October 24, 2001, the board of directors approved a new management structure with the following areas:

     - Ferrous Minerals,

     - Non-Ferrous,

     - Holdings and Business Development (including energy),

     - Logistics,


     - Finance and Investor Relations,



     - Planning and Control, and


     - Human Resources and Corporate Services.

     The table below lists our current executive officers.


                                           YEAR OF
NAME                                     APPOINTMENT                 POSITION                 AGE
---------------------------------------  -----------   ------------------------------------   ---
Roger Agnelli..........................     2001       Chief Executive Officer                42
Armando de Oliveira Santos Neto........     2001       Executive Officer (Ferrous Minerals)   51
Antonio Miguel Marques.................     2001       Executive Officer (Holdings and        44
                                                       Business Development and
                                                       Non-Ferrous)
Guilherme Rodolfo Laager...............     2001       Executive Officer (Logistics)          45
Gabriel Stoliar........................     2001       Executive Officer (Finance, Investor   47
                                                       Relations and Planning and Control)
Carla Grasso...........................     2001       Executive Officer (Human Resources     40
                                                       and Corporate Services)


     We have summarized below the experience, areas of expertise, and principal outside business interests of our current executive officers.

          Roger Agnelli. Since July 2001, Mr. Agnelli has been our chief executive officer. He served as chairman of our board of directors from May 2000 to July 2001. He also served as a member of the board of directors of VBC Energia S.A., Companhia Paulista de Forca e Luz, Companhia Siderurgica Nacional (CSN), Brasmotor S.A., Globo Cabo S.A. and Latas de Aluminio S.A. He also served as the chief executive officer of Bradespar S.A. from March 2000 to July 2001. Mr. Agnelli worked for 22 years with Banco Bradesco S.A., where he started his career as an investment analyst and served as Executive Director from 1992 to 2000. Mr. Agnelli has a degree in Economics from Fundacao Alvares Penteado.

          Armando de Oliveira Santos Neto. Mr. Santos was appointed as an executive officer of our ferrous minerals area in October 2001. Since 1970, Mr. Santos has held many different positions within the CVRD Group, including trainee at the railway division, assistant to the chief executive officer, marketing manager and executive officer at Rio Doce America, Inc., or RDA, sales manager of the Far East area, coordinator for planning and sales promotion, general manager and director of Rio Doce International S.A., or RDI, general sales manager and executive officer of the iron ore division, commercial officer and executive officer of RDA and member of the board of directors of CSI. Mr. Santos has a degree in civil engineering from the Universidade Federal do Espirito Santo (UFES).


          Antonio Miguel Marques. Mr. Marques was appointed as an executive officer of our holdings, business development and non-ferrous minerals area in October 2001. Currently, Mr. Marques is Chief Executive Officer of Aluvale and a member of the board of directors of Celmar, Albras, Alunorte, MRN and Valesul. Prior to that, Mr. Marques has held various positions at Caraiba Metais S.A. Industria e Comercio, DuPont do Brasil S.A., Billiton Metais S.A., Paranapanema Group and Votorantim Group. Mr. Marques has a degree in engineering from the Universidade Federal de Ouro Preto. He received his post-graduate degree in Mineral Treatment at the Universidade Federal de Minas Gerais (UFMG) and obtained an MBA from COPPEAD, at Universidade Federal do Rio de Janeiro (UFRJ).


          Guilherme Rodolfo Laager. Mr. Laager was appointed as an executive officer of our logistics area in September 2001. Mr. Laager served as logistics, supplying and technological information director for AMBEV, Companhia de Bebidas das Americas from 1989 until August 2000. Mr. Laager has a degree in civil engineering from the Universidade Federal do Rio de Janeiro (UFRJ) and obtained an MBA in business administration from COPPEAD, also at UFRJ.

          Gabriel Stoliar. Since April 14, 1999, Mr. Stoliar has served as our chief financial officer and as our chief accounting officer. In September 1997, he was appointed as an executive officer of the corporate center and investor relations area. In 1994, he was appointed director of BNDESPAR. In 1991, Mr. Stoliar assumed the position of superintendent of the operational division responsible for the areas of mining, metallurgy, chemicals, petrochemicals, pulp and paper. He was hired by BNDESPAR in 1988 as manager of operations in the area of capital, electronic and consumer goods. In 1982, he was promoted to manager of BNDES for the project area of FINSOCIAL. In 1978, he was hired by BNDES as an analyst in the area of pulp, paper and petrochemicals. Mr. Stoliar began his career as a business organization consultant at the Institute of Economic and Management Development of the Federation of Industries of Rio de Janeiro. Mr. Stoliar obtained an engineering degree from Universidade Federal do Rio de Janeiro, a post-graduate degree in production engineering and an MBA from PDG/EXEC-SDE in Rio de Janeiro.

          Carla Grasso. Mrs. Grasso was appointed as an executive officer of the human resources and corporate services area in October 2001. Prior to joining us, Mrs. Grasso served as an economic assistant to the President of Brazil. She has also been deputy coordinator of fiscal policy at the Ministry of the Economy and has held a variety of positions at the Ministry of Social Security. In 1997, she was appointed as an executive officer of Fundacao Vale de Rio Doce de Habitacao e Desenvolvimento Social (FVRD). Mrs. Grasso has both a degree in Economics and a master in Economics from Universidade de Brasilia (UNB).

BOARD OF DIRECTORS

     The conselho de administracao, the board of directors, is our decision-making body responsible for determining general guidelines and policies for our business, our wholly-owned subsidiaries and controlled companies, and for formulating and expressing our policies. The board of directors is responsible for supervising the executive officers. It also monitors the executive officers' implementation of the general guidelines and policies. The board of directors holds regularly scheduled meetings on a monthly basis and holds additional meetings when called by its chairman, vice-chairman or any two directors. Decisions of the board of directors require a quorum of a majority of the directors and are taken by majority vote.

     Under the Brazilian Corporation Law, the board of directors must have at least three members. Each director and his or her respective alternate are elected at a general shareholders' meeting and are subject to removal at any time. Our by-laws state that the board of directors must consist of nine members. Our current employees have the right to appoint one member of the board of directors and his respective alternate. According to our by-laws, members of the board of directors must be Brazilian residents who are both shareholders of CVRD and have managerial experience. Members of the board of directors are elected for three-year terms and can be re-elected. Each alternate director serves on behalf of a specific board member. In the absence of the director for whom an alternate director is acting, that alternate director may attend and vote at meetings of the board of directors.



     Six of our current directors and five of our current alternate directors were appointed to their positions directly by Valepar, our principal shareholder, pursuant to Valepar's shareholders' agreement and the provisions of the Brazilian Corporation Law. These appointments were approved at our annual general shareholders' meeting held in April 2001. For a description of Valepar's shareholders' agreement, see "Major and Selling Shareholders -- Major Shareholders -- Principal Shareholder."


     The table below lists the current members of the board of directors.


                                                       YEAR FIRST
                        NAME                             ELECTED           POSITION          AGE
-----------------------------------------------------  -----------   ---------------------   ---
Luiz Tarquinio Sardinha Ferro(1).....................     1999       Chairman of the
                                                                     Board................   41
Joao Moises de Oliveira(1)...........................     2001       Board Member.........   56
Erik Persson(1)......................................     2001       Board Member.........   47
Jose Marques de Lima(1)..............................     2000       Board Member.........   44
Octavio Lopes Castello Branco Neto...................     2001       Board Member.........   43
Romeu do Nascimento Teixeira(1)......................     2001       Board Member.........   69
Renato da Cruz Gomes(1)..............................     2001       Board Member.........   49
Fabio de Oliveira Barbosa............................     2000       Board Member.........   41
Francisco Valadares Povoa(2).........................     1997       Board Member.........   56


---------------

(1) Appointed by Valepar.


(2) Appointed by our employees.


     The table below lists the alternate members of the board of directors. One additional alternate director is to be appointed by Valepar.


                                                       YEAR FIRST
                        NAME                             ELECTED           POSITION          AGE
-----------------------------------------------------  -----------   ---------------------   ---
Jose Ricardo do Carmo(1).............................     2000       Board Member.........   49
Ricardo Carvalho Giambroni(1)........................     2001       Board Member.........   45
Octavio Mauro Muniz Freire Alves(1)..................     2001       Board Member.........   40
Eleazar de Carvalho Filho............................     2001       Board Member.........   44
Antonio Joao Martins Torres(1).......................     2001       Board Member.........   61
Romulo de Mello Dias(1)..............................     2001       Board Member.........   40
Renato Augusto Zagallo Villela dos Santos............     2001       Board Member.........   46
Otto de Souza Marques Junior(2)......................     1997       Board Member.........   53


---------------

(1) Appointed by Valepar.


(2) Appointed by our employees.

     We have summarized below the business experience, areas of expertise, and principal outside business interests of our current directors:

          Luiz Tarquinio Sardinha Ferro. Mr. Ferro was appointed chairman of our board of directors in July 2001. From May 1999 to July 2001, he served as vice-chairman of our board of directors. From 1996 to 1998, he was President of PREVI -- Caixa de Previdencia dos Funcionarios do Banco do Brasil and executive superintendent of the financial department of Banco do Brasil S.A. In 1995, he was appointed general coordinator of the public accounts management unit, at the Secretariat of the National Treasury. From 1994 to 1995, he participated in an international management program of Banco do Brasil. From 1992 to 1994, Mr. Ferro worked at the Secretariat of the National Treasury.

          Joao Moises de Oliveira. Mr. Oliveira has served as a member of our board of directors since 2001. From 1962 to 2000, he worked at Banco Bradesco S.A. and at several companies in which Banco Bradesco S.A. has a direct or indirect ownership interest. Since 2000, Mr. Oliveira has been an executive officer at Bradespar S.A. He has served as a member of the board of directors of many companies in which Banco Bradesco or Bradespar have or had a direct or indirect ownership interest, including Companhia Siderurgica Belgo Mineira, Companhia Siderurgica Nacional and Sao Paulo Alpargatas S.A.

          Erik Persson. Mr. Persson has served as a member of our board of directors since April 2001. Since June 2000, he has been working as a planning director of PREVI. He has been at PREVI since 1977.

          Jose Marques de Lima. Mr. Lima has served as a member of our board of directors since April 2000. Currently, he also serves as general manager of the risk management unit at Banco do Brasil. In June 1999, he was appointed as an executive officer of PREVI. From 1984 to 1998, he worked for Banco do Brasil holding a variety of positions, including team work coordinator and executive manager of the investor relations department, manager of the market and shareholders division and manager of the financial analysis department.

          Octavio Lopes Castello Branco Neto. Mr. Castello Branco was appointed as a member of our board of directors in April 2001. He is also a managing director of BNDES. In 1995, he joined J.P. Morgan as head of the investment banking group in Brazil. From 1990 to 1995, Mr. Castello Branco worked at Caemi as the chief financial officer and member of the executive committee. Mr. Castello Branco started his career at J.P. Morgan's Sao Paulo Office in 1983 and has developed an extensive experience in mergers and acquisitions, having managed projects across a number of sectors since the inception of J.P. Morgan's mergers and acquisitions group in Brazil.

          Romeu do Nascimento Teixeira. Mr. Teixeira has served as a member of our board of directors since April 2001. Mr. Teixeira was also appointed as an executive officer of IESA, Internacional de Engenharia S.A., from 1986 to 1993. Since 1960, he has held many different positions within the CVRD Group. From 1958 to 1960 he worked as an engineer at DNER, Departamento Nacional de Estradas de Rodagem.

          Renato da Cruz Gomes. Mr. Gomes joined our board of directors in April 2001. He has also been an executive officer of Valepar since April 2001. In 2000, he was appointed as an executive officer of Bradespar. From 1976 through 2000, Mr. Gomes held a variety of positions within BNDES and participated on the boards of directors of many companies, namely Elebra Eletronica, Globo Cabo, Aracruz, Iochpe, Bahia Sul and Latasa. He is also a member of the consulting board of Factor Sinergia, a securities investment fund, and the investments committee of Bradesco Templeton Value and Liquidity Fund.

          Fabio de Oliveira Barbosa. Mr. Barbosa has served as a member of our board of directors since April 2000. Currently, he also serves as member of the board of directors of Valepontocom. Prior to joining us, Mr. Barbosa served as an assistant secretary at the National Treasury Ministry and became secretary in July 1999. He has also served as a member of the board of directors of the following companies: Banespa -- Banco de Estado de Sao Paulo S.A., Caixa Economica Federal and Banco do

     Brasil. From 1996 to 1999, he served as a member on the audit committee of Banco do Brasil and all of its subsidiaries. From 1992 to 1995, he served as an executive director at the World Bank. From 1990 to 1992, he was Deputy Coordinator of Fiscal Policy in the Ministry of the Economy, and, from 1989 to 1990, he was coordinator for economic analysis at SEPLAN-PR. From 1988 to 1989, he served as assistant to the chief planning minister to the President of Brazil. Prior to that time, Mr. Barbosa held a variety of positions at the Ministry of Industry and Commerce, the Parana State Development Institute, the Ministry of Labor and the Institute for Applied Economic Research.

          Francisco Valadares Povoa. Mr. Povoa has served as a member of our board of directors since May 1997. Since December 1994, Mr. Povoa has served as Chief Executive Officer of Investvale. He also sits on the board of Valepar, Valepontocom, Rio Doce Manganese Europe, or RDME, Salobo Metais, CSI and Nova Era Silicon. Until March 2001, he was also a member of the board of directors of CSN and was previously an alternate member of the board of CSN. Mr. Povoa joined us as a mining engineer in 1972 and has held a variety of positions within the CVRD Group.

COMMITTEES OF THE BOARD OF DIRECTORS

     Recently, our board of directors approved a resolution creating five non-permanent committees and appointing their respective members, as permitted under our by-laws. These committees are advisory committees and therefore have no decision capacity.


     The strategy committee will be advising our board with regard to our corporate strategy and to its formulation and will assist in assuring the alignment with our board's strategic guidelines, in order to preserve economic value and adherence to our strategic plan. The strategic committee will consist of five members, including our Chief Executive Officer, our Executive Officer in charge of Planning and Control, and three external members. The audit committee will be advising our board in its monitoring of our financial integrity and appointment of independent and internal auditors in order to guarantee the transparency and efficiency of our internal control systems. The audit committee will consist of three members, including Jose Ricardo do Carmo, Antonio Joao Martins Torres, and one external member. The ethics and governance committee will assist in promoting the effectiveness of our board of directors' corporate governance practices and operations, as well as our ethical behavior, legal compliance, and institutional responsibility, in order to promote our board's transparency and independence, as well as the efficiency of the conflict management system and our internal policies with respect to environmental, health, safety and social matters. The ethics and governance committee will consist of three members, including Luiz Tarquinio Sardinha Ferro, Renato da Cruz Gomes, and one external member. The finance committee will advise on the definition of capital structure and risk management financial policies, in order to promote consistency between our financial policies, our strategic guidelines, and our shareholders' risk-return profile. The finance committee will consist of five members, including our Chief Executive Officer, our Chief Financial Officer, Ricardo Carvalho Giambroni, Romulo de Mello Dias, and one external member. The executive development committee will advise our board on the selection, appraisal, development and remuneration of our senior management as well as on our human resources policies. The executive development committee will consist of four members, including Paulo Pavarini, Francisco Valadares Povoa, Joao Moises de Oliveira, and one external member.


FISCAL COUNCIL

     Under the Brazilian Corporation Law, we may appoint the conselho fiscal, a fiscal council, as a corporate body independent of our management and external auditors. The primary responsibility of the fiscal council is to review management's activities and the financial statements, and report its findings to the shareholders. We amended our by-laws on June 18, 1997 in order to provide for the establishment of a five-member permanent fiscal council. On April 25, 2001, the shareholders appointed the current members and their respective alternates. Holders of preferred shares and the golden share together may elect one member of the fiscal council and the respective alternate. Non-controlling holders of common shares comprising at least 10% of the common shares outstanding may also elect one member of the fiscal council and the respective alternate. The terms of the members of the fiscal council expire at the next general shareholders' meeting following their election.

     The table below lists the current members of the fiscal council.

                                                                 YEAR OF
NAME                                                           APPOINTMENT
----                                                           -----------
Luis Carlos Angelotti.......................................      2001
Ronaldo Camillo.............................................      2000
Marcos Fabio Coutinho.......................................      1999
Eliseu Martins..............................................      1997
Claudia Torres Teixeira.....................................      2000

     The table below lists the alternate members of the fiscal council.

                                                                 YEAR OF
NAME                                                           APPOINTMENT
----                                                           -----------
Antonio Jose da Barbara.....................................      2001
Eduardo Coutinho Guerra.....................................      2001
Vicente Barcelos............................................      2001
Luiz Otavio Nunes West......................................      1998
Mercia Maria Nascimento Pimentel............................      2001

COMPENSATION

     According to our by-laws, our shareholders are responsible for establishing the aggregate compensation we pay to the members of our board of directors and our executive officers. Our shareholders determine this aggregate compensation at the annual shareholders' meeting each year. In order to establish aggregate director and officer compensation, we believe that our shareholders usually take into account various factors which range from age, experience and skills of our directors and officers to the recent performance of our operations. Once aggregate compensation is established, the members of our board of directors are then responsible for distributing such aggregate compensation individually in compliance with our by-laws. Our board of directors does not have a compensation committee.

     In 2001 and in 2000, we paid approximately R$5.0 and R$4.5 million, respectively, in aggregate (including benefits in kind granted) to the members of our board of directors and to the executive officers for services in all capacities.


     In 2001 and in 2000, the monthly amount we paid to the members of the fiscal council was the higher of (1) R$4,200 or (2) the equivalent of 10% of the amount paid to a director, excluding benefits. In addition, the members of the fiscal council receive reimbursement for expenses they incur in connection with transportation and accommodation, whenever such expenses are necessary for the performance of their functions. In 2000 and in 2001, none of our board members and executive officers acting in their individual capacities had any financial or other interests in transactions involving us which were not in the ordinary course of business.

                         MAJOR AND SELLING SHAREHOLDERS

MAJOR SHAREHOLDERS


     The table below sets forth information regarding beneficial share ownership before and after this offering, by each person who we know to be the beneficial owner of more than 5% of any class of our outstanding capital stock, and by all directors and executive officers as a group.



                                                   BEFORE THIS OFFERING       AFTER THIS OFFERING(1)
                                                 -------------------------   -------------------------
                                                                PERCENT OF                  PERCENT OF
                                                 SHARES OWNED     CLASS      SHARES OWNED     CLASS
                                                 ------------   ----------   ------------   ----------
COMMON SHARES
Valepar S.A....................................  105,443,070       43.0%     105,443,070       43.0%
Federative Republic of Brazil (National
  Treasury)(1)(2)..............................   39,393,919       16.1               --         --
BNDES(1)(2)....................................   39,394,922       16.1            1,003         --
BNDESPAR(2)....................................   11,672,271        4.8       11,672,271        4.8
Litel Participacoes S.A.(3):
  Shares owned directly........................   25,272,641       10.3       25,272,641       10.3
  Shares owned by Valepar S.A. ................  105,443,070       43.0      105,443,070       43.0
                                                 -----------      -----      -----------      -----
     Total beneficial ownership by Litel.......  130,715,711       53.3      130,715,711       53.3
Directors and executive officers as a group....           17         --               17         --
PREFERRED SHARES(4)
Directors and executive officers as a group....          209         --              209         --
GOLDEN SHARE
Federative Republic of Brazil..................            1      100.0                1      100.0


---------------


(1) Assumes full exercise of the underwriters' overallotment option. If the underwriters do not exercise their overallotment option, after this offering, the Federative Republic of Brazil (National Treasury) will own 5,138,337 common shares, representing 2.1% of our outstanding common shares and BNDES will own 5,139,340 common shares, representing 2.1% of our outstanding common shares.



(2)Excludes common shares owned directly by Valepar, in which this shareholder has a direct or indirect ownership interest. See note 3 below, and see the table below for information on Valepar's shareholders.



(3)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has or shares voting power or investment power with respect to securities is treated as a beneficial owner of those securities. It does not necessarily imply that the named person has the economic or other benefits of ownership. Litel owns 42% of Valepar. See the table below for more information on Valepar's shareholders.



(4) The Federative Republic of Brazil (National Treasury) owns 5,075,341 preferred shares, representing 3.7% of our outstanding preferred shares and BNDESPAR owns 1,251,980 preferred shares, representing 0.9% of our outstanding preferred shares. These ownership amounts will not change as a result of this offering.

     The table below sets forth information regarding Valepar share ownership and Litel share ownership. These amounts will not change by virtue of this offering.

                                                                              PERCENT OF
                                                                             TOTAL SHARES
                                                              SHARES OWNED      OWNED
                                                              ------------   ------------
VALEPAR S.A.
  Litel Participacoes S.A...................................   43,985,949             42%
  Babie(1)..................................................   15,019,621              14
  Eletron(2)................................................   21,875,000              21
  Sweet River Investments Ltd.(3)...........................   12,187,500              11
  BNDESPAR..................................................   11,250,000              11
  Investvale(4).............................................    1,125,000               1
                                                              -----------      ----------
     Total..................................................  105,443,070            100%
                                                              ===========      ==========
LITEL PARTICIPACOES S.A.
  BB Carteira Ativa 0(5)....................................  129,528,472          52.41%
  BB Carteira Ativa I(5)....................................   64,211,703           25.98
  BB Carteira Ativa II(5)...................................   53,388,022           21.60
  Others....................................................          875              --
  Directors and Executive Officers as a group...............            3              --
                                                              -----------      ----------
     Total..................................................  247,129,075         100.00%
                                                              ===========      ==========

---------------


(1) Babie is a holding company owned by Bradesplan and Bradespar, which are affiliated with Banco Bradesco S.A., a Brazilian bank.


(2) Eletron is a company 86% of which is owned by Bradespar and approximately 14% of which is owned by Opportunity Amafi Participacoes S.A.

(3) Sweet River Investments Ltd. is affiliated with Bank of America.

(4) Investvale is an investment club owned by our employees.

(5) Each of BB Carteira Ativa 0, BB Carteira Ativa I and BB Carteira Ativa II is a Brazilian investment fund. BB Carteira Ativa 0 and BB Carteira Ativa I are 100% owned by Previ. BB Carteira Ativa II is 59.36% owned by Funcef and 38.8% owned by Petros. Each of Previ, Petros and Funcef is a Brazilian pension fund.

  The Privatization

     In June 1995, the Brazilian government announced its intention to sell its common and preferred share ownership interests in us as part of the ongoing Brazilian privatization program. After a period of considerable governmental, judicial and public attention and debate, the Brazilian government started our privatization in May 1997.

     In the first step of the privatization process, on May 6, 1997, the Federative Republic of Brazil and BNDES sold 99,999,203 common shares, representing approximately 40.0% of the outstanding common shares, for approximately US$3 billion to Valepar, a special-purpose company formed to hold a controlling interest in our outstanding common shares. The initial principal investors in Valepar were a subsidiary of CSN, a Brazilian steelmaker, various Brazilian pension funds, an affiliate of Bank of America, a U.S. bank, and certain foreign investment funds.

     In the second step of the privatization process, on May 20, 1997, the Federative Republic of Brazil and BNDES sold 11,120,919 common shares, representing approximately 4.5% of the outstanding common shares, and 8,744,308 preferred shares, representing approximately 6.3% of the outstanding preferred shares, in an offering restricted to our current and retired employees. Substantially all of the shares sold in this step of the privatization were purchased through Investvale, an association of our current and retired employees. Employees were also granted the option, exercisable through Investvale, to obtain an interest in the controlling block held by Valepar by exchanging their common shares for equity in Valepar. The shares offered to employees were sold at substantial discounts to prevailing market prices. Common shares exchanged for equity in Valepar were sold at R$11.09 per share, representing a 58.4% discount from the then-current market price. Common shares not exchanged for equity in Valepar were sold at R$8.88 per share (representing a 66.7% discount from the then-current market price). Preferred shares were sold at R$8.88 per share (representing a 63.2% discount from the then-current market price). Investvale subsequently contributed 1,125,000 common shares to Valepar, in exchange for a 0.9% equity interest in Valepar. These discounts gave rise to a US$318 million extraordinary charge in 1997.


     In the third step of the privatization process, the Federative Republic of Brazil and BNDES are each selling 34,255,582 shares (and an additional 5,138,337 shares each if the underwriters' overallotment option is exercised in full), in the form of common shares or American depositary shares, which together represent 27.9% of our outstanding common stock (32.1% if the underwriters' overallotment option is exercised in full). Following this offering, BNDESPAR, a wholly-owned subsidiary of BNDES, will own 11,672,271 common shares, representing approximately 4.8% of our outstanding common shares. In addition, assuming the exercise in full of the underwriters' overallotment option, the Federative Republic of Brazil will continue to own 5,075,341 preferred shares, representing approximately 3.7% of our outstanding preferred shares, and a golden share in us, which gives it veto powers over certain actions that we could propose to take, and BNDES will own 1,003 of our common shares. For a detailed description of the veto powers granted to the Federative Republic of Brazil by virtue of its ownership of the golden share, see "Description of Capital Stock -- General."


  Shareholder Debentures

     At the time of the first step of our privatization in 1997, we issued debentures to our then-existing shareholders, including the Brazilian government. The terms of the debentures, which are described below, were set to ensure that our pre-privatization shareholders, including the Brazilian government, would participate alongside us in potential future financial benefits that we derive from exploiting our mineral resources.

     In preparation for the issuance of the debentures, we issued preferred class B shares on a one-for-one basis to all holders of our common shares and preferred class A shares. We then exchanged all of the preferred class B shares for the debentures. The debentures are not redeemable or convertible, and do not trade on a stapled basis or otherwise with our common or preferred shares. Currently, the debentures cannot be traded. Holders will be able to trade the debentures only after a three-month period that will commence upon completion of this offering, which will constitute the third step of our privatization. We will be required to register the debentures with the CVM in order to permit trading at that time.

     Under Central Bank regulations, pre-privatization shareholders that held their shares through our American depositary receipt program were not permitted to receive the debentures or any financial benefits relating to the debentures. We sought approval from the Central Bank to distribute the debentures to the holders of American depositary receipts, but the Central Bank rejected our request. We intend to renew our request to the Central Bank, but we cannot assure you that we will succeed. If the Central Bank does not approve our request, the depositary will not be able to distribute the debentures to the holders of American depositary receipts and will not be able to sell the debentures. Therefore, unless the Central Bank approves our request, the debentures will not have any value for holders of American depositary receipts.

     Under the terms of the debentures, holders will have the right to receive semiannual payments equal to an agreed percentage of our net revenues (revenues less value added tax) from certain identified mineral resources that we owned at May 1997, to the extent that we exceed defined threshold production volumes of these resources, and from the sale of mineral rights that we owned at May 1997. Our obligation to make payments to the holders will cease when the relevant mineral resources are exhausted. Based on current production levels, and on the estimates of production of our new projects, we would begin making payments related to copper in approximately 2004, payments related to iron ore resources in approximately 2012, and payments related to other mineral resources in later years.

     The table below summarizes the amounts we will be required to pay under the debentures, based on the net revenues we earn from the identified mineral resources and the sale of mineral rights.

                    AREA                          MINERAL            REQUIRED PAYMENTS BY CVRD
---------------------------------------------  --------------   ------------------------------------
Southern System..............................  Iron ore         1.8% of net revenue, after total
                                                                production from May 1997 exceeds 1.7
                                                                billion tons
Northern System..............................  Iron ore         1.8% of net revenue, after total
                                                                production from May 1997 exceeds 1.2
                                                                billion tons
Pojuca, Andorinhas, Liberdade and Sossego....  Gold and         2.5% of net revenue from the
                                               Copper           beginning of commercial production
Igarape Bahia and Alemao.....................  Gold and         2.5% of net revenue, after total
                                               Copper           production from the beginning of
                                                                commercial production exceeds 70
                                                                tons of gold
Fazenda Brasileiro...........................  Gold             2.5% of net revenue after total
                                                                production from the beginning of
                                                                commercial production exceeds 26
                                                                tons
Other areas, excluding Carajas/Serra Leste...  Gold             2.5% of net revenue
Other areas owned at May 1997................  Other minerals   1% of net revenue, 4 years after the
                                                                beginning of commercial production
All areas....................................  Sale of          1% of the sales price
                                               mineral rights
                                               owned at May
                                               1997

  Principal Shareholder

     Through the Brazilian government's privatization program, the by-laws of Valepar restrict concentration of ownership of Valepar shares by particular types of investors for a period of five years through May 9, 2002. The by-laws of Valepar state that no single investor or group of affiliated investors may hold more than 45% of Valepar's outstanding capital stock. In addition, joint shareholdings in Valepar by any group of iron ore producers or any group of steel producers, and iron ore trading companies combined, may not exceed 45% of Valepar's outstanding capital stock. Finally, shareholdings in Valepar by individual large iron ore producers, steel producers or iron ore trading companies may not exceed 10% of Valepar's outstanding capital stock.

     The shareholders of Valepar have entered into a shareholders' agreement, ending in 2017. This agreement:

     - gives rights of first refusal on any transfer of Valepar shares and preemptive rights on any new issue of Valepar shares,

     - prohibits encumbrances on Valepar shares (other than in connection with financing our acquisition),

     - requires each party generally to retain control of its special purpose company holding its interest in shares of Valepar,

     - allocates Valepar's and our board seats, and

     - establishes super-majority voting requirements for certain matters relating to Valepar or to us.

     BNDESPAR has a golden share in Valepar giving it a veto right over:

     - any change in Valepar's corporate purpose,

     - the liquidation of Valepar,

     - a change in ownership of Valepar's shares if such change were to increase concentration of the ownership of Valepar over specified limits by participants in the iron ore, steel or iron ore trading businesses, and

     - any transfer of Valepar's shares to anyone until May 2002 if the transfer were to result in such person owning more than 45% of Valepar's shares.

     Another agreement among Valepar's shareholders, ending in 2002, contains similar restrictions on transfers.

  Continuing Relationship with the Federative Republic of Brazil and BNDES

     From time to time, in the ordinary course of our business, we enter into transactions with other entities which the Federative Republic of Brazil owns or controls. See "Related Party Transactions." The most significant of these transactions is with Eletronorte, a state-owned company. Pursuant to a contract between Albras and Eletronorte, Albras is able to purchase electricity at favorable rates. We are currently seeking to renegotiate this contract, which expires in May 2004. For more information on our Eletronorte contract, see "Business -- Our Lines of Business -- Holdings -- Aluminum Business." No other entity controlled by the Federative Republic of Brazil, by itself or in the aggregate, accounted for a significant percentage of our consolidated revenues or purchases in 2000.

     We have also entered into a Mineral Risk Contract with BNDES relating to prospecting authorizations for mining regions where drilling and exploration are still in their early stages. This contract provides for the joint development of certain unexplored mineral deposits in the Carajas region, which is part of the Northern System. BNDES is also our partner in Project 118, Alemao and Cristalino, which are joint ventures through which we conduct our copper mining exploration and development. For more information on these joint ventures, see "Business -- Our Lines of Business -- Non-Ferrous Minerals -- Current Copper Prospects -- Exploration."

     As a result of the transfer of our voting control to Valepar, we are no longer subject to various regulatory requirements and operating restrictions applicable to Brazilian governmental entities. However, in connection with our privatization, the Federative Republic of Brazil retained special rights with respect to our and Valepar's future decisions and caused us to enter into certain agreements which may restrict our activities and results of operations in the future. We discuss these restrictions below.

  Golden Share

     The Federative Republic of Brazil holds one preferred golden share, which confers upon its holder veto rights over certain changes, including:

     - our name,

     - the headquarters of our head office,

     - our corporate purpose as regards the working of mineral deposits, and

     - our continued operation of integrated iron ore mining systems.

     For a more detailed description of the golden share, see "Description of Capital Stock -- General."

     Since the privatization, the Federative Republic of Brazil has not exercised its veto rights and, consequently, has refrained from interfering in our decision-making process.

SELLING SHAREHOLDERS

     All of the American depositary shares and common shares being offered in this offering are being sold by the Federative Republic of Brazil and by BNDES, Brazil's national bank for economic and social development, which is wholly owned by the Federative Republic of Brazil.

     BNDES is selling 34,255,582 shares (and an additional 5,138,337 shares if the underwriters' overallotment option is exercised in full). The Federative Republic of Brazil is selling 34,255,582 shares (and an additional 5,138,337 shares if the underwriters' overallotment option is exercised in full). The shares owned by BNDES and the Federative Republic of Brazil are on deposit in the National Privatization Fund. BNDES is the administrator or gestor of the National Privatization Fund (Fundo Nacional de Desestatizacao) and, subject to the prior approval of the National Privatization Council, is vested with the power to execute the sale and transfer of shares deposited in the Fund.


     BNDES is the main vehicle for the execution of the Brazilian government's investment policy, providing support, either directly or indirectly, to programs, projects, works and services related to the economic and social development of Brazil. BNDES is the primary domestic source of long-term financing in the Brazilian economy, with special emphasis on private sector investment projects and public sector infrastructure projects. The legal domicile of BNDES is located at Av. Republica do Chile No. 100, 20139-900, Rio de Janeiro, State of Rio de Janeiro, Brazil.


     Following this offering BNDESPAR, a wholly-owned subsidiary of BNDES, will continue to own approximately 4.8% of our outstanding common shares and approximately 0.9% of our outstanding preferred shares. For information regarding our share ownership, see "-- Major Shareholders."

                           RELATED PARTY TRANSACTIONS

     At September 30, 2001, we had extended guarantees for borrowings obtained by affiliates and joint ventures in the amount of US$801 million, of which US$614 million is denominated in U.S. dollars and the remaining US$187 million is denominated in Brazilian reais.

     For information regarding investments in affiliated companies and joint ventures and for information regarding transactions with major related parties, see notes 10 and 17 to our consolidated financial statements.

     The Federative Republic of Brazil owns or controls entities with which we enter into transactions in the ordinary course of business. See "Major and Selling Shareholders -- Major Shareholders -- Continuing Relationships with the Federative Republic of Brazil and BNDES."

     BNDES, in its role as an economic development bank, is involved with us as a lender, partner and/or co-investor in a number of projects, and will probably continue to do so in the future.

     Current activities of BNDES related to us include:


     - investments in several mining prospecting projects, including copper development projects in accordance with our Mineral Risk Contract (see "Business -- Our Lines of Businesses -- Non-Ferrous Minerals -- Mineral Risk Contract"), and


     - providing financing for our expansion.

     Our consolidated balance sheet at September 30, 2001 includes loans repayable to BNDES in the aggregate amount of US$125 million.


     Further, one of our directors is also an executive officer of BNDES, one of our alternate directors is the chief executive officer of BNDES, one of our executive officers was a director of an affiliate of BNDES and one of our directors is the Secretary of the National Treasury. BNDESPAR, an affiliate of BNDES, also owns eleven percent of our largest shareholder, Valepar.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is certain information concerning our authorized and issued capital stock and a brief summary of certain significant provisions of our by-laws and the Brazilian Corporation Law. This description does not purport to be complete and is qualified by reference to our by-laws (an English translation of which has been filed with the Commission) and to the Brazilian Corporation Law.

GENERAL

     Our by-laws authorize the issuance of up to 300 million common shares and up to 600 million preferred class A shares or preferred class B shares, in each case based solely on the approval of the board of directors without any additional shareholder approval. There are currently no preferred class B shares outstanding. Under the Brazilian Corporation Law, the number of preferred non-voting or restricted voting shares outstanding, such as the preferred shares, may not exceed two-thirds of the total number of outstanding shares.

     Each common share entitles the holder thereof to one vote at meetings of our shareholders. Holders of common shares are not entitled to any preference relating to our dividends or other distributions or any preference upon our liquidation.


     Holders of preferred class A shares are generally entitled to the same voting rights as holders of common shares, except with respect to the election of members of the board of directors, and are entitled to a minimum annual non-cumulative preferential dividend of 6% of their pro rata share of our paid-in capital prior to any distribution to holders of common shares or to holders of preferred class B shares, if any. Holders of preferred class A shares and the golden share may also elect one member of the permanent fiscal council and an alternate. Non-controlling holders of common shares comprising at least 10% of the common shares outstanding may also elect one member of the fiscal council and an alternate. As of March 1, 2002, holders of preferred shares and common shares may, in certain circumstances, combine their respective holdings to elect members of our board of directors, as described under "-- New Provisions in the Brazilian Corporation Law." The preferred class A shares are not entitled to any preference in the case of our liquidation.


     The golden share is a preferred share. It is required to be held by the Federative Republic of Brazil. The holder of the golden share is entitled to the same rights (including with respect to voting, dividend preference and liquidation preference) as holders of preferred class A shares. In addition, the holder of the golden share is entitled to veto any of our proposed action relating to the following matters:

     - a change in our name,

     - a change in the location of our head office,

     - a change in our corporate purpose as regards the working of mineral deposits,

     - any liquidation of our company,

     - any disposal or winding up of activities of any one or more of the following stages of the integrated systems of our iron ore mining:

      (i) mineral deposits, ore deposits, mines,

      (ii) railways,

      (iii) ports and marine terminals,

     - any change in the by-laws relating to the rights accorded to the classes of capital stock issued by us, and

     - any change in the by-laws relating to the rights accorded the golden share.

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CALCULATION OF DISTRIBUTABLE AMOUNT


     At each annual shareholders' meeting, the board of directors is required to recommend how to allocate our earnings for the preceding fiscal year. For purposes of the Brazilian Corporation Law, a company's net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and amounts allocated to employees' and management's participation in earnings represents its "net profits" for such fiscal year. In accordance with the Brazilian Corporation Law, an amount equal to our "net profits," as further reduced by amounts allocated to the legal reserve, to the contingency reserve or the unrealized income reserve established by us in compliance with applicable law (as hereinafter discussed) and increased by reversions of reserves constituted in prior years, will be available for distribution to shareholders in any particular year. Such amount, the adjusted net profits, is herein referred to as the distributable amount. We may also establish discretionary reserves, reserves for investment projects and fiscal incentive investment reserves, as discussed below.


     Legal Reserve. Under the Brazilian Corporation Law, we are required to maintain a legal reserve to which we must allocate 5% of our "net profits" for each fiscal year until the amount of the reserve equals 20% of our paid-in capital. Net losses, if any, may be charged against the legal reserve.


     Discretionary Reserves. Under the Brazilian Corporation Law, a company may also provide for discretionary allocations of "net profits" to the extent set forth in its by-laws. Our by-laws provide for one discretionary depletion reserve which may be taken into account in allocating net profits for any fiscal year. We currently maintain a fiscal incentive depletion reserve established in respect of certain mining operations. Appropriations to the fiscal incentive depletion reserve are deductible for tax purposes. The discretionary depletion reserve has not been used since 1996, when the related fiscal incentive expired. For more details, see note 13 to the consolidated financial statements. There are no limits on the size or amount of proceeds that may be retained by our board in the discretionary depletion reserve. However, the sum of the legal reserve, the depletion reserve and the reserve for investment projects may not exceed the amount of our paid-in capital.



     Contingency Reserve. Under the Brazilian Corporation Law, a portion of our "net profits" may also be discretionally allocated to a "contingency reserve" for an anticipated loss that is deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur or charged off in the event that the anticipated loss occurs.



     Reserve for Investment Projects. Under the Brazilian Corporation Law, we may allocate a portion of our "net profits" for discretionary appropriations for plant expansion and other capital investment projects, the amount of which is based on a capital budget previously presented by management and approved by shareholders. Under Law 10,313, capital budgets with duration longer than one year must be revised at each annual shareholders' meeting. After completion of the relevant capital projects, we may retain the appropriation until shareholders vote to transfer all or a portion of the reserve to capital or retained earnings.



     Unrealized Income Reserve. Under the Brazilian Corporation Law prior to the enactment of Law 10,313, if the amount of "unrealized income" for any particular year exceeds the sum allocated to the legal reserve, the discretionary reserves, the contingency reserve and the reserve for investment projects in such year, such excess may be allocated to an "unrealized income reserve." "Unrealized income" in any particular year represents the sum of price-level restatement of certain balance sheet accounts in such year in which the system of price-level restatement was applicable (up to December 31, 1995), the share of equity earnings of subsidiary and associated companies in such year and profits from installment sales to be received after the end of the next succeeding fiscal year. As of March 1, 2002, under Law 10,313, which amends the Brazilian Corporation Law, the amount by which the mandatory dividend exceeds the "realized" portion of net profits for any particular year may be allocated to the unrealized income reserve. The "realized" portion of net profits is the amount by which "net profits" exceed the sum of (i) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain affiliates, and (ii) the profits, gains or return obtained on transactions maturing after the end of the following fiscal year.


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     Fiscal Incentive Investment Reserve.  Under the Brazilian tax laws, a portion of "net profits" may also be allocated to a general "fiscal incentive investment reserve" in amounts corresponding to reductions in our income tax generated by credits for particular government-approved investments.

     The Brazilian Corporation Law provides that all discretionary allocations of "net profits," including discretionary reserves, the contingency reserve, the unrealized income reserve and the reserve for investment projects, are subject to approval by the shareholders voting at the annual meeting and can be transferred to capital or used for the payment of dividends in subsequent years. The fiscal incentive investment reserve and legal reserve are also subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but are not available for the payment of dividends in subsequent years.

     Our calculation of "net profits" and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with the Brazilian Corporation Law. Our consolidated financial statements have been prepared in accordance with U.S. GAAP and, although our allocations to reserves and dividends will be reflected in these financial statements, investors will not be able to calculate such allocations or required dividend amounts from our consolidated financial statements.

MANDATORY DIVIDEND

     Our by-laws prescribe that we must distribute to our shareholders in the form of dividends or interest on shareholders' equity an annual amount equal to not less than 25% of the distributable amount, referred to as the mandatory dividend, unless the board of directors advises our shareholders at the general shareholders' meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition. Dividends paid to holders of our preferred shares will be computed in determining whether we have paid the mandatory dividend. The fiscal council must review any such determination and report it to the shareholders and the CVM. In addition to the mandatory dividend, our board of directors may recommend to the shareholders payment of dividends from other funds legally available therefor. Any payment of interim dividends will be netted against the amount of the mandatory dividend for that fiscal year. The shareholders must also approve the recommendation of the board of directors with respect to any required distribution. The amount of the mandatory dividend is subject to the size of the legal reserve, the contingency reserve, and the unrealized income reserve. The amount of the mandatory dividend is not subject to the size of the discretionary depletion reserve. For a description of the allocation of our earnings, see
"-- Calculation of Distributable Amount." To date, our board of directors has never determined that payment of the mandatory dividend was inadvisable.

     Since our privatization in 1997, and following a recommendation from Valepar, our principal shareholder, we have distributed a dividend equal to at least 50% of the amount of profits available for distribution with respect to each fiscal year.

DIVIDEND PREFERENCE OF PREFERRED SHARES

     Pursuant to our by-laws, holders of preferred class A shares and the golden share are entitled to a minimum annual non-cumulative preferential dividend equal to 6% of their pro rata share of our paid-in capital ahead of dividends to holders of preferred class B shares and common shares. In addition, any future holders of our authorized but unissued preferred class B shares will be entitled to a minimum annual non-cumulative preferential dividend equal to 6% of their pro rata share of our paid-in capital ahead of dividends to holders of common shares. To the extent that dividends are declared by us in any particular year in amounts which exceed the preferential dividends on preferred shares, and after holders of common shares have received distributions equivalent, on a per share basis, to the preferential dividends on preferred shares, holders of common shares and preferred shares shall receive the same additional dividend amount per share. Since the first step of our privatization in 1997, we have had sufficient distributable amounts to be able to distribute equal amounts to both common and preferred shareholders.

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OTHER MATTERS RELATING TO PREFERRED SHARES

     Our by-laws do not provide for the conversion of preferred shares into common shares. In addition, the preferred shares do not have any preference upon our liquidation and there are no redemption provisions associated with the preferred shares.

PAYMENTS ON SHAREHOLDERS' EQUITY


     Pursuant to a change in Brazilian tax law effective January 1, 1996, Brazilian companies are permitted to pay limited additional amounts to holders of equity securities and treat such payments as an expense for Brazilian income tax purposes. The purpose of the tax law change is to encourage the use of equity investments as opposed to indebtedness to finance corporate activities. In accordance with Law No. 9,249 dated December 26, 1995, our by-laws provide for the distribution of interest on shareholders' equity as an alternative form of payment to shareholders. The interest rate applied is generally limited to the Brazilian long-term interest rate, or TJLP, for the applicable period. The deduction of the amount of interest paid cannot exceed the greater of (1) 50% of net income (after the deduction of the provision of social contribution on net profits and before the deduction of the provision of the corporate income tax) before taking into account any such distribution for the period in respect of which the payment is made or (2) 50% of the sum of retained earnings and profit reserves. Any payment of interest on shareholders' equity to shareholders is subject to Brazilian withholding income tax at the rate of 15%, except for any beneficiary located in a tax haven jurisdiction (i.e. country that does not impose income tax or that imposes it at a maximum rate lower than 20%), in which case the rate is 25%. Under our by-laws, the amount paid to shareholders as interest on shareholders' equity (net of any withholding tax) may be included as part of any mandatory dividend. Under the Brazilian Corporation Law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on shareholders' equity, is at least equal to the mandatory dividend.


VOTING RIGHTS


     Each common share entitles the holder thereof to one vote at meetings of our shareholders. Holders of preferred shares are entitled to the same voting rights as holders of common shares except that they may not vote on the election of members of the board of directors, except in the event of dividend arrearages, as described below. One of the members of the permanent fiscal council and his or her alternate are elected by majority vote of the holders of preferred shares. One of the members of the fiscal council and his or her alternate are elected by majority vote of non-controlling holders of common shares representing at least 10% of the outstanding common shares. As of March 1, 2002, holders of preferred shares and common shares may, in certain circumstances, combine their respective holdings to elect members of our board of directors, as described under "-- New Provisions in the Brazilian Corporation Law."


     The golden share entitles the holder thereof to the same voting rights as holders of preferred shares. The golden share also confers certain other significant voting rights in respect of particular actions, as described under "-- General."

     The Brazilian Corporation Law provides that non-voting or restricted-voting shares, such as the preferred shares, acquire unrestricted voting rights beginning when a company has failed for three consecutive fiscal years (or for any shorter period set forth in a company's constituent documents) to pay any fixed or minimum dividend to which such shares are entitled and continuing until payment thereof is made. Our by-laws do not set forth any such shorter period.


     Any change in the preferences or advantages of our preferred class A shares, or the creation of a new class of shares having priority over the preferred class A shares, would require the approval of holders of a majority of the outstanding preferred class A shares, voting as a class at a special meeting.


                                       119
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SHAREHOLDERS' MEETINGS

     A general shareholders' meeting convenes each year to decide all matters relating to our corporate purposes and to pass such resolutions as they deem necessary for our corporate protection and well-being.

     Pursuant to the Brazilian Corporation Law, shareholders voting at a shareholders' meeting have the power, among others, to:

     - amend the by-laws;

     - elect or dismiss members of the board of directors and members of the fiscal council at any time;

     - receive the annual reports by management and accept or reject management's financial statements, including the allocation of net profits and the distributable amount for payment of the mandatory dividend and allocation to the various reserve accounts;

     - authorize the issuance of debentures;

     - suspend the rights of a shareholder in default of obligations established by law or by the by-laws;

     - accept or reject the valuation of assets contributed by a shareholder in consideration for issuance of capital stock;


     - pass resolutions to reorganize our legal form, to merge, consolidate or split us, to dissolve and liquidate us, to elect and dismiss our liquidators and to examine their accounts; and


     - authorize management to file for bankruptcy or to request a concordata, a procedure involving protection from creditors similar in nature to reorganization under the U.S. Bankruptcy Code.

     All shareholders' meetings, including the annual shareholders' meeting are convened by publishing, no fewer than 15 days prior to the scheduled meeting date and no fewer than three times, a notice in the Diario Oficial do Estado do Rio de Janeiro and in a newspaper with general circulation in the city where we have our registered office, which is Rio de Janeiro. Our shareholders have previously designated Jornal do Commercio for this purpose. Also, as our shares are traded on the Sao Paulo stock exchange, we must publish a notice in the Sao Paulo-based Diario do Comercio da Industria. Such notice must contain the agenda for the meeting and, in the case of an amendment to our by-laws, an indication of the subject matter. In addition, under our by-laws, the holder of the golden share is entitled to a minimum of 15 days prior notice of any shareholders' meeting to consider any proposed action subject to the veto rights accorded to the golden share. For more information about the veto rights associated with the golden share, see "-- General."

     A shareholders' meeting may be held if shareholders representing at least one-quarter of the voting capital are present. If no such quorum is present, notice must again be given in the same manner as described above, and a meeting may then be convened without any specific quorum requirement, subject to the minimum quorum and voting requirements for certain matters, as discussed below. A shareholder without a right to vote may attend a shareholders' meeting and take part in the discussion of matters submitted for consideration.


     Except as otherwise provided by law, resolutions of a shareholders' meeting are passed by a simple majority vote, abstentions not being taken into account. Under the Brazilian Corporation Law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required for the types of action described below, as well as, in the case of clause (a) and clause (b), a majority of issued and outstanding shares of the affected class:
(a) creating a new class of preferred shares or disproportionately increasing an existing class of preferred shares relative to the other classes of shares, other than to the extent permitted by the by-laws, which permit us to increase the number of preferred class B shares disproportionately in relation to the number of common and preferred shares; (b) changing a priority, preference, right, privilege or condition of redemption or amortization of any class of preferred shares or creating any class of non-voting preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of shares, such as the preferred shares;

(c) reducing the mandatory dividend; (d) changing the corporate purposes; (e) merging us with another company or consolidating or splitting us; (f) dissolving or liquidating us; (g) participating in a group of companies as defined under the Brazilian Corporation Law; and (h) canceling any ongoing liquidation of us.


     Whenever the shares of any class of capital stock are entitled to vote, each share is entitled to one vote.

     Annual shareholders' meetings must be held by April 30 of each year. Shareholders' meetings are called, convened and presided over by the President or by the Vice-President of our board of directors. A shareholder may be represented at a shareholders' meeting by an attorney-in-fact appointed not more than one year before the meeting, who must be a shareholder, a company officer or a lawyer. For a public company, such as us, the attorney-in-fact may also be a financial institution.

REDEMPTION RIGHTS

     Our common shares and preferred shares are not redeemable, except that a dissenting, or, in certain cases, a non-voting shareholder is entitled under the Brazilian Corporation Law to obtain redemption upon a decision made at a shareholders' meeting by shareholders representing at least 50% of the voting shares:

           (1) to create a new class of preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of shares (unless such actions are provided for or authorized by the by-laws);

           (2) to modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than the existing classes of preferred shares;


           (3) to reduce the mandatory dividend;


           (4) to change our corporate purposes;

           (5) to merge us with another company or consolidate us;

           (6) to transfer all of our shares to another company in order to make us a wholly-owned subsidiary of such company, an incorporacao de acoes;

           (7) to approve the acquisition of control of another company at a price which exceeds certain limits set forth in the Brazilian Corporation Law;


           (8) to approve our participation in a group of companies as defined under the Brazilian Corporation Law;



           (9) to conduct a spin-off that results in (a) a change of our corporate purpose, (b) a reduction in the mandatory dividend or (c) any participation in a group of companies (as defined by the Brazilian Corporation Law); or



          (10) in the event that the entity resulting from (a) a merger, (b) an incorporacao de acoes as described in clause (6) above, or (c) a spin-off that we conduct fails to become a listed company within 120 days of the shareholders' meeting at which such decision was taken.



     Only holders of shares adversely affected by the changes mentioned in items
(1) and (2) above may require us to redeem their shares. The right of redemption mentioned in items (5), (6) and (8) above may only be exercised if our shares do not satisfy certain tests of liquidity at the time of the shareholder resolution. The right of redemption lapses 30 days after publication of the minutes of the relevant shareholders' meeting, unless, in the case of items (1) and (2) above, the resolution is subject to confirmation by preferred shareholders (which must be made at a special meeting to be held within one year), in which case the 30-day term is counted from the publication of the minutes of the special meeting.


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     We would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of such rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability. Law No. 9,457 dated May 5, 1997, which amended the Brazilian Corporation Law, contains provisions which, among other provisions, restrict redemption rights in certain cases and allow companies to redeem their shares at their economic value, subject to certain requirements. Our by-laws currently do not provide that our capital stock will be redeemable at its economic value and, consequently, any redemption pursuant to the Brazilian Corporation Law would be made at book value per share, determined on the basis of the last balance sheet approved by the shareholders; provided that if the general shareholders' meeting giving rise to redemption rights occurred more than 60 days after the date of the last approved balance sheet, a shareholder would be entitled to demand that his or her shares be valued on the basis of a new balance sheet dated within 60 days of such shareholders' meeting.

PREEMPTIVE RIGHTS


     Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her shareholding. A minimum period of 30 days following the publication of notice of a capital increase is allowed for the exercise of the right and the right is negotiable. Under our by-laws, our board of directors may decide not to extend preemptive rights to our shareholders or, under Law 10,303, to reduce the 30 days period for the exercise of preemptive rights, in each case with respect to any issuance of shares, debentures convertible into shares and warrants in the context of a public offering, subject to the limit on the number of shares that may be issued with the approval of the board without any additional shareholder approval. In the event of a capital increase which would maintain or increase the proportion of capital represented by preferred shares, holders of preferred American depositary receipts will have preemptive rights to subscribe only to newly issued preferred shares. In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, holders of preferred American depositary receipts will have preemptive rights to subscribe for preferred shares, in proportion to their shareholdings, and for common shares only to the extent necessary to prevent dilution of their overall interest in us. In the event of a capital increase which would maintain or increase the proportion of capital represented by common shares, holders of common American depositary receipts will have preemptive rights to subscribe only to newly issued common shares. In the event of a capital increase which would reduce the proportion of capital represented by common shares, holders of common American depositary receipts will have preemptive rights to subscribe for preferred shares only to the extent necessary to prevent dilution of their overall interest in us.


NEW PROVISIONS IN THE BRAZILIAN CORPORATION LAW

     On October 31, 2001, Law 10,303, a legislative act modifying the Brazilian Corporation Law, was enacted. The main goal of Law 10,303 is to broaden the rights of minority shareholders.

     Law 10,303 could have a material impact on the shares represented by American depositary shares because it will, as of March 1, 2002:

     - obligate our controlling shareholder to make a tender offer for our shares if it increases its interest in our share capital to a level that materially and negatively affects the liquidity of our shares, as defined by the CVM.

     - require any acquiror of control to make a tender offer for our common shares at a price equal to 80% of the per share price paid for the controlling block of shares.

     - authorize us to redeem minority shareholders' shares if, after a tender offer, our controlling shareholder increases its participation in our total share capital to more than 95%.

     - entitle dissenting or, in certain cases, non-voting shareholders, to obtain redemption upon a decision to conduct a spin-off that results in
       (a) change of our corporate purpose, (b) a reduction in the mandatory dividend or (c) any participation in a group of companies (as defined by the Brazilian Corporation Law).

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


     - require that preferred shares have one of the following advantages in order to be listed and to trade on a stock exchange: (i) priority in receipt of dividends corresponding to at least 3% of the book value per share (after this priority condition is met, equal conditions apply to common shares); or (ii) dividends 10% higher than those paid for common shares; or (iii) tag-along right at 80% of the price paid to the controlling shareholder in case of a transfer of control. We may be required to amend our by-laws to contemplate one or more of these advantages which may affect the holders of our preferred shares currently outstanding. No withdrawal rights will arise from such amendment if it is made before December 31, 2002.



     - entitle shareholders that are not a controlling shareholder but that together hold


        (i) preferred shares representing at least 10% of our total share capital or

        (ii) common shares representing at least 15% of our voting capital;


       the right to appoint one member and an alternate to our board of directors. If no group of common or preferred shareholders meets the thresholds described above, shareholders holding preferred or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our board of directors. Until 2005, the board members that may be elected pursuant to (i) above or by the combined holdings of holders of preferred and common shares are to be chosen from a list of three names drawn up by the controlling shareholder. Any such members elected by the minority shareholders will have veto powers on the selection of our independent auditors.



     - require controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council to file immediately with the CVM and the stock exchanges (or the over-the-counter markets on which our securities are traded) a statement of any change in their shareholdings.


     - require us to send copies of the documentation we submit to our shareholders in connection with shareholders meetings to the stock exchanges on which our shares are most actively traded.

     We are required to adapt our by-laws to these provisions by March 1, 2003.

FORM AND TRANSFER


     Our preferred shares and common shares are in book-entry form registered in the name of each shareholder or its nominee. The transfer of such shares is made under the Brazilian Corporation Law which provides that a transfer of shares is effected by our transfer agent, Banco Bradesco S.A., upon presentation of valid share transfer instructions by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange's clearing system. Transfers of shares by a foreign investor are made in the same way and are executed by the investor's local agent, who is also responsible for updating the information relating to the foreign investment furnished to the Central Bank.


     The Sao Paulo stock exchange, known as BOVESPA, operates a central clearing system through Companhia Brasileira de Liquidacao e Custodia, or CBLC. A holder of our shares may participate in this system and all shares elected to be put into the system will be deposited in custody with CBLC (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with CBLC). The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of our beneficial shareholders that is maintained by CBLC and will be treated in the same way as registered shareholders.

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                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

GENERAL

     JPMorgan Chase Bank has agreed to act as the depositary for the American depositary shares. The depositary's offices are located at 60 Wall Street, New York, New York 10260. American depositary shares represent ownership interests in securities that are on deposit with the depositary. American depositary shares are normally represented by certificates that are commonly known as American depositary receipts. The depositary has appointed a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Bradesco S.A., located at Departamento de Acoes e Custodia -- Cidade de
Deus -- Predio Amarelo -- 2(o) andar -- CEP 06029-900 -- Osasco -- SP -- Brasil.


     We appointed JPMorgan Chase Bank as depositary under the terms of a deposit agreement, dated February 25, 2002. A copy of the deposit agreement is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6 (Registration No. 333-83702). You may obtain a copy of the deposit agreement from the Securities and Exchange Commission's Public Reference Room. For instructions on how you can obtain this information, see "Where You Can Find More Information."


     We are providing you with a summary description of the material terms of the American depositary shares and of your material rights as an owner of American depositary shares. Your rights and obligations as an owner of American depositary shares will be determined by reference to the terms of the deposit agreement and not by this summary. This summary is not intended as a substitute for the deposit agreement. We urge you to review the deposit agreement in its entirety.

     Each American depositary share represents one of our common shares on deposit with the custodian. An American depositary share will also represent any other property received by the depositary or the custodian on behalf of the owner of the American depositary share but that has not been distributed to the owners of American depositary shares because of legal restrictions or practical considerations.

     If you become an owner of American depositary shares, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the American depositary receipt that represents your American depositary shares. The deposit agreement and the American depositary receipt specify the rights and obligations of you, us and the depositary. As an American depositary share holder you have agreed to appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the American depositary receipts are governed by New York law. However, our obligations to the holders of the common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

     As an owner of American depositary shares, your American depositary shares may be represented either by an American depositary receipt registered in your name or through a brokerage or safekeeping account. If you decide to hold your American depositary receipts through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an American depositary receipts owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the American depositary shares directly by means of an American depositary receipt registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns American depositary shares and will own American depositary shares at the relevant time.

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you will generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive distributions under the terms of the deposit agreement in proportion to the number of American depositary shares held as of a specified record date.

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

     Distributions of Cash. Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary. Upon receipt of that notice the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Brazilian laws and regulations.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will reduce the distribution of cash to holders by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

     Distributions of Shares. Whenever we make a distribution consisting of a dividend and a free distribution of common shares on securities on deposit with the custodian, we will notify the depositary and deposit the applicable number of common shares with the custodian. Upon receipt of notice of such deposit, the depositary will either distribute to holders new American depositary shares representing the aggregate common shares deposited or modify the American depositary share to common share ratio, in which case each American depositary share you already hold will represent rights and interests in the additional common shares deposited. Only whole new American depositary shares will be distributed. Fractional entitlements will be sold and the proceeds of the sale will be distributed to holders as in the case of a cash distribution described above.

     The distribution of new American depositary shares or the modification of the American depositary share-to-share ratio upon a distribution of common shares will be reduced by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

     No distribution of new American depositary shares as described above will be made if it would violate the U.S. securities laws, or any other law, or if it is not operationally practicable. If the depositary does not distribute new American depositary shares as described above, it will endeavor to sell the common shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

     Distribution of Rights. If we distribute rights to subscribe for additional common shares, we will notify the depositary and we may assist the depositary in determining whether it is lawful and reasonably practicable to make these additional rights available to holders.

     The depositary will establish procedures for the distribution of rights to purchase additional American depositary shares to holders and to enable holders to exercise rights when lawful and reasonably practicable. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new American depositary shares upon the exercise of your rights. The depositary is not obligated to make available to holders of rights a method to exercise rights to subscribe to common shares directly rather than American depositary shares.

     The depositary will not distribute rights to you if:

     - we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

     - we fail to deliver satisfactory documents to the depositary; or

     - it is not reasonably practicable to distribute the rights.

     The depositary will sell rights that are not exercised or distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution described above. If the depositary is unable to sell the rights, it will allow the rights to lapse.

     Other Distributions. If we distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and will indicate whether we wish the

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

distribution to be made to you. If so, we will assist the depositary in determining whether the distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute the property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

     The distribution will be reduced by any applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes and governmental charges, the depositary may sell all or a portion of the property received.

     The depositary will not distribute the property to you and will sell the property if:

     - we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

     - we do not deliver satisfactory documents to the depositary; or

     - the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of the sale will be distributed to holders as in the case of a cash distribution as described above.

CHANGES AFFECTING THE COMMON SHARES

     The common shares held on deposit for your American depositary shares may be affected by changes from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If a change were to occur, your American depositary shares would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary may in those circumstances deliver new American depositary shares to you or call for the exchange of your existing American depositary shares for new American depositary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell the property and distribute the net proceeds to you as in the case of a cash distribution as described above.

ISSUANCE OF AMERICAN DEPOSITARY SHARES UPON DEPOSIT OF COMMON SHARES

     The depositary may create American depositary shares on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these American depositary shares to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive American depositary shares may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

     The issuance of American depositary shares may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue American depositary shares in whole numbers.

     When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

     - the common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained; and

     - you are duly authorized to deposit the common shares.

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

     If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF SHARES UPON CANCELLATION OF AMERICAN DEPOSITARY SHARES

     As a holder, you will be entitled to present your American depositary shares to the depositary, at the custodian's offices, for cancellation and receive the corresponding number of underlying common shares. Your ability to withdraw the common shares may be limited by U.S. and Brazilian law applicable at the time of withdrawal. In order to withdraw the common shares represented by your American depositary shares, you will be required to pay to the depositary the fees for cancellation of American depositary shares and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk of delivery of all funds and securities upon withdrawal. Once canceled, the American depositary shares will not have any rights under the deposit agreement.

     If you hold an American depositary receipt registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your American depositary shares. The withdrawal of the common shares represented by your American depositary shares may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept American depositary shares for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your American depositary shares at any time unless any of these conditions exist:

     - delays that may arise out of temporary closing of transfer books of the common shares or American depositary shares, or temporary suspension of transferability of common shares are immobilized due to a shareholders' meeting or a payment of dividends;

     - unsatisfied obligations to pay fees, taxes and similar charges; or

     - restrictions imposed by laws or regulations applicable to American depositary shares or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your American depositary shares except to comply with mandatory provisions of law.

RECORD DATES

     The depositary may, after consulting with us, if practicable, fix a record date (which shall by as near as practicable to any corresponding date set by us) for the determination of the holders of American depositary shares who shall be entitled to receive any distribution on or in respect of the American depositary shares, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled.

VOTING RIGHTS

     As a holder, you will generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your American depositary shares. The voting rights of holders of common shares are described in "Description of Capital Stock -- Voting Rights."

     At our request, the depositary will distribute to you any notice of shareholders' meeting received from us, together with information explaining how to instruct the depositary to exercise your voting rights on the securities represented by American depositary shares.

     If the depositary timely receives voting instructions from a holder of American depositary shares, it will endeavor to vote the securities represented by the holder's American depositary shares in accordance

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

with the voting instructions. If voting instructions are not timely received by the depositary, the holder will be deemed to have given a discretionary proxy to a person designated by us to vote your shares.

     The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

     The depositary may fix record dates for the determination of the American depositary receipt holders who will be entitled:

     - to receive a dividend, distribution or rights, or

     - to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

all subject to the provisions of the deposit agreement.

FEES AND CHARGES

     As a holder, you will be required to pay the following service fees to the depositary:

                SERVICE FEES                                       FEES
                ------------                                       ----
Issuance of American depositary shares.......  Up to US$5.00 per 100 American depositary shares issued
Cancellation of American depositary shares...  Up to US$5.00 per 100 American depositary shares canceled
Exercise of rights to purchase additional
  American depositary shares.................  Up to US$5.00 per 100 American depositary shares issued
Distribution of cash dividends...............  No fee (so long as prohibited by NYSE)
Distribution of American depositary shares in
  connection with stock dividends or other
  free stock distributions...................  No fee (so long as prohibited by NYSE)
Distribution of cash.........................  Up to US$5.00 per 100 American depositary shares held (i.e., upon sale of rights or
                                               other entitlements)

     As a holder you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

     - fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, American depositary shares and American depositary receipts;

     - expenses incurred in converting foreign currency into U.S. dollars;

     - cable, telex and fax transmissions and delivery expenses, as expressly provided for in the deposit agreement;

     - taxes and duties upon the transfer of securities (i.e., when common shares are deposited or withdrawn from deposit); and

     - transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities.

     We have agreed to pay certain other charges and expenses of the depositary, however, we will not pay or be liable for fees or related charges with respect to shares or American depositary shares. The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of any changes in the amount you may be required to pay.

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

AMENDMENTS AND TERMINATION

     We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendment which will increase any fees or charges or which will otherwise materially prejudice an existing right you may have will not become effective until 30 days after notice of the amendment is given to the holders. We will not deem any modifications or supplements that are reasonably necessary for the American depositary shares to be registered under the Securities Act or to be traded solely in electronic book-entry form, and which do not impose or increase the fees and charges you are required to pay, to be materially prejudicial to your substantive rights. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to comply with applicable provisions of law.

     You will be bound by the modifications to the deposit agreement if you continue to hold your American depositary shares after the modifications to the deposit agreement become effective. Except as permitted by law, the deposit agreement cannot be amended so as to prevent you from withdrawing the common shares represented by your American depositary shares.

     We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

     For a period of six months after termination of the deposit agreement, you will be able to request the cancellation of your American depositary shares and the withdrawal of the common shares represented by your American depositary shares and the delivery of all other property held by the depositary in respect of those common shares on the same terms as prior to the termination. During this six-month period, the depositary will continue to collect all distributions received on the common shares on deposit but will not distribute anything to you until you request the cancellation of your American depositary shares.

     After the expiration of the six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from the sale and any other cash then held for the holders of American depositary receipts in a non-interest bearing, segregated account. After making the sale, the depositary will have no further obligations to holders under the deposit agreement, other than to account for the net proceeds and other cash then held for the holders of American depositary receipts still outstanding.

BOOKS OF DEPOSITARY

     The depositary will maintain American depositary share holder records at its depositary office. You may inspect these records at its office during regular business hours; provided, however, that the inspection will not be carried out for the purpose of communicating with holders of American depositary receipts in the interest of a business or object other than our business or other than a matter related to the deposit agreement or American depositary receipts.

     The depositary will maintain an office and facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of American depositary receipts. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits our obligations and the depositary's obligations to you as follows:

     - we and the depositary are obligated to take only the actions specifically stated in the deposit agreement without gross negligence or bad faith;

     - the depositary will not be liable for any failure to carry out voting instructions, for the manner in which any vote is cast or for the effect of any vote, provided that the depositary acts in good faith and in accordance with the terms of the deposit agreement;

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

     - the depositary will not be liable for any failure by it to determine that any distribution or action may be reasonably practicable, for the content of any information submitted by us for distribution to holders (or for any translation of a distribution), for any investment risk associated with an investment in the common shares, for the validity of the common shares or from any tax consequences that result from ownership of the American depositary shares, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

     - we and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

     - we and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our by-laws, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control;

     - we and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion granted by the deposit agreement or in our charter or in any provisions of securities on deposit;

     - we and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of American depositary shares or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

     - we and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you; and

     - we and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

     From time to time we may request you and other holders and beneficial owners of American depositary shares to provide information as to:

     - the capacity in which you and other holders and beneficial owners own or owned American depositary shares;

     - the identity of any other persons then or previously interested in such American depositary shares; and

     - the nature of such interest and various other matters.

     You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

PRE-RELEASE TRANSACTIONS

     The depositary may, in some circumstances, issue American depositary shares before receiving a deposit of common shares referred to as a "pre-release transaction." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on these types of transactions such as:

     - the need to receive collateral;

     - the type of collateral required;

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

     - the need to receive written representations from recipients of pre-released American depositary shares that the recipient

          - owns the common shares that will be deposited;

          - assigns all beneficial right, title and interest in the common shares to the depositary;

          - holds the common shares for the account of the depositary; and

          - will deliver the common shares to the custodian as soon as practicable and promptly upon demand; and

     - restrictions on the percentage of American depositary shares that can be pre-released American depositary shares.

The depositary may retain for its own account the compensation received from the pre-release transactions.

TAXES

     You will be responsible for taxes and other governmental charges payable on the American depositary shares and the securities represented by the American depositary shares. We, the depositary, and the custodian may deduct the taxes and governmental charges payable by holders from any distribution and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary may refuse to issue American depositary shares, to deliver, transfer, split and combine American depositary receipts or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and other information as the depositary and the custodian may require to fulfill their legal obligations. Under the deposit agreement, you will be required to indemnify us, the depositary, and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

     The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if the conversion can be performed on a practicable basis or by sale, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay any fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

     - convert (or cause the custodian to convert) the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency to holders for whom the distribution is lawful and practical; or

     - hold the foreign currency (without liability for interest) for the accounts of the holders entitled to receive the foreign currency.

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

                                    TAXATION

     The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of common shares or American depositary shares. You should know that it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a holder of common shares or American depositary shares.

     Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may result in such a treaty. We cannot predict whether or when such a treaty will enter into force or how it will affect the U.S. holders, as defined below, of common shares or American depositary receipts. Holders of common shares or American depositary receipts should discuss with their own tax advisors the tax consequences of the acquisition, ownership and disposition of the common shares or American depositary shares in their particular circumstances, including, in particular, the effect of any state, local or other national tax laws.

BRAZILIAN TAX CONSIDERATIONS

     The following discussion of the material Brazilian tax consequences applicable to the ownership and disposition of common shares or American depositary shares by a non-Brazilian holder, as defined below, is the opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados.

     This discussion only applies to a holder who is not domiciled in Brazil for purposes of Brazilian taxation and to a holder of common shares, who has registered his/her investment in common shares with the Central Bank as a U.S. dollar investment (in each case, a non-Brazilian holder). It is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change (possibly with retroactive effect).

     Any change in such law may change the consequences we describe below. The following discussion summarizes the principal tax consequences applicable under current Brazilian law to non-Brazilian holders of common shares or American depositary receipts; it does not specifically address all of the Brazilian tax considerations applicable to any particular non-Brazilian holder. Therefore, each non-Brazilian holder should consult his or her own tax advisor concerning the Brazilian tax consequences of an investment in common shares or American depositary shares.

     Taxation of Distributions. Dividends, including dividends paid in kind, paid by us (1) to the depositary in respect of the common shares underlying the American depositary shares or (2) to a non-Brazilian holder in respect of common shares will not be subject to Brazilian withholding income tax for distribution of profits earned as of January 1, 1996. Dividends paid from profits generated before January 1, 1996 may be subject to taxation at varying rates, except in case of stock dividends, which are not subject to withholding income tax in Brazil unless we redeem the stock within five years from such distribution or the non-Brazilian holder sells the stock in Brazil within such five-year period.

     Since January 1, 1996, Brazilian corporations may attribute interest on shareholders' equity, which they may pay in cash. They base the calculation on shareholders' equity as stated in the statutory accounting records. The interest rate applied may not exceed the TJLP as determined by the Brazilian Central Bank from time to time (in 2000 the annual rate was approximately 10.75%). Also, the amount paid may not be higher than the greater of (1) 50% of net income (after the deduction of the provision of social contribution on net profits but before taking into account such payment of interest and the provision of corporate income tax), before taking into account such payment of interest, for the relevant period or (2) 50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which the payment is made.

     The amount of interest attributed to shareholders is deductible for corporate income tax and social contribution on net profit purposes. Therefore, the benefit to us, as opposed to making a dividend payment, is a reduction in our corporate taxes charge equivalent to 34% of such amount. Subject to certain limitations, income tax is withheld from the shareholders on interest payments at the rate of 15%, except if the beneficiary is located in a tax haven jurisdiction in which case the applicable rate is 25%. As defined
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

by Brazilian law, a tax haven jurisdiction is a country that does not impose taxes on income or where the maximum income tax rate is lower than 20%.

     Taxation of Gains. Regarding this issue, for purposes of Brazilian taxation, two types of non-Brazilian residents should be considered: (1) non-Brazilian holders that are not resident or domiciled in tax haven jurisdictions, which are registered before the Central Bank and the CVM to invest in Brazil in accordance with Resolution 2,689 or are holders of American depositary receipts; and (2) other non-Brazilian holders, which include any and all non-residents in Brazil who invest in the country through any other means and all types of investors that are located in a tax haven jurisdiction. The investors identified in item (1) are subject to a favorable tax treatment, as described below.

     Gains realized outside Brazil by a non-Brazilian holder on the disposition of American depositary shares to another non-Brazilian holder are not subject to Brazilian tax.

     The deposit of common shares in exchange for American depositary shares is not subject to Brazilian income tax if the common shares are registered under Resolution 2,689 and the respective holder is not located in a tax haven jurisdiction. If the common shares are not registered or if they are registered but the respective holder is located in a tax haven jurisdiction, the deposit of common shares in exchange for American depositary shares may be subject to Brazilian capital gains tax at the rate of 15%. The withdrawal of common shares in exchange for American depositary shares is not subject to Brazilian income tax. On receipt of the underlying common shares, a non-Brazilian holder, registered under Resolution 2,689 may register the U.S. dollar value of such shares with the Central Bank as described below under Registered Capital.

     Non-Brazilian holders are not subject to tax in Brazil on gains realized on sales of common shares that occur abroad to a non-Brazilian resident. Non-Brazilian holders are subject to income tax imposed at a rate of 15% on gains realized on sales or exchanges of common shares that occur in Brazil or with a resident of Brazil, other than on a Brazilian stock, future or commodities exchange. With reference to proceeds of a redemption or of a liquidating distribution with respect to the common shares, the difference between the amount received and the amount of foreign currency registered with the Central Bank, translated into reais at the commercial market rate on the date of the redemption or liquidation distribution, will be also subject to income tax at a rate of 15%, once such transactions are treated as a sale or exchange carried out outside of the Brazilian stock, future commodities exchange.

     Gains realized arising from transactions on a Brazilian stock, future or commodities exchange, by an investor under Resolution 2,689 and not located in a tax haven jurisdiction are exempt from income tax. At January 1, 2000, the preferential treatment under Resolution 2,689 is no longer applicable if the non-Brazilian holder of the American depositary shares or common shares is resident in a tax haven jurisdiction in accordance with Law 9,959 of January 27, 2000. As a consequence, gains realized on transactions performed by such holder on the Brazilian stock, futures or commodities exchange are subject to income tax at a rate of 20%.

     Therefore, non-Brazilian holders are subject to income tax imposed at a rate of 20% on gains realized on sales or exchanges in the spot market in Brazil of common shares that occur on a Brazilian stock exchange unless such a sale is made by a non-Brazilian holder who is not resident in a tax haven jurisdiction and (1) such sale is made within five business days of the withdrawal of such common shares in exchange for American depositary shares and the proceeds thereof are remitted abroad within such five-day period, or (2) such sale is made under Resolution 2,689 by registered non-Brazilian holders who obtain registration with the Brazilian securities commission.

     The gain realized as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost, without any correction for inflation, of the shares sold. The gain realized as a result of a transaction that does not occur on a Brazilian stock exchange will be calculated based on the foreign currency amount registered with the Central Bank. It is possible that the current preferential treatment for holders of American depositary receipts and non-Brazilian holders of common shares under Resolution 2,689 will not continue in the future.

     Any exercise of preemptive rights relating to the common shares will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to the common shares by the depositary that occurs abroad among non-residents will not be subject to Brazilian taxation. In case such sale or assignment is made to a Brazilian party, any gain on the transaction will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of common shares, unless such sale or assignment is performed within Brazilian stock exchanges and by a investor under Resolution 2,689 who is not a resident in a tax haven jurisdiction, in which the gains are exempt from income tax.

     Taxation of Foreign Exchange Transactions (IOF/Cambio). Pursuant to Decree 2,219 of May 2, 1997, the conversion into Brazilian currency of proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market (including those in connection with an investment in common shares or the American depositary shares and those under Resolution 2,689) and the conversion into foreign currency of proceeds received by a non-Brazilian holder are subject to a tax on exchange transactions known as IOF/Cambio, which is currently zero for the transaction under analysis. However, according to Law 8,894/94, the IOF/Cambio rate may be increased at any time to a maximum of 25% by a decision of the Minister of Finance, but only in relation to future exchange transactions.

     Tax on Bonds and Securities Transactions (IOF/Titulos). Law 8,894/94 created the Tax on Bonds and Securities Transactions, the IOF/Titulos, which may be imposed on any transactions involving bonds and securities, even if these transactions are performed on Brazilian stock, futures or commodities exchanges. As a general rule, the rate of this tax is currently zero, although the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

     Tax on Bank Accounts (CPMF). As a general rule, CPMF is imposed on any debit to bank accounts, at a current rate of 0.38%. Although CPMF is set to expire in June 2002, the Government is discussing the possibility of extending this period or converting this tax into a permanent tax.

     Other Brazilian Taxes. There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or American depositary shares by a non-Brazilian holder, except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil within such state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares or American depositary receipts.

     Registered Capital. The amount of an investment in common shares held by a non-Brazilian holder who obtains registration under Resolution 2,689, or by the depositary representing such holder, is eligible for registration with the Central Bank; such registration (the amount so registered is referred to as Registered Capital) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized with respect to disposition of, such common shares.

     The registered capital for each common share purchased in the form of an American depositary shares, or purchased in Brazil, and deposited with the depositary in exchange for an American depositary share, will be equal to its purchase price (in U.S. dollars) to the purchaser.

     The registered capital for a common share that is withdrawn upon surrender of an American depositary share will be the U.S. dollar equivalent of:

          (1) the average price of a common share on the Brazilian stock exchange on which the greatest number of such shares was sold on the day of withdrawal, or

          (2) if no common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of common shares were sold in the fifteen trading sessions immediately preceding such withdrawal.

     The U.S. dollar value of the common shares is determined on the basis of the average commercial market rates quoted by the Central Bank on such date (or, if the average price of common shares is determined under clause (2) of the preceding sentence, the average of such average quoted rates on the same fifteen dates used to determine the average price of the common shares).

     A non-Brazilian holder of common shares may experience delays in completing such registration which may delay remittances abroad. Such a delay may adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the material U.S. federal income tax consequences applicable to the ownership and disposition of common shares or American depositary shares by U.S. holders, as defined below, is the opinion of Davis Polk & Wardwell.

     This discussion only applies to U.S. holders who hold their common shares or American depositary shares as capital assets. This discussion does not describe all of the tax consequences that may be relevant in light of a holder's particular circumstances or to holders subject to special rules, such as:

     - certain financial institutions,

     - insurance companies,

     - dealers or traders in securities or foreign currencies,

     - persons holding common shares or American depositary shares as part of a hedge, straddle, conversion or other integrated transaction,

     - holders whose functional currency is not the U.S. dollar,

     - partnerships or other entities classified as partnerships for U.S. federal income tax purposes,

     - persons subject to the alternative minimum tax, or

     - persons owning, actually or constructively, 10% or more of our voting shares.

     This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which may affect the tax consequences described herein. Holders should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

     This discussion is also based, in part, on representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

     As used herein, the term "U.S. holder" means a beneficial owner of common shares or American depositary shares that is for U.S. federal income tax purposes:

     - a citizen or resident alien individual of the United States,

     - a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or

     - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term "U.S. holder" also includes certain former citizens of the United States.

     In general, for U.S. federal income tax purposes, holders of American depositary receipts evidencing American depositary shares will be treated as the beneficial owners of the common shares represented by those American depositary shares. Deposits and withdrawals of common shares by holders in exchange for American depositary shares will not result in the realization of gain or loss for U.S. federal income tax purposes.

     Taxation of Dividends. Subject to the discussion under "-- Passive Foreign Investment Company Rules" below, distributions paid on American depositary shares or common shares, including distributions paid in the form of payments of interest on capital for Brazilian tax purposes, out of our current or accumulated earnings and profits, as determined for U.S. federal tax purposes, before reduction for any Brazilian income tax withheld by us, will be taxable to you as foreign source dividend income and will not be eligible for the dividends-received deduction allowed to corporations.

     You will be required to include dividends paid in reais in income in an amount equal to their U.S. dollar value calculated by reference to an exchange rate in effect on the date such items are received. If you hold American depositary shares, you will be considered to receive a dividend when the dividend is received by the depositary.

     Subject to generally applicable limitations and restrictions, you will be entitled to a credit against your United States federal income tax liability, or a deduction in computing your U.S. federal taxable income, for Brazilian income taxes withheld by us. You must satisfy minimum holding period requirements to be eligible to claim a foreign tax credit for Brazilian taxes withheld on dividends. The limitation on foreign taxes eligible for credit is calculated separately for specific classes of income. For this purpose dividends paid by us on our shares will generally constitute "passive income." The U.S. Treasury has expressed concerns that parties to whom depositary receipts such as the American depositary receipts are released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of such depositary receipts. Accordingly, the creditability of Brazilian taxes described above could be affected by actions that may be taken by the U.S. Treasury.

     Taxation of Capital Gains. Subject to the discussion under "-- Passive Foreign Investment Company Rules" below, upon a sale or exchange of common shares or American depositary shares, you will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or exchange and your adjusted tax basis in the common shares or American depositary shares. This gain or loss will be long-term capital gain or loss if your holding period in the American depositary shares or common shares exceeds one year. Any gain or loss generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of common shares, and you do not receive significant foreign source income from other sources you may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian withholding tax. You should consult your own tax advisor regarding the application of the foreign tax credit rules to your investment in, and disposition of, common shares.

     If a Brazilian tax is withheld on the sale or disposition of shares, your amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. For a discussion of this Brazilian tax matter, see "-- Brazilian Tax Considerations -- Taxation of Gains."

  Passive Foreign Investment Company Rules

     We believe that we will not be considered a passive foreign investment company for U.S. federal income tax purposes. Passive foreign investment company status depends on a foreign company not earning more than a permitted amount of gross income that is considered "passive income" and not holding more than a permitted percentage of assets, determined by value, that produce or are held to produce passive income. For these purposes, a company is treated as earning and holding its pro rata share of the income and assets of any corporation in which it owns, directly or indirectly, 25% of the stock, by value. Since this test depends on the composition of a company's income and assets, and market value of those assets, from time to time, and it is unclear whether certain of our income and assets would be associated with "commodities transactions" that would not be considered "qualified active sales," there can be no assurance that we will not be considered a passive foreign investment company for any taxable year. If we were treated as a passive foreign investment company for any taxable year during which a U.S. Holder held an American depositary share or common share, certain adverse consequences could apply to the U.S. holder.

     If we are treated as a passive foreign investment company for any taxable year and a U.S. holder does not make the mark to market election described below, gain recognized by such U.S. holder on a sale or other disposition of the American depositary shares or common shares would be allocated ratably over the U.S. holder's holding period for the American depositary shares or common shares. The amounts allocated to the taxable year of the sale or other exchange and to any year before we became a passive foreign investment company would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of American depositary shares or common shares in excess of 125 percent of the average of the annual distributions on American depositary shares or common shares received by the U.S. holder during the preceding three years or the U.S. holder's holding period, whichever is shorter, would be subject to taxation and an interest charge in the manner described above.

     If we are treated as a passive foreign investment company and the common shares or American depositary shares are regularly traded on a "qualified exchange," a U.S. holder may make a mark-to-market election. A "qualified exchange" includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The IRS has not yet identified specific foreign exchanges that are "qualified" for this purpose. The New York Stock Exchange, on which the American depositary shares are expected to be traded, is a qualified exchange for U.S. federal income tax purposes.

     A U.S. holder that makes the election generally will include each year as ordinary income the excess, if any, of the fair market value of the American depositary shares or common shares at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the American depositary shares or common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The basis of a U.S. holder that makes the election in the American depositary shares or common shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of American depositary shares or common shares will be treated as ordinary income.

     If a U.S. holder own shares or American depositary shares or common shares during a year in which we are considered a passive foreign investment company, the U.S. holder must file Internal Revenue Service Form 8621.

     Prospective U.S. holders are urged to consult their tax advisers concerning the consequences to them if we were considered to be a passive foreign investment company.

  Information Reporting and Backup Withholding

     Information returns may be filed with the Internal Revenue Service in connection with distributions on the common shares or American depositary shares and the proceeds from their sale or other disposition. You may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number or comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     The selling shareholders intend to offer the American depositary shares in an underwritten offer to be made in the United States and elsewhere internationally. Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Rothschild LLC are acting as representatives for each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling shareholders, and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters severally has agreed to purchase from the selling shareholders, the number of American depositary shares listed opposite its name below.

                                                               NUMBER OF
                                                                AMERICAN
                                                               DEPOSITARY
                                                                 SHARES
UNDERWRITER                                                    ----------
-----------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
ABN AMRO Rothschild LLC.....................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
J.P. Morgan Securities Inc..................................
Morgan Stanley & Co. Incorporated...........................
                                                                 ------
             Total..........................................
                                                                 ======

     In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the American depositary shares sold under the terms of that purchase agreement if any of the American depositary shares sold under the terms of that agreement is purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     In the purchase agreement, we and the selling shareholders have agreed to, respectively, indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those respective liabilities.

     The underwriters are offering the American depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares and the American depositary shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling shareholders that the underwriters propose to offer the American depositary shares to the public initially at the public offering price listed on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess
of US$       per American depositary share. The underwriters may allow, and such
dealers may reallow, a discount not in excess of US$       per American
depositary share to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     The following table shows the per American depositary share and total public offering price, underwriting discount to be paid and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment options.

                                                        PER AMERICAN
                                                      DEPOSITARY SHARE   WITHOUT OPTION   WITH OPTION
                                                      ----------------   --------------   -----------
     Public offering price..........................        US$               US$             US$
     Underwriting discount..........................        US$               US$             US$
     Proceeds, before expenses, to the selling              US$
       shareholders.................................                          US$             US$

     The following table shows the fees and estimated expenses payable in connection with this offering:


Securities and Exchange Commission registration fee.........     US$169,878
National Association of Securities Dealers, Inc. filing
  fee.......................................................         30,500
New York Stock Exchange Listing Fee.........................        100,000
Printing and engraving expenses.............................        816,000
Legal fees and expenses.....................................      1,925,000(1)
Accounting fees and expenses................................        529,000
Mining expert fees and expenses.............................        329,000
Miscellaneous...............................................        154,000
                                                               ------------
     Total(2)...............................................   US$4,053,378



     (1)Includes legal fees and expenses for the account of the underwriters and the selling shareholders.



     (2) The underwriters have agreed to reimburse us for some of our offering expenses.


OVERALLOTMENT OPTION

     The selling shareholders have granted an option to the representatives on behalf of the underwriters, exercisable until 30 days after the date of this prospectus, to purchase from the selling shareholders an additional amount of shares (in the form of American depositary shares) up to a number not exceeding 15% of the aggregate number of shares (in the form of common shares or American depositary shares) in the global offering, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount, to cover overallotments, if any. The representatives may exercise this option from time to time solely to cover overallotments, if any, made on the sale of our American depositary shares offered hereby. If the representatives exercise this option, each underwriter will be obligated, subject to certain conditions contained in the purchase agreement, to purchase a number of additional American depositary shares proportionate to that underwriter's initial amount reflected in the above table.

INTERSYNDICATE AGREEMENT


     The underwriters and the Brazilian underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the underwriters and any dealer to whom they sell American depositary shares will not offer to sell or sell American depositary shares in Brazil or to persons they believe intend to resell in Brazil, and the Brazilian underwriters and any dealer to whom they sell common shares will not offer to sell or sell common shares outside of Brazil, except in the case of transactions under the terms of the intersyndicate agreement. The intersyndicate agreement also provides that Merrill Lynch, Pierce, Fenner & Smith Incorporated may direct the transfer of common shares to the underwriters from the Brazilian underwriters in response to market demand. The price of any common shares (adjusted to reflect the ratio of one common share per American depositary share) so transferred will be the initial public offering price, less an amount not greater than the selling concession, as defined in the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES


     We and the selling shareholders have agreed, with exceptions listed below, not to sell or transfer any shares for 120 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters. Specifically, we and the selling shareholders have agreed not to directly or indirectly:


     - offer, pledge, sell, or contract to sell any American depositary shares or common shares;

     - sell any option or contract to purchase any American depositary shares or common shares;

     - purchase any option or contract to sell any American depositary shares or common shares;

     - grant any option, right or warrant for the sale of any American depositary shares or common shares;

     - lend or otherwise dispose of or transfer any American depositary shares or common shares;

     - file a registration statement under the Securities Act relating to any of the foregoing; or

     - enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any American depositary shares or any common shares whether any such swap or transaction is to be settled by delivery of any American depositary shares, common shares or other securities, in cash or otherwise.

     This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares and preferred shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.


     The restrictions described in the preceding two paragraphs do not apply to:



     - the sale of the American depositary shares to the underwriters;



     - the sale of the common shares to the Brazilian underwriters;



     - any common shares issued or options to purchase common shares granted pursuant to existing employee benefit plans of our company referred to in this prospectus;



     - any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan; or



     - those common and preferred shares of our company held by BNDESPAR, a wholly owned subsidiary of BNDES, which may be contributed to an investment fund intended to track the Sao Paulo Stock Exchange Index; otherwise, the lock-up described above applies to those common and preferred shares.


     The underwriters may, in their sole discretion, release all or any portion of the shares subject to the lock-up agreements prior to the expiration of their term. The underwriters may waive these restrictions at our request or upon the request of a shareholder. In evaluating whether to grant such a request, the underwriters may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our shares. These factors include, among others, the number of shares involved, the then recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request.

NEW YORK STOCK EXCHANGE LISTING


     Our American depositary shares have been approved for listing on the New York Stock Exchange under the symbol "RIO," subject to official notice of issuance. In order to meet the requirements for listing of the American depositary shares on that exchange, the underwriters have undertaken to sell a minimum number of American depositary shares to a minimum number of beneficial owners as required by that exchange.


     The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the American depositary shares is completed, U.S. Securities and Exchange Commission rules may limit the ability of the underwriters and certain selling group members from bidding for and purchasing our common shares, including common shares in the form of American depositary shares. However, Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Rothschild LLC, as joint global coordinators, may engage in transactions that stabilize the price of the American depositary shares, such as bids or purchases to peg, fix or maintain that price.

     In connection with the offering, the global coordinators may make short sales of the American depositary shares and may purchase the American depositary shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of American depositary shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional American depositary shares in the offering. Naked short sales are sales in excess of the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing American depositary shares in the open market. In determining the source of American depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of American depositary shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. The underwriters must close out any naked short position by purchasing American depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the American depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

     Neither we, the selling shareholders, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the American depositary shares. In addition, neither we, the selling shareholders, nor any of the underwriters make any representation that these transactions, once commenced, will not be discontinued without notice.

U.K. SELLING RESTRICTIONS

     Each underwriter has agreed that:

     - it has not offered or sold and will not offer or sell any American depositary shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the American depositary shares in, from or otherwise involving the United Kingdom; and

     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000 received by it in connection with the issue or sale of any American depositary shares in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us.

BRAZILIAN OFFERING

     The selling shareholders will be conducting a concurrent offering in Brazil
of        of our common shares to retail and institutional investors, pursuant to a Brazilian underwriting agreement entered into between us, the selling shareholders and BB Banco de Investimento S.A., Banco Merrill Lynch S.A. and NM Rothschild and Sons (Brasil) Ltda., and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Brazilian individual investors who, subject to certain limits of investment, wanted to acquire our common shares directly in the Brazilian retail offering, and certain investment vehicles made available to Brazilian individual investors have made reservations for shares offered by the selling shareholders and have deposited the amount of the proposed investment with the Brazilian underwriters. The number of shares to be purchased by each individual investor or each investment vehicle is the highest number of shares that may be purchased with the amount deposited, and any remainder in the account representing less than one share will be returned by the Brazilian underwriters to the depositing investor.

     PRIORITY IN THE ALLOCATION OF SHARES. In the event of an over-subscription for our shares in this offering, Brazilian individual retail investors and the investment vehicles for individual investors will have priority with respect to the allocation of shares to be offered by the Brazilian underwriters and the underwriters. If Brazilian individual investors indicate an interest in all of the shares offered by the selling shareholders, the underwriters will not be permitted to purchase any shares in the offering. Furthermore, if all of the shares are not purchased by Brazilian retail investors, the shares, either directly or in the form of American depositary shares, will then be allocated to institutional investors and the underwriters.

     RETAIL INCENTIVES. In order to encourage investment at the retail level, the selling shareholders are offering incentives to Brazilian individual investors and the investment vehicles for individual investors, including:

     - preferential allocation for retail investors and the investment vehicles for individual investors; and

     - a discounted purchase price under certain circumstances.


     DISCOUNTED PURCHASE PRICE. Brazilian individual investors and the investment vehicles for individual investors who agree not to sell or transfer any shares for six months after the settlement date will be entitled to purchase the common shares offered by the selling shareholders at a discount of 5% from the offering price. With limited exceptions, shares purchased at the discounted price may only be sold after six months.


NO PUBLIC OFFERING OUTSIDE THE UNITED STATES AND BRAZIL

     No action has been or will be taken in any jurisdiction (except in the United States and Brazil) that would permit a public offering of the common shares, directly or in the form of American depositary shares, or the possession, circulation or distribution of this prospectus or any other material relating to our company, the selling shareholders, our common shares or our American depositary shares in any jurisdiction where action for that purpose is required. Accordingly, our common shares, directly or in the form of American depositary shares, may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the securities offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.


OTHER RELATIONSHIPS


     Some of the underwriters and their affiliates and the selling shareholders have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or the selling shareholders. They have received customary fees and commissions for these transactions.


     Goldman, Sachs & Co., one of the underwriters, entered into an agreement with us on August 1, 2000 to provide financial advisory services to us in relation to our investments in Vale do Rio Doce Aluminio S.A., or Aluvale, our subsidiary which conducts aluminum operations. The agreement provides Goldman Sachs & Co. with a right of first refusal to act as joint lead manager or joint agent in any future equity offering or placement of securities conducted by Aluvale.

                                 LEGAL MATTERS

     The validity of the American depositary shares offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York and for the underwriters by Shearman & Sterling, New York, New York. The validity of the common shares underlying the American depositary shares will be passed upon for us by Paulo Francisco de Almeida Lopes, Esq., our general counsel, and for the underwriters by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Sao Paulo, Brazil. Various legal matters in connection with this offering will be passed upon for the selling shareholders by Arnold & Porter, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus in reliance upon the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of certain of our subsidiaries and affiliates, not separately included in this prospectus, have been audited by various independent accountants other than PricewaterhouseCoopers Auditores Independentes. The companies and periods covered by these audits are indicated in the individual accountants' reports appearing in this prospectus. These financial statements, to the extent they have been included in our consolidated financial statements, have been included in reliance on the reports of the various independent accountants given on the authority of said firms as experts in auditing and accounting.

     With respect to our unaudited interim consolidated financial statements, at and for the nine months ended September 30, 2000 and 2001, PricewaterhouseCoopers Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they did not express an opinion on our unaudited information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for their report on our interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Securities Act.

     We have engaged Mineral Resources Development, Inc., or MRDI, experts in geology, mining and ore reserve determination, to perform an audit of our estimates of proven and probable reserves and mine life at December 31, 2000. The estimates of proven and probable reserves and mine life as presented herein have been audited and verified by MRDI, which has indicated that our proven and probable reserves have been estimated in accordance with good engineering practices, using current reasonable cost estimates. Reserves classified as "other mineral deposits" have not been audited by MRDI.

           ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS


CVRD



     We are organized under the laws of Brazil and substantially all of our assets are located outside of the United States. The majority of our directors and executive officers and certain experts named in this prospectus reside outside of the United States and substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible (or may be difficult) for investors to effect service of process upon us or such persons within the United States or to enforce against us or them judgments obtained in U.S. courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by Paulo Francisco de Almeida Lopes, Esq., our general counsel, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil against us and our directors and executive officers and certain of the experts named herein without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. Such confirmation, generally, will be available if the foreign judgment (i) is for a payment of a sum certain,
(ii) fulfills all formalities required for its enforceability under the laws of the United States, (iii) is issued by a competent court after proper service of process, (iv) is not subject to appeal, (v) is authenticated by a Brazilian consular office in the United States and is accompanied by a sworn translation in Portuguese and (vi) does not violate Brazilian national sovereignty, public policy or "good morals" (as set forth in Brazilian law). We have also been advised by our General Counsel that (i) original civil actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that Brazilian courts may enforce such liabilities in such actions against us and our directors and executive officers and certain of the experts named herein (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy and provided further that Brazilian courts can assert jurisdiction over the particular action) and (ii) the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In addition, a plaintiff (whether Brazilian or non-Brazilian) that resides outside Brazil during the course of the litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil.



THE SELLING SHAREHOLDERS



     BNDES, an entity owned by the Brazilian government, is incorporated under the laws of Brazil. Substantially all of BNDES's assets are located in Brazil. All of BNDES's directors and officers and some of the advisors named herein reside in Brazil. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or BNDES in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.



     The Federative Republic of Brazil is a foreign sovereign government and has not waived its sovereign immunity in connection with any action relating to the securities, including any action arising out of or based on United States federal or state securities laws. Under Brazilian law, the Federative Republic of Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purpose of adjudication on the merits in any dispute, controversy or claim against the Federative Republic of Brazil arising out of or relating to the sale of the securities. In addition, BNDES in its capacity as administrator or gestor has not waived its sovereign immunity in connection with any action relating to the securities to be sold by the Federative Republic of Brazil, including any action arising out of or based on United States federal or state securities laws. As a result, it may not be possible for investors to effect service of process within the United States upon Brazil, to attain jurisdiction over Brazil or to enforce against Brazil in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.



                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common shares (in the form of American Depository Shares) to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all
respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's public reference rooms at:



     - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;



     - 233 Broadway, New York, New York 10279; or



     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.



     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the Commission maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits. Copies of reports and other information may also be inspected in the offices of the New York Exchange, 20 Broad Street, New York, New York 10005.



     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, including annual reports on Form 20-F, and other information with the Commission. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements and relating to short swing profits reporting and liability. In addition, we are not required to file annual, quarterly or current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file, as long as we are required to do so, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing consolidated financial statements audited by an independent public accounting firm. We also file quarterly reports on Form 6-K with the Commission.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the Commission will automatically be deemed to update and supersede this information. We incorporate by reference the following document that has been filed with the Commission:



     - our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2000
      (File No. 000-26030).



     We also incorporate by reference into this prospectus any future filings made with the Commission under Sections 13(a), 13(c), or 15(d) of the Exchange Act and, to the extent designated therein, reports on Form 6-K that we furnish to the Commission.


     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Investor Relations Department, Avenida Graca Aranha, No. 26, 17th floor, 20005-900 Rio de Janeiro, RJ, Brazil (telephone no:
5521-3814-4557).

                                  MINING TERMS


Alumina...........................................   Aluminum oxide. It is extracted from bauxite
                                                     in a chemical refining process and is the
                                                     principal raw material in the
                                                     electro-chemical process from which aluminum
                                                     is produced.
Bauxite...........................................   A rock composed primarily of hydrated
                                                     aluminum oxides. It is the principal ore of
                                                     alumina, the raw material from which aluminum
                                                     is made.
Beneficiation.....................................   The process of separating, concentrating and
                                                     classifying ore by particle size or some
                                                     other characteristic (e.g., specific gravity,
                                                     magnetic susceptibility, surface chemistry,
                                                     etc.) in order to obtain the mineral or metal
                                                     of interest.
CIF...............................................   Cost, insurance and freight. It indicates
                                                     that the seller pays for shipping, insurance,
                                                     and all other costs associated with
                                                     transportation of the commodity to its
                                                     destination.
CIL...............................................   Carbon-in-Leach. A method of recovering gold
                                                     in solution from slurry streams by contacting
                                                     activated carbon with the pulp during the
                                                     leaching process within agitated vessels and
                                                     separating loaded carbon from the pulp by
                                                     screening.
CIP...............................................   Carbon-in-Pulp. A method of recovering gold
                                                     and silver extracted from pregnant cyanide
                                                     solutions by absorbing the precious metals to
                                                     granules of activated carbon, which are
                                                     typically ground up coconut shells.
Concentration.....................................   Physical, chemical or biological process to
                                                     increase the grade of the metal or mineral of
                                                     interest.
DR................................................   Direct reduction. DR iron ore pellets are
                                                     used by steelmakers that employ minimill
                                                     technology.
DWT...............................................   Deadweight ton. The measurement unit of a
                                                     vessel's capacity for cargo, fuel oil, stores
                                                     and crew, measured in metric tons of 1,000
                                                     kg. A vessel's total deadweight is the total
                                                     weight the vessel can carry when loaded to a
                                                     particular load line.
Fines.............................................   Refers to iron ore with particles in the
                                                     range of 0.10 mm to 6.35 mm diameter.
FOB...............................................   Free on Board. It indicates that the
                                                     purchaser pays for shipping, insurance, and
                                                     all the other costs associated with
                                                     transportation of the commodity to its
                                                     destination.
Grade.............................................   The proportion of metal or mineral present in
                                                     ore or any other host material.
HL................................................   Heap Leaching. A low cost method of
                                                     extracting metals such as gold and copper
                                                     from low-grade ores. It consists of building
                                                     a heap of ore and applying a solution
                                                     (lixiviant) which dissolves the metal to
                                                     produce a pregnant solution (leachate) from
                                                     which the metal is recovered by precipitation
                                                     and smelting or carbon absorption, stripping
                                                     and electrowinning methods.


Kaolin............................................   A fine white aluminum silicate clay used as a
                                                     coating agent, filler, extender and absorbent
                                                     in the paper, ceramics and pharmaceutical
                                                     industries.
Lump ore..........................................   Iron ore or manganese ore with the coarsest
                                                     particle size in the range of 6.35 mm to 75
                                                     mm diameter, but varying slightly between
                                                     different mines and ores.
Manganese.........................................   A hard brittle metallic element found
                                                     primarily in the minerals pyrolusite,
                                                     hausmannite and manganate.
Mineral deposit(s) or mineralized material(s).....   Refers to a mineralized body which has been
                                                     intersected by a sufficient number of
                                                     closely-spaced drill holes and/or
                                                     underground/surface samples to support
                                                     sufficient tonnage and grade of metal(s) or
                                                     mineral(s) of interest to warrant further
                                                     exploration-development work. The deposit
                                                     does not qualify as an ore body until it can
                                                     be legally and economically extracted at the
                                                     time of ore reserve determination.
Open pit mining...................................   The extraction method by which surface or
                                                     barren rock is removed so that ore may be
                                                     removed using power shovels, front-end
                                                     loaders, hydraulic excavators, draglines,
                                                     etc.
Oxides............................................   Compounds of oxygen with another element. For
                                                     example, magnetite (Fe(3)O(4)) is an oxide
                                                     mineral formed by the chemical union of iron
                                                     with oxygen.
Pellet feed.......................................   Fine (0.10 mm to 6.35 mm) and ultra-fine
                                                     (less than 0.10 mm) iron ore particles
                                                     generated by the mining, grading, handling
                                                     and transporting of iron ore, with no
                                                     practical direct application in the steel
                                                     industry, unless the material is aggregated
                                                     into pellets through an agglomeration
                                                     process.
Pellets...........................................   Balls of agglomerated fine and ultra-fine
                                                     iron ore particles of a size and quality
                                                     suitable for particular steelmaking
                                                     processes. Our pellets range in size from 8
                                                     mm to 18 mm.
Potash............................................   A potassium chloride compound, chiefly KCl,
                                                     used in industry and agriculture.
Probable (indicated) reserves.....................   Reserves for which quantity and grade and/or
                                                     quality are computed from information similar
                                                     to that used for proven (measured) reserves,
                                                     but the sites for inspection, sampling and
                                                     measurement are farther apart or are
                                                     otherwise less adequately spaced. The degree
                                                     of assurance, although lower than that for
                                                     proven (measured) reserves, is high enough to
                                                     assume continuity between points of
                                                     observation.


Proven (measured) reserves........................   Reserves for which (1) quantity is computed
                                                     from dimensions revealed in outcrops,
                                                     trenches, workings or drill holes; (2) grade
                                                     and/or quality are computed from the results
                                                     of detailed sampling; and (3) the sites for
                                                     inspection, sampling and measurement are
                                                     spaced so closely and the geologic character
                                                     is so well defined that size, shape, depth
                                                     and mineral content of reserves are well-
                                                     established.
Recoverable reserve...............................   That portion of interest in the ore that can
                                                     be physically recovered through processing.
Reserve...........................................   Refers to that part of a mineral deposit
                                                     which could be economically and legally
                                                     extracted or produced at the time of the
                                                     reserve determination.
Run-of-mine.......................................   Ore in its natural (unprocessed) state, as
                                                     mined, without having been crushed.
Seaborne market...................................   The market for iron ore products that are
                                                     shipped in vessels which have a capacity in
                                                     excess of 50,000 DWT.
Sinter feed.......................................   Iron or manganese ore suitable for sintering.
Sintering.........................................   Refers to the agglomeration of small
                                                     particles into a coherent mass by heating
                                                     without melting.
S/P...............................................   Stockpile. Refers to ore or materials
                                                     accumulated or piled at the surface for
                                                     future use.
Sulfides..........................................   Compounds of sulphur with more than one
                                                     element and metallic sulfides (such as
                                                     galena, PbS, and chalcopyrite, CuFeS(2))
                                                     which occur as minerals.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements..................   F-1
Report of PricewaterhouseCoopers Auditores Independentes
  dated February 21, 2001 for the three years ended December
  31, 2000, 1999 and 1998...................................   F-3
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................   F-4
Consolidated Statements of Income for the three years ended
  December 31, 2000, 1999 and 1998..........................   F-5
Consolidated Statements of Cash Flows for the three years
  ended December 31, 2000, 1999 and 1998....................   F-6
Consolidated Statements of Changes in Stockholders' Equity
  for the three years ended December 31, 2000, 1999 and
  1998......................................................   F-7
Notes to Consolidated Financial Statements..................   F-8
Report of PricewaterhouseCoopers Auditores Independentes
  dated October 22, 2001 for the Nine-month periods ended
  September 30, 2001 and 2000...............................  F-46
Consolidated Balance Sheets as of September 30, 2001 and
  2000......................................................  F-47
Consolidated Statements of Income for the Nine-month periods ended September 30, 2001 and 2000.........................  F-48
Consolidated Statements of Cash Flows for the Nine-month
  periods ended September 30, 2001 and 2000.................  F-49
Consolidated Statements of Changes in Stockholders' Equity
  for the Nine-month periods ended September 30, 2001 and
  2000......................................................  F-50
Notes to Consolidated Financial Statements..................  F-51

INDEX TO AUDIT REPORTS FROM INDEPENDENT ACCOUNTANTS LISTEDIN NOTE
            23 TO OUR CONSOLIDATED FINANCIAL STATEMENTS
Index to Audit Reports......................................   B-1
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Albras for the
  three years ended December 31, 2000, 1999 and 1998........   B-2
Report of Deloitte Touche Tohmatsu dated January 17, 2001
  with respect to the financial statements of Alunorte for
  the three years ended December 31, 2000, 1999 and 1998....   B-3
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Aluvale for
  the three years ended December 31, 2000, 1999 and 1998....   B-4
Report of KPMG Auditores Independentes dated February 6,
  2001 with respect to the consolidated financial statements of Bahia Sul Celulose S.A. and subsidiaries for the three
  years ended December 31, 2000, 1999 and 1998..............   B-5
Report of KPMG LLP dated January 19, 2001 with respect to
  the financial statements of CSI for the three years ended
  December 31, 2000, 1999 and 1998..........................   B-6
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Cenibra for
  the two years ended December 31, 2000 and 1999............   B-7
Reports of Deloitte Touche Tohmatsu dated February 8, 2001
  and February 12, 1999 with respect to the financial
  statements of Docenave for the three years ended December
  31, 2000, 1999 and 1998...................................   B-8
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Docepar for
  the two years ended December 31, 2000 and 1999............  B-11
Report of Arthur Andersen S/C dated January 15, 2001 with
  respect to the financial statements of Hispanobras for the three years ended December 31, 2000, 1999 and 1998........  B-12
Report of Arthur Andersen S/C dated January 15, 2001 with
  respect to the financial statements of Itabrasco for the
  three years ended December 31, 2000, 1999 and 1998........  B-13
Report of Deloitte Touche Tohmatsu dated January 29, 2001
  with respect to the financial statements of Kobrasco for
  the year ended December 31, 2000..........................  B-14
Reports of Arthur Andersen S/C dated January 18, 2001 and
  January 17, 2000 with respect to the financial statements
  of MRN for the three years ended December 31, 2000, 1999
  and 1998..................................................  B-15

Report of Deloitte Touche Tohmatsu dated January 29, 2001
  with respect to the financial statements of Nibrasco for
  the three years ended December 31, 2000, 1999 and 1998....  B-17
Report of KPMG Auditores Independentes dated January 19,
  2001 with respect to the financial statements of Valesul
  for the two years ended December 31, 2000 and 1999........  B-18
Report of Deloitte Touche Tohmatsu dated January 20, 1999
  with respect to the financial statements of Valesul for
  the two years ended December 31, 1998 and 1997............  B-19
Report from Arthur Andersen S/C dated February 19, 2001 with respect to their consolidated financial statements of CSN
  for the two years ended December 31, 2000 and 1999........  B-20
Reports of Deloitte Touche Tohmatsu dated February 2, 2001
  and April 28, 2000 with respect to financial statements of
  Terminal Vila Velha S.A for the three years ended December
  31, 2000, 1999, and 1998 (English Version)................  B-21
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to financial statements of Nova Era Silicon
  S.A. for the year ended December 31, 2000 (English
  Version)..................................................  B-23
Report of Trevisan dated January 18, 2000 with respect to
  financial statements of Nova Era Silicon S.A. for the two
  years ended December 31, 1999 and 1998 (English
  Version)..................................................  B-25
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to financial statements of Celmar
  S.A.-Industria de Celulose e Papel for the year ended
  December 31, 2000 (English Version).......................  B-27
Report of Deloitte Touche Tohmatsu dated January 22, 2001
  with respect to financial statements of SIBRA
  Eletrosiderurgica Brasileira S.A. for the year ended
  December 31, 2000 (English Version).......................  B-28

  INDEX TO REVIEW REPORTS FROM INDEPENDENT ACCOUNTANTS LISTED IN
      NOTE 20 TO OUR CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Index to Review Reports.....................................   C-1
Report of Deloitte Touche Tohmatsu dated October 23, 2001
  with respect to the financial statements of Albras for the
  nine-month periods ended September 30, 2001 and 2000......   C-2
Report of Deloitte Touche Tohmatsu dated October 23, 2001
  with respect to the financial statements of Alunorte for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-3
Report of KPMG Auditores Independentes dated October 18,
  2000 with respect to the financial statements of Bahia Sul for the nine-month periods ended September 30, 2000 and
  1999......................................................   C-4
Report of Deloitte Touche Tohmatsu dated November 1, 2001
  with respect to the financial statements of Cenibra for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-5
Report of Deloitte Touche Tohmatsu dated October 22, 2001
  with respect to the financial statements of Docenave for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-6
Report of Deloitte Touche Tohmatsu dated October 22 , 2001
  with respect to the financial statements of Docepar for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-7
Report of Arthur Andersen S/C dated October 19, 2001 with
  respect to the financial statements of Hispanobras for the
  nine-month periods ended September 30, 2001 and 2000......   C-8
Report of Arthur Andersen S/C dated October 19, 2001 with
  respect to the financial statements of Itabrasco for the
  nine-month periods ended September 30, 2001 and 2000......   C-9
Report of Deloitte Touche Tohmatsu dated October 19, 2001
  with respect to the financial statements of Kobrasco for
  the nine-month periods ended September 30, 2001 and
  2000......................................................  C-10
Report of Arthur Andersen S/C dated October 22, 2001 with
  respect to the financial statements of MRN for the
  nine-month periods ended September 30, 2001 and 2000......  C-11
Report of Deloitte Touche Tohmatsu dated October 19, 2001
  with respect to the financial statements of Nibrasco for
  the nine-month periods ended September 30, 2001 and
  2000......................................................  C-12
Report of KPMG Auditores Independentes dated October 19,
  2001 with respect to the financial statements of Valesul
  for the nine-month periods ended September 30, 2001 and
  2000......................................................  C-13
Report of Arthur Andersen S/C dated October 20, 2000 with
  respect to the financial statements of CSN for the
  nine-month period ended September 30, 2000................  C-14

[PRICEWATERHOUSECOOPERS LETTERHEAD]

--------------------------------------------------------------------------------
                                                     PricewaterhouseCoopers
                                                     Rua da Candelaria, 65
                                                     11--15-
                                                     20091-020 Rio de Janeiro,
                                                     RJ-Brasil
                                                     Caixa Postal 949
                                                     Telefone (21) 3232-6112
                                                     Fax (21) 2516-6319

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF COMPANHIA VALE DO RIO DOCE

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of Companhia Vale do Rio Doce and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain affiliates, the investments in which total US$1,188 million and US$929 million at December 31, 2000 and 1999, respectively, and equity in earnings of US$213 million, US$42 million and US$21 million for 2000, 1999 and 1998, respectively. Also, we did not audit the financial statements of the majority-owned shipping and ferro alloys subsidiaries as at and for the years ended December 31, 2000, 1999 and 1998, which statements reflect total assets of US$584 million and US$569 million at December 31, 2000 and 1999, respectively, and total revenues of US$480 million, US$177 million and US$222 million for 2000, 1999 and 1998, respectively. The financial statements of these affiliates and subsidiaries were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts for these affiliates and subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 21 to the financial statements, the Company has made changes in the application of certain accounting principles.

/S/ PRICEWATERHOUSECOOPERS
PRICEWATERHOUSECOOPERS
Auditores Independentes

Rio de Janeiro, Brazil
February 21, 2001, except for the accounting changes described in Note 21 and the information on subsequent events contained in Note 22 which are as of February 22, 2002 and March 9, 2001, respectively.

                          CONSOLIDATED BALANCE SHEETS
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS

                                                                   AS OF
                                                                DECEMBER 31
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   1,211     1,453
  Accounts receivable
    Related parties.........................................     125       107
    Unrelated parties.......................................     365       350
  Loans and advances to related parties.....................     121        93
  Inventories...............................................     306       244
  Deferred income tax.......................................      89        60
  Others....................................................     285       183
                                                              ------    ------
                                                               2,502     2,490
Property, plant and equipment, net..........................   3,955     3,943
Investments in affiliated companies and joint ventures and
  other investments.........................................   2,216     1,707
Provision for losses and write-downs on equity
  investments...............................................    (421)     (504)
OTHER ASSETS
  Goodwill on acquisition of consolidated subsidiaries......     175        --
  Loans and advances
    Related parties.........................................     704       601
    Unrelated parties.......................................      52        66
  Unrecognized pension obligation...........................     125        64
  Deferred income tax.......................................     255       192
  Judicial deposits.........................................     119        72
  Others....................................................     113        57
                                                              ------    ------
TOTAL.......................................................   9,795     8,688
                                                              ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Suppliers.................................................     321       251
  Payroll and related charges...............................      51        48
  Interest attributed to stockholders.......................     657       254
  Current portion of long-term debt
    Related parties.........................................      30        30
    Unrelated parties.......................................     250       458
  Short-term debt...........................................     465       690
  Loans from related parties................................     152       190
  Others....................................................     210       151
                                                              ------    ------
                                                               2,136     2,072
                                                              ------    ------
LONG-TERM LIABILITIES
  Employees postretirement benefits.........................     591       314
  Long-term debt
    Related parties.........................................     128       121
    Unrelated parties.......................................   1,892     1,200
  Loans from related parties................................      21         4
  Provisions for contingencies (Note 15)....................     338       185
  Others....................................................     111        98
                                                              ------    ------
                                                               3,081     1,922
                                                              ------    ------
Minority interest...........................................       9         3
                                                              ------    ------
STOCKHOLDERS' EQUITY
  Preferred class A stock -- 600,000,000 no-par-value shares
    authorized and 138,575,913 issued.......................     709       709
  Common stock -- 300,000,000 no-par-value shares authorized
    and 249,983,143 issued..................................   1,279     1,279
  Treasury stock -- 3,659,311 (1999 -- 3,659,311) preferred
    and 7,300 common shares.................................     (61)      (61)
  Additional paid-in capital................................     498       498
  Other cumulative comprehensive income.....................  (3,040)   (2,487)
  Appropriated retained earnings............................   3,537     3,567
  Unappropriated retained earnings..........................   1,647     1,186
                                                              ------    ------
                                                               4,569     4,691
                                                              ------    ------
TOTAL.......................................................   9,795     8,688
                                                              ======    ======

                See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS
                (EXCEPT NUMBER OF SHARES AND PER-SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
Operating revenues, net of discounts, returns and allowances
  Sales of ores and metals
     Iron ore and pellets...................................    2,177     1,694     1,930
     Gold...................................................      156       155       168
     Others.................................................      412       175       200
                                                              -------   -------   -------
                                                                2,745     2,024     2,298
  Revenues from transportation services.....................      760       642       848
  Aluminum products.........................................      362       363       407
  Other products and services...............................      202       128       105
                                                              -------   -------   -------
                                                                4,069     3,157     3,658
  Value-added tax...........................................     (134)      (81)     (105)
                                                              -------   -------   -------
  Net operating revenues....................................    3,935     3,076     3,553
                                                              -------   -------   -------
Operating costs and expenses
  Cost of ores and metals sold..............................   (1,423)     (996)   (1,348)
  Cost of transportation services...........................     (481)     (368)     (440)
  Cost of aluminum products.................................     (334)     (323)     (387)
  Others....................................................     (191)     (119)      (97)
                                                              -------   -------   -------
                                                               (2,429)   (1,806)   (2,272)
  Selling, general and administrative expenses..............     (225)     (138)     (171)
  Research and development..................................      (48)      (27)      (48)
  Employee profit sharing plan..............................      (29)      (24)      (29)
  Other.....................................................     (220)     (161)     (179)
                                                              -------   -------   -------
                                                               (2,951)   (2,156)   (2,699)
                                                              -------   -------   -------
Operating income............................................      984       920       854
                                                              -------   -------   -------
Non-operating income (expenses)
  Financial income..........................................      208       200       394
  Financial expenses........................................     (315)     (233)     (243)
  Foreign exchange and monetary gains (losses), net.........     (142)     (213)     (108)
  Others....................................................       (4)       (4)       (5)
                                                              -------   -------   -------
                                                                 (253)     (250)       38
                                                              -------   -------   -------
Income before income taxes, equity results and minority
  interests.................................................      731       670       892
                                                              -------   -------   -------
Income taxes
  Current...................................................      (10)       --       (28)
  Deferred..................................................       42       (33)       28
                                                              -------   -------   -------
                                                                   32       (33)       --
                                                              -------   -------   -------
Equity in results of affiliates and joint ventures..........      260        41        80
Change in provision for losses and write-downs on equity
  investments...............................................       62      (268)     (273)
Minority interests..........................................        1         2        (1)
                                                              -------   -------   -------
Net income..................................................    1,086       412       698
                                                              =======   =======   =======
Basic earnings per Common Share.............................     2.82      1.07      1.80
                                                              -------   -------   -------
Basic earnings per Preferred Class A Share..................     2.82      1.07      1.80
                                                              -------   -------   -------
Weighted average number of shares outstanding (thousands of
  shares)
  Common shares.............................................  249,983   249,983   249,983
  Preferred Class A shares..................................  134,917   134,917   137,965

                 See Notes to Consolidated Financial Statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------    -----    -----
Cash flows from operating activities:
  Net income................................................   1,086      412      698
  Adjustments to reconcile net income with cash provided by
    operating activities:
    Depreciation, depletion and amortization................     195      163      231
    Equity in results of affiliates and joint ventures, net
     of dividends received..................................    (127)      23       36
    Change in provision for losses and write-downs on equity
     investments............................................     (62)     268      273
    Deferred income taxes...................................     (42)      33      (28)
    Provisions for contingencies............................     101       57       78
    Loss on disposals of property, plant and equipment......      47       23       64
    Gain on Alunorte/MRN transaction........................     (54)      --       --
    Pension plan............................................     105       55       88
    Foreign exchange and monetary losses....................     208      399      135
    Others..................................................      54       61      (50)
  Decrease (increase) in assets:
    Accounts receivable.....................................     (63)    (135)     (69)
    Inventories.............................................     (50)      (6)     (58)
    Others..................................................    (103)     (25)      (2)
  Increase (decrease) in liabilities:
    Suppliers...............................................      84       49       (2)
    Payroll and related charges.............................      (1)       2      (20)
    Others..................................................      46      (43)      (2)
                                                              ------    -----    -----
  Net cash provided by operating activities.................   1,424    1,336    1,372
                                                              ------    -----    -----
Cash flows from investing activities:
  Loans and advances receivable
    Related parties
      Additions.............................................    (168)    (202)    (399)
      Repayments............................................      32       42      230
      Others................................................       8        5        6
  Guarantees and deposits...................................     (98)      (4)     (47)
  Additions to investments..................................    (538)     (49)     (36)
  Additions to property, plant and equipment................    (447)    (265)    (412)
  Proceeds from disposal of property, plant and equipment...       1        1       12
  Proceeds from disposal of investments.....................      44       --       --
  Net cash used to acquire subsidiaries.....................    (323)      --       --
  Others....................................................      --        3       15
                                                              ------    -----    -----
  Net cash used in investing activities.....................  (1,489)    (469)    (631)
                                                              ------    -----    -----
Cash flows from financing activities:
  Short-term debt, net issuances............................    (278)    (110)      60
  Loans
    Related parties
      Additions.............................................       8      223       46
      Repayments............................................     (42)     (42)     (38)
  Perpetual notes...........................................     120       --       --
  Long-term debt
    Related parties.........................................      62       60       38
    Unrelated parties.......................................     750      175      288
  Repayments of long-term debt
    Related parties.........................................     (25)     (48)     (87)
    Unrelated parties.......................................    (419)    (299)    (239)
  Interest attributed to stockholders.......................    (246)    (452)    (607)
  Treasury stock............................................      --       --      (36)
                                                              ------    -----    -----
  Net cash used in financing activities.....................     (70)    (493)    (575)
                                                              ------    -----    -----
  Increase (decrease) in cash and cash equivalents..........    (135)     374      166
  Effect of exchange rate changes on cash and cash
    equivalents.............................................    (107)    (110)     (85)
  Cash and cash equivalents, beginning of year..............   1,453    1,189    1,108
                                                              ------    -----    -----
  Cash and cash equivalents, end of year....................   1,211    1,453    1,189
                                                              ======    =====    =====
  Cash paid during the year for:
    Interest on short-term debt.............................     (48)     (55)     (68)
    Interest on long-term debt, net of interest capitalized
     of $12 in 2000, $12 in 1999 and $23 in 1998............    (128)    (107)     (98)
    Income tax..............................................      (6)      --       --
  Non-cash transactions
    Exchange of loans receivable for investments............       7      241      240
    Transfer of credits from related parties at fair
     value..................................................      --      126       --

                 See Notes to Consolidated Financial Statements

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS
                (EXCEPT NUMBER OF SHARES AND PER-SHARE AMOUNTS)

                                                                     YEAR ENDED DECEMBER 31
                                                              -------------------------------------
                                                                SHARES       2000     1999    1998
                                                              -----------   ------   ------   -----
Preferred class A stock (including one special share)
  Balance January 1, 2000, 1999 and 1998....................  138,575,913      709      642     468
  Transfer from appropriated retained earnings..............           --       --       67     174
                                                              -----------   ------   ------   -----
  Balance December 31, 2000, 1999 and 1998..................  138,575,913      709      709     642
                                                              -----------   ------   ------   -----
Common stock
  Balance January 1, 2000, 1999 and 1998....................  249,983,143    1,279    1,159     845
  Transfer from appropriated retained earnings..............           --       --      120     314
                                                              -----------   ------   ------   -----
  Balance December 31, 2000, 1999 and 1998..................  249,983,143    1,279    1,279   1,159
                                                              -----------   ------   ------   -----
Treasury stock
  Balance January 1.........................................   (1,347,500)     (61)     (61)    (25)
  Acquisitions in 1998......................................   (2,311,500)      --       --     (36)
  Acquisitions in 1999......................................         (311)      --       --      --
  Acquisitions in 2000......................................       (7,300)      --       --      --
                                                              -----------   ------   ------   -----
  Balance December 31.......................................   (3,666,611)     (61)     (61)    (61)
                                                              -----------   ------   ------   -----
Additional paid-in capital
  Balance January 1 and December 31.........................                   498      498     498
                                                                            ------   ------   -----
Other cumulative comprehensive income
  Amounts not recognized as net periodic pension cost
    Balance January 1.......................................                    --     (153)    (77)
    Excess of additional minimum liability..................                  (151)     229    (115)
    Tax effect on above.....................................                    51      (76)     39
                                                                            ------   ------   -----
    Balance December 31.....................................                  (100)      --    (153)
                                                                            ------   ------   -----
  Cumulative translation adjustments
    Balance January 1.......................................                (2,513)    (731)   (218)
    Change in the year......................................                  (459)  (1,804)   (517)
                                                                            ------   ------   -----
    Balance December 31.....................................                (2,972)  (2,535)   (735)
                                                                            ------   ------   -----
  Unrealized gain on available-for-sale securities
    Balance January 1.......................................                    54       30      --
    Unrealized gain (loss) in the year......................                   (30)      24      30
                                                                            ------   ------   -----
    Balance December 31.....................................                    24       54      30
                                                                            ------   ------   -----
  Adjustments relating to investments in affiliates
    Balance January 1.......................................                    (6)      (7)     --
    Change in adjustments relating to investments in
      affiliates............................................                    14        1      (7)
                                                                            ------   ------   -----
    Balance December 31.....................................                     8       (6)     (7)
                                                                            ------   ------   -----
Total other cumulative comprehensive income.................                (3,040)  (2,487)   (865)
                                                                            ------   ------   -----
Appropriated retained earnings
    Balance January 1.......................................                 3,567    5,212   5,806
    Transfer to retained earnings...........................                   (30)  (1,458)   (106)
    Transfer to capital stock...............................                    --     (187)   (488)
                                                                            ------   ------   -----
    Balance December 31.....................................                 3,537    3,567   5,212
                                                                            ------   ------   -----
Retained earnings
  Balance January 1.........................................                 1,186     (193)   (391)
    Net income..............................................                 1,086      412     698
    Interest attributed to stockholders
      Preferred class A stock ($1.70, $1.28 and $1.58 per
        share in 2000, 1999 and 1998).......................                  (230)    (172)   (212)
        Common stock ($1.70, $1.28 and $1.58 per share in
          2000, 1999 and 1998)..............................                  (425)    (319)   (394)
    Appropriation from reserves.............................                    30    1,458     106
                                                                            ------   ------   -----
  Balance December 31.......................................                 1,647    1,186    (193)
                                                              -----------   ------   ------   -----
Total stockholders' equity..................................  384,892,445    4,569    4,691   6,392
                                                              ===========   ======   ======   =====
Comprehensive income is comprised as follows:
  Net income................................................                 1,086      412     698
  Amounts not recognized as net period pension cost.........                  (100)     153     (76)
  Cumulative translation adjustments........................                  (459)  (1,804)   (517)
  Unrealized gain (loss) on available-for-sale securities...                   (30)      24      30
  Adjustments relating to investments in affiliates.........                    14        1      (7)
                                                                            ------   ------   -----
Total comprehensive income (loss)...........................                   511   (1,214)    128
                                                                            ======   ======   =====

                 See Notes to Consolidated Financial Statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

1.  THE COMPANY AND ITS OPERATIONS

     Companhia Vale do Rio Doce (CVRD) is a limited liability company, duly organized and existing under the laws of the Federative Republic of Brazil. Our operations are carried out through CVRD and its subsidiary companies, joint ventures and affiliates, and mainly consist of mining, non-ferrous metal production and logistics, as well as pulp and paper, aluminum and steel activities. Further details of our operations and those of our joint ventures and affiliates are described in Note 16.

     The main operating subsidiaries we consolidate are as follows:

                                                             HEAD OFFICE
SUBSIDIARY                                    % OWNERSHIP     LOCATION       PRINCIPAL ACTIVITY
----------                                    -----------   -------------   ---------------------
S.A. Mineracao da Trindade -- SAMITRI.......      100          Brazil       Iron ore and pellets
Para Pigmentos S.A. ........................       76          Brazil              Kaolin
SIBRA -- Eletrosiderurgica Brasileira
  S.A.......................................       98          Brazil          Ferrous alloys
Navegacao Vale do Rio Doce S.A. --
  DOCENAVE..................................      100          Brazil             Shipping
Vale do Rio Doce Aluminio S.A. -- ALUVALE...      100          Brazil             Aluminum
Itabira Rio Doce Company Ltd. -- ITACO......      100          Cayman              Trading
                                                               Islands
Rio Doce International Finance
  Ltd. -- RDIF..............................      100          Bahamas      International finance

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     In preparing the consolidated financial statements, we are required to use estimates to account for certain assets, liabilities, revenues and expenses. Our consolidated financial statements therefore include various estimates concerning the selection of useful lives of property, plant and equipment, provisions necessary for contingent liabilities, fair values assigned to assets and liabilities acquired in business combinations, income tax valuation allowances, employee postretirement benefits and other similar evaluations; actual results may vary from our estimates.

  (a) BASIS OF PRESENTATION

     We have prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP"), which differ in certain respects from the Brazilian accounting principles that we use in preparing our statutory financial information.

     The U.S. dollar amounts for the years presented have been remeasured (translated) from the Brazilian currency amounts in accordance with the criteria set forth in Statement of Financial Accounting Standards 52 -- "Foreign Currency Translation" (SFAS 52).

     Prior to July 1, 1997, Brazil was considered under SFAS 52 to have a highly inflationary economy, defined as an economy in which the cumulative inflation rate over the latest thirty-six month period has exceeded 100%. Accordingly, up to June 30, 1997, we adopted the U.S. dollar as both our functional currency and reporting currency.

     As from July 1, 1997, we concluded that the Brazilian economy had ceased to be highly inflationary and changed our functional currency from the reporting currency (U.S. dollars) to the local currency (Brazilian reais). Accordingly, at July 1, 1997, we translated the U.S. dollar amounts of non-monetary assets and liabilities into reais at the current exchange rate, and those amounts became the new accounting bases for such assets and liabilities. The resulting deferred taxes associated with the differences between the new functional currency bases and the tax bases, including those relating to affiliates and joint

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

ventures, net of related valuation allowances, were reflected in the cumulative translation adjustments component of stockholders' equity.

     We have remeasured all assets and liabilities into U.S. dollars at the current exchange rate at each balance sheet date (R$1.9554 and R$1.7890 to US$1.00 at December 31, 2000 and 1999, respectively), and all accounts in the statements of income (including amounts relative to local currency indexation and exchange variances on assets and liabilities denominated in foreign currency) at the average rates prevailing during the year. The translation gain or loss resulting from this remeasurement process is included in the cumulative translation adjustments account in stockholders' equity.

     The net transaction loss included in our statement of income was $115, $265 and $114 in 2000, 1999 and 1998, respectively.

  (b) BASIS OF CONSOLIDATION

     All majority-owned subsidiaries where we have both share and management control are consolidated, with elimination of all significant intercompany accounts and transactions. Investments in unconsolidated affiliates and joint ventures are reported at cost less amortized goodwill plus our equity in undistributed earnings or losses. Included in this category are certain joint ventures in which we have majority ownership but, by force of shareholders' agreements, do not have effective management control. We provide for losses on equity investments with negative stockholders' equity and for other than temporary decreases in market value below carrying value where applicable (see Notes 10 and 21).

     We evaluate the carrying value of our listed equity investments as at year end, relative to publicly available quoted market prices. If the quoted market price is below book value and such decline is considered other than temporary, we write-down our equity investments to quoted market value.

     We define joint ventures as businesses in which we and a small group of other partners each participate actively in the overall management thereof, based on a shareholders agreement. We define affiliates as businesses in which we participate as a minority stockholder but with significant influence over the operating and financial policies of the investee.

  (c) BUSINESS COMBINATIONS

     We adopt the procedures determined by Accounting Principles Board Opinion 16 -- "Business Combinations" (APB 16) to recognize acquisitions of interests in other companies. The method of accounting normally used in our business combination transactions is the "purchase method", which requires that acquirers reasonably determine the fair value of the identifiable assets and liabilities of acquired companies, individually, in order to determine the goodwill paid in the purchase to be recognized as an intangible asset. On the acquisition of assets which include the rights to mine reserves of natural resources, the establishment of values for these assets includes the placing of fair values on purchased reserves, which are classified in the balance sheet as property, plant and equipment.

     Goodwill recorded in our business combination transactions is amortized in a systematic manner over the periods estimated to be benefited.

  (d) INVENTORIES

     Inventories are stated at the average cost of purchase or production, lower than replacement or realizable values. We record allowances for slow-moving or obsolete inventories when considered appropriate, reflecting our periodic assessment of recoverability. A write-down of inventory utilizing the allowance establishes a new cost basis for the related inventory.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     Finished goods inventories include all related materials, labor and direct production expenditures, and exclude general and administrative expenses.

  (e) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, including interest cost incurred during the construction of major new facilities. We compute depreciation on the straight-line basis at rates which take into consideration the useful lives of the items, principally an average of 80 years for the railroads, 20 years for ships, 25 years for buildings and improvements and between 10 to 20 years for mining and other equipment. Expenditures for maintenance and repairs are charged to operating costs and expenses as incurred.

     We capitalize the costs of developing major new ore bodies or expanding the capacity of operating mines and amortize these to operations on the unit-of-production method based on the total probable and proven quantity of ore to be recovered. Exploration costs are expensed until viability of mining activities is established; subsequently such costs are capitalized together with further exploration costs. We capitalize mine development costs as from the time we actually begin such development.

  (f) AVAILABLE-FOR-SALE EQUITY SECURITIES

     Equity securities classified as "available-for-sale" are recorded in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, we exclude unrealized holding gains and losses, net of taxes, if applicable, from income and recognize them as a separate component of stockholders' equity until realized.

  (g) REVENUES AND EXPENSES

     Revenues are recognized when title has transferred to the customer or services are rendered. Expenses and costs are recognized on the accrual basis. Revenue from exported products is recognized when such products are loaded on board the ship. Revenue from products sold in the domestic market is recognized when delivery is made to the customer. Revenue from transportation services, other than shipping operations, is recognized when the service order has been fulfilled. Shipping operations are recorded on the completed voyage basis and net revenue, costs and expenses of voyages not completed at period-end are deferred. Anticipated losses on voyages are provided when probable and can be reasonably estimated.

  (h) ENVIRONMENTAL AND SITE RECLAMATION AND RESTORATION COSTS

     Expenditures relating to ongoing compliance with environmental regulations are charged against earnings or capitalized as appropriate. These ongoing programs are designed to minimize the environmental impact of our activities. With respect to our two major iron ore mines at Itabira and Carajas, which have extensive remaining reserves, liabilities for final site reclamation and restoration costs will be recorded when the respective reclamation and restoration strategies can be reasonably determined and the related costs can be reasonably estimated. At December 31, 2000 we have recorded provisions of $14.

  (i) COMPENSATED ABSENCES

     We fully accrue the liability for future compensation to employees for vacations vested during the year.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

  (j) INCOME TAXES

     In accordance with SFAS 109 "Accounting for Income Taxes", the deferred tax effects of temporary differences have been recognized in the consolidated financial statements. A valuation allowance is made when we believe that it is more likely than not that tax assets will not be fully recoverable in the future.

  (k) Statement of Cash Flows

     Cash flows relating to overnight financing and investment are reported net. Short-term investments that have a ready market and maturity to us, when purchased, of 90 days or less are considered cash equivalents.

     In 2000, dividends of $133 received from equity method affiliates and joint ventures have been netted against the equity in results of these entities in the statement of cash flows. For comparative purposes dividends received in 1999 and 1998 of $64 and $116, respectively, have been reclassified from investing activities to reflect the same presentation.

  (l) Earnings Per Share

     Earnings per share are computed by dividing net income by the weighted average number of common and preferred shares outstanding during the year.

  (m) Interest Attributed to Stockholders

     As from January 1, 1996 Brazilian corporations are permitted to attribute interest on stockholders' equity. The calculation is based on the stockholders' equity amounts as stated in the statutory accounting records and the interest rate applied may not exceed the long-term interest rate (TJLP) determined by the Brazilian Central Bank. Also, such interest may not exceed the greater of 50% of net income for the year or 50% of retained earnings plus revenue reserves.

     The amount of interest attributed to stockholders is deductible for income tax purposes. Accordingly, the benefit to us, as opposed to making a dividend payment, is a reduction in our income tax charge equivalent to the statutory tax rate applied to such amount. Income tax is withheld from the stockholders relative to interest at the rate of 15%, except for interest due to the Brazilian Government which is exempt from tax withholdings.

     We have opted to pay such tax-deductible interest to our stockholders and have therefore accrued the amounts due as of December 31, 2000 and 1999, with a direct charge to stockholders' equity.

     Under Brazilian law interest attributable to stockholders is considered as part of the annual minimum dividend (See Note 13). Accordingly such distributions are treated as dividends for accounting purposes.

  (n) Accounting for Derivatives and Hedging Activities

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 -- Accounting for Derivative Financial Instruments and Hedging Activities (SFAS 133). The standard, as amended by SFAS 137 -- Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB 133, and amendment of FASB Statement No. 133 and SFAS 138 -- Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133 (referred to hereafter as "FAS 133"), is effective for us as from January 1, 2001. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge relationship. The ineffective portion of all hedges

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

is recognized in current period earnings. We currently believe that the initial impact of the adoption of SFAS 133 will not be significant.

  (o) Comprehensive Income

     We have disclosed comprehensive income as part of the Statement of Changes in Stockholders' Equity, in compliance with SFAS 130 -- "Reporting Comprehensive Income".

3.  OUR PRIVATIZATION

     In May 1997, we were privatized by the Brazilian Government, which transferred voting control to Valepar S.A. ("Valepar"). The Brazilian Government has retained certain rights with respect to our future decisions and those of Valepar and has also caused us to enter into agreements which may affect our activities and results of operations in the future. These rights and agreements are:

     - Preferred Special Share. The Brazilian Government holds a preferred special share of CVRD which confers upon it permanent veto rights over changes in our (i) name, (ii) headquarters location, (iii) corporate purpose with respect to mineral exploration, (iv) continued operation of our integrated iron ore mining systems and (v) certain other matters.

     - Preferred Class A Share of Valepar. The Brazilian Government holds a preferred class A share of Valepar which confers upon it approval rights for a period of five years in respect of (i) concentration of ownership of Valepar by particular types of investors in excess of prescribed limitations and (ii) changes in the Valepar holding company structure relating to ownership of our common shares.

     - Shareholder revenue interests. On July 7, 1997, we issued to shareholders of record on April 18, 1997 (including the Brazilian Government) revenue interests providing holders thereof with the right to receive semi-annual payments based on a percentage of our net revenues above threshold production volumes from identified mining resources. These instruments are not secured by the corresponding mineral reserves and deposits.

     In addition to the preferred special share mentioned above, the National Treasury and the Banco Nacional de Desenvolvimento Economico e Social - BNDES, the Government-owned development bank, together currently own 32% of our common shares and 4% of our preferred shares, which in aggregate represents 22% of our total capital.

4.  MAJOR ACQUISITIONS

     We made the following acquisitions during the year ended December 31, 2000. Pro forma information with respect to results of operations is not presented since the effects are not considered material to an understanding of our consolidated financial statements.

          (a) On May 11, 2000, we acquired the entire capital of Mineracao SOCOIMEX S.A., a non-public company whose main activity is production and commercialization of iron ore, for the total price of $55, being an initial cash payment of $47 and two further cash payments of $3 and $5, in 2001 and 2002, respectively, plus interest based on 89% of the Brazilian Interbank Rate through the payment date. The increment of the fair value over the book value of SOCOIMEX at the date of purchase was entirely attributable to its mineral reserves, which are included in the property, plant and equipment. In August 2000 SOCOIMEX was merged into CVRD.

          (b) On May 30, 2000, we acquired 4,026,694,190 common shares and 4,231,324,374 preferred shares of S.A. Mineracao Trindade -- SAMITRI, representing 79.27% of the voting capital and 63.06% of the total capital for $520 in cash: becoming the controlling stockholder. At the date of the

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     purchase, SAMITRI was a publicly listed Brazilian iron ore mining company, which also owned a 51% interest in the voting capital of SAMARCO Mineracao S.A., a large iron ore pellets producer (see Note 10). On June 29, 2000, we sold 1% of the share capital of SAMARCO to BHP Brasil Ltda. (BHP), a subsidiary of The Broken Hill Proprietary Company Limited of Australia, for $8, to equalize our shareholdings in the joint venture.

          (c) The assets and liabilities acquired as a result of the above transactions and corresponding goodwill were as follows:

                                                     UNCONSOLIDATED   {CONSOLIDATED SUBSIDIARIES}
                                                     JOINT VENTURE    ----------------------------
                                                        SAMARCO         SAMITRI        SOCOIMEX
                                                     --------------   ------------   -------------
Fair value of assets...............................      1,006             293              77
Fair value of liabilities..........................       (450)           (144)            (22)
                                                         -----           -----          ------
Net assets at fair value...........................        556             149              55
                                                         -----           -----          ------
Interest acquired..................................      50.00%          63.06%         100.00%
Fair value of net assets acquired..................        278              94              55
Attributable to minority stockholders of SAMITRI
  (36.94%).........................................       (103)             --              --
Tax benefits.......................................         31              --              --
                                                         -----           -----          ------
Effective interest acquired........................        206              94              55
Purchase price.....................................        252             268              55
                                                         -----           -----          ------
Goodwill...........................................         46             174              --
                                                         =====           =====          ======

          The main assets for which fair values differ from book values are inventories and property, plant and equipment. We determined the fair values of inventories based on the current replacement costs for raw materials and the estimated selling prices for finished goods, net of disposal costs and a selling margin. The fair values of property, plant and equipment were determined based on current replacement costs for similar capacity and the estimated market value of purchased reserves. Deferred taxes were recorded for the differences between fair values and tax bases.

          For SAMARCO, SAMITRI and SOCOIMEX inventories were valued at $36, $38 and $9, respectively, property, plant and equipment were valued at $830, $161 and $58, respectively, and the deferred tax liability was $60, $49 and $15, respectively.

          We amortize the goodwill on the SAMITRI and SAMARCO purchases on the straight-line basis over a period of 6 years starting on the date of acquisition.

          (d) On September 22, 2000 we acquired via public tender a further 1,014,529,197 common shares and 3,716,344,366 preferred shares of SAMITRI bringing our ownership to 99.25% of the voting capital and 99.19% of the total capital. The cash cost of this purchase was $180 and resulted in additional goodwill of $27, all attributed to SAMARCO.

          (e) In October 2000, we acquired 50% of Gulf Industrial Investment Company (GIIC), a pelletizing company located in Bahrain, for $91, including goodwill of $20.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

5.  INCOME TAXES

     Income taxes in Brazil comprise federal income tax and social contribution, which is an additional federal tax. The statutory enacted tax rates applicable in the years presented are as follows:

                                                   YEAR ENDED DECEMBER 31 -- %
                                                 -------------------------------
                                                      2000             1999        1998
                                                 --------------   --------------   -----
Federal income tax.............................           25.00            25.00   25.00
Social contribution(*).........................   9.00 to 12.00    8.00 to 12.00    8.00
                                                 --------------   --------------   -----
Composite tax rate.............................  34.00 to 37.00   33.00 to 37.00   33.00
                                                 ==============   ==============   =====

---------------

(*) As from May 1, 1999 through January 31, 2000, the social contribution rate has been increased from 8% to 12% (not enacted). Pursuant to a provisional measure, which is valid only for 30 days unless approved by the Congress, the social contribution rate will be 9% from February 1, 2000 to December 31, 2002 and will be reduced to 8% as from January 1, 2003. Since the provisional measure is not enacted, the social contribution rate of 8% was used to calculate deferred taxes at December 31, 2000.

     The amount reported as income tax expense in these consolidated financial statements is reconciled to the statutory rates as follows:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Income before income taxes, equity results, provision for
  losses on equity investments and minority interests.......    731      670      892
                                                               ====     ====     ====
Federal income tax and social contribution expense at
  statutory not enacted rates...............................   (249)    (248)    (294)
Adjustments to derive effective tax rate:
  Tax benefit on interest attributed to stockholders........    222      181      200
  Tax incentives............................................     31       --       --
  Exempt foreign income (losses)............................     69       (4)      23
  Impairment write-downs on investments.....................     --       --       96
  Valuation allowance reversal (provision)..................    (51)      37       (2)
     Other non-taxable gains (loss).........................     10        1      (23)
                                                               ----     ----     ----
Federal income tax and social contribution benefit (expense)
  in consolidated financial statements......................     32      (33)      --
                                                               ====     ====     ====

     In 2000, we obtained government approval of certain tax incentives relative to our iron ore and manganese operations in Carajas. The incentives comprise full income tax exemption on defined production levels up to 2005 and partial exemption thereafter up to 2013. An amount equal to the tax saving must be appropriated to a reserve account within stockholders' equity (Note 13) and may not be distributed in the form of cash dividends.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     The major components of the deferred tax accounts in the balance sheet are as follows:

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Net current deferred tax assets
  Accrued expenses deductible only when disbursed...........    89     58
     Tax loss carryforwards.................................    --      2
                                                              ----   ----
                                                                89     60
                                                              ====   ====
Long-term deferred tax
Assets
Deferred tax relative to temporary differences :
  Established on the July 1, 1997 change in functional
     currency, less reversals...............................    16     23
  Relative to investments acquired..........................    15     --
Tax-deductible goodwill in business combinations............   103     --
Write-downs of investments..................................    61     76
Additional retirement benefits provision, net of
  unrecognized pension obligation...........................   158     84
Tax loss carryforwards......................................   190    214
Other temporary differences.................................     6      1
                                                              ----   ----
                                                               549    398
                                                              ----   ----
Liabilities
Inflationary income.........................................   (32)   (28)
Fair value adjustments in business combinations.............   (61)    --
                                                              ----   ----
                                                               (93)   (28)
                                                              ----   ----
Valuation allowance
Beginning balance...........................................  (178)   (54)
Translation adjustments.....................................    15     17
Additions...................................................   (51)    --
Valuation allowance of ferro alloys subsidiaries............    13   (158)
Reversals...................................................    --     17
                                                              ----   ----
Ending balance..............................................  (201)  (178)
                                                              ----   ----
Net long-term deferred tax assets...........................   255    192
                                                              ====   ====

6.  CASH AND CASH EQUIVALENTS

                                                                  AS OF
                                                               DECEMBER 31
                                                              -------------
                                                              2000    1999
                                                              -----   -----
Cash........................................................     28      20
Deposits in local currency..................................    694     338
Deposits in United States dollars...........................    489   1,095
                                                              -----   -----
                                                              1,211   1,453
                                                              =====   =====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

7.  ACCOUNTS RECEIVABLE

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Customers
  Domestic..................................................  198    195
  Export, all denominated in United States dollars..........  312    280
                                                              ---    ---
                                                              510    475
Allowance for doubtful accounts.............................  (14)   (13)
Allowance for ore weight credits............................   (6)    (5)
                                                              ---    ---
Total.......................................................  490    457
                                                              ===    ===

     Accounts receivable from customers in the steel industry amount to 16.3% and 14.5% of domestic receivables (export receivables -- 78.8% and 80.8%) at December 31, 2000 and 1999, respectively. No single customer accounted for more than 10% of total revenues in any of the years presented.

8.  INVENTORIES

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Finished products
  Iron ore..................................................  100     57
  Gold......................................................    4      9
  Manganese.................................................    7     22
  Ferro alloys..............................................   32     31
  Others....................................................   34     20
Spare parts and maintenance supplies........................  129    105
                                                              ---    ---
                                                              306    244
                                                              ===    ===

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

9.  PROPERTY, PLANT AND EQUIPMENT

  a) Per Business Area:

                                           AS OF DECEMBER 31, 2000        AS OF DECEMBER 31, 1999
                                         ----------------------------   ----------------------------
                                                 ACCUMULATED                    ACCUMULATED
                                         COST    DEPRECIATION    NET    COST    DEPRECIATION    NET
                                         -----   ------------   -----   -----   ------------   -----
Ferrous
  Ferrous -- Southern System
     Mining............................  1,096        533         563     969        560         409
     Railroads.........................  1,022        513         509   1,110        574         536
     Marine terminals..................    157        102          55     184        115          69
                                         -----      -----       -----   -----      -----       -----
                                         2,275      1,148       1,127   2,263      1,249       1,014
  Ferrous -- Northern System
     Mining............................    691        310         381     783        333         450
     Railroads.........................  1,206        439         767   1,289        457         832
     Marine terminals..................    222        108         114     229        112         117
                                         -----      -----       -----   -----      -----       -----
                                         2,119        857       1,262   2,301        902       1,399
     Pelletizing.......................    194        123          71     190        125          65
     Ferro alloys......................    278        140         138     295        152         143
     Energy............................     77          4          73      81          2          79
     Construction in progress..........    406         --         406     250         --         250
                                         -----      -----       -----   -----      -----       -----
                                         5,349      2,272       3,077   5,380      2,430       2,950
                                         -----      -----       -----   -----      -----       -----
Non-Ferrous
  Potash...............................     47         16          31      48         14          34
  Gold.................................    295        132         163     323        134         189
  Kaolin...............................     91         12          79     153         18         135
  Research and projects................     19         10           9      21         10          11
  Construction in progress.............     43         --          43      31         --          31
                                         -----      -----       -----   -----      -----       -----
                                           495        170         325     576        176         400
                                         -----      -----       -----   -----      -----       -----
Logistics
  General cargo........................    349        173         176     371        177         194
  Maritime transportation..............    351        167         184     361        158         203
  Construction in progress.............     14         --          14       7         --           7
                                         -----      -----       -----   -----      -----       -----
                                           714        340         374     739        335         404
                                         -----      -----       -----   -----      -----       -----
Holdings
  Pulp and paper.......................    175         26         149     191         33         158
                                         -----      -----       -----   -----      -----       -----
Corporate Center
  Corporate............................     41         15          26      35         14          21
  Construction in progress.............      4         --           4      10         --          10
                                         -----      -----       -----   -----      -----       -----
                                            45         15          30      45         14          31
                                         -----      -----       -----   -----      -----       -----
Total..................................  6,778      2,823       3,955   6,931      2,988       3,943
                                         =====      =====       =====   =====      =====       =====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

  b) PER TYPE OF ASSETS:

                                           AS OF DECEMBER 31, 2000        AS OF DECEMBER 31, 1999
                                         ----------------------------   ----------------------------
                                                 ACCUMULATED                    ACCUMULATED
                                         COST    DEPRECIATION    NET    COST    DEPRECIATION    NET
                                         -----   ------------   -----   -----   ------------   -----
Land and buildings.....................    824        289         535     899        317         582
Installations..........................  1,634        885         749   1,806        976         830
Equipment..............................    597        290         307     519        259         260
Ships..................................    348        165         183     358        156         202
Railroads..............................  1,741        770         971   2,043        947       1,096
Mine development costs.................    326         83         243     303         64         239
Others.................................    841        341         500     705        269         436
                                         -----      -----       -----   -----      -----       -----
                                         6,311      2,823       3,488   6,633      2,988       3,645
Construction in progress...............    467         --         467     298         --         298
                                         -----      -----       -----   -----      -----       -----
Total..................................  6,778      2,823       3,955   6,931      2,988       3,943
                                         =====      =====       =====   =====      =====       =====

     Losses on disposals of property, plant and equipment totaled $47, $23 and $64 in 2000, 1999 and 1998, respectively. In 2000 and 1999, disposals mainly relate to sales of trucks, locomotives and other equipment which were replaced in the normal course of business. In 1998, additional losses of $28 were incurred with respect to closure of the Serra Leste gold mine and $13 on sale of two ships.

10.  INVESTMENTS

                                                                AS OF DECEMBER 31
                                ----------------------------------------------------------------------------------
                                                    2000                         INVESTMENTS    EQUITY ADJUSTMENTS
                                ---------------------------------------------   -------------   ------------------
                                                                 NET INCOME
                                PARTICIPATION IN       NET       (LOSS) FOR
                                   CAPITAL(%)       EQUITY(1)    THE YEAR(1)    2000    1999    2000   1999   1998
                                -----------------   ---------   -------------   -----   -----   ----   ----   ----
                                VOTING     TOTAL
                                -------   -------
Investments in Affiliated
  Companies and Joint Ventures
STEEL
  Usinas Siderurgicas de Minas
    Gerais SA --
    USIMINAS(2)...............   22.99     11.46      1,213           61          225     255     7     (13)    10
  Companhia Siderurgica
    Nacional -- CSN(3)(7).....   10.33     10.33      1,621          129          167     134    13       3     39
  Companhia Siderurgica de
    Tubarao -- CST(4).........   20.51     22.85      1,096          100          250     233    22      (5)    19
  California Steel Industries
    Inc -- CSI................   50.00     50.00        238           34          119     110    17      22     14
PAPER AND PULP
  Celulose Nipo-Brasileira
    SA -- CENIBRA.............   50.67     51.48        407          129          210     177    66      (4)     6
  Bahia-Sul Celulose
    SA -- BSC.................   50.00     32.00        506          131          162     141    42      13    (28)
ALUMINUM AND BAUXITE
  Mineracao Rio do Norte SA --
    MRN.......................   40.00     40.00        383           91          153     145    36      10     28
  Valesul Aluminio SA --
    VALESUL...................   54.51     54.51         80           21           44      41    12      --     16

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

                                                                AS OF DECEMBER 31
                                ----------------------------------------------------------------------------------
                                                    2000                         INVESTMENTS    EQUITY ADJUSTMENTS
                                ---------------------------------------------   -------------   ------------------
                                                                 NET INCOME
                                PARTICIPATION IN       NET       (LOSS) FOR
                                   CAPITAL(%)       EQUITY(1)    THE YEAR(1)    2000    1999    2000   1999   1998
                                -----------------   ---------   -------------   -----   -----   ----   ----   ----
                                VOTING     TOTAL
                                -------   -------
  Aluminio Brasileiro SA --
    ALBRAS....................   51.00     51.00         --           --           --      --    --      --    (25)
  Alumina do Norte do Brasil
    SA -- ALUNORTE............   50.28     49.29        102           23           80     105    11      --     --
PELLETS
  Companhia Nipo-Brasileira de
    Pelotizacao -- NIBRASCO...   51.11     51.00         54           22           28      39    11      10     11
  Companhia Hispano-Brasileira
    de Pelotizacao --
    HISPANOBRAS...............   51.00     50.89         42           17           21      21     9       7      9
  Companhia Coreano Brasileira
    de Pelotizacao --
    KOBRASCO..................   50.00     50.00         24            3           12      12     2     (11)    (5)
  Companhia Italo-Brasileira
    de
    Pelotizacao -- ITABRASCO..   51.00     50.90         32           13           16      17     7       7      5
  Gulf Industrial Investment
    Company -- GIIC...........   50.00     50.00        186            2           93      --     1      --     --
  SAMARCO Mineracao SA........   50.00     50.00        519           30          318      --     8      --     --
OTHERS
  Fertilizantes Fosfatados
    SA -- FOSFERTIL(6)........   10.96     10.96        281           48           31      33     5       7      6
  Salobo Metais SA(5).........   50.00     50.00         50           --           25      27    --      --     --
  Ferrovia Centro-Atlantica
    SA -- FCA.................   20.00     45.65        131          (67)          82      --   (30)     --      0
  Vale Usiminas Participacoes
    SA -- VUPSA(8)............                                        --           --      --    --      --    (15)
  Para Pigmentos SA(8)........                                        --           --      --    --      --     (8)
  Others......................                                                    131     111    21      (5)    (2)
                                                                                -----   -----   ---    ----   ----
                                                                                2,167   1,601   260      41     80
Investments at cost
  ACOMINAS....................    2.28      2.28                                   --      29    --      --     --
  SIDERAR (market value $42 in
    2000 -- $69 in 1999)......    4.85      4.85                                   15      15    --      --     --
  Unrealized holding gains on
    equity security...........                                                     27      54    --      --     --
  Others......................                                                      7       8    --      --     --
                                                                                -----   -----   ---    ----   ----
                                                                                2,216   1,707   260      41     80
                                                                                =====   =====   ===    ====   ====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

                                                                AS OF DECEMBER 31
                                ----------------------------------------------------------------------------------
                                                    2000                         INVESTMENTS    EQUITY ADJUSTMENTS
                                ---------------------------------------------   -------------   ------------------
                                                                 NET INCOME
                                PARTICIPATION IN       NET       (LOSS) FOR
                                   CAPITAL(%)       EQUITY(1)    THE YEAR(1)    2000    1999    2000   1999   1998
                                -----------------   ---------   -------------   -----   -----   ----   ----   ----
                                VOTING     TOTAL
                                -------   -------
Change in provision for losses
  and write-downs on equity
  investments:
  Usinas Siderurgicas de Minas
    Gerais S.A. --
    USIMINAS(2)...............                                                                   --      --   (174)
  Companhia Siderurgica de
    Tubarao -- CST(4).........                                                                   --      --   (120)
  Para Pigmentos SA(8)........                                                                   --     (15)    --
  Cia Ferroviaria do
    Nordeste..................                                                                   (4)     (4)    --
  Vale Usiminas Participacoes
    S.A. -- VUPSA(8)..........                                                                   --     (56)    --
  Aluminio Brasileiro S.A. --
    ALBRAS....................                                                                   66    (104)    --
  Alumina do Norte do Brasil
    S.A. -- ALUNORTE..........                                                                   --     (89)    21
                                                                                                ---    ----   ----
                                                                                                 62    (268)  (273)
                                                                                                ===    ====   ====

---------------
(1) Based on US GAAP financial statements.

(2) Value based on quoted market price at December 31, 2000 is $75 compared to net book value of $40.

(3) Value based on quoted market price at December 31, 2000 is $218.

(4) Value based on quoted market price at December 31, 2000 is $129 compared to net book value of $35.

(5) Development state enterprises.

(6) Value based on quoted market price at December 31, 2000 is $47.

(7) In 2000, based on September 30 financial statements.

(8) Consolidated as from 1999 upon increase in ownership to over 50%.

     Goodwill included in the above investments is as follows:

                                                                                     AS OF
                                                 ORIGINAL TERM      REMAINING     DECEMBER 31
                                                OF AMORTIZATION    AMORTIZATION   -----------
INVESTEE                                            (YEARS)          (YEARS)      2000   1999
--------                                        ----------------   ------------   ----   ----
Alumina do Norte do Brasil S.A. -- ALUNORTE...         35               35         30     78
SAMARCO Mineracao S.A.........................          6                5         59     --
Ferrovia Centro-Atlantica S.A. -- FCA.........         30               26         22     --
Gulf Industrial Investment Company -- GIIC....         20               20         20     --
                                                                                  ---    ---
                                                                                  131     78
                                                                                  ===    ===

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     The combined financial position and results of operations of the Company's affiliates in the steel sector is as follows:

                                                                STEEL SECTOR
                                                                 AFFILIATES
                                                                 (COMBINED)
                                                              AS OF DECEMBER 31
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Balance sheet
Current assets..............................................   3,094     3,013
  Noncurrent assets.........................................  10,231    10,542
  Current liabilities.......................................  (2,695)   (3,626)
  Noncurrent liabilities....................................  (5,094)   (4,314)
  Purchase accounting adjustments...........................  (1,368)   (1,681)
                                                              ------    ------
  Stockholders' equity......................................   4,168     3,934
                                                              ======    ======
  Investments...............................................     761       732
                                                              ======    ======

                                                             STEEL SECTOR AFFILIATES
                                                                    (COMBINED)
                                                              YEAR ENDED DECEMBER 31
                                                             ------------------------
                                                              2000     1999     1998
                                                             ------   ------   ------
Statement of operations
Net sales..................................................   4,581    4,174    5,095
  Cost and expenses........................................  (4,082)  (4,790)  (4,351)
  Purchase accounting adjustments..........................      24       83       26
                                                             ------   ------   ------
  Income before income taxes...............................     523     (533)     770
  Income taxes.............................................    (199)     556      (58)
                                                             ------   ------   ------
  Net income...............................................     324       23      712
                                                             ======   ======   ======
  Equity adjustments.......................................      59        7       82
                                                             ======   ======   ======

     Information with respect to other major affiliates' financial position and results of operations is as follows:

                                                                   AS OF DECEMBER 31
                                             -------------------------------------------------------------
                                               ALUNORTE         ALBRAS            MRN             BSC
                                             -------------   -------------   -------------   -------------
                                             2000    1999    2000    1999    2000    1999    2000    1999
                                             -----   -----   -----   -----   -----   -----   -----   -----
Balance Sheet
  Current assets...........................    130      74     128     145      90      99     164     144
  Noncurrent assets........................    505     531     627     632     349     346     857     923
  Current liabilities......................    (79)   (123)   (247)   (321)    (19)    (33)   (232)   (299)
  Noncurrent liabilities...................   (454)   (446)   (538)   (620)    (37)    (49)   (283)   (328)
                                             -----   -----   -----   -----   -----   -----   -----   -----
  Stockholders' equity.....................    102      36     (30)   (164)    383     363     506     440
                                             =====   =====   =====   =====   =====   =====   =====   =====
Company's participation....................  49.29%  74.06%  51.00%  51.00%  40.00%  40.00%  32.00%  32.00%
                                             -----   -----   -----   -----   -----   -----   -----   -----
Investments................................     50      27     (15)    (84)    153     145     162     141
                                             =====   =====   =====   =====   =====   =====   =====   =====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

                                                           YEAR ENDED DECEMBER 31
                       -----------------------------------------------------------------------------------------------
                              ALUNORTE                 ALBRAS                    MRN                     BSC
                       ----------------------   ---------------------   ---------------------   ----------------------
                       2000    1999     1998    2000    1999    1998    2000    1999    1998    2000    1999     1998
                       -----   -----    -----   -----   -----   -----   -----   -----   -----   -----   -----    -----
Statement of
  Operations
  Net sales..........    322     253      268     551     459     452     217     205     224     402     326      288
  Costs and
    expenses.........   (327)   (446)(*)  (286)  (452)   (755)   (535)   (109)   (156)   (136)   (274)   (397)(*)  (380)
  Income (loss)
    before income
    taxes............     (5)   (193)     (18)     99    (296)    (83)    108      49      88     128     (71)     (92)
  Income taxes.......     28      56       57      30      93      33     (17)    (23)    (19)      3     112(**)    --
                       -----   -----    -----   -----   -----   -----   -----   -----   -----   -----   -----    -----
  Net income (loss)..     23    (137)      39     129    (203)    (50)     91      26      69     131      41      (92)
                       =====   =====    =====   =====   =====   =====   =====   =====   =====   =====   =====    =====
Company's
  participation......  49.29%  65.82%   53.61%  51.00%  51.00%  51.00%  40.00%  40.00%  40.00%  32.00%  32.00%   30.48%
Participation in
  results............     11     (89)      21      66    (104)    (25)     36      10      28      42      13      (28)
Change in provision
  for losses.........     --      89      (21)    (66)    104      --      --      --      --      --      --       --
                       -----   -----    -----   -----   -----   -----   -----   -----   -----   -----   -----    -----
Equity adjustments...     11      --       --      --      --     (25)     36      10      28      42      13      (28)
                       =====   =====    =====   =====   =====   =====   =====   =====   =====   =====   =====    =====

---------------

 (*) Includes exchange losses of $213 (ALUNORTE), $378 (ALBRAS), and $127 (BSC) for the year ended December 31, 1999 -- see Note 20

(**) Includes $19 of tax benefit on 1999 losses and $93 of valuation allowance reversal relative to prior year losses

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     The provision for losses and write-downs on equity investments of $421 and $504 at December 31, 2000 and 1999, respectively, relates to other than temporary declines to the public quoted market price below carrying value of our affiliates' equity securities and to our investments in affiliates which have reported negative stockholders' equity in their financial statements prepared in accordance with US GAAP and in circumstances where we have assumed commitments to fund our share of the accumulated losses, if necessary, through additional capital contributions or other means. Accordingly we (a) first reduce the value of the investment to zero and (b) subsequently provide for our portion of negative equity. The provision is comprised as follows:

                                                         CIA
                                                     FERROVIARIA
                                           PARA          DO
                       CST    USIMINAS   PIGMENTOS    NORDESTE     VUPSA   ALBRAS   ALUNORTE   TOTAL
                       ----   --------   ---------   -----------   -----   ------   --------   -----
Provision at January
  1, 1999............  (250)    (224)        --          --          --       --       (9)     (483)
Change in
  provision --
  results............    --       --        (15)         (4)        (56)    (104)     (89)     (268)
                       ----     ----        ---          --         ---     ----      ---      ----
                       (250)    (224)       (15)         (4)        (56)    (104)     (98)     (751)
Cumulative
  translation
  adjustment.........    27       30         --          --          10       21       (7)       81
Payment of capital...    --       --                                                   76        76
Elimination upon
  consolidation in
  1999...............    --       --         15          --          46       --       --        61
Effect of
  capitalization of
  interest-free
  debentures.........    --       --         --          --          --       --       29        29
                       ----     ----        ---          --         ---     ----      ---      ----
PROVISION AT DECEMBER
  31, 1999...........  (223)    (194)        --          (4)         --      (83)      --      (504)
Change in
  provision --
  results............    --       --         --          (4)         --       66       --        62
                       ----     ----        ---          --         ---     ----      ---      ----
                       (223)    (194)        --          (8)         --      (17)      --      (442)
Cumulative
  translation
  adjustment.........     8        9         --           1          --        2       --        20
Payment of capital...    --       --         --           1          --       --       --         1
                       ----     ----        ---          --         ---     ----      ---      ----
PROVISION AT DECEMBER
  31, 2000...........  (215)    (185)        --          (6)         --      (15)      --      (421)
                       ====     ====        ===          ==         ===     ====      ===      ====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     Our participation in ALUNORTE (49.29% at December 31, 2000) changed several times during the periods presented, but we did not consolidate the financial statements of this investee due to the temporary nature of our increased holding. Movements on the investment account and related provision during 1999 and 2000 are as follows:

                                               TOTAL           ALUNORTE
                                             SHARES OF       SHARES OWNED
                                              ALUNORTE         BY CVRD       INVESTMENT   GOODWILL   PROVISION   NET
                                           --------------   --------------   ----------   --------   ---------   ---
                                           (IN THOUSANDS)   (IN THOUSANDS)
Balance January 1, 1999..................     325,107           174,279          --          --         (9)       (9)
Purchase of additional participation:
  January 1999...........................     453,921           124,491          68          48          9       125
  December 1999..........................     598,184           144,263          55          30         --        85
Participation in 1999 losses.............                                       (89)                             (89)
Translation adjustment...................                                        (7)                              (7)
                                                               --------         ---         ---         --       ---
BALANCE DECEMBER 31, 1999................     598,184           443,033          27          78         --       105
Sale of participation in January 2000....     598,184          (124,491)         (7)        (48)        --       (55)
Changes in participation-subscriptions by
  other shareholders.....................                                        19                     --        19
Capital call.............................     673,494            13,437           5                                5
Participation in 2000 net income.........                                        11                               11
Translation adjustment...................                                        (5)                              (5)
                                                               --------         ---         ---         --       ---
BALANCE DECEMBER 31, 2000................     673,494           331,979          50          30         --        80
                                                               ========         ===         ===         ==       ===

     On January 14, 2000 we entered into a structured transaction with an unrelated party to sell both a 20.81% of the capital of ALUNORTE and a beneficial interest in 8% of the capital of MRN owned by us for a total of $164, resulting in a net gain to us of $54, recorded in other operating income, as follows:


Book value of 124,491 thousand shares of ALUNORTE sold......  (7)
Goodwill amortized..........................................  (48)
Book value of beneficial interest in 8% of MRN..............   --
                                                              ---
Cash received by us.........................................  (55)
  On transfer of ALUNORTE shares............................   44
  On issue and sale of Perpetual Notes......................  120
Fair value of Perpetual Notes...............................  (55)
                                                              ---
Gain recognized on the transaction..........................   54
                                                              ===

     The Perpetual Notes are exchangeable for 48 billion preferred shares of the affiliate MRN (initially equivalent to 8% of the total number of shares of MRN owned by us). Interest is payable on the Notes in an amount equal to dividends paid on the underlying preferred shares, relative to periods starting as from the 2000 fiscal year. The Notes may be redeemed at our option or the Noteholders at any time by transfer of the underlying preferred shares to the Noteholders, providing the rights of pre-emption of the existing shareholders of MRN have been waived or have expired. Redemption by transfer of the underlying net assets of MRN is compulsory if certain events occur, including the liquidation or merger of MRN or the transfer of MRN's asset and liabilities to a consortium formed by its shareholders to take over the operations of MRN. In the event of early termination the Notes may be redeemed, at the option the Noteholders, in lieu of transfer of the shares, for a cash sum equal to $48 plus the net present value of average annual earnings declared and paid by MRN for the three years immediately preceding such

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

termination multiplied by 20 and discounted by 10% per year. This latter amount represents a fair value of $55.

     On October 6, 2000, with the objective of financing part of the expansion in its alumina production capacity from 1,5 million tons to 2,3 million tons per year, ALUNORTE called a capital increase of $126, to be paid up in 6 installments. ALUVALE contributed only $5 to the first of these installments ($15), changing its stockholding interest to 49.29%.

     During 1999 our 50%-owned affiliate VUPSA incurred significant losses, of which we recognized our portion of $56 through the provision for losses on equity investments. In December 1999 we acquired the remaining 50% of VUPSA in exchange for the transfer of amounts owed to the seller from subsidiaries of VUPSA amounting to $126, resulting in negative goodwill of $86. At December 31, 1999 the balance sheet of VUPSA has been consolidated and the negative goodwill used to reduce the carrying value of VUPSA's property, plant and equipment.

     In 2000, we acquired a further 34.41% of Ferrovia Centro-Atlantica S.A., for $25, bringing our participation to 45.65%.

     Dividends received from investees aggregated $133, $64 and $116 in 2000, 1999 and 1998 respectively.

11.  SHORT-TERM DEBT

     Our short-term borrowings are principally from commercial banks and include import and export financing denominated in United States dollars, as follows:

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Export......................................................  386    655
Import......................................................   11     21
Working Capital.............................................   68     14
                                                              ---    ---
                                                              465    690
                                                              ===    ===

     Average annual interest rates on short-term borrowings were 8.18% and 7.13% in 2000 and 1999, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

12.  LONG-TERM DEBT

                                                                 AS OF DECEMBER 31
                                                            ---------------------------
                                                              CURRENT       LONG-TERM
                                                            LIABILITIES    LIABILITIES
                                                            -----------   -------------
                                                            2000   1999   2000    1999
                                                            ----   ----   -----   -----
Foreign debt
  Loans and financing contracted in the following
     currencies, maturing up to 2011:
     United States dollars................................  170    336      990     576
     Japanese Yen.........................................   10     11        4       5
     Others...............................................    2      2        4       6
Fixed Rate Notes -- US$ denominated.......................   --     --      500     500
Export Securitization -- US$ denominated..................   --     --      300      --
Perpetual Notes...........................................   --     --       55      --
Accrued charges...........................................   41     28       --      --
                                                            ---    ---    -----   -----
                                                            223    377    1,853   1,087
                                                            ---    ---    -----   -----
Local debt
  Indexed by Long-Term Interest Rate -- TJLP maturing up
     to 2002..............................................    6      6       40      51
  Indexed by General Price Index-Market (IGPM) maturing up
     to 2005..............................................   21     38       49      66
  Basket of currencies....................................   15      9       51      52
  Capital Lease...........................................    1      1       --      --
  Shareholder revenue interests (Note 2)..................   --     --        3       4
  Indexed by US dollars...................................   11     55       24      61
  Accrued charges.........................................    3      2       --      --
                                                            ---    ---    -----   -----
                                                             57    111      167     234
                                                            ---    ---    -----   -----
Total.....................................................  280    488    2,020   1,321
                                                            ===    ===    =====   =====

     The long-term portion at December 31, 2000 becomes due in the following years:


2002........................................................    236
2003........................................................    625
2004........................................................    580
2005........................................................    170
2006........................................................    107
2007 and thereafter.........................................    247
No due date (Perpetual notes)...............................     55
                                                              -----
                                                              2,020
                                                              =====

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     At December 31, 2000 annual interest rates on long-term debt were as follows:


Up to 7%....................................................    410
7.1% to 9%..................................................  1,183
9.1% to 11%.................................................    579
Over 11%....................................................     73
Variable (Perpetual notes)..................................     55
                                                              -----
                                                              2,300
                                                              =====

     The indexes applied to debt and respective percentage variations in each year were as follows:

                                                              2000   1999    1998
                                                              ----   -----   ----
TJLP -- Long-Term Interest Rate (effective rate)............  4.56    6.92   5.41
IGP-M -- General Price Index -- Market......................  9.95   20.10   1.78
United States Dollar........................................  9.30   48.01   8.27

     Long-term debt at December 31, 2000 is guaranteed or secured as follows:

                                                              AMOUNT OF
                                                              GUARANTEE
                                                              ---------
Federal Government guarantee (for which we have provided
  counter-guarantees).......................................     353
Shares and securities given in guarantee....................      28
Ships.......................................................      69

     In October 2000 we issued $300 under a US dollar -- denominated export securitization program, divided into three tranches as follows:

                                                       TENOR    GRACE PERIOD   EFFECTIVE RATE
                                             AMOUNT   (YEARS)     (YEARS)           P.A.
                                             ------   -------   ------------   --------------
Tranche 1..................................    25        7           2                8.682%
Tranche 2..................................   125        7           2           Libor+0.65%
Tranche 3..................................   150       10           3                8.926%
                                              ---
                                              300
                                              ===

     Tranche 2 is guaranteed by an insurance contract with a major U.S. insurance company.

13.  STOCKHOLDERS' EQUITY

     Each holder of common and preferred class A stock is entitled to one vote for each share on all matters that come before a stockholders' meeting, except for the election of the Board of Directors, which is restricted to the holders of common stock. As described in Note 3, the Brazilian Government holds a preferred special share which confers on it permanent veto rights over certain matters.

     The Board of Directors authorized the acquisition of up to 9,832,691 of our own preferred class A shares, to remain in treasury for subsequent disposal or cancellation. As of December 31, 2000, 3,659,311 shares had been acquired, at an average weighted unit cost of R$20,83 (minimum cost of R$14,02 and maximum of R$24,19).

     Both common and preferred stockholders are entitled to receive a dividend of at least 25% of annual net income, upon approval at the annual stockholders' meeting. In the case of preferred stockholders, this dividend cannot be less than 6% of the preferred capital as stated in the statutory accounting records. With respect to each of 2000, 1999 and 1998 we distributed dividends to preferred stockholders in excess of this limit. Interest attributed to stockholders as from January 1, 1996 is considered part of the minimum dividend.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     Brazilian law permits the payment of cash dividends only from retained earnings as stated in the statutory accounting records and such payments are made in Reais. At December 31, 2000, we had no undistributed retained earnings. In addition appropriated retained earnings at December 31, 2000 includes $2,420, related to the unrealized income and expansion reserves, which could be freely transferred to retained earnings and paid as dividends, if approved by the stockholders.

     No withholding tax is payable on distribution of profits earned as from January 1, 1996, except for distributions in the form of interest attributed to stockholders as explained in Note 2(m).

     Brazilian laws and our by-laws require that certain appropriations be made from retained earnings to reserve accounts on an annual basis, all determined in accordance with amounts stated in the statutory accounting records, as detailed below:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Appropriated retained earnings
  Unrealized income reserve
     Balance January 1......................................  1,062    1,636    1,850
     Transfer to retained earnings..........................   (188)    (574)    (214)
                                                              -----    -----    -----
     Balance December 31....................................    874    1,062    1,636
  Expansion reserve
     Balance January 1......................................  1,367    1,685    1,936
     Transfer to capital stock..............................     --       --     (469)
     Transfer (to) from retained earnings...................    179     (318)     218
                                                              -----    -----    -----
     Balance December 31....................................  1,546    1,367    1,685
  Legal reserve
     Balance January 1......................................    284      368      352
     Transfer (to) from retained earnings...................     23      (84)      16
                                                              -----    -----    -----
     Balance December 31....................................    307      284      368
  Fiscal incentive depletion reserve
     Balance January 1......................................    842    1,246    1,349
     Transfer to retained earnings..........................    (71)    (404)    (103)
                                                              -----    -----    -----
     Balance December 31....................................    771      842    1,246
  Fiscal incentive investment reserve
     Balance January 1......................................     12      277      300
     Transfer to capital stock..............................     --     (187)      --
     Transfer to retained earnings..........................     27      (78)     (23)
                                                              -----    -----    -----
     Balance December 31....................................     39       12      277
  Development reserve Balance January 1.....................     --       --       19
     Transfer to capital stock..............................     --       --      (19)
                                                              -----    -----    -----
     Balance December 31....................................     --       --       --
                                                              -----    -----    -----
Total appropriated retained earnings........................  3,537    3,567    5,212
                                                              =====    =====    =====

     The purpose and basis of appropriation to such reserves is as follows:

     - Unrealized income reserve -- this represents principally inflationary profit up to December 31, 1995 and our share of the earnings of affiliates and joint ventures, not yet received in the form of cash dividends.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     - Expansion reserve -- this is a general reserve for expansion of our activities.

     - Legal reserve -- this reserve is a requirement for all Brazilian corporations and represents the appropriation of 5% of annual net income under Brazilian GAAP up to a limit of 20% of capital stock under Brazilian GAAP.

     - Fiscal incentive depletion reserve -- this represents an additional amount relative to mineral reserve depletion equivalent to 20% of the sales price of mining production, which is deductible for tax purposes providing an equivalent amount is transferred from retained earnings to the reserve account. This fiscal incentive expired in 1996.

     - Fiscal incentive investment reserve -- this reserve results from an option to designate a portion of income tax otherwise payable for investment in government approved projects and is recorded in the year following that in which the taxable income was earned. As from 2000, this reserve also contemplates the tax incentives described in Note 5.

     - Development reserve -- this was a general reserve for assisting economic and social development in areas in which we operate. During 1998, this reserve was extinguished by transfer to capital stock.

14. PENSION PLAN

     Since 1973 we have sponsored a defined benefit pension plan (the "Old Plan") covering substantially all employees, with benefits based on years of service, salary and social security benefits. This plan is administered by Fundacao Vale do Rio Doce de Seguridade Social -- VALIA and was funded by monthly contributions made by us and our employees, calculated based on periodic actuarial appraisals.

     In May 2000, we implemented a new pension plan, which is primarily a defined contribution plan with a defined benefit feature relative to service prior to May 2000 (the "New Plan"), and offered our active employees the opportunity of transferring to the New Plan. Over 98% of our active employees opted to transfer to the New Plan. The Old Plan will continue in existence, covering almost exclusively retired participants and their beneficiaries.

     The following information details the status of the defined benefit elements of our plans in accordance with SFAS 132 -- "Employers' Disclosure about Pensions and Other Postretirement Benefits":

  (a) CHANGE IN BENEFIT OBLIGATION

                                                                  AS OF
                                                               DECEMBER 31
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Benefit obligation at beginning of year.....................  1,440    2,102
Service cost................................................     10       31
Interest cost...............................................     91      126
Benefits paid...............................................   (109)    (107)
Plan amendments.............................................    (13)      --
Effect of exchange rate changes.............................    (65)    (734)
Actuarial loss..............................................    242       22
                                                              -----    -----
Benefit obligation at end of year...........................  1,596    1,440
                                                              =====    =====

     The actuarial loss of $242 in 2000 is mainly due to the adoption of a new mortality table which is considered to better reflect the current life expectancy of the plan participants.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

  (b) CHANGE IN PLAN ASSETS

                                                                  AS OF
                                                               DECEMBER 31
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Fair value of plan assets at beginning of year..............  1,231    1,402
Actual return on plan assets................................    128      345
Employer contributions......................................     34       27
Employee contributions......................................      5       15
Benefits paid...............................................   (109)    (107)
Effect of exchange rate changes.............................   (100)    (451)
                                                              -----    -----
Fair value of plan assets at end of year....................  1,189    1,231
                                                              =====    =====

     Plan assets at December 31, 2000 include $95 of portfolio investments in our own shares ($93 at December 31, 1999) and $9 of shares of related parties ($1 at December 31, 1999), as well as $480 of Federal Government Securities ($439 at December 31, 1999).

  (c)  ACCRUED PENSION COST LIABILITY

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Funded status, excess of benefit obligation over plan
  assets....................................................   407    209
Unrecognized net transitory obligation......................  (125)  (165)
Unrecognized net actuarial gains (loss).....................  (152)    88
                                                              ----   ----
Accrued pension cost liability..............................   130    132
                                                              ====   ====

  (d)  RECOGNITION OF ADDITIONAL MINIMUM LIABILITY

                                                                 AS OF
                                                              DECEMBER 31
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Accrued pension cost liability..............................  130    132
Unrecognized pension obligation, limited to unrecognized net
  transitory obligation.....................................  125     64
Additional amount recognized in stockholders' equity........  151     --
                                                              ---    ---
Minimum liability...........................................  406    196
                                                              ===    ===

  (e)  ASSUMPTIONS USED IN EACH PERIOD

                                                                 2000         1999
                                                              ----------   ----------
Discount rate...............................................     6% p.a.      6% p.a.
Expected return on plan assets..............................     6% p.a.      6% p.a.
Rate of compensation increase...............................  1.82% p.a.   1.82% p.a.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     Net pension cost includes the following components:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Service cost -- benefits earned during the period...........     10       31       52
Interest cost on projected benefit obligation...............     91      126      126
Actual return on assets.....................................   (128)    (345)    (104)
Amortization of initial transitory obligation...............     15       17       24
Net deferral................................................     58      241       17
                                                               ----     ----     ----
                                                                 46       70      115
Employee contributions......................................     (5)     (15)     (27)
                                                               ----     ----     ----
Net periodic pension cost...................................     41       55       88
                                                               ====     ====     ====

     The cost recognized in 2000 relative to the defined contribution element of the New Plan was $3.

     In addition to benefits provided under our pension plans accruals have been made relative to supplementary benefits extended in previous periods as part of early-retirement programs. Such accruals included in long-term liabilities totalled $185 and $118, at December 31, 2000 and 1999, respectively, plus $30 and $19 in current liabilities.

15.  COMMITMENTS AND CONTINGENCIES

     (a) At December 31, 2000, we had extended guarantees for borrowings obtained by affiliates and joint ventures in the amount of $788, of which $607 is denominated in United States dollars and the remaining $181 in local currency. These guarantees include $372 relative to ALBRAS and $75 relative to ALUNORTE (see Note 10).

     (b) CVRD and its subsidiaries are defendants in numerous legal actions in the normal course of business. Based on the advice of its legal counsel, management believes that the provision made against contingent losses is sufficient to cover probable losses in connection with such actions.

     The provision for contingencies and the related judicial deposits are composed as follows:

                                                            AS OF DECEMBER 31}
                                            ---------------------------------------------------
                                                      2000                       1999
                                            ------------------------   ------------------------
                                            PROVISION FOR   JUDICIAL   PROVISION FOR   JUDICIAL
                                            CONTINGENCIES   DEPOSITS   CONTINGENCIES   DEPOSITS
                                            -------------   --------   -------------   --------
Labor claims..............................       114           60            72           52
Civil claims..............................       137            4            88            3
Tax-related actions.......................        80           54            24           16
Others....................................         7            1             1            1
                                                 ---          ---           ---           --
                                                 338          119           185           72
                                                 ===          ===           ===           ==
Current...................................        --           --            --           --
Long-term.................................       338          119           185           72
                                                 ---          ---           ---           --
                                                 338          119           185           72
                                                 ===          ===           ===           ==

     Labor-related actions principally comprise employee claims for (i) payment of time spent travelling from their residences to the work-place, (ii) additional payments for alleged dangerous or unhealthy working conditions and
(iii) various other matters, often in connection with disputes about the amount of indemnities paid upon dismissal.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     Civil actions principally relate to claims made against us by contractors in connection with losses alleged to have been incurred by them as a result of various past government economic plans during which full indexation of contracts for inflation was not permitted.

     Tax-related actions principally comprise our challenges of changes in basis of calculation and rates of certain revenue taxes and of the tax on financial movements -- CPMF.

     We continue to vigorously pursue our interests in all the above actions but recognize that probably we will incur some losses in the final instance, for which we have made provisions.

     Our judicial deposits are made as required by the courts for us to be able to enter or continue a legal action. When judgment is favorable to us, we receive the deposits back; when unfavorable, the deposits are delivered to the prevailing party.

     Contingencies settled in 2000 and 1999 aggregated $36 and $12, respectively, and additional provisions aggregated $101 and $60 in these years, respectively.

     (c) We are defendant in two actions seeking substantial compensatory damages brought by the Municipality of Itabira, State of Minas Gerais, which we believe are without merit. Due to the remote likelihood that any loss will arise therefrom no provision has been made in the financial statements with respect to these two actions.

     (d) We are committed under a take-or-pay agreement to take delivery of approximately 175,950 metric tons per year of aluminum from ALBRAS at market prices. This estimate is based on 51% of ALBRAS expected production and, at a market price of $1,567.20 per metric ton at December 31, 2000, represents an annual commitment of $275. We are also committed to take-or-pay 465,816 metric tons per year of alumina produced by ALUNORTE which at a market price of $194.17 per metric ton at December 31, 2000, represents an annual commitment of $90. Actual take from ALBRAS was $260, $222 and $222 in 2000, 1999 and 1998, respectively, and direct from ALUNORTE was $45 (net of take ceded to ALBRAS), $30 and $83 in 2000, 1999 and 1998, respectively.

     (e) We and BNDES entered into a contract, known as the Mineral Risk Contract, in March 1997, relating to prospecting authorizations for mining regions where drilling and exploration are still in their early stages. The Mineral Risk Contract provides for the joint development of certain unexplored mineral deposits in approximately two million identified hectares of land in the Carajas region, as well as proportional participation in any financial benefits earned from the development of such resources. Iron ore and manganese deposits already identified and subject to development are specifically excluded from the Mineral Risk Contract.

     Pursuant to the Mineral Risk Contract, we and BNDES each agreed to provide $205, which represents half of the $410 in expenditures estimated as necessary to complete geological exploration and mineral resource development projects in the region over a period of five years. Under certain circumstances, this period may be extended for an additional two years. We will oversee these projects and BNDES will advance us half of our costs on a quarterly basis. Under the Mineral Risk Contract, as of December 31, 2000, each of us and BNDES had remaining commitments to contribute an additional $93 toward exploration and development activities. We both expect to fund a portion of these contributions each year through 2001. In the event that either of us wishes to conduct further exploration and development after having spent such $205, the contract provides that each party may either choose to match the other party's contributions, or may choose to have its financial interest proportionally diluted. If a party's participation in the project is diluted to an amount lower than 40% of the amount invested in connection with exploration and development projects, then the Mineral Risk Contract provides that the diluted party will lose (1) all the rights and benefits provided for in the Mineral Risk Contract and (2) any amount previously contributed to the project.

     Under the Mineral Risk Contract, BNDES has agreed to compensate us for our contribution of existing development and ownership rights in the Carajas region through a finder's fee production royalty

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

on mineral resources that are discovered and placed into production. This finder's fee is equal to 3.5% of the revenues derived from the sale of gold, silver and platinum group metals and 1.5% of the revenues derived from the sale of other minerals, including copper, except for gold and other minerals discovered at Serra Leste, for which the finder's fee is equal to 6.5% of revenues.

     (f) At the time of our privatization in 1997, we issued shareholder revenue interests known in Brazil as "debentures" to our then-existing shareholders, including the Brazilian Government. The terms of the debentures, which are described below, were set to ensure that our pre-privatization shareholders, including the Brazilian Government, would participate alongside us in potential future financial benefits that we are able to derive from exploiting our mineral resources.

     In preparation for the issuance of the debentures, we issued series B preferred shares on a one-for-one basis to all holders of our common shares and series A preferred shares. We then exchanged all of the series B shares for the debentures at par value. The debentures are not redeemable or convertible, and do not trade on a stapled basis or otherwise with our common or preferred shares. At present the debentures cannot be traded. Holders will be able to trade the debentures only after a three-month period that will commence upon completion of the sale by the Brazilian Government of its 32% stake in our common shares, which will constitute the final step of our privatization. We will be required to register the debentures with the CVM in order to permit trading at this time. We cannot be sure when the final step of our privatization will take place.

     Under Brazilian Central Bank regulations, pre-privatization shareholders that held their shares through our American Depositary Receipt, or ADR, program were not permitted to receive the debentures or any financial benefits relating to the debentures. We sought approval from the Central Bank to distribute the debentures to the ADR holders, but the Central Bank rejected our request. We intend to renew our request to the Central Bank, but we cannot be sure that we will succeed. If the Central Bank does not approve our request, the ADR depositary will not be able to distribute the debentures to the ADR holders and will not be able to sell the debentures. Therefore, unless the Central Bank approves our request, the debentures will not have any value for ADR holders.

     Under the terms of the debentures, holders will have the right to receive semi-annual payments equal to an agreed percentage of our net revenues (revenues less value added tax) from certain identified mineral resources that we owned as of May 1997, to that extent that we exceed defined threshold production volumes of these resources, and from the sale of mineral rights that we owned as of May 1997. Our obligation to make payments to the holders will cease when the relevant mineral resources are exhausted. Based on current production levels, and on the estimates of production of our new projects, we would begin making payments related to iron ore resources in approximately 2012, and payments related to other mineral resources in later years.

     The table below summarizes the amounts we will be required to pay under the debentures based on the net revenues we earn from the identified mineral resources and the sale of mineral rights.

AREA                                       MINERAL            REQUIRED PAYMENTS BY CVRD
----                                       -------            -------------------------
Southern System                        Iron ore         1.8% of net revenue, after total
                                                        production from May 1997 exceeds 1.7
                                                        billion tons
Northern System                        Iron ore         1.8% of net revenue, after total
                                                        production from May 1997 exceeds 1.2
                                                        billion tons
Pojuca, Andorinhas, Liberdade and
  Sossego                              Gold and copper  2.5% of net revenue from the
                                                        beginning of commercial production
Igarape Bahia and Alemao               Gold and copper  2.5% of net revenue, after total
                                                        production from the beginning of
                                                        commercial production exceeds 70 tons
                                                        of gold

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

AREA                                       MINERAL            REQUIRED PAYMENTS BY CVRD
----                                       -------            -------------------------
Fazenda Brasileiro                     Gold             2.5% of net revenue after total
                                                        production from the beginning of
                                                        commercial production exceeds 26 tons
Other areas, excluding Carajas/ Serra
  Leste                                Gold             2.5% of net revenue
Other areas owned as of May 1997       Other minerals   1% of net revenue, 4 years after the
                                                        beginning of commercial production
All areas                              Sale of mineral  1% of the sales price
                                       rights owned as
                                       of May 1997

     (g) At December 31, 2000 we have provided $14 for environmental liabilities. Such provisions relate to site restoration at mines already closed or which are expected to be closed in the next two years.

     We use various judgments and assumptions when measuring our environmental liabilities. Changes in circumstances, law or technology may affect our estimates and we periodically review the amounts accrued and adjust them as necessary. Our accruals do not reflect unasserted claims because we are currently not aware of any such issues. Also the amounts provided are not reduced by any potential recoveries under cost sharing, insurance or indemnification arrangements because such recoveries are considered uncertain.

16.  SEGMENT AND GEOGRAPHICAL INFORMATION

     In 1999 we adopted SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" with respect to the information we present about our operating segments. SFAS 131 introduced a "management approach" concept for reporting segment information, whereby financial information is required to be reported on the basis that the top decision-maker uses such information internally for evaluating segment performance and deciding how to allocate resources to segments. Our business segments are currently organized as follows:

     Ferrous products -- comprises iron ore mining and pellet production, as well as the Northern and Southern transportation systems, including railroads, ports and terminals, as they pertain to mining operations. Manganese mining and ferro alloys are also classified in this segment.

     Non-ferrous products -- comprises the production of gold and other non-ferrous minerals.

     Logistics -- comprises our transportation systems as they pertain to external commercial operations, and the operations of our ships.

     Holdings -- divided into the following sub-groups:

     - Pulp and paper -- comprises our forestation activities and investments in joint ventures and affiliates engaged in the manufacture of pulp and paper products.

     - Aluminium -- comprises aluminum trading activities and investments in joint ventures and affiliates engaged in bauxite mining, alumina refining and aluminum metal smelting.

     - Steel -- comprises our investments in joint ventures and affiliates operating in the steel industry.

     - Others -- comprises our investments in joint ventures and affiliates engaged in other businesses.

     Corporate Center -- the Corporate Center is responsible for accounting and control, finance, legal matters, human resources and administration, investor and external relations and internal auditing.

     Information presented to top management with respect to the performance of each segment is generally derived directly from the accounting records maintained in accordance with Brazilian corporate law together with certain relatively minor inter-segment allocations, and is focused primarily on return on capital employed (ROCE), net operating profit less taxes (NOPLT) as well as net income. For return on

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

capital employed purposes we consider dividends received from affiliates and joint ventures as part of our net operating profit less taxes.

     In 2000 we transferred various accounting, control, legal and information technology functions from the operating divisions to our Corporate Center. We estimate that this transfer increased the costs in our Corporate Center by approximately $8, and reduced the costs of our ferrous, non ferrous and logistics segments by $6, $1 and $1, respectively.

     Consolidated net income and principal assets are reconciled as follows (certain minor reclassifications have been made to the 1999 and 1998 information to be comparable with that for 2000):

                                                                     HOLDINGS
                                                       ------------------------------------                   2000
                                   NON                 PULP AND                               CORPORATE   ------------
                       FERROUS   FERROUS   LOGISTICS    PAPER     ALUMINUM   STEEL   OTHERS    CENTER     ELIMINATIONS
                       -------   -------   ---------   --------   --------   -----   ------   ---------   ------------
RESULTS
Revenues -- Export...   2,849      198        195         121        351       --      --         --         (1,068)
Revenues -- Domestic..  1,000       90        403          21         12        1      --         --           (104)
Cost and expenses....  (2,585)    (214)      (418)       (156)      (261)     (10)     --       (578)         1,196
Interest revenue.....      52        1          1           7         25        5      --        173            (56)
Interest expense.....     (74)     (12)        (6)         --         (2)      (6)     --       (247)            32
Depreciation.........    (115)     (30)       (22)        (22)        --       --      --         (6)            --
Pension plan.........      (7)      (2)        --          --         --       --      --         --             --
Equity and provision
  for losses and
  write-downs........      45       --        (22)        108        126       60       5         --             --
Income taxes.........       8       --          5          (7)        (5)     (48)     --         79             --
                       ------     ----       ----        ----       ----      ---      --       ----         ------
Net income...........   1,173       31        136          72        246        2       5       (579)            --
                       ======     ====       ====        ====       ====      ===      ==       ====         ======
SALES CLASSIFIED BY
  GEOGRAPHIC
  DESTINATION:
Export market
Latin America........     224       --         30          --         23       --      --         --            (91)
United States........     252      156         64          73         39       --      --         --           (108)
Europe...............     969       35         75          48        237       --      --         --           (222)
Middle East..........     209       --          6          --         16       --      --         --            (19)
Japan................     544        4         15          --         34       --      --         --           (308)
Asia, other than
  Japan..............     651        3          5          --          2       --      --         --           (320)
                       ------     ----       ----        ----       ----      ---      --       ----         ------
                        2,849      198        195         121        351       --      --         --         (1,068)
Domestic market......   1,000       90        403          21         12        1      --         --           (104)
                       ------     ----       ----        ----       ----      ---      --       ----         ------
                        3,849      288        598         142        363        1      --         --         (1,172)
                       ======     ====       ====        ====       ====      ===      ==       ====         ======
ASSETS :
Property, plant and
  equipment, net.....   3,077      325        374         149         --       --      --         30             --
Capital
  expenditures.......     373       50         14          --         --       --      --         10             --
Investments in
  affiliated
  companies and joint
  ventures and other
  investments........     519       31        151         372        262      423      37         --             --
                       ======     ====       ====        ====       ====      ===      ==       ====         ======
Capital employed.....   3,064      316        390         135        (10)       1      14         (6)             8
NOPLT................   1,155       52        165         (44)        23      (54)     --        (63)            16
ROCE.................      38%      16%        42%        (33%)       --       --      --         --             --


                           2000
                       ------------
                       CONSOLIDATED
                       ------------
RESULTS
Revenues -- Export...      2,646
Revenues -- Domestic.      1,423
Cost and expenses....     (3,026)
Interest revenue.....        208
Interest expense.....       (315)
Depreciation.........       (195)
Pension plan.........         (9)
Equity and provision
  for losses and
  write-downs........        322
Income taxes.........         32
                          ------
Net income...........      1,086
                          ======
SALES CLASSIFIED BY
  GEOGRAPHIC
  DESTINATION:
Export market
Latin America........        186
United States........        476
Europe...............      1,142
Middle East..........        212
Japan................        289
Asia, other than
  Japan..............        341
                          ------
                           2,646
Domestic market......      1,423
                          ------
                           4,069
                          ======
ASSETS :
Property, plant and
  equipment, net.....      3,955
Capital
  expenditures.......        447
Investments in
  affiliated
  companies and joint
  ventures and other
  investments........      1,795
                          ======
Capital employed.....      3,912
NOPLT................      1,250
ROCE.................         32%

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

                                                                     HOLDINGS
                                                         ---------------------------------
                                                         PULP                                                       1999
                                     NON                  AND                                CORPORATE   ---------------------------
                         FERROUS   FERROUS   LOGISTICS   PAPER   ALUMINUM   STEEL   OTHERS    CENTER     ELIMINATIONS   CONSOLIDATED
                         -------   -------   ---------   -----   --------   -----   ------   ---------   ------------   ------------
RESULTS
Revenues -- Export.....   1,989      143        100       101       318       --      --         --          (578)          2,073
Revenues -- Domestic...     639       96        318        10        62       --      --         --           (41)          1,084
Cost and expenses......  (1,435)    (151)      (396)     (103)     (367)      --      --       (428)          619          (2,261)
Interest revenue.......      46       --          8         4         9       --      --        170           (37)            200
Interest expense.......     (50)      --        (13)       --        (6)      --      --       (201)           37            (233)
Depreciation...........    (120)     (16)       (21)       (6)       --       --      --         --            --            (163)
Pension plan...........     (21)      (4)        (3)       --        --       --      --         --            --             (28)
Equity and provision
  for losses and
  write-downs..........     (44)     (15)        (9)        9      (182)       7      --          7            --            (227)
Income taxes...........      --       --         14        (5)       --       --      --        (42)           --             (33)
                         ------     ----       ----      ----      ----      ---      --       ----          ----          ------
Net income.............   1,004       53         (2)       10      (166)       7      --       (494)           --             412
                         ======     ====       ====      ====      ====      ===      ==       ====          ====          ======

SALES CLASSIFIED BY
  GEOGRAPHIC
  DESTINATION:
Export market
  Latin America........     149       --         13        --         5       --      --         --           (60)            107
United States..........     147      139         34        62        23       --      --         --           (71)            334
Europe.................     621       --         31        39       146       --      --         --          (110)            727
Middle East............     146       --          3        --        --       --      --         --           (13)            136
Japan..................     351       --          9        --        94       --      --         --           (83)            371
Asia, other than
  Japan................     575        4          9        --        50       --      --         --          (241)            397
Others.................      --       --          1        --        --       --      --         --            --               1
                         ------     ----       ----      ----      ----      ---      --       ----          ----          ------
                          1,989      143        100       101       318       --      --         --          (578)          2,073
Domestic market........     639       96        318        10        62       --      --         --           (41)          1,084
                         ------     ----       ----      ----      ----      ---      --       ----          ----          ------
                          2,628      239        418       111       380       --      --         --          (619)          3,157
                         ======     ====       ====      ====      ====      ===      ==       ====          ====          ======

ASSETS:
Property, plant and
  equipment, net.......   2,950      400        404       158        --       --      --         31            --           3,943
Capital expenditures...     201       56          4        --        --       --      --          4            --             265
Investments in
  affiliated companies
  and joint ventures
  and other
  investments..........     116       33         68       318       208      426      34         --            --           1,203
                         ======     ====       ====      ====      ====      ===      ==       ====          ====          ======
Capital employed.......   3,081      399        419       148         9       --      --         (9)           --           4,047
NOPLT..................   1,055       68         28         6        28       --      --       (309)           11             887
ROCE...................      34%      17%         7%        4%      311%      --      --         --            --              22%

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

                                                                    HOLDINGS
                                                        ---------------------------------
                                                        PULP                                                       1998
                                    NON                  AND                                CORPORATE   ---------------------------
                        FERROUS   FERROUS   LOGISTICS   PAPER   ALUMINUM   STEEL   OTHERS    CENTER     ELIMINATIONS   CONSOLIDATED
                        -------   -------   ---------   -----   --------   -----   ------   ---------   ------------   ------------
RESULTS
Revenues -- Export....   2,004      145        135        80       419        --     --         --          (443)          2,340
Revenues -- Domestic...    776      124        396         8        65        --     --         --           (51)          1,318
Cost and expenses.....  (1,548)    (213)      (382)      (90)     (473)       --     --       (422)          494          (2,634)
Interest revenue......      20       --         16         4        25        --     --        367           (38)            394
Interest expense......     (23)      --        (25)       --       (10)       --     --       (223)           38            (243)
Depreciation..........    (167)     (32)       (28)       (4)       --        --     --         --            --            (231)
Pension plan..........     (46)      (7)        --        --        --        --     --         --            --             (53)
Equity and provision
  for losses and
  write-downs.........       2       (9)         1       (22)       40      (211)     6         --            --            (193)
Income taxes..........      --       --         --        --        --        --     --          0            --               0
                        ------     ----       ----       ---      ----     -----     --       ----          ----          ------
Net income............   1,018        8        113       (24)       66      (211)     6       (278)           --             698
                        ======     ====       ====       ===      ====     =====     ==       ====          ====          ======
SALES CLASSIFIED BY
  GEOGRAPHIC
  DESTINATION:
Export market
Latin America.........     177       --          5        --       105        --     --         --          (121)            166
United States.........     185      145         36        37        44        --     --         --           (96)            351
Europe................     751       --         40        43       269        --     --         --           (65)          1,038
Middle East...........     135       --          2        --        --        --     --         --            (3)            134
Japan.................     299       --         31        --        --        --     --         --            --             330
Asia, other than
  Japan...............     456       --         15        --        --        --     --         --          (158)            313
Others................       1       --          6        --         1        --     --         --            --               8
                        ------     ----       ----       ---      ----     -----     --       ----          ----          ------
                         2,004      145        135        80       419        --     --         --          (443)          2,340
Domestic market.......     776      124        396         8        65        --     --         --           (51)          1,318
                        ------     ----       ----       ---      ----     -----     --       ----          ----          ------
                         2,780      269        531        88       484        --     --         --          (494)          3,658
                        ======     ====       ====       ===      ====     =====     ==       ====          ====          ======
ASSETS:
Property, plant and
  equipment, net......   4,132      392        508       203        --        --     --         26            --           5,261
Capital
  expenditures........     366       32          1         8        --        --     --          5            --             412
Investments in
  affiliated companies
  and joint ventures
  and other
  investments.........     166       45         64       424       240       571     47         --            --           1,557
                        ======     ====       ====       ===      ====     =====     ==       ====          ====          ======
Capital employed......   4,098      401        523       204        15        --     --        (32)           --           5,209
NOPLT.................   1,018       17        133        (5)       11        --     --       (316)           (4)            854
ROCE..................      25%       4%        25%       (2)%      73%       --     --         --            --              16%

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

17.  RELATED PARTY TRANSACTIONS

     Transactions with major related parties (including agencies of the Brazilian Federal Government) resulted in the following balances:

                                                                   AS OF DECEMBER 31
                                                      -------------------------------------------
                                                              2000                   1999
                                                      --------------------   --------------------
                                                      ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                      ------   -----------   ------   -----------
AFFILIATED COMPANIES AND JOINT VENTURES
  ALUNORTE(1).......................................    332         45         333          5
  CENIBRA(2)........................................    126         41         161         69
  Salobo Metais S.A.(3).............................     76         --          75         --
  FCA...............................................    151         18           1         --
  HISPANOBRAS.......................................     21         23          22         23
  ITABRASCO.........................................     17         22          27         29
  NIBRASCO..........................................     29         38          12         42
  KOBRASCO..........................................     34          7          38         37
  Wilsea Shipping Inc. .............................     --         34           9         --
  USIMINAS..........................................     24         --           4         --
  ALBRAS............................................      1         24          --         42
  URUCUM............................................      8          1           2          2
  Others............................................    133         85         129         64
EMPLOYEE FUNDS
  Fundacao Vale do Rio Doce.........................     --          1          15          8
  VALIA.............................................     --         40          --          6
BRAZILIAN FEDERAL GOVERNMENT
  Banco do Brasil S.A.(4)...........................     85          3         151         --
  Rede Ferroviaria Federal S.A......................     13         39          14         42
  BNDES.............................................      7        158           6        151
                                                      -----        ---       -----        ---
                                                      1,057        579         999        520
                                                      =====        ===       =====        ===
Current.............................................    337        378         378        360
                                                      =====        ===       =====        ===
Long-term...........................................    720        201         621        160
                                                      =====        ===       =====        ===

---------------

(1) Includes on lending outstanding balance of $204 (1999 -- $204), with identical conditions and terms, of a $200 U.S. dollar denominated loan obtained by us from the Nippon Amazon Aluminium Company (NAAC) in January 1997 (bearing interest of 6.41% p.a. and maturing up to 2011).

(2) Includes onlending outstanding balance of $117 (1999 -- $146), with identical conditions and terms, of a $200 U.S. dollar denominated loan obtained by us from the Japanese Eximbank in 1996, bearing interest of 6.21% p.a. and maturing up to 2004.

(3) Convertible debentures bearing interest of IGPM plus 6.50% p.a., maturing up to 2000.

(4) Represents interest bearing deposits and investment funds.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     These balances are included in the following balance sheet classifications:

                                                                 AS OF DECEMBER 31
                                                    -------------------------------------------
                                                            2000                   1999
                                                    --------------------   --------------------
                                                    ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                    ------   -----------   ------   -----------
Current assets
  Cash and cash equivalents.......................     85         --        171          --
  Accounts receivable.............................    125         --        107          --
  Loans and advances to related parties...........    121         --         93          --
  Others..........................................      6         --          7          --
Other assets
  Loans and advances to related parties...........    704         --        601          --
  Others..........................................     16         --         20          --
Current liabilities
  Suppliers.......................................     --        179         --         119
  Current portion of long-term debt...............     --         30         --          30
  Loans from related parties......................     --        152         --         190
  Others..........................................     --         17         --          21
Long-term liabilities
  Long-term debt..................................     --        128         --         121
  Loans from related parties......................     --         21         --           4
  Others..........................................     --         52         --          35
                                                    -----        ---        ---         ---
                                                    1,057        579        999         520
                                                    =====        ===        ===         ===

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     The principal amounts of business and financial operations carried out with major related parties are as follows:

                                                     YEAR ENDED DECEMBER 31
                                     ------------------------------------------------------
                                           2000               1999               1998
                                     ----------------   ----------------   ----------------
                                     INCOME   EXPENSE   INCOME   EXPENSE   INCOME   EXPENSE
                                     ------   -------   ------   -------   ------   -------
AFFILIATED COMPANIES AND JOINT
  VENTURES
  CST..............................   166        --      135        --      132        --
  NIBRASCO.........................   172       205       44        58      101       108
  ALUNORTE.........................    42        93      167        28       76        89
  SIDERAR..........................    18        --       30        --       45        --
  ITABRASCO........................    66        24       57        23       40        41
  HISPANOBRAS......................    75        77       26        50       40        45
  KOBRASCO.........................    76        18       62        67        9         9
  CENIBRA..........................    33       123       78        99       27         1
  USIMINAS.........................    47        --       18        --       25        --
  ACOMINAS.........................     7        --        8        --       12        --
  ALBRAS...........................     6       216       14       205       11       222
  VALESUL..........................     4        --       --        24        2        32
  MRN..............................     1        17       --        20       --        20
  Others...........................    82        75       80        59       55        73
BRAZILIAN FEDERAL GOVERNMENT
  Banco do Brasil S.A..............    46        24       46        14       72        14
  Petroleo Brasileiro S.A. --
     PETROBRAS.....................     6        11        1        17        1        24
  Centrais Eletricas Brasileiras
     S.A. .........................    --        --       --        --        1        15
  BNDES............................     1        18        1        12        1        13
                                      ---       ---      ---       ---      ---       ---
                                      848       901      767       676      650       706
                                      ===       ===      ===       ===      ===       ===

     These amounts are included in the following statement of income classifications:

                                                          YEAR ENDED DECEMBER 31
                                          ------------------------------------------------------
                                                2000               1999               1998
                                          ----------------   ----------------   ----------------
                                          INCOME   EXPENSE   INCOME   EXPENSE   INCOME   EXPENSE
                                          ------   -------   ------   -------   ------   -------
Sales of iron ore and pellets...........   494       313      288       175      316       183
Revenues from transportation services...   133        --       89        --      137        --
Cost of aluminum products...............    --       327       --       271       --       357
Financial income/expenses...............   117        79      101        59      162        62
Others..................................   104       182      289       171       35       104
                                           ---       ---      ---       ---      ---       ---
                                           848       901      767       676      650       706
                                           ===       ===      ===       ===      ===       ===

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of our current financial instruments generally approximates fair market value because of the short-term maturity or frequent repricing of these instruments.

     The market value of long-term investments, where available, is disclosed in
Note 10 to these financial statements.

     Based on borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair market value of long-term debt at December 31 is estimated as follows:

                                                               FAIR
                                                              MARKET   CARRYING
                                                              VALUE     VALUE
                                                              ------   --------
2000........................................................  1,967     1,965
1999........................................................  1,278     1,290

     Fair market value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. Changes in assumptions could significantly affect the estimates.

19.  DERIVATIVE FINANCIAL INSTRUMENTS

     We actively manage our positions in derivative instruments. In view of the policies and practices established for operations with derivatives, management considers the occurrence of non-measurable risk situations as unlikely. Our policy has been to settle all contracts through cash payments or receipts, without physical delivery of product.

  (A) GOLD

     In connection with our gold mining activities, we are party to derivative financial instruments designed to manage the risks associated with gold price fluctuations, to provide stable cash flows and gross margins for the gold business. At December 31, 2000, such operations can be summarized as follows:

                                                                                UNREALIZED
TYPE                                          QUANTITY (OZ.)   FINAL MATURITY   GAIN (LOSS)
----                                          --------------   --------------   -----------
Puts........................................     479,500       December 2004        13
Calls.......................................     999,800       December 2004        (5)
Collar conditional..........................      30,000       November 2002         1
                                                                                    --
                                                                                     9
                                                                                    ==

     The unrealized gain in the amount of $9 represents the amount receivable if all transactions had been settled on December 31, 2000.

     Realized net gains (losses) were $7, $3 and $14 in 2000, 1999 and 1998, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

  (B) INTEREST RATES (6-MONTH LIBOR)

     We carry out derivative operations seeking to manage our exposure to the 6-month Libor rate, arising from our trade finance operations. At December 31, 2000 such operations were as follows:

                                                             NOTIONAL                     UNREALIZED
TYPE                                                          VALUE     FINAL MATURITY    GAIN (LOSS)
----                                                         --------   ---------------   -----------
Cap........................................................   1,200      December 2004         3
Floor......................................................     850      December 2004        (7)
Swap.......................................................     125       October 2007        (4)
                                                                                              --
                                                                                              (8)
                                                                                              ==

     The unrealized loss in the amount of $8 represents the amount payable if all transactions had been settled on December 31, 2000.

     Realized net gains (losses) were $3, $nihil and $(1) in 2000, 1999 and 1998, respectively.

  (C) CURRENCY

     We also carry out derivative operations seeking to manage our exposure to currencies, arising from our indebteness in EURO and YEN. At December 31, 2000 such operations were as follows:

                                                     NOTIONAL                    UNREALIZED
TYPE                                                  VALUE     FINAL MATURITY   GAIN (LOSS)
----                                                 --------   --------------   -----------
Yen................................................     15        April 2005         (2)
EURO...............................................     12        April 2005         (2)
                                                                                     --
                                                                                     (4)
                                                                                     ==

     The unrealized loss in the amount of $4 represents the amount payable if all transactions had been settled on December 31, 2000.

     Realized net gains (losses) were $(7), $54 and $(20) in 2000, 1999 and 1998, respectively.

20.  EFFECTS OF CURRENCY DEVALUATION

     On January 13 and 15, 1999, certain significant changes occurred in the exchange rate policy until then adopted by the Brazilian government, which resulted in the elimination of certain exchange controls, previously carried out by means of a system of trading bands, from the moment the Central Bank decided to no longer intervene in the foreign exchange market. As a result of this decision and the market reaction, our functional currency (Real) devalued to US$1: R$1.7890 on December 31, 1999 from US$1: R$1.2087 at December 31, 1998
(US$1: R$1.9554 at December 31, 2000).

21.  ACCOUNTING CHANGES

     These financial statements have been restated to reflect the following accounting changes:

     (A) CHANGES WHICH EFFECT NET INCOME AND STOCKHOLDERS' EQUITY

     (a.1) Impairment provision for equity investments in CST and Usiminas.

     The Company has concluded that the loss in value in its investment in CST and Usiminas was other than temporary, and that the carrying value should be reduced to the quoted market price of the applicable shares. This methodology has been applied retroactively resulting in a write-down provision of

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

$180 as at December 31, 1997 (with write-down changes of $50, $24 and $106 recorded for the years ended December 31, 1997, 1996 and 1995, respectively).

     (a.2) Amortization of goodwill related to Samarco and Samitri.

     The Company has recognized amortization expense of goodwill relating to the acquisition of Samarco and Samitri in May 2000 from the date of the acquisition on a straight line basis at 16.67% per annum. Previously, the Company had not commenced amortization of goodwill.

     The impact of the above alterations is shown below:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Net income previously reported..............................  1,100      412      896
Impairment of CST and Usiminas..............................     --       --     (294)
Goodwill amortization.......................................    (21)      --       --
Deferred tax effects........................................      7       --       96
                                                              -----    -----    -----
RESTATED NET INCOME.........................................  1,086      412      698
                                                              =====    =====    =====
Earnings per share previously reported......................   2.86     1.07     2.31
Restated earnings per share.................................   2.83     1.07     1.80
Shareholders' equity previously reported....................  4,922    5,032    6,715
Impairment of CST and Usiminas..............................   (400)    (417)    (474)
Goodwill amortization.......................................    (21)      --       --
Deferred tax effects........................................     68       76      151
                                                              -----    -----    -----
RESTATED SHAREHOLDERS' EQUITY...............................  4,569    4,691    6,392
                                                              =====    =====    =====

     (B) CHANGE THAT DOES NOT AFFECT NET INCOME AND STOCKHOLDERS'
EQUITY -- CONSOLIDATION OF CELMAR S.A.

     Previously we accounted for our development stage subsidiary, Celmar S.A., under the equity method of accounting. We now consolidate this entity for all periods presented which has not resulted in any change to our net income or stockholders' equity. The effects on our consolidated current assets and current liabilities is less than 1% while consolidated long-term liabilities increased by 1.8%.

22.  SUBSEQUENT EVENTS

     (a) On February 22, 2001 we agreed to sell our 32.00% interest in Bahia Sul Celulose S.A. -- BSC for $318.

     (b) On March 9, 2001 we transferred our 10.33% interest in Companhia Siderurgica Nacional -- CSN to VALIA as a special pension plan contribution for $249 (fair market valued determined based on the weighted average price of the last 30 (thirty) trading sessions at the Sao Paulo stock exchange in the period ended on March 9, 2001).

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

23.  INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements are audited by PricewaterhouseCoopers Auditores Independentes. The financial statements of certain of our subsidiaries and affiliates have been audited by independent accountants other than PricewaterhouseCoopers Auditores Independentes and, as mentioned in their report, PricewaterhouseCoopers Auditores Independentes has relied on such audits when expressing their opinion on our consolidated financial statements.

     The following entities prepare financial statements in US GAAP which are audited in accordance with auditing standards generally accepted in the United States of America:

                                        AUDITORS    YEARS AUDITED       CITY     STATE   COUNTRY
                                        --------   ----------------   --------   -----   -------
Aluminio Brasileiro S.A. -- ALBRAS....    DTT      2000, 1999, 1998      RJ      RJ      Brazil
Alumina do Norte do Brasil S.A. --
  ALUNORTE............................    DTT      2000, 1999, 1998      RJ      RJ      Brazil
Vale do Rio Doce Aluminio S.A. --
  ALUVALE.............................    DTT      2000, 1999, 1998      RJ      RJ      Brazil
Bahia Sul Celulose S.A................    KPMG     2000, 1999, 1998      SP      SP      Brazil
California Steel Industries, Inc......  KPMG LLP   2000, 1999, 1998    Orange    CA       USA
                                                                       County
Celulose Nipo-Brasileira S.A. --
  CENIBRA(1)..........................    DTT         2000, 1999         BH      MG      Brazil
Navegacao Vale do Rio Doce S.A. --
  DOCENAVE............................    DTT      2000, 1999, 1998      RJ      RJ      Brazil
DOCEPAR S.A.(1).......................    DTT         2000, 1999         RJ      RJ      Brazil
Companhia Hispano-Brasileira de
  Pelotizacao -- HISPANOBRAS..........     AA      2000, 1999, 1998   Vitoria    ES      Brazil
Companhia Italo-Brasileira de
  Pelotizacao -- ITABRASCO............     AA      2000, 1999, 1998   Vitoria    ES      Brazil
Companhia Coreano Brasileira de
  Pelotizacao -- KOBRASCO(2)..........    DTT            2000            RJ      RJ      Brazil
Mineracao Rio do Norte S.A............     AA      2000, 1999, 1998      RJ      RJ      Brazil
Companhia Nipo-Brasileira de
  Pelotizacao -- NIBRASCO.............    DTT      2000, 1999, 1998      RJ      RJ      Brazil
Valesul Aluminio S.A..................    KPMG        2000, 1999         RJ      RJ      Brazil
Valesul Aluminio S.A..................    DTT            1998            RJ      RJ      Brazil
Companhia Siderugica Nacional(1)......     AA         2000, 1999         RJ      RJ      Brazil

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                               STATED (CONTINUED)

     In addition to the above, the following entities prepare financial statements in Brazilian GAAP which are audited in accordance with auditing standards generally accepted in Brazil. PricewaterhouseCoopers Auditores Independentes relies on such audits but is responsible for reviewing the US GAAP translation and, if applicable, US GAAP adjustments.

                                         AUDITORS    YEARS AUDITED       CITY     STATE   COUNTRY
                                         --------   ----------------   --------   -----   -------
Terminal Vila Velha S.A. ..............    DTT      2000, 1999, 1998      RJ       RJ     Brazil
Nova Era Silicon S.A. .................    DTT            2000            BH       MG     Brazil
Nova Era Silicon S.A. .................  Trevisan      1999, 1998         BH       MG     Brazil
Celmar S.A. -- Industria de Celulose e
  Papel(2).............................    DTT            2000            RJ       RJ     Brazil
SIBRA Eletrosiderurgica Brasileira
  S.A.(3) .............................    DTT            2000         Salvador    BA     Brazil

AA -- Arthur Andersen S/C
DTT -- Deloitte Touche Tohmatsu
RJ -- Rio de Janeiro
MG -- Minas Gerais
BH -- Belo Horizonte
SP -- Sao Paulo
BA -- Bahia
ES -- Espirito Santo

(1) Audited by PricewaterhouseCoopers Auditores Independentes in 1998.

(2) Audited by PricewaterhouseCoopers Auditores Independentes in 1999 and 1998.

(3) Consolidated as from 2000.

[PRICEWATERHOUSECOOPERS LOGO]
--------------------------------------------------------------------------------
                                                     PricewaterhouseCoopers
                                                     Rua da Candelaria, 65
                                                     11(degree)-15(degree)
                                                     20091-020 Rio de Janeiro,
                                                     RJ-Brasil
                                                     Caixa Postal 949
                                                     Telefone (21) 3232-6112
                                                     Fax (21) 2516-6319

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
AND STOCKHOLDERS OF COMPANHIA VALE DO RIO DOCE

We have reviewed the accompanying unaudited consolidated balance sheets of Companhia Vale do Rio Doce and its subsidiaries at September 30, 2001 and 2000, and the related unaudited consolidated statements of income, of cash flows and of changes in stockholders' equity for the nine month periods then ended. This financial information is the responsibility of the Company's management. The unaudited financial information of certain affiliates, the investments in which total US$274 million and US$864 million at September 30, 2001 and 2000, respectively, and equity in earnings total US$7 million and US$156 million for the nine month periods then ended, and that of the majority-owned shipping and ferrous alloy subsidiaries, which statements reflect total assets of US$288 million and US$422 million at September 30, 2001 and 2000, respectively, and total revenues of US$197 million and US$223 million for the nine month periods then ended, were reviewed by other independent accountants whose reports thereon have been furnished to us.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews and the reports of the other independent accountants referred to above, we are not aware of any material modification that should be made to the accompanying financial information for it to be in conformity with accounting principles generally accepted in the United States of America.

/s/ PRICEWATERHOUSECOOPERS
PRICEWATERHOUSECOOPERS
Auditores Independentes

Rio de Janeiro, Brazil
October 22, 2001, except for the accounting changes described in Note 19 which is as of February 22, 2002.

                          CONSOLIDATED BALANCE SHEETS
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS

                                                                   AS OF
                                                               SEPTEMBER 30
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   1,708    1,055
  Accounts receivable
    Related parties.........................................     102      122
    Unrelated parties.......................................     418      391
  Loans and advances to related parties.....................      86      192
  Inventories...............................................     286      295
  Deferred income tax.......................................     197       39
  Others....................................................     198      224
                                                              ------   ------
                                                               2,995    2,318
Property, plant and equipment, net..........................   3,320    4,024
Investments in affiliated companies and joint ventures and
  other investments.........................................   1,223    2,155
Provision for losses on equity investments..................    (405)    (446)
Other assets
  Goodwill on acquisition of consolidated subsidiaries......     485      181
  Loans and advances
    Related parties.........................................     516      636
    Unrelated parties.......................................      97       56
  Unrecognized pension obligation...........................      46      136
  Prepaid pension cost......................................      89       --
  Deferred income tax.......................................      78      298
  Judicial deposits.........................................     147      109
  Unrealized gain on derivative instruments.................       6       --
  Others....................................................      67      115
                                                              ------   ------
TOTAL.......................................................   8,664    9,582
                                                              ======   ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Suppliers.................................................     258      280
  Payroll and related charges...............................      49       76
  Interest attributed to stockholders.......................     667      428
  Current portion of long-term debt
    Related parties.........................................      24       25
    Unrelated parties.......................................     236      313
  Short-term debt...........................................     649      777
  Loans from related parties................................     119      101
  Others....................................................     173      169
                                                              ------   ------
                                                               2,175    2,169
                                                              ------   ------
LONG-TERM LIABILITIES
  Employees postretirement benefits.........................     194      530
  Long-term debt
    Related parties.........................................     101      106
    Unrelated parties.......................................   2,010    1,419
  Loans from related parties................................       4       21
  Provisions for contingencies (Note 15)....................     373      312
  Unrealized loss on derivative instruments.................      44       --
  Others....................................................     142      112
                                                              ------   ------
                                                               2,868    2,500
                                                              ------   ------
Minority interests..........................................       8       26
                                                              ------   ------
STOCKHOLDERS' EQUITY
  Preferred class A stock -- 600,000,000 no-par-value shares
    authorized and 138,575,913 issued.......................     820      709
  Common stock -- 300,000,000 no-par-value shares authorized
    and 249,983,143 issued..................................   1,479    1,279
  Treasury stock -- 4,249,970 (2000 -- 3,659,311) common and
    91 preferred shares.....................................     (79)     (61)
  Additional paid-in capital................................     498      498
  Other cumulative comprehensive income.....................  (3,899)  (2,766)
  Appropriated retained earnings............................   2,321    3,484
  Unappropriated retained earnings..........................   2,473    1,744
                                                              ------   ------
                                                               3,613    4,887
                                                              ------   ------
TOTAL.......................................................   8,664    9,582
                                                              ======   ======

                See Notes to Consolidated Financial Information.

                       CONSOLIDATED STATEMENTS OF INCOME
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS
                (EXCEPT NUMBER OF SHARES AND PER-SHARE AMOUNTS)

                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                 (UNAUDITED)
Operating revenues, net of discounts, returns and allowances
  Sales of ores and metals
     Iron ore and pellets...................................    1,937      1,635
     Gold...................................................      100        113
     Others.................................................      291        327
                                                              -------    -------
                                                                2,328      2,075
  Revenues from transportation services.....................      464        577
  Aluminum products.........................................      224        280
  Other products and services...............................       83        160
                                                              -------    -------
                                                                3,099      3,092
  Value-added tax...........................................     (102)       (96)
                                                              -------    -------
  Net operating revenues....................................    2,997      2,996
                                                              -------    -------
Operating costs and expenses
  Cost of ores and metals sold..............................   (1,155)    (1,107)
  Cost of transportation services...........................     (270)      (357)
  Cost of aluminum products.................................     (214)      (259)
  Others....................................................      (76)      (142)
                                                              -------    -------
                                                               (1,715)    (1,865)
  Selling, general and administrative expenses..............     (188)      (140)
  Research and development..................................      (31)       (34)
  Employee profit sharing plan..............................      (21)       (31)
  Others....................................................     (335)      (231)
                                                              -------    -------
                                                               (2,290)    (2,301)
                                                              -------    -------
Operating income............................................      707        695
                                                              -------    -------
Non-operating income (expenses)
  Financial income..........................................       80        136
  Financial expenses........................................     (240)      (204)
  Foreign exchange and monetary losses, net.................     (700)       (10)
  Gain on sale of investments...............................      784         54
  Others....................................................      (43)       (11)
                                                              -------    -------
                                                                 (119)       (35)
                                                              -------    -------
Income before income taxes, equity results and minority
  interests.................................................      588        660
                                                              -------    -------
Income taxes
  Current...................................................       41         --
  Deferred..................................................        2          1
                                                              -------    -------
                                                                   43          1
                                                              -------    -------
Equity in results of affiliates and joint ventures..........       (8)       187
Change in provision for losses and write-downs on equity
  investments...............................................      (45)        53
Minority interests..........................................        7         --
                                                              -------    -------
Net income..................................................      585        901
                                                              =======    =======
Basic earnings per Common and Preferred Class A Share.......     1.52       2.34
                                                              -------    -------
Weighted average number of shares outstanding (thousands of
  shares)
  Common shares.............................................  249,864    249,983
  Preferred Class A shares..................................  135,042    134,917

                See Notes to Consolidated Financial Information.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30
                                                              ---------------
                                                              2001      2000
                                                              -----    ------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income................................................    585       901
  Adjustments to reconcile net income with cash provided by
    operating activities:
    Depreciation, depletion and amortization................    174       130
    Equity in results of affiliates and joint ventures, net
     of dividends received..................................    120       (91)
    Change in provision for losses and write-downs on equity
     investments............................................     45       (53)
    Deferred income taxes...................................     (2)       (1)
    Provisions for contingencies............................     87       131
    Loss on disposals of property, plant and equipment......     69        34
    Gain on sale of investments.............................   (784)      (54)
    Pension plan............................................     24        21
    Foreign exchange and monetary losses....................    616        57
    Net unrealized derivative losses........................     38        --
    Others..................................................    134        --
  Decrease (increase) in assets:
    Accounts receivable.....................................    (78)      (61)
    Inventories.............................................    (17)      (26)
    Others..................................................     (5)     (100)
  Increase (decrease) in liabilities:
    Suppliers...............................................     30        30
    Payroll and related charges.............................     12        22
    Others..................................................     42        27
                                                              -----    ------
  Net cash provided by operating activities.................  1,090       967
                                                              -----    ------
Cash flows from investing activities:
  Loans and advances receivable
    Related parties
      Additions.............................................     (4)     (185)
      Repayments............................................     69        20
    Others..................................................      5         6
  Guarantees and deposits...................................    (15)      (61)
  Additions to investments..................................    (52)     (423)
  Additions to property, plant and equipment................   (444)     (214)
  Proceeds from disposals of property, plant and
    equipment...............................................      2         1
  Proceeds from disposal of investments.....................    989        44
  Net cash used to acquire subsidiaries.....................   (516)     (323)
                                                              -----    ------
  Net cash provided by (used in) investing activities.......     34    (1,135)
                                                              -----    ------
Cash flows from financing activities:
  Short-term debt, net issuances............................    133        20
  Loans
    Related parties
      Additions.............................................     85        53
      Repayments............................................     (9)      (81)
  Perpetual notes...........................................     --       120
  Long-term debt
    Related parties.........................................      3        70
    Others..................................................    320       237
  Repayments of long-term debt
    Related parties.........................................    (27)      (22)
    Others..................................................   (326)     (331)
  Interest attributed to stockholders.......................   (639)     (246)
  Treasury stock............................................    (18)       --
                                                              -----    ------
  Net cash used in financing activities.....................   (478)     (180)
                                                              -----    ------
  Increase (decrease) in cash and cash equivalents..........    646      (348)
  Effect of exchange rate changes on cash and cash
    equivalents.............................................   (149)      (50)
  Cash and cash equivalents, beginning of period............  1,211     1,453
                                                              -----    ------
  Cash and cash equivalents, end of period..................  1,708     1,055
                                                              =====    ======
  Cash paid during the period for:
    Interest on short-term debt.............................    (25)      (36)
    Interest on long-term debt, net of interest capitalized
     of $9 in 2001 and $12 in 2000..........................   (116)     (102)
    Income tax..............................................    (41)       --
  Non-cash transactions
    Special pension plan contribution in shares of CSN......    249        --
    Exchange of loans receivable for investments............     35         4

                See Notes to Consolidated Financial Information.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS
                (EXCEPT NUMBER OF SHARES AND PER-SHARE AMOUNTS)

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30
                                                              -----------------------------
                                                                SHARES       2001     2000
                                                              -----------   ------   ------
                                                                       (UNAUDITED)
Preferred class A stock (including one special share)
  Balance January 1, 2001 and 2000..........................  138,575,913      709      709
  Transfer from appropriated retained earnings..............           --      111       --
                                                              -----------   ------   ------
  Balance September 30, 2001 and 2000.......................  138,575,913      820      709
                                                              -----------   ------   ------
Common stock
  Balance January 1, 2001 and 2000..........................  249,983,143    1,279    1,279
  Transfer from appropriated retained earnings..............           --      200       --
                                                              -----------   ------   ------
  Balance September 30, 2001 and 2000.......................  249,983,143    1,479    1,279
                                                              -----------   ------   ------
Treasury stock
  Balance January 1.........................................   (3,666,611)     (61)     (61)
  Acquisitions in 2001......................................     (583,450)     (18)      --
                                                              -----------   ------   ------
  Balance September 30......................................   (4,250,061)     (79)     (61)
                                                              -----------   ------   ------
Additional paid-in capital
  Balance January 1 and September 30........................                   498      498
                                                                            ------   ------
Other cumulative comprehensive income
  Amounts not recognized as net periodic pension cost
  Balance January 1.........................................                  (100)      --
  Excess of additional minimum liability....................                   151     (119)
  Tax effect on above.......................................                   (51)      40
                                                                            ------   ------
  Balance September 30......................................                    --      (79)
                                                                            ------   ------
Cumulative translation adjustments
  Balance January 1.........................................                (2,952)  (2,513)
  Change in the period......................................                  (954)    (208)
                                                                            ------   ------
  Balance September 30......................................                (3,906)  (2,721)
                                                                            ------   ------
Unrealized gain on available-for-sale security
  Balance January 1.........................................                    24       54
  Change in the period......................................                   (24)     (19)
                                                                            ------   ------
  Balance September 30......................................                    --       35
                                                                            ------   ------
Adjustments relating to investments in affiliates
  Balance January 1.........................................                     8       (6)
  Change in the period......................................                    (1)       5
                                                                            ------   ------
  Balance September 30......................................                     7       (1)
                                                                            ------   ------
Total other cumulative comprehensive income.................                (3,899)  (2,766)
                                                                            ------   ------
Appropriated retained earnings
  Balance January 1.........................................                 3,537    3,567
  Transfer to retained earnings.............................                  (905)     (83)
  Transfer to capital stock.................................                  (311)      --
                                                                            ------   ------
  Balance September 30......................................                 2,321    3,484
                                                                            ------   ------
Retained earnings
  Balance January 1.........................................                 1,647    1,186
    Net Income..............................................                   585      901
    Interest attributed to stockholders
      Preferred class A stock ($1.72 and $1.11 per share in
       2001 and 2000).......................................                  (239)    (149)
      Common stock ($1.72 and $1.11 per share in 2001 and
       2000)................................................                  (425)    (277)
    Appropriation from reserves.............................                   905       83
                                                                            ------   ------
  Balance September 30......................................                 2,473    1,744
                                                              -----------   ------   ------
Total stockholders equity...................................  384,308,995    3,613    4,887
                                                              ===========   ======   ======
Comprehensive income is comprised as follows:
  Net Income................................................                   585      901
  Amounts not recognized as net periodic pension cost.......                   100      (79)
  Cumulative translation adjustments........................                  (954)    (208)
  Unrealized gain on available-for-sale security............                   (24)     (19)
  Adjustments relating to investments in affiliates.........                    (1)       5
                                                                            ------   ------
Total comprehensive income (loss)...........................                  (294)     600
                                                                            ======   ======

                See Notes to Consolidated Financial Information.

                NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION
    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

1.  THE COMPANY AND ITS OPERATIONS

     Companhia Vale do Rio Doce (CVRD) is a limited liability company, duly organized and existing under the laws of the Federative Republic of Brazil. Our operations are carried out through CVRD and its subsidiary companies, joint ventures and affiliates, and mainly consist of mining, non-ferrous metal production and logistics, as well as pulp and paper, aluminum and steel activities. Further details of our operations and those of our joint ventures and affiliates are described in Note 16.

     The main operating subsidiaries we consolidate are as follows:

                                                               HEAD OFFICE
SUBSIDIARY                                      % OWNERSHIP     LOCATION      PRINCIPAL ACTIVITY
----------                                      -----------    -----------    ------------------
S.A. Mineracao da Trindade -- SAMITRI.........      100          Brazil      Iron ore and pellets
Ferteco Mineracao S.A. -- FERTECO.............      100          Brazil      Iron ore and pellets
Para Pigmentos S.A. ..........................       80          Brazil             Kaolin
SIBRA -- Eletrosiderurgica Brasileira S.A.....       98          Brazil         Ferrous alloys
Navegacao Vale do Rio Doce S.A. -- DOCENAVE...      100          Brazil            Shipping
Vale do Rio Doce Aluminio S.A. -- ALUVALE.....      100          Brazil            Aluminum
Itabira Rio Doce Company Ltd. -- ITACO........      100       Cayman Island         Trading
Rio Doce International Finance Ltd. -- RDIF...      100          Bahamas     International finance

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Our consolidated interim financial information as of and for the periods of nine months ended September 30, 2001 and 2000 is unaudited. However, in our management's opinion, such consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. The results of operations for the nine month period ended September 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2001.

     In preparing the consolidated financial information, we are required to use estimates to account for certain assets, liabilities, revenues and expenses. Our consolidated financial information therefore includes various estimates concerning the selection of useful lives of property, plant and equipment, provisions necessary for contingent liabilities, fair values assigned to assets and liabilities acquired in business combinations, income tax valuation allowances, employee post-retirement benefits and other similar evaluations; actual results may vary from our estimates.

  (a) BASIS OF PRESENTATION

     We have prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP"), which differ in certain respects from the Brazilian accounting principles that we use in preparing our statutory financial information.

     The U.S. dollar amounts for the period presented have been remeasured (translated) from the Brazilian currency amounts in accordance with the criteria set forth in Statement of Financial Accounting Standards 52 -- "Foreign Currency Translation" (SFAS 52).

     Prior to July 1, 1997, Brazil was considered under SFAS 52 to have a highly inflationary economy, defined as an economy in which the cumulative inflation rate over the latest thirty-six month period has exceeded 100%. Accordingly, up to June 30, 1997, we adopted the U.S. dollar as both our functional currency and reporting currency.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     As from July 1, 1997, we concluded that the Brazilian economy had ceased to be highly inflationary and changed our functional currency from the reporting currency (U.S. dollars) to the local currency (Brazilian reais). Accordingly, at July 1, 1997, we translated the U.S. dollar amounts of non-monetary assets and liabilities into reais at the current exchange rate, and those amounts became the new accounting bases for such assets and liabilities. The resulting deferred taxes associated with the differences between the new functional currency bases and the tax bases, including those relating to affiliates and joint ventures, net of related valuation allowances, were reflected in the cumulative translation adjustments component of stockholders' equity.

     We have remeasured all assets and liabilities into U.S. dollars at the current exchange rate at each balance sheet date (R$2.6713 and R$1.8437 to US$1.00 at September 30, 2001 and 2000, respectively), and all accounts in the statements of income (including amounts relative to local currency indexation and exchange variances on assets and liabilities denominated in foreign currency) at the average rates prevailing during the period. The translation gain or loss resulting from this remeasurement process is included in the cumulative translation adjustments account in stockholders' equity.

     The net transaction loss included in our statement of income was $558 and $2 in the nine months ended September 30, 2001 and 2000, respectively.

  (b) BASIS OF CONSOLIDATION

     All majority-owned subsidiaries where we have both share and management control are consolidated with elimination of all significant intercompany accounts and transactions. Investments in unconsolidated affiliates and joint ventures are reported at cost less amortized goodwill plus our equity in undistributed earnings or losses. Included in this category are certain joint ventures in which we have majority ownership but, by force of shareholders' agreements, do not have effective management control. We provide for losses on equity investments with negative stockholders' equity and for other than temporary decreases in market value below carrying value where applicable (see Notes 10 and 19).

     We evaluate the carrying value of our listed equity investments, as at year end, relative to publicly available quoted market prices. If the quoted market price is below book value and such decline is considered other than temporary, we write-down our equity investments to quoted market value.

     We define joint ventures as businesses in which we and a small group of other partners each participate actively in the overall management thereof, based on a shareholders agreement. We define affiliates as businesses in which we participate as a minority stockholder but with significant influence over the operating and financial policies of the investee.

  (c) BUSINESS COMBINATIONS

     We adopt the procedures determined by Accounting Principles Board Opinion 16 -- "Business Combinations" (APB 16) to recognize acquisitions of interests in other companies. The method of accounting normally used in our business combination transactions is the "purchase method", which requires that acquirers reasonably determine the fair value of the identifiable assets and liabilities of acquired companies, individually, in order to determine the goodwill paid in the purchase to be recognized as an intangible asset. On the acquisition of assets which include the rights to mine reserves of natural resources, the establishment of values for these assets includes the placing of fair values on purchased reserves, which are classified in the balance sheet as property, plant and equipment.

     Goodwill recorded in our business combination transactions is amortized in a systematic manner over the periods estimated to be benefited.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

  (d) INVENTORIES

     Inventories are stated at the average cost of purchase or production, lower than replacement or realizable values. We record allowances for slow-moving or obsolete inventories when considered appropriate, reflecting our periodic assessment of recoverability. A write-down of inventory utilizing the allowance establishes a new cost basis for the related inventory.

     Finished goods inventories include all related materials, labor and direct production expenditures, and exclude general and administrative expenses.

  (e) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, including interest cost incurred during the construction of major new facilities. We compute depreciation on the straight-line basis at rates which take into consideration the useful lives of the items, principally an average of 80 years for the railroads, 20 years for ships, 25 years for buildings and improvements and between 10 to 20 years for mining and other equipment. Expenditures for maintenance and repairs are charged to operating costs and expenses as incurred.

     We capitalize the costs of developing major new ore bodies or expanding the capacity of operating mines and amortize these to operations on the unit-of-production method based on the total probable and proven quantity of ore to be recovered. Exploration costs are expensed until viability of mining activities is established; subsequently such costs are capitalized together with further exploration costs. We capitalize mine development costs as from the time we actually begin such development.

  (f) AVAILABLE-FOR-SALE EQUITY SECURITIES

     Equity securities classified as "available-for-sale" are recorded in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, we exclude unrealized holding gains and losses, net of taxes, if applicable, from income and recognize them as a separate component of stockholders' equity until realized.

  (g) REVENUES AND EXPENSES

     Revenues are recognized when title has transferred to the customer or services are rendered. Expenses and costs are recognized on the accrual basis. Revenue from exported products is recognized when such products are loaded on board the ship. Revenue from products sold in the domestic market is recognized when delivery is made to the customer. Revenue from transportation services, other than shipping operations, is recognized when the service order has been fulfilled. Shipping operations are recorded on the completed voyage basis and net revenue, costs and expenses of voyages not completed at period-end are deferred. Anticipated losses on voyages are provided when probable and can be reasonably estimated.

  (h) ENVIRONMENTAL AND SITE RECLAMATION AND RESTORATION COSTS

     Expenditures relating to ongoing compliance with environmental regulations are charged against earnings or capitalized as appropriate. These ongoing programs are designed to minimize the environmental impact of our activities. With respect to our two major iron ore mines at Itabira and Carajas, which have extensive remaining reserves, liabilities for final site reclamation and restoration costs will be recorded when the respective reclamation and restoration strategies can be reasonably determined and the related costs can be reasonably estimated.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

  (i) COMPENSATED ABSENCES

     We fully accrue the liability for future compensation to employees for vacations vested during the year.

  (j) INCOME TAXES

     In accordance with SFAS 109 "Accounting for Income Taxes", the deferred tax effects of temporary differences have been recognized in the consolidated financial statements. A valuation allowance is made when we believe that it is more likely than not that tax assets will not be fully recoverable in the future.

  (k) STATEMENT OF CASH FLOWS

     Cash flows relating to overnight financing and investment are reported net. Short-term investments that have a ready market and maturity to us, when purchased, of 90 days or less are considered cash equivalents.

     At September 30, 2001 dividends of $112 received from equity method affiliates and joint ventures have been netted against the equity in results of these entities in the statement of cash flows. For comparative purposes dividends received at September 30, 2000 of $94, have been reclassified from investing activities to reflect the same presentation.

  (l) EARNINGS PER SHARE

     Earnings per share are computed by dividing net income by the weighted average number of common and preferred shares outstanding during the period.

  (m) INTEREST ATTRIBUTED TO STOCKHOLDERS

     As from January 1, 1996 Brazilian corporations are permitted to attribute interest on stockholders' equity. The calculation is based on the stockholders' equity amounts as stated in the statutory accounting records and the interest rate applied may not exceed the long-term interest rate (TJLP) determined by the Brazilian Central Bank. Also, such interest may not exceed the greater of 50% of net income for the year or 50% of retained earnings plus revenue reserves.

     The amount of interest attributed to stockholders is deductible for income tax purposes. Accordingly, the benefit to us, as opposed to making a dividend payment, is a reduction in our income tax charge equivalent to the statutory tax rate applied to such amount. Income tax is withheld from the stockholders relative to interest at the rate of 15%, except for interest due to the Brazilian Government which is exempt from tax withholdings.

     We have opted to pay such tax-deductible interest to our stockholders and have therefore accrued the amounts due as of September 30, 2001 and 2000, with a direct charge to stockholders' equity.

     Under Brazilian law interest attributable to stockholders is considered as part of the annual minimum dividend (See Note 13). Accordingly such distributions are treated as dividends for accounting purposes.

  (n) DERIVATIVES AND HEDGING ACTIVITIES

     As of January 1, 2001 we adopted SFAS 133 "Accounting for Derivative Financial Instruments and Hedging Activities", as amended by SFAS 137 and SFAS
138. Those standards require that we recognize all derivative financial instruments as either assets or liabilities on our balance sheet and measure such instruments at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or in other comprehensive income, in the later case depending on whether a transaction is designated as an effective hedge.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The transition adjustment relating to the fair value of derivatives existing as of December 31, 2000 is recorded as a charge of $3 in our statement of income for the period of nine months ended September 30, 2001. In view of the immateriality of this effect of a change in accounting principle the corresponding amount was included with other non-operating expenses. Certain of our affiliated companies and joint ventures also recorded similar charges, of which our portion of $3 is included in the caption "Equity in results of affiliates and joint ventures" in the statement of income.

     Further information about our derivatives and hedging activities is included in Note 18.

  (o) COMPREHENSIVE INCOME

     We have disclosed comprehensive income as part of the Statement of Changes in Stockholders' Equity, in compliance with SFAS 130 -- "Reporting Comprehensive Income".

  (p) RECENTLY-ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangible Assets". We do not expect that the provisions of SFAS 141 will affect our current accounting practices relative to business combinations. However, the adoption of SFAS 142 on January 1, 2002 (or immediately for goodwill relating to acquisitions after June 30, 2001) is expected to have the following effects:

          (i) goodwill relative to consolidated subsidiaries will no longer be amortized, but will be aggregated to reporting units and subject at least annually to testing for impairment, considering the reporting unit as a whole.

          (ii) goodwill relative to affiliates and joint ventures will no longer be amortized but will remain allocated to the respective investment and included in the measurement of the gain or loss on sale, or the loss arising from an other than temporary decline in the value of the investment.

     Goodwill charged against earnings for the nine months ended September 30, 2001 totaled $53.

     In June 2001 and August 2001, respectively, the FASB also issued SFAS 143 "Accounting for Asset Retirement Obligations" and SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 143 is effective for us as from January 1, 2003 and we are still studying the potential effects that adoption may have on our financial statements. SFAS 144 will be effective for us as from January 1, 2002 and the provisions thereof generally are to be applied prospectively.

3.  OUR PRIVATIZATION

     In May 1997, we were privatized by the Brazilian Government, which transferred voting control to Valepar S.A. ("Valepar"). The Brazilian Government has retained certain rights with respect to our future decisions and those of Valepar and has also caused us to enter into agreements which may affect our activities and results of operations in the future. These rights and agreements are:

     - Preferred Special Share. The Brazilian Government holds a preferred special share of CVRD which confers upon it permanent veto rights over changes in our (i) name, (ii) headquarters location, (iii) corporate purpose with respect to mineral exploration, (iv) continued operation of our integrated iron ore mining systems and (v) certain other matters.

     - Preferred Class A Share of Valepar. The Brazilian Government holds a preferred class A share of Valepar which confers upon it approval rights for a period of five years in respect of (i) concentration of ownership of Valepar by particular types of investors in excess of prescribed limitations and (ii) changes in the Valepar holding company structure relating to ownership of our common shares.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     - Shareholder revenue interests. On July 7, 1997, we issued to shareholders of record on April 18, 1997 (including the Brazilian Government) revenue interests providing holders thereof with the right to receive semi-annual payments based on a percentage of our net revenues above threshold production volumes from identified mining resources. These instruments are not secured by the corresponding mineral reserves and deposits.

     In addition to the preferred special share mentioned above, the National Treasury and the Banco Nacional de Desenvolvimento Economico e Social -- BNDES, the Government -- owned development bank, together currently own 32% of our common shares and 4% of our preferred shares, which in aggregate represents 22% of our total capital.

4.  MAJOR ACQUISITIONS AND DISPOSALS DURING THE PERIODS PRESENTED

     We made the following acquisitions during the periods presented. Pro forma information with respect to results of operations is not presented since the effects are not considered material to an understanding of our consolidated financial statements.

          (a) On May 11, 2000, we acquired the entire capital of Mineracao SOCOIMEX S.A., a non-public company whose main activity is production and commercialization of iron ore, for the total price of $55, being an initial cash payment of $47 and two further cash payments of $3 and $5, in 2001 and 2002, respectively, plus interest based on 89% of the Brazilian Interbank Rate through the payment date. The increment of the fair value over the book value of SOCOIMEX at the date of purchase was entirely attributable to its mineral reserves, which are included in the property, plant and equipment. In August 2000 SOCOIMEX was merged into CVRD.

          (b) On May 30, 2000, we acquired 4,026,694,190 common shares and 4,231,324,374 preferred shares of S.A. Mineracao Trindade -- SAMITRI, representing 79.27% of the voting capital and 63.06% of the total capital for $520 in cash, becoming the controlling stockholder. At the date of the purchase, SAMITRI was a publicly listed Brazilian iron ore mining company, which also owned a 51% interest in the voting capital of SAMARCO Mineracao S.A., a large iron ore pellets producer (see Note 10). On June 29, 2000, we sold 1% of the share capital of SAMARCO to BHP Brasil Ltda. (BHP), a subsidiary of The Broken Hill Proprietary Company Limited of Australia, for $8, to equalize our shareholdings in the joint venture.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     (c) The assets and liabilities acquired as a result of the above transactions and corresponding goodwill were as follows:

                                                   UNCONSOLIDATED   CONSOLIDATED SUBSIDIARIES
                                                   JOINT VENTURE    --------------------------
                                                      SAMARCO         SAMITRI       SOCOIMEX
                                                   --------------   -----------   ------------
Fair value of assets.............................      1,006             293             77
Fair value of liabilities........................       (450)           (144)           (22)
                                                       -----           -----         ------
Net assets at fair value.........................        556             149             55
                                                       -----           -----         ------
Interest acquired................................      50.00%          63.06%        100.00%
Fair value of net assets acquired................        278              94             55
Attributable to minority stockholders of SAMITRI
  (36.94%).......................................       (103)             --             --
Tax benefits.....................................         31              --             --
                                                       -----           -----         ------
Effective interest acquired......................        206              94             55
Purchase price...................................        252             268             55
                                                       -----           -----         ------
Goodwill.........................................         46             174             --
                                                       =====           =====         ======

     The main assets for which fair values differ from book values are inventories and property, plant and equipment. We determined the fair values of inventories based on the current replacement costs for raw materials and the estimated selling prices for finished goods, net of disposal costs and a selling margin. The fair values of property, plant and equipment were determined based on current replacement costs for similar capacity and the estimated market value of purchased reserves. Deferred taxes were recorded for the differences between fair values and tax bases.

     For SAMARCO, SAMITRI and SOCOIMEX inventories were valued at $36, $38 and $9, respectively, property, plant and equipment were valued at $830, $161 and $58, respectively, and the deferred tax liability was $60, $49 and $15, respectively.

     We had adopted a policy to amortize the goodwill on the SAMITRI and SAMARCO purchases on the straight-line basis over a period of 6 years starting on the date of acquisition. However, as explained in note 2(p), upon adoption of SFAS 142 on January 1, 2002 such straight-line amortization will cease.

     (d) On April 27, 2001 we acquired 100% of Ferteco Mineracao
S.A. -- FERTECO, a non-public company whose main activity is production and commercialization of iron ore and pellets, for $523 in cash.

     The assets and liabilities acquired and corresponding goodwill were as follows:

Fair value of assets........................................   401
Fair value of liabilities...................................  (251)
                                                              ----
Net assets at fair value....................................   150
Purchase price..............................................   523
                                                              ----
Goodwill....................................................   373
                                                              ====

     For FERTECO inventories were valued at $57, property, plant and equipment were valued at $178, and the deferred tax liability was $24.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     (e) On January 14, 2000 we sold 20.81% of the capital of Alumina do Norte do Brasil S.A. -- ALUNORTE and a beneficial interest in 8% of the capital of Mineracao Rio do Norte S.A. -- MRN owned by us for an aggregate of $164, resulting in a gain of $54. The total consideration of $164 was received in cash; however, $120 was received through the issue and sale of Perpetual Notes with a fair value of $55 and this fair value continues to be reported as a liability and periodically adjusted based on an early termination formula reflecting the underlying profitability of MRN.

     (f) On March 9, 2001 we transferred our 10.33% interest in Companhia Siderurgica Nacional -- CSN to VALIA, as a special pension plan contribution, for $249 (fair market value determined based on the weighted average price of the last thirty trading sessions at the Sao Paulo stock exchange in the period ended on March 9, 2001). This transfer resulted in a gain of $107.

     (g) On April 27, 2001 we concluded the sale of our 32.00% interest in Bahia Sul Celulose S.A. -- BSC for $318, received in cash on May 7, 2001. This operation resulted in a gain of $170.

     (h) On June 6, 2001 we concluded the sale of our 51.48% interest in Celulose Nipo-Brasileira S.A. -- CENIBRA for $671, received in cash on September 14, 2001. This operation resulted in a gain of $507.

5.  INCOME TAXES

     Income taxes in Brazil comprise federal income tax and social contribution, which is an additional federal tax. The statutory enacted tax rates applicable in the periods presented are as follows:

                                                                NINE MONTHS ENDED
                                                                 SEPTEMBER 30 - %
                                                              ----------------------
                                                              2001         2000
                                                              -----   --------------
Federal income tax..........................................  25.00            25.00
Social contribution(*)......................................   9.00    9.00 to 12.00
                                                              -----   --------------
Composite tax rate..........................................  34.00   34.00 to 37.00
                                                              =====   ==============

---------------

(*) As from May 1, 1999 through January 31, 2000, the social contribution rate has been increased from 8% to 12% (not enacted). Pursuant to a provisional measure, the social contribution rate will be 9% from February 1, 2000 to December 31, 2002 and will be reduced to 8% as from January 1, 2003.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The amount reported as income tax benefit in this consolidated financial information is reconciled to the statutory rates as follows:

                                                              NINE MONTHS
                                                                 ENDED
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Income before income taxes, equity results and minority
  interests.................................................   588     660
                                                              ====    ====
Federal income tax and social contribution expense at
  statutory enacted rates...................................  (200)   (224)
Adjustments to derive effective tax rate:
  Tax benefit on interest attributed to stockholders........   226     144
  Exempt foreign income.....................................   185      65
  Tax incentives............................................    22      32
  Valuation allowance reversal (provision)..................   (27)     (5)
  Other non-taxable gains...................................     4      14
  Adjustment to reflect expected annual effective tax
     rate...................................................  (167)    (25)
                                                              ----    ----
Federal income tax and social contribution expense in
  consolidated statements of income.........................    43       1
                                                              ====    ====

     In 2000, we obtained approval of certain tax incentives relative to our iron ore and manganese operations in Carajas. The incentives comprise full income tax exemption on defined production levels up to 2005 and partial exemption up to 2013. An amount equal to the tax saving must be appropriated to a reserve account within stockholders' equity (Note 13) and may not be distributed in the form of cash dividends.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The major components of the deferred tax accounts in the balance sheet are as follows:

                                                                 AS OF
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
NET CURRENT DEFERRED TAX ASSETS
  Accrued expenses deductible only when disbursed...........   147      64
  Interest attributed to stockholders.......................   217      --
  Adjustment to reflect expected annual effective tax
     rate...................................................  (167)    (25)
                                                              ----    ----
                                                               197      39
                                                              ====    ====
LONG-TERM DEFERRED TAX ASSETS AND LIABILITIES
ASSETS
Deferred tax relative to temporary differences:
  Established on the July 1, 1997 change in functional
     currency, less reversals...............................    --      22
  Relative to investments acquired..........................     9      15
Tax-deductible goodwill in business combinations............    71      96
Write-downs of investments..................................    74      75
Additional retirement benefits provision (in 2000 net of
  unrecognized pension obligation)..........................    49     135
Tax loss carry forwards.....................................   175     218
Other temporary differences.................................    29       3
                                                              ----    ----
                                                               407     564
                                                              ----    ----
LIABILITIES
Inflationary income.........................................   (22)    (29)
Established on the July 1, 1997 change in functional
  currency, less reversals..................................   (44)     --
Prepaid retirement benefit..................................   (30)     --
Fair value adjustments in business combinations.............   (59)    (58)
                                                              ----    ----
                                                              (155)    (87)
                                                              ----    ----
VALUATION ALLOWANCE
Beginning balance...........................................  (201)   (178)
Translation adjustments.....................................    54       1
Additions...................................................   (27)     (2)
                                                              ----    ----
Ending balance..............................................  (174)   (179)
                                                              ----    ----
Net long-term deferred tax assets...........................    78     298
                                                              ====    ====

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

6.  CASH AND CASH EQUIVALENTS

                                                                  AS OF
                                                               SEPTEMBER 30
                                                              --------------
                                                              2001     2000
                                                              -----    -----
Cash........................................................     33       28
Deposits in local currency..................................    451      464
Deposits in United States dollars...........................  1,224      563
                                                              -----    -----
                                                              1,708    1,055
                                                              =====    =====

7.  INVENTORIES

                                                                 AS OF
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Finished products
  Iron ore..................................................  116      80
  Gold......................................................    6      11
  Manganese.................................................   23      15
  Ferrous alloys............................................   22      30
  Others....................................................    7      14
Spare parts and maintenance supplies........................  112     145
                                                              ---     ---
                                                              286     295
                                                              ===     ===

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

8.  OTHER ASSETS -- LOANS AND ADVANCES

                                                                 AS OF
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Alunorte(1).................................................  294     314
Cenibra.....................................................   --      85
Salobo(2)...................................................   60      79
CFN.........................................................   --      11
FCA.........................................................   83      76
Eletrobras..................................................    9      13
Sepetiba Tecon..............................................    9      12
Kobrasco....................................................   23      21
Wilsea......................................................   --       4
Usiminas....................................................   17      12
BNDES.......................................................    6       7
Others......................................................   15       2
                                                              ---     ---
     TOTAL RELATED PARTIES..................................  516     636
                                                              ===     ===
Cenibra.....................................................   57      --
Regional development loans..................................   16      28
Mineracao Morro Velho.......................................   18      18
Estaleiro Verolme...........................................    6       8
Others......................................................   --       2
                                                              ---     ---
     TOTAL UNRELATED PARTIES................................   97      56
                                                              ---     ---

---------------

(1) Includes on-lending outstanding balance of $203 (2000 -- $204), with identical conditions and terms, of a $200 U.S. dollar denominated loan obtained by us from the Nippon Amazon Aluminium Company (NAAC) in January 1997 (bearing interest of 6.41% p.a. and maturing up to 2011).

(2) Convertible debentures bearing interest of IGPM plus 6.50% p.a.

9.  PROPERTY, PLANT AND EQUIPMENT

  a) PER BUSINESS AREA:

                                                AS OF SEPTEMBER 30, 2001       AS OF SEPTEMBER 30, 2000
                                              ----------------------------   ----------------------------
                                                      ACCUMULATED                    ACCUMULATED
                                              COST    DEPRECIATION    NET    COST    DEPRECIATION    NET
                                              -----   ------------   -----   -----   ------------   -----
Ferrous
  Ferrous -- Southern System
     Mining.................................    842        372         470   1,147        550         597
     Railroads..............................    818        396         422   1,087        540         547
     Marine terminals.......................    192         79         113     166        107          59
                                              -----      -----       -----   -----      -----       -----
                                              1,852        847       1,005   2,400      1,197       1,203

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

                                                AS OF SEPTEMBER 30, 2001       AS OF SEPTEMBER 30, 2000
                                              ----------------------------   ----------------------------
                                                      ACCUMULATED                    ACCUMULATED
                                              COST    DEPRECIATION    NET    COST    DEPRECIATION    NET
                                              -----   ------------   -----   -----   ------------   -----
  Ferrous -- Northern System
     Mining.................................    564        256         308     738        330         408
     Railroads..............................    926        345         581   1,260        459         801
     Marine terminals.......................    172         83          89     223        113         110
                                              -----      -----       -----   -----      -----       -----
                                              1,662        684         978   2,221        902       1,319
     Pelletizing............................    168         92          76     202        132          70
     Ferrous-alloys.........................    217        113         104     273        142         131
     Energy.................................    131          5         126      85          4          81
     Construction in progress...............    380         --         380     287         --         287
                                              -----      -----       -----   -----      -----       -----
                                              4,410      1,741       2,669   5,468      2,377       3,091
                                              -----      -----       -----   -----      -----       -----
NON-FERROUS
  Potash....................................     44         15          29      49         16          33
  Gold......................................    225        147          78     321        148         173
  Kaolin....................................     65         10          55      95         12          83
  Research and projects.....................     15          7           8      20         10          10
  Construction in progress..................     33         --          33      39         --          39
                                              -----      -----       -----   -----      -----       -----
                                                382        179         203     524        186         338
                                              -----      -----       -----   -----      -----       -----
LOGISTICS
  General cargo.............................    278        140         138     368        180         188
  Maritime transportation...................    303        162         141     357        167         190
  Construction in progress..................     15         --          15      11         --          11
                                              -----      -----       -----   -----      -----       -----
                                                596        302         294     736        347         389
                                              -----      -----       -----   -----      -----       -----
HOLDINGS
  Pulp and paper............................    140         10         130     212         41         171
                                              -----      -----       -----   -----      -----       -----
CORPORATE CENTER
  Corporate.................................     34         14          20      35         15          20
  Construction in progress..................      4         --           4      15         --          15
                                              -----      -----       -----   -----      -----       -----
                                                 38         14          24      50         15          35
                                              -----      -----       -----   -----      -----       -----
  Total.....................................  5,566      2,246       3,320   6,990      2,966       4,024
                                              =====      =====       =====   =====      =====       =====

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

  b) PER TYPE OF ASSETS:

                                           AS OF SEPTEMBER 30, 2001       AS OF SEPTEMBER 30, 2000
                                         ----------------------------   ----------------------------
                                                 ACCUMULATED                    ACCUMULATED
                                         COST    DEPRECIATION    NET    COST    DEPRECIATION    NET
                                         -----   ------------   -----   -----   ------------   -----
Land and buildings.....................    525        205         320     850        296         554
Installations..........................  1,349        665         684   1,717        928         789
Equipment..............................    569        246         323     639        316         323
Ships..................................    301        160         141     354        164         190
Railroads..............................  1,449        621         828   1,832        809       1,023
Mine development costs.................    284         72         212     318         73         245
Others.................................    657        277         380     928        380         548
                                         -----      -----       -----   -----      -----       -----
                                         5,134      2,246       2,888   6,638      2,966       3,672
Construction in progress...............    432         --         432     352         --         352
                                         -----      -----       -----   -----      -----       -----
Total..................................  5,566      2,246       3,320   6,990      2,966       4,024
                                         =====      =====       =====   =====      =====       =====

10.  INVESTMENTS

                                                                                 AS OF SEPTEMBER 30
                                                        ---------------------------------------------------------------------
                                                                         2001
                                                        ---------------------------------------
                                                        PARTICIPATION                NET INCOME                     EQUITY
                                                        IN CAPITAL(%)                (LOSS) FOR    INVESTMENTS    ADJUSTMENTS
                                                        --------------      NET         THE       -------------   -----------
INVESTMENTS IN AFFILIATED COMPANIES AND JOINT VENTURES  VOTING   TOTAL   EQUITY(1)   PERIOD(1)    2001    2000    2001   2000
------------------------------------------------------  ------   -----   ---------   ----------   -----   -----   ----   ----
STEEL
  Usinas Siderurgicas de Minas Gerais S.A. --
    USIMINAS(2)....................................     22.99    11.46     1,389         60         159     239     7      4
  Companhia Siderurgica Nacional -- CSN(3).........                           --         92          --     137     9      4
  Companhia Siderurgica de Tubarao -- CST(4).......     20.51    22.85     1,138         27         260     250     6     19
  California Steel Industries Inc. -- CSI..........     50.00    50.00       230         (5)        115     121    (3)    17
PAPER AND PULP
  Celulose Nipo-Brasileira S.A. -- CENIBRA(3)......                           --         17          --     215     9     50
  Bahia-Sul Celulose S.A -- BSC(3).................                           --          6          --     166     2     34
ALUMINUM AND BAUXITE
  Mineracao Rio do Norte S.A. -- MRN...............     40.00    40.00       358         53         143     146    21     29
  Valesul Aluminio S.A. -- VALESUL.................     54.51    54.51        72         15          39      46     8      8
  Alumina do Norte do Brasil S.A. -- ALUNORTE......     50.30    46.60        42        (79)         41      73   (37)     8
PELLETS
  Companhia Nipo-Brasileira de Pelotizacao --
    NIBRASCO.......................................     51.11    51.00        41        (12)         21      30     6      8
  Companhia Hispano-Brasileira de Pelotizacao --
    HISPANOBRAS....................................     51.00    50.89        30          8          16      21     4      6
  Companhia Coreano Brasileira de Pelotizacao --
    KOBRASCO.......................................     50.00    50.00         3        (17)          1      13    (8)     2
  Companhia Italo-Brasileira de Pelotizacao --
    ITABRASCO......................................     51.00    50.90        26          7          13      17     4      5
  Gulf Industrial Investment Company -- GIIC.......     50.00    50.00       130          8          65      --     4     --
  SAMARCO Mineracao S.A............................     50.00    50.00       355         (5)        216     346   (12)    --

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

                                                                                 AS OF SEPTEMBER 30
                                                        ---------------------------------------------------------------------
                                                                         2001
                                                        ---------------------------------------
                                                        PARTICIPATION                NET INCOME                     EQUITY
                                                        IN CAPITAL(%)                (LOSS) FOR    INVESTMENTS    ADJUSTMENTS
                                                        --------------      NET         THE       -------------   -----------
INVESTMENTS IN AFFILIATED COMPANIES AND JOINT VENTURES  VOTING   TOTAL   EQUITY(1)   PERIOD(1)    2001    2000    2001   2000
------------------------------------------------------  ------   -----   ---------   ----------   -----   -----   ----   ----
OTHERS
  Fertilizantes Fosfatados S.A. -- FOSFERTIL(5)....     10.96    10.96       205         23          22      30     3      3
  Salobo Metais S.A. (6)...........................     50.00    50.00        37         --          18      27    --     --
  Ferrovia Centro-Atlantica S.A. -- FCA............     20.00    45.65        68        (61)         --      54   (28)   (14)
  Others...........................................                                                  54     112    (3)     4
                                                                                                  -----   -----   ---    ---
                                                                                                  1,183   2,043    (8)   187
INVESTMENTS AT COST
  ACOMINAS.........................................                                                  --      27    --     --
  SIDERAR (market value $18 in 2001 -- $50 in 2000)...   4.85     4.85                               15      15    --     --
  Unrealized holding gains on equity security......                                                   3      35    --     --
  MRS Logistica S.A................................     17.19     9.76                               19      --    --     --
  Others...........................................                                                   3      35    --     --
                                                                                                  -----   -----   ---    ---
                                                                                                  1,223   2,155    (8)   187
                                                                                                  =====   =====   ===    ===
CHANGE IN PROVISION FOR LOSSES ON EQUITY INVESTMENTS:
  Aluminio Brasileiro S.A. -- ALBRAS...............                                                               (37)    55
  Cia Ferroviaria do Nordeste......................                                                                (8)    (2)
                                                                                                                  ---    ---
                                                                                                                  (45)    53
                                                                                                                  ===    ===

---------------

(1) Based on US GAAP financial statements

(2) Value based on quoted market price at September 30, 2001 is $36 compared to net book value of $33

(3) Investments sold in 2001

(4) Value based on quoted market price at September 30, 2001 is $81 compared to net book value of $28

(5) Value based on quoted market price at September 30, 2001 is $31

(6) Development stage enterprise

     Goodwill included in the above investments is as follows:

                                                                                      AS OF
                                                ORIGINAL TERM OF    REMAINING     SEPTEMBER 30
                                                  AMORTIZATION     AMORTIZATION   -------------
INVESTEE                                            (YEARS)          (YEARS)      2001    2000
--------                                        ----------------   ------------   -----   -----
Alumina do Norte do Brasil S.A. -- ALUNORTE...         35               34          21      30
SAMARCO Mineracao S.A.........................          6                5          42      69
                                                                                   ---     ---
                                                                                    63      99
                                                                                   ===     ===

     Based on our revised expectation for profitability and other economic facts, we fully amortized the remaining goodwill relative to FCA and GIIC in the quarter ended September 30, 2001.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The combined financial position and results of operations of our affiliates in the steel sector is as follows:

                                                              STEEL SECTOR AFFILIATES
                                                                     (COMBINED)
                                                                 AS OF SEPTEMBER 30
                                                              ------------------------
                                                                2001           2000
                                                              ---------      ---------
Balance sheet
  Current assets............................................    1,099          2,873
  Noncurrent assets.........................................    5,843         10,420
  Current liabilities.......................................     (973)        (2,929)
  Noncurrent liabilities....................................   (2,505)        (4,825)
  Purchase accounting adjustments...........................     (707)        (1,612)
                                                               ------         ------
  Stockholders' equity......................................    2,757          3,927
                                                               ======         ======
  Investments...............................................      534            747
                                                               ======         ======

                                                              STEEL SECTOR AFFILIATES
                                                                     (COMBINED)
                                                                 NINE MONTHS ENDED
                                                                    SEPTEMBER 30
                                                              ------------------------
                                                                2001           2000
                                                              ---------      ---------
Statement of operations
  Net sales.................................................    2,320          3,277
  Costs and expenses........................................   (2,195)        (2,958)
  Purchase accounting adjustments...........................        4             24
                                                               ------         ------
  Income before income taxes................................      129            343
  Income taxes..............................................       45           (146)
                                                               ------         ------
  Net income................................................      174            197
                                                               ======         ======
  Equity adjustments........................................       19             44
                                                               ======         ======

     Information with respect to other major affiliates' financial position and results of operations is as follows:

                                                       AS OF SEPTEMBER 30
                                          ---------------------------------------------
                                            ALUNORTE         ALBRAS            MRN
                                          -------------   -------------   -------------
                                          2001    2000    2001    2000    2001    2000
                                          -----   -----   -----   -----   -----   -----
Balance Sheet
  Current assets........................    120      74     100     123      51      72
  Noncurrent assets.....................    408     513     483     636     371     347
  Current liabilities...................    (76)    (78)   (163)   (235)    (26)    (17)
  Noncurrent liabilities................   (410)   (423)   (507)   (577)    (38)    (38)
                                          -----   -----   -----   -----   -----   -----
  Stockholders' equity..................     42      86     (87)    (53)    358     364
                                          =====   =====   =====   =====   =====   =====
Our participation.......................  46.60%  50.27%  51.00%  51.00%  40.00%  40.00%
                                          -----   -----   -----   -----   -----   -----
Investments.............................     20      43     (44)    (27)    143     146
                                          =====   =====   =====   =====   =====   =====

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

                                                 NINE MONTHS ENDED SEPTEMBER 30
                                          ---------------------------------------------
                                            ALUNORTE         ALBRAS            MRN
                                          -------------   -------------   -------------
                                          2001    2000    2001    2000    2001    2000
                                          -----   -----   -----   -----   -----   -----
Statement of Operations Net sales.......    227     237     382     417     148     164
  Costs and expenses....................   (306)   (236)   (454)   (326)    (80)    (84)
  Income (loss) before income taxes.....    (79)      1     (72)     91      68      80
  Income taxes..........................     --      14      --      18      (6)    (15)
  Equity in results of affiliates.......     --      --      --      --      (9)      7
                                          -----   -----   -----   -----   -----   -----
  Net income (loss).....................    (79)     15     (72)    109      53      72
                                          =====   =====   =====   =====   =====   =====
Our participation.......................  46.60%  50.27%  51.00%  51.00%  40.00%  40.00%
Participation in results................    (37)      8     (37)     55      21      29
Change in provision for losses..........     --      --      37     (55)     --      --
                                          -----   -----   -----   -----   -----   -----
Equity adjustments......................    (37)      8      --      --      21      29
                                          =====   =====   =====   =====   =====   =====

     The provision for losses and write-downs on equity investments of $405 and $446 at September 30, 2001 and 2000, respectively, relates to other than temporary declines in the publicly quoted market price below carrying value of our affiliates equity securities and to our investments in affiliates which have reported negative stockholders' equity in their financial statements prepared in accordance with US GAAP and in circumstances where we have assumed commitments to fund our share of the accumulated losses, if necessary, through additional capital contributions or other means. Accordingly we (a) first reduce the value of the investment to zero and (b) subsequently provide for our portion of negative equity. The provision is comprised as follows:

                                                             CIA
                                                         FERROVIARIA
                                       CST    USIMINAS   DO NORDESTE   ALBRAS   TOTAL
                                       ----   --------   -----------   ------   -----
PROVISION AT JANUARY 1, 2000.........  (223)    (194)        (4)        (83)    (504)
Change in provision -- results.......    --       --         (2)         55       53
                                       ----     ----         --         ---     ----
                                       (223)    (194)        (6)        (28)    (451)
Payment of capital...................    --       --          1          --        1
Translation adjustment...............     2        1         --           1        4
                                       ----     ----         --         ---     ----
PROVISION AT SEPTEMBER 30, 2000......  (221)    (193)        (5)        (27)    (446)
                                       ====     ====         ==         ===     ====
PROVISION AT JANUARY 1, 2001.........  (215)    (185)        --         (15)    (415)
Change in provision -- results.......    --       --         (8)        (37)     (45)
                                       ----     ----         --         ---     ----
                                       (215)    (185)        (8)        (52)    (460)
Translation adjustment...............   (17)      59          5           8       55
                                       ----     ----         --         ---     ----
PROVISION AT SEPTEMBER 30, 2001......  (232)    (126)        (3)        (44)    (405)
                                       ====     ====         ==         ===     ====

     Dividends received from investees aggregated $112 and $94 in nine month periods ended September 30, 2001 and 2000, respectively.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

11.  SHORT-TERM DEBT

     Our short-term borrowings are principally from commercial banks and include import and export financing denominated in United States dollars, as follows:

                                                                  AS OF
                                                              SEPTEMBER 30
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Export......................................................   638     761
Import......................................................     2       9
Working Capital.............................................     9       7
                                                               ---     ---
                                                               649     777
                                                               ===     ===

     Average annual interest rates on short-term borrowings were 7.43% and 8.67% in 2001 and 2000, respectively.

12.  LONG-TERM DEBT

                                                               AS OF SEPTEMBER 30
                                                           ---------------------------
                                                             CURRENT       LONG-TERM
                                                           LIABILITIES    LIABILITIES
                                                           -----------   -------------
                                                           2001   2000   2001    2000
                                                           ----   ----   -----   -----
Foreign debt
  Loans and financing contracted in the following
     currencies, maturing up to 2011:
     United States dollars...............................  199    235    1,072     743
     Japanese Yen........................................    9     10       30       4
     Others..............................................    2      3        3       3
  Fixed Rate Notes -- US$ denominated....................   --     --      500     500
  Export Securitization -- US$ denominated...............   --     --      300      --
  Perpetual notes........................................   --     --       56      55
  Accrued charges........................................   21     23       --      --
                                                           ---    ---    -----   -----
                                                           231    271    1,961   1,305
                                                           ---    ---    -----   -----
Local debt
  Indexed by Long-Term Interest Rate -- TJLP maturing up
     to 2002.............................................    3      7       29      42
  Indexed by General Price Index-Market (IGPM) maturing
     up to 2005..........................................    2     21       51      50
  Basket of currencies...................................   15     16       44      61
  Capital Lease..........................................   --      1       --      --
  Shareholders revenue interests (Note 3)................   --     --        3       3
  Indexed by U.S. dollars................................    5     21       23      64
  Accrued charges........................................    4      1       --      --
                                                           ---    ---    -----   -----
                                                            29     67      150     220
                                                           ---    ---    -----   -----
  Total..................................................  260    338    2,111   1,525
                                                           ===    ===    =====   =====

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The long-term portion at September 30, 2001 becomes due in the following years:

2002 (after September 30)...................................     55
2003........................................................    689
2004........................................................    713
2005........................................................    192
2006........................................................    129
2007 and thereafter.........................................    277
No due date (Perpetual notes)...............................     56
                                                              -----
                                                              2,111
                                                              =====

     At September 30, 2001 annual interest rates on long-term debt were as follows:

Up to 7%....................................................  1,172
7.1% to 9%..................................................    481
9.1% to 11%.................................................    562
Over 11%....................................................    100
Variable (Perpetual notes)..................................     56
                                                              -----
                                                              2,371
                                                              =====

     Long-term debt at September 30, 2001 is guaranteed or secured as follows:

                                                               AMOUNT OF
                                                               GUARANTEE
                                                               ---------
Federal Government guarantee(*).............................      308
Export receivables (securitization).........................      125
Ships.......................................................       62

---------------

(*) For this guarantee, counter-guarantees were constituted by us with receivables of a subsidiary and an affiliate.

13.  STOCKHOLDERS' EQUITY

     Each holder of common and preferred class A stock is entitled to one vote for each share on all matters that come before a stockholders' meeting, except for the election of the Board of Directors, which is restricted to the holders of common stock. As described in Note 3, the Brazilian Government holds a preferred special share which confers on it permanent veto rights over certain matters.

     The Board of Directors authorized the acquisition of up to 9,832,691 of our own preferred class A shares, to remain in treasury for subsequent disposal or cancellation. As of September 30, 2001, 3,519,288 shares had been acquired, at an average weighted unit cost of R$20.03 (minimum cost of R$14.02 and maximum of R$24.19).

     Both common and preferred stockholders are entitled to receive a dividend of at least 25% of annual net income, upon approval at the annual stockholders' meeting. In the case of preferred stockholders, this dividend cannot be less than 6% of the preferred capital as stated in the statutory accounting records. With respect to each of 2001 and 2000 we distributed dividends to preferred stockholders in excess of this limit. Interest attributed to stockholders as from January 1, 1996 is considered part of the minimum dividend.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     Brazilian law permits the payment of cash dividends only from retained earnings as stated in the statutory accounting records and such payments are made in Reais. At September 30, 2001, we had $239 in undistributed retained earnings. In addition, appropriated retained earnings at September 30, 2001 includes $1,532, related to the unrealized income and expansion reserves, which could be freely transferred to retained earnings and paid as dividends, if approved by the stockholders.

     No withholding tax is payable on distribution of profits earned as from January 1, 1996, except for distributions in the form of interest attributed to stockholders as explained in Note 2 (m).

     Brazilian laws and our By-laws require that certain appropriations be made from retained earnings to reserve accounts on an annual basis, all determined in accordance with amounts stated in the statutory accounting records, as detailed below:

                                                               NINE MONTHS
                                                                  ENDED
                                                               SEPTEMBER 30
                                                              --------------
                                                              2001     2000
                                                              -----    -----
Appropriated retained earnings
  Unrealized income reserve
     Balance January 1......................................    874    1,062
     Transfer to retained earnings..........................   (234)     (34)
                                                              -----    -----
     Balance September 30...................................    640    1,028
  Expansion reserve
     Balance January 1......................................  1,546    1,367
     Transfer to capital stock..............................   (278)      --
     Transfer to retained earnings..........................   (376)     (43)
                                                              -----    -----
     Balance September 30...................................    892    1,324
  Legal reserve
     Balance January 1......................................    307      284
     Transfer to retained earnings..........................    (82)     (10)
                                                              -----    -----
     Balance September 30...................................    225      274
  Fiscal incentive depletion reserve
     Balance January 1......................................    771      842
     Transfer to retained earnings..........................   (207)     (27)
                                                              -----    -----
     Balance September 30...................................    564      815
  Fiscal incentive investment reserve
     Balance January 1......................................     39       12
     Transfer to capital stock..............................    (33)      --
     Transfer (to) from retained earnings...................     (6)      31
                                                              -----    -----
     Balance September 30...................................     --       43
                                                              -----    -----
Total appropriated retained earnings........................  2,321    3,484
                                                              =====    =====

     The purpose and basis of appropriation to such reserves is described below:

     - Unrealized income reserve -- this represents principally our share of the earnings of affiliates and joint ventures, not yet received in the form of cash dividends.

     - Expansion reserve -- this is a general reserve for expansion of our activities.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     - Legal reserve -- this reserve is a requirement for all Brazilian corporations and represents the appropriation of 5% of annual net income under Brazilian GAAP up to a limit of 20% of capital stock under Brazilian GAAP.

     - Fiscal incentive depletion reserve -- this represents an additional amount relative to mineral reserve depletion equivalent to 20% of the sales price of mining production, which is deductible for tax purposes providing an equivalent amount is transferred from retained earnings to the reserve account. This fiscal incentive expired in 1996.

     - Fiscal incentive investment reserve -- this reserve results from an option to designate a portion of income tax otherwise payable for investment in government approved projects and is recorded in the year following that in which the taxable income was earned. As from 2000, this reserve also contemplates the tax incentives described in Note 5.

14.  PENSION PLANS

     Since 1973 we have sponsored a defined benefit pension plan (the "Old Plan") covering substantially all employees, with benefits based on years of service, salary and social security benefits. This plan is administered by Fundacao Vale do Rio Doce de Seguridade Social -- VALIA and was funded by monthly contributions made by us and our employees, calculated based on periodic actuarial appraisals.

     In May 2000, we implemented a new pension plan, which is primarily a defined contribution plan with a defined benefit feature relative to service prior to May 2000 (the "New Plan"), and offered our active employees the opportunity of transferring to the New Plan. Over 98% of our active employees opted to transfer to the New Plan. The Old Plan will continue in existence, covering almost exclusively retired participants and their beneficiaries.

     The following information details the status of the defined benefit elements of our plans in accordance with SFAS 132 "Employers' Disclosure about Pensions and Other Post-retirement Benefits":

  (a) CHANGE IN BENEFIT OBLIGATION

                                                              AS OF AND FOR THE
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30
                                                              -----------------
                                                               2001       2000
                                                              ------     ------
Benefit obligation at beginning of period...................  1,596      1,440
Service cost................................................      3          9
Interest cost...............................................     60         69
Benefits paid...............................................    (68)       (84)
Plan amendments.............................................     --        (13)
Effect of exchange rate changes.............................   (427)       (51)
Actuarial loss..............................................     --        242
                                                              -----      -----
Benefit obligation at end of period.........................  1,164      1,612
                                                              =====      =====

     The actuarial loss of $242 in the period of nine months ended September 30, 2000 is mainly due to the adoption of a new mortality table which is considered to better reflect the current life expectancy of the plan participants.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

  (b) CHANGE IN PLAN ASSETS

                                                              AS OF AND FOR THE
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30
                                                              -----------------
                                                               2001       2000
                                                              ------     ------
Fair value of plan assets at beginning of period............  1,189      1,231
Actual return on plan assets................................    114         82
Special employer contributions (Note 4(f))..................    249         --
Employer contributions......................................     14         25
Employee contributions......................................     --          4
Benefits paid...............................................    (68)       (84)
Effect of exchange rate changes.............................   (380)       (39)
                                                              -----      -----
Fair value of plan assets at end of period..................  1,118      1,219
                                                              =====      =====

     Plan assets at September 30, 2001 include $92 of portfolio investments in our own shares ($92 at September 30, 2000) and $6 of shares of related parties ($9 at September 30, 2000), as well as $469 of Federal Government Securities ($426 at September 30, 2000).

  (c) ACCRUED PENSION COST LIABILITY

                                                                 AS OF
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Funded status, excess of benefit obligation over plan
  assets....................................................   46      393
Unrecognized net transitory obligation......................  (84)    (136)
Unrecognized net actuarial loss.............................  (51)    (120)
                                                              ---     ----
Accrued pension cost liability (prepaid pension cost).......  (89)     137
                                                              ===     ====

  (d) RECOGNITION OF ADDITIONAL MINIMUM LIABILITY

                                                                 AS OF
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Accrued pension cost liability..............................   --     137
Unrecognized pension obligation, limited to unrecognized net
  transitory obligation.....................................   46     136
Additional amount recognized in stockholders' equity........   --     119
                                                               --     ---
Minimum liability...........................................   46     392
                                                               ==     ===

  (e) ASSUMPTIONS USED IN EACH PERIOD

                                                                 2001          2000
                                                              ----------    ----------
Discount rate...............................................     6% p.a.       6% p.a.
Expected return on plan assets..............................     6% p.a.       6% p.a.
Rate of compensation increase...............................  1.82% p.a.    1.82% p.a.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     Net pension cost includes the following components:

                                                              NINE MONTHS
                                                                 ENDED
                                                              SEPTEMBER 30
                                                              ------------
                                                              2001    2000
                                                              ----    ----
Service cost -- benefits earned during the period...........     3      9
Interest cost on projected benefit obligation...............    60     69
Actual return on assets.....................................  (114)   (82)
Amortization of initial transitory obligation...............     9     12
Net deferral................................................    66     30
                                                              ----    ---
                                                                24     38
Employee contributions......................................    --     (4)
                                                              ----    ---
Net periodic pension cost...................................    24     34
                                                              ====    ===

     In addition to benefits provided under our pension plan accruals have been made relative to supplementary benefits extended in previous periods as part of early-retirement programs. Such accruals included in long-term liabilities totaled $148 and $138, at September 30, 2001 and 2000, respectively, plus $23 and $22 in current liabilities.

     The cost recognized in the period of nine months ended September 30, 2001 relative to the defined contribution element of the New Plan was $3.

15.  COMMITMENTS AND CONTINGENCIES

     (a) At September 30, 2001, we had extended guarantees for borrowings obtained by affiliates and joint ventures in the amount of $801, of which $614 is denominated in United States dollars and the remaining $187 in local currency. These guarantees include $372 relative to ALBRAS and $78 relative to ALUNORTE (see Note 10).

     (b) CVRD and its subsidiaries are defendants in numerous legal actions in the normal course of business. Based on the advice of our legal counsel, management believes that the provision made against contingent losses is sufficient to cover probable losses in connection with such actions.

     The provision for contingencies and the related judicial deposits are composed as follows:

                                                            AS OF SEPTEMBER 30
                                            ---------------------------------------------------
                                                      2001                       2000
                                            ------------------------   ------------------------
                                            PROVISION FOR   JUDICIAL   PROVISION FOR   JUDICIAL
                                            CONTINGENCIES   DEPOSITS   CONTINGENCIES   DEPOSITS
                                            -------------   --------   -------------   --------
Labor claims..............................        97           45            98           60
Civil claims..............................       102           42           139           15
Tax -- related actions....................       122           58            69           32
Others....................................        52            2             6            2
                                                 ---          ---           ---          ---
                                                 373          147           312          109
                                                 ===          ===           ===          ===
Current...................................        --           --            --           --
Long-term.................................       373          147           312          109
                                                 ---          ---           ---          ---
                                                 373          147           312          109
                                                 ===          ===           ===          ===

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     Labor-related actions principally comprise employee claims for (i) payment of time spent travelling from their residences to the work-place, (ii) additional payments for alleged dangerous or unhealthy working conditions and
(iii) various other matters, often in connection with disputes about the amount of indemnities paid upon dismissal.

     Civil actions principally relate to claims made against us by contractors in connection with losses alleged to have been incurred by them as a result of various past government economic plans during which full indexation of contracts for inflation was not permitted.

     Tax-related actions principally comprise our challenges of changes in basis of calculation and rates of certain revenue taxes and of the tax on financial movements -- CPMF.

     We continue to vigorously pursue our interests in all the above actions but recognize that probably we will incur some losses in the final instance, for which we have made provisions.

     Our judicial deposits are made as required by the courts for us to be able to enter or continue a legal action. When judgment is favorable to us, we receive the deposits back; when unfavorable, the deposits are delivered to the prevailing party.

     Contingencies settled in the nine months ended September 30, 2001 and 2000 aggregated $19 and $15, respectively, and additional provisions aggregated $125 and $131 in these periods, respectively.

     (c) We are defendants in two actions seeking substantial compensatory damages brought by the Municipality of Itabira, State of Minas Gerais, which we believe are without merit. Due to the remote likelihood that any loss will arise therefrom no provision has been made in the financial statements with respect to these two actions.

     (d) We are committed under a take-or-pay agreement to take delivery of approximately 175,950 metric tons per year of aluminum from ALBRAS at market prices. This estimate is based on 51% of ALBRAS expected production and, at a market price of $1,368.15 per metric ton at September 30, 2001, represents an annual commitment of $241. We are also committed to take-or-pay 459,214 metric tons per year of alumina produced by ALUNORTE which at a market price of $183.21 per metric ton at September 30, 2001, represents an annual commitment of $84. Actual take from ALBRAS was $176 and $196 during the nine month periods ended September 30, 2001 and 2000, respectively, and direct from ALUNORTE (net of take ceded to ALBRAS) was $22 and $35 during the nine month periods ended September 30, 2001 and 2000, respectively.

     (e) We and BNDES entered into a contract, known as the Mineral Risk Contract, in March 1997, relating to prospecting authorizations for mining regions where drilling and exploration are still in their early stages. The Mineral Risk Contract provides for the joint development of certain unexplored mineral deposits in approximately two million identified hectares of land in the Carajas region, as well as proportional participation in any financial benefits earned from the development of such resources. Iron ore and manganese deposits already identified and subject to development are specifically excluded from the Mineral Risk Contract.

     Pursuant to the Mineral Risk Contract, we and BNDES each agreed to provide $205, which represents half of the $410 in expenditures estimated as necessary to complete geological exploration and mineral resource development projects in the region over a period of five years. Under certain circumstances, this period may be extended for an additional two years. We oversee these projects and BNDES advances us half of our costs on a quarterly basis. Under the Mineral Risk Contract, as of September 30, 2001, each of us and BNDES had remaining commitments to contribute an additional $89 toward exploration and development activities. We both expect to fund a portion of these contributions through the end of 2001. In the event that either of us wishes to conduct further exploration and development after having spent such $205, the contract provides that each party may either choose to

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

match the other party's contributions, or may choose to have its financial interest proportionally diluted. If a party's participation in the project is diluted to an amount lower than 40% of the amount invested in connection with exploration and development projects, then the Mineral Risk Contract provides that the diluted party will lose (1) all the rights and benefits provided for in the Mineral Risk Contract and (2) any amount previously contributed to the project.

     Under the Mineral Risk Contract, BNDES has agreed to compensate us for our contribution of existing development and ownership rights in the Carajas region through a finder's fee production royalty on mineral resources that are discovered and placed into production. This finder's fee is equal to 3.5% of the revenues derived from the sale of gold, silver and platinum group metals and 1.5% of the revenues derived from the sale of other minerals, including copper, except for gold and other minerals discovered at Serra Leste, for which the finder's fee is equal to 6.5% of revenues.

     (f) At the time of our privatization in 1997, we issued shareholder revenue interests known in Brazil as "debentures" to our then-existing shareholders, including the Brazilian Government. The terms of the "debentures", which are described below, were set to ensure that our pre-privatization shareholders, including the Brazilian Government, would participate alongside us in potential future financial benefits that we are able to derive from exploiting our mineral resources.

     In preparation for the issuance of the debentures, we issued series B preferred shares on a one-for-one basis to all holders of our common shares and series A preferred shares. We then exchanged all of the series B shares for the debentures at par value. The debentures are not redeemable or convertible, and do not trade on a stapled basis or otherwise with our common or preferred shares. At present the debentures cannot be traded. Holders will be able to trade the debentures only after a three-month period that will commence upon completion of the sale by the Brazilian Government of its 32% stake in our common shares, which will constitute the final step of our privatization. We will be required to register the debentures with the CVM in order to permit trading at this time. We cannot be sure when the final step of our privatization will take place.

     Under Brazilian Central Bank regulations, pre-privatization shareholders that held their shares through our American Depositary Receipt, or ADR, program were not permitted to receive the debentures or any financial benefits relating to the debentures. We sought approval from the Central Bank to distribute the debentures to the ADR holders, but the Central Bank rejected our request. We intend to renew our request to the Central Bank, but we cannot be sure that we will succeed. If the Central Bank does not approve our request, the ADR depositary will not be able to distribute the debentures to the ADR holders and will not be able to sell the debentures. Therefore, unless the Central Bank approves our request, the debentures will not have any value for ADR holders.

     Under the terms of the debentures, holders will have the right to receive semi-annual payments equal to an agreed percentage of our net revenues (revenues less value added tax) from certain identified mineral resources that we owned as of May 1997, to the extent that we exceed defined threshold production volumes of these resources, and from the sale of mineral rights that we owned as of May 1997. Our obligation to make payments to the holders will cease when the relevant mineral resources are exhausted. Based on current production levels, and on the estimates of production of our new projects, we would begin making payments related to iron ore resources in approximately 2012, and payments related to other mineral resources in later years.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     The table below summarizes the amounts we will be required to pay under the debentures based on the net revenues we earn from the identified mineral resources and the sale of mineral rights.

          AREA                 MINERAL                   REQUIRED PAYMENTS BY CVRD
          ----                 -------                   -------------------------
Southern System            Iron ore          1.8% of net revenue, after total production from
                                             May 1997 exceeds 1.7 billion tons.
Northern System            Iron ore          1.8% of net revenue, after total production from
                                             May 1997 exceeds 1.2 billion tons.
Pojuca, Andorinhas,        Gold and copper   2.5% of net revenue from the beginning of
Liberdade and Sossego                        commercial production.
Igarape Bahia and Alemao   Gold and copper   2.5% of net revenue, after total production from
                                             the beginning of commercial production exceeds 70
                                             tons of gold.
Fazenda Brasileiro         Gold              2.5% of net revenue after total production from
                                             the beginning of commercial production exceeds 26
                                             tons.
Other areas, excluding     Gold              2.5% of net revenue.
  Carajas/Serra Leste
Other areas owned as of    Other minerals    1% of net revenue, 4 years after the beginning of
  May 1997                                   commercial production.
All areas                  Sale of mineral   1% of the sales price.
                           rights owned as
                           of May 1997

     (g) At September 30, 2001 we have provided $29 for environmental liabilities. Such provisions relate to site restoration at mines already closed or which are expected to be closed in the next two years.

     We use various judgments and assumptions when measuring our environmental liabilities. Changes in circumstances, law or technology may affect our estimates and we periodically review the amounts accrued and adjust them as necessary. Our accruals do not reflect unasserted claims because we are currently not aware of any such issues. Also the amounts provided are not reduced by any potential recoveries under cost sharing, insurance or indemnification arrangements because such recoveries are considered uncertain.

16.  SEGMENT AND GEOGRAPHICAL INFORMATION

     In 1999 we adopted SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" with respect to the information we present about our operating segments. SFAS 131 introduced a "management approach" concept for reporting segment information, whereby financial information is required to be reported on the basis that the top decision-maker uses such information internally for evaluating segment performance and deciding how to allocate resources to segments. Our business segments are currently organized as follows:

     Ferrous products -- comprises iron ore mining and pellet production, as well as the Northern and Southern transportation systems, including railroads, ports and terminals, as they pertain to mining operations. Manganese mining and ferrous alloys are also classified in this segment.

     Non-ferrous products -- comprises the production of gold and other non-ferrous minerals.

     Logistics -- comprises our transportation systems as they pertain to external commercial operations, and the operations of our ships.

     Holdings -- divided into the following sub-groups:

     - Pulp and paper -- comprises our forestation activities and investments in joint ventures and affiliates engaged in the manufacture of pulp and paper products.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     - Aluminum -- comprises aluminum trading activities and investments in joint ventures and affiliates engaged in bauxite mining, alumina refining and aluminum metal smelting.

     - Steel -- comprises our investments in joint ventures and affiliates operating in the steel industry.

     - Others -- comprises our investments in joint ventures and affiliates engaged in other businesses.

     Corporate Center -- the Corporate Center is responsible for accounting and control, finance, legal matters, human resources and administration, investor and external relations and internal auditing.

     Information presented to top management with respect to the performance of each segment is generally derived directly from the accounting records maintained in accordance with Brazilian corporate law together with certain minor inter-segment allocations, and is focused primarily on return on capital employed (ROCE), net operating profit less taxes (NOPLT) as well as net income.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     Consolidated net income and principal assets are reconciled as follows:

                                          AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                     -----------------------------------------------------------------
                                                                                 HOLDINGS
                                                                     ---------------------------------
                                                                     PULP
                                                 NON                  AND
                                     FERROUS   FERROUS   LOGISTICS   PAPER   ALUMINUM   STEEL   OTHERS
                                     -------   -------   ---------   -----   --------   -----   ------
RESULTS
Revenues -- Export.................   2,570      133        125        49       225       --      --
Revenues -- Domestic...............     805       58        269         7         1       --      --
Cost and expenses..................  (2,292)    (141)      (446)(1)   611(2)   (209)     107(3)   --
Interest revenue...................      22        1          6         7         5       --      --
Interest expense...................     (76)      (9)        (7)       --        (1)      (3)     --
Depreciation.......................    (128)     (23)       (17)       (2)       --       --      --
Pension plan.......................     (19)      (3)        (2)       --        --       --      --
Equity and provision for losses and
  write-downs......................       2       --        (43)       11       (45)      19       3
Income taxes.......................       2       --         (1)       (3)       --       --      --
                                     ------     ----       ----       ---      ----      ---      --
Net income.........................     886       16       (116)      680       (24)     123       3
                                     ======     ====       ====       ===      ====      ===      ==
Sales classified by geographic
  destination:
Export market
  Latin America....................     194        4         52        --         8       --      --
United States......................     154      100         15        42        33       --      --
Europe.............................   1,015       27         43         7       161       --      --
Middle East........................     149       --          3        --        --       --      --
Japan..............................     395       --          9        --        12       --      --
Asia, other than Japan.............     663        2          3        --        11       --      --
                                     ------     ----       ----       ---      ----      ---      --
                                      2,570      133        125        49       225       --      --
Domestic market....................     805       58        269         7         1       --      --
                                     ------     ----       ----       ---      ----      ---      --
                                      3,375      191        394        56       226       --      --
                                     ======     ====       ====       ===      ====      ===      ==
Assets:
Property, plant and equipment,
  net..............................   2,669      203        294       130        --       --      --
Capital expenditures...............     382       36         17        --        --       --      --
Investments in affiliated companies
  and joint ventures and other
  investments......................     372       20         35        --       179      194      18
                                     ======     ====       ====       ===      ====      ===      ==
Capital employed...................   2,819      194        302       127        (2)      10       1
NOPLT..............................   1,104       62         55       (30)       17       (1)     --
ROCE...............................      39%      32%        18%      (24)%      --      (10)%    --

                                     AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                     ---------------------------------------

                                     CORPORATE
                                      CENTER     ELIMINATIONS   CONSOLIDATED
                                     ---------   ------------   ------------
RESULTS
Revenues -- Export.................      --           (986)         2,116
Revenues -- Domestic...............      --           (157)           983
Cost and expenses..................    (919)         1,143         (2,146)
Interest revenue...................      75            (36)            80
Interest expense...................    (180)            36           (240)
Depreciation.......................      (4)            --           (174)
Pension plan.......................      --             --            (24)
Equity and provision for losses and
  write-downs......................      --             --            (53)
Income taxes.......................      45             --             43
                                       ----         ------         ------
Net income.........................    (983)            --            585
                                       ====         ======         ======
Sales classified by geographic
  destination:
Export market
  Latin America....................      --            (69)           189
United States......................      --            (57)           287
Europe.............................      --           (450)           803
Middle East........................      --            (57)            95
Japan..............................      --           (114)           302
Asia, other than Japan.............      --           (239)           440
                                       ----         ------         ------
                                         --           (986)         2,116
Domestic market....................      --           (157)           983
                                       ----         ------         ------
                                         --         (1,143)         3,099
                                       ====         ======         ======
Assets:
Property, plant and equipment,
  net..............................      24             --          3,320
Capital expenditures...............       9             --            444
Investments in affiliated companies
  and joint ventures and other
  investments......................      --             --            818
                                       ====         ======         ======
Capital employed...................     (15)           (50)         3,386
NOPLT..............................    (160)           (42)         1,005
ROCE...............................      --             --             30%

---------------

(1) -- Includes provisions $101 to reflect realizable value of assets

(2) -- Includes $170 profit on sale of Bahia Sul Celulose S.A. -- BSC and $507 profit on sale of Celulose Nipo-Brasileira S.A. -- CENIBRA

(3) -- Includes $107 profit on sale of Companhia Siderurgica Nacional -- CSN

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

                                                  AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                        -----------------------------------------------------------------------------------------------------------
                                                                    HOLDINGS
                                                        ---------------------------------
                                                        PULP
                                    NON                  AND                                CORPORATE
                        FERROUS   FERROUS   LOGISTICS   PAPER   ALUMINUM   STEEL   OTHERS    CENTER     ELIMINATIONS   CONSOLIDATED
                        -------   -------   ---------   -----   --------   -----   ------   ---------   ------------   ------------
RESULTS
Revenues -- Export....   1,980      143        143       114       274       --      --         --          (649)          2,005
Revenues -- Domestic...    748       70        295         9        11        1      --         --           (47)          1,087
Cost and expenses.....  (1,784)    (154)      (307)     (114)     (193)      (3)     --       (366)          696          (2,225)
Interest revenue......      32        1          1         5        21       --      --        114           (38)            136
Interest expense......     (46)      (9)        (6)       --        (3)      (4)     --       (174)           38            (204)
Depreciation..........     (87)     (18)       (18)       (2)       --       --      --         (5)           --            (130)
Pension plan..........      (7)      (2)        --        --        --       --      --         --            --              (9)
Equity and provision
  for losses and
  write-downs.........      27       --        (18)       84       100       44       3         --            --             240
Income taxes..........       2       --          6        (4)       (4)      --      --          1            --               1
                        ------     ----       ----      ----      ----      ---      --       ----          ----          ------
Net income............     865       31         96        92       206       38       3       (430)           --             901
                        ======     ====       ====      ====      ====      ===      ==       ====          ====          ======
Sales classified by
  geographic
  destination:
Export market
  Latin America.......     161       --         16        --        17       --      --         --           (51)            143
United States.........     169      113         53       114        34       --      --         --           (70)            413
Europe................     660       28         56        --       172       --      --         --          (120)            796
Middle East...........     135       --          3        --        16       --      --         --           (11)            143
Japan.................     409        2          8        --        34       --      --         --          (191)            262
Asia, other than
  Japan...............     446       --          7        --         1       --      --         --          (206)            248
                        ------     ----       ----      ----      ----      ---      --       ----          ----          ------
                         1,980      143        143       114       274       --      --         --          (649)          2,005
Domestic market.......     748       70        295         9        11        1      --         --           (47)          1,087
                        ------     ----       ----      ----      ----      ---      --       ----          ----          ------
                         2,728      213        438       123       285        1      --         --          (696)          3,092
                        ======     ====       ====      ====      ====      ===      ==       ====          ====          ======
Assets:
Property, plant and
  equipment, net......   3,091      338        389       171        --       --      --         35            --           4,024
Capital
  expenditures........     168       29         12        --        --       --      --          5            --             214
Investments in
  affiliated companies
  and joint ventures
  and other
  investments.........     457       32        111       381       238      410      80         --            --           1,709
                        ======     ====       ====      ====      ====      ===      ==       ====          ====          ======
Capital employed......   3,174      343        434        44         2       12       4        (28)           31           4,016
NOPLT.................     850       44        119         3        22        1      --       (135)           --             904
ROCE..................      27%      13%        27%        7%       --        8%     --         --            --              23%

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of our current financial instruments generally approximates fair market value because of the short-term maturity or frequent repricing of these instruments.

     The market value of long-term investments, where available, is disclosed in
Note 10 to these financial statements.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

     Based on borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair market value of long-term debt at September 30, 2001 is not substantially different from that as of December 31, 2000.

     Fair market value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. Changes in assumptions could significantly affect the estimates.

18.  DERIVATIVE FINANCIAL INSTRUMENTS

     Volatility of interest rates, exchange rates and commodity prices are the main market risks to which we are exposed -- all three are managed through derivative operations. These have the exclusive aim of reducing exposure to risk. We do not use derivatives for speculation purposes.

     We monitor and evaluate our derivative positions on a regular basis and adjust our strategy in response to market conditions. We also periodically review the credit limits and credit worthiness of our counter-parties in these transactions. In view of the policies and practices established for operations with derivatives, management considers the occurrence of non-measurable risk situations as unlikely.

     As from January 1, 2001 we adopted SFAS 133 "Accounting for Derivative Financial Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138, and began to recognize all derivatives on our balance sheet at fair value. Accordingly we recognized an initial transition adjustment of $3 as a charge in our statement of income relative to net unrealized losses on contracts open as of December 31, 2000. Subsequently to January 1, 2001 all derivatives have been adjusted to fair market value at each balance sheet date and the change included in current earnings.

     For the nine month period ended September 30, 2001 the movement of unrealized and realized gains or losses on derivative financial instruments is as follows:

                                                               NET GAINS (LOSSES)}
                                                       ------------------------------------
                                                              INTEREST
                                                               RATES
                                                       GOLD   (LIBOR)    CURRENCIES   TOTAL
                                                       ----   --------   ----------   -----
Initial unrealized gains and losses at January 1,
  2001...............................................    9       (8)         (4)        (3)
  Change in the period...............................    2      (39)         (1)       (38)
  (Gains) and losses realized in the period..........   (5)       6           2          3
                                                        --      ---          --        ---
  UNREALIZED GAINS AND (LOSSES) AT
     SEPTEMBER 30, 2001..............................    6      (41)         (3)       (38)
                                                        ==      ===          ==        ===

     Realized and unrealized gains and losses are included in our income statement under the following captions:

        Gold -- other operating costs and expenses;

        Interest rates -- financial expenses;

        Currencies -- foreign exchange and monetary losses, net.

     Final maturity dates for the above instruments are as follows:

Gold........................................................  December 2005
Interest rates (libor)......................................   October 2007
Currencies..................................................     April 2005

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

  (a) INTEREST RATE AND EXCHANGE RATE RISK

     Interest rate risks mainly relate to that part of the debt borrowed at floating rates. The foreign currency debt is largely subject to fluctuations in the London Interbank Offered Rate -- LIBOR. That portion of local currency denominated debt that is subject to floating rates is linked to the Long Term Interest Rate -- TJLP, fixed quarterly by the Brazilian Central Bank. Since May 1998, we have used derivative instruments to protect overselves against fluctuations in the LIBOR rate.

     There is an exchange rate risk associated with our foreign currency denominated debt. On the other hand, a substantial proportion of our revenues are denominated in, or automatically indexed to, the U.S. dollar, while the majority of costs are expressed in reais. This provides a natural hedge against any devaluation of the Brazilian real against the U.S. dollar. When events of this nature occur, the immediate negative impact on foreign currency denominated debt is offset over time by the positive effect of devaluation on future cash flows.

     With the advent of a floating exchange rate regime in Brazil in January 1999, we adopted a strategy of monitoring market fluctuations, using derivatives to protect against specific risks from exchange rate variation.

     From time to time we enter into foreign exchange derivative swap transactions seeking to change the characteristics of our real-denominated cash investments to US dollar-indexed instruments. The extent of such transactions depends on our perception of market and currency risk, but is never speculative in nature. All such operations are marked-to-market at each balance sheet date and the effect included in financial income or expense. During the nine months ended September 30, 2001 our use of such instruments was not significant.

  (b) COMMODITY PRICE RISK

     We also use derivative instruments to manage exposure to changing gold prices. Derivatives allow the fixing of an average minimum profit level for future gold production. However, they may also have the effect of eliminating potential gains on certain price increases in the spot market for gold. We manage our contract positions actively, and the results are reviewed at least monthly, allowing adjustments to targets and strategy to be made in response to changing market conditions.

     In the case of gold derivatives, our policy has been to settle all contracts through cash payments or receipts, without physical delivery of product.

     Our affiliates Albras and Alunorte manage the risk of fluctuating aluminum prices using derivatives, allowing an average minimum profit level for future production and ensuring stable cash generation. However, they may also have the effect of eliminating potential gains on certain price increases in the spot market for aluminum. We account for both affiliates using the equity method.

     In December 2000, we introduced a new risk management system to evaluate, measure and manage the market risk associated with our financial activities, using the value-at-risk -- VAR method. VAR incorporates a variety of risk factors which affect our results, including commodity prices, interest and exchange rate volatilities, as well as the correlation between all these variables. This tool will permit more efficient monitoring of market risk exposure.

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

19.  ACCOUNTING CHANGES

     These financial statements have been restated to reflect the following accounting changes:

  (a) CHANGES WHICH EFFECT NET INCOME AND STOCKHOLDERS' EQUITY

  (a.1) Impairment provision for equity investments in CST and Usiminas.

     The Company has concluded that the loss in value in its investment in CST and Usiminas was other than temporary, and that the carrying value should be reduced to the quoted market price of the applicable shares. This methodology has been applied retroactively resulting in a write-down provision of $180 as at December 31, 1997 (with write-down changes of $50, $24 and $106 recorded for the years ended December 31, 1997, 1996 and 1995, respectively).

  (a.2) Amortization of goodwill related to Samarco and Samitri.

     The Company has recognized amortization expense of goodwill relating to the acquisition of Samarco and Samitri in May 2000 from the date of the acquisition on a straight line basis at 16.67% per annum. Previously, the Company had not commenced amortization of goodwill.

     The impact of the above alterations is shown below:

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Net income previously reported..............................    597     909
Goodwill amortization.......................................    (18)    (12)
Deferred tax effects........................................      6       4
                                                              -----   -----
RESTATED NET INCOME.........................................    585     901
                                                              =====   =====
Earnings per share previously reported......................   1.55    2.36
Restated earnings per share.................................   1.52    2.34
Shareholders' equity previously reported....................  3,928   5,238
Write-off of Usiminas goodwill..............................
Impairment of CST and Usiminas..............................   (358)   (414)
Goodwill amortization.......................................    (31)    (12)
Deferred tax effects........................................     74      75
                                                              -----   -----
RESTATED SHAREHOLDERS' EQUITY...............................  3,613   4,887
                                                              =====   =====

  (b) CHANGE THAT DOES NOT AFFECT NET INCOME AND STOCKHOLDERS'
EQUITY -- CONSOLIDATION OF CELMAR S.A.

     Previously we accounted for our development stage subsidiary, Celmar S.A., under the equity method of accounting. We now consolidate this entity for all periods presented which has not resulted in any change to our net income or stockholders' equity. The effects on our consolidated current assets and current liabilities is less than 1% while consolidated long-term liabilities increased by 1.8%.

20.  INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements are reviewed by PricewaterhouseCoopers Auditores Independentes. The financial statements of certain of our subsidiaries and affiliates have been reviewed by independent accountants other than PricewaterhouseCoopers Auditores Independentes and, as mentioned

    EXPRESSED IN MILLIONS OF UNITED STATES DOLLARS, UNLESS OTHERWISE STATED

in their report, PricewaterhouseCoopers Auditores Independentes has relied on such reviews when issuing their report on our consolidated financial statements.

     The following entities prepare interim financial statements in US GAAP which are reviewed in accordance with auditing standards generally accepted in the United States of America:

                                             INDEPENDENT
                                             ACCOUNTANTS   PERIODS REVIEWED    CITY     STATE   COUNTRY
                                             -----------   ----------------   -------   -----   -------
Aluminio Brasileiro S.A.-ALBRAS............    DTT          2001, 2000          RJ      RJ      Brazil
Alumina do Norte do Brasil S.A.-ALUNORTE...    DTT          2001, 2000          RJ      RJ      Brazil
Bahia Sul Celulose S.A.(1).................   KPMG             2000             SP      SP      Brazil
Celulose Nipo-Brasileira S.A.-CENIBRA(1)...    DTT          2001, 2000          BH      MG      Brazil
Navegacao Vale do Rio Doce S.A.-DOCENAVE...    DTT          2001, 2000          RJ      RJ      Brazil
DOCEPAR S.A. ..............................    DTT          2001, 2000          RJ      RJ      Brazil
Companhia Hispano-Brasileira de
  Pelotizacao-HISPANOBRAS..................    AA           2001, 2000        Vitoria   ES      Brazil
Companhia Italo-Brasileira de Pelotizacao-
  ITABRASCO................................    AA           2001, 2000        Vitoria   ES      Brazil
Companhia Coreano Brasileira de
  Pelotizacao-KOBRASCO.....................    DTT          2001, 2000          RJ      RJ      Brazil
Minaracao Rio do Norte S.A. ...............    AA           2001, 2000          RJ      RJ      Brazil
Companhia Nipo-Brasileira de Pelotizacao-
  NIBRASCO.................................    DTT          2001, 2000          RJ      RJ      Brazil
Valesul Aluminio S.A. .....................   KPMG          2001, 2000          RJ      RJ      Brazil
Companhia Siderurgica Nacional(1)..........    AA              2000             RJ      RJ      Brazil

---------------

(1) Investments sold in 2001.

AA --  Arthur Andersen S/C
DTT -- Deloitte Touche Tohmatsu
RJ --  Rio de Janeiro
MG --  Minas Gerais
BH --  Belo Horizonte
SP --  Sao Paulo
ES --  Espirito Santo

         INDEX TO AUDIT REPORTS FROM INDEPENDENT ACCOUNTANTS LISTED IN
                NOTE 23 TO OUR CONSOLIDATED FINANCIAL STATEMENTS

Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Albras for the
  three years ended December 31, 2000, 1999 and 1998........   B-2
Report of Deloitte Touche Tohmatsu dated January 17, 2001
  with respect to the financial statements of Alunorte for
  the three years ended December 31, 2000, 1999 and 1998....   B-3
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Aluvale for
  the three years ended December 31, 2000, 1999 and 1998....   B-4
Report of KPMG Auditores Independentes dated February 6,
  2001 with respect to the consolidated financial statements of Bahia Sul Celulose S.A. and subsidiaries for the three
  years ended December 31, 2000, 1999 and 1998..............   B-5
Report of KPMG LLP dated January 19, 2001 with respect to
  the financial statements of CSI for the three years ended
  December 31, 2000, 1999 and 1998..........................   B-6
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Cenibra for
  the two years ended December 31, 2000 and 1999............   B-7
Reports of Deloitte Touche Tohmatsu dated February 8, 2001
  and February 12, 1999 with respect to the financial
  statements of Docenave for the three years ended December
  31, 2000, 1999 and 1998...................................   B-8
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to the financial statements of Docepar for
  the two years ended December 31, 2000 and 1999............  B-11
Report of Arthur Andersen S/C dated January 15, 2001 with
  respect to the financial statements of Hispanobras for the three years ended December 31, 2000, 1999 and 1998........  B-12
Report of Arthur Andersen S/C dated January 15, 2001 with
  respect to the financial statements of Itabrasco for the
  three years ended December 31, 2000, 1999 and 1998........  B-13
Report of Deloitte Touche Tohmatsu dated January 29, 2001
  with respect to the financial statements of Kobrasco for
  the year ended December 31, 2000..........................  B-14
Reports of Arthur Andersen S/C dated January 18, 2001 and
  January 17, 2000 with respect to the financial statements
  of MRN for the three years ended December 31, 2000, 1999
  and 1998..................................................  B-15
Report of Deloitte Touche Tohmatsu dated January 29, 2001
  with respect to the financial statements of Nibrasco for
  the three years ended December 31, 2000, 1999 and 1998....  B-17
Report of KPMG Auditores Independentes dated January 19,
  2001 with respect to the financial statements of Valesul
  for the two years ended December 31, 2000 and 1999........  B-18
Report of Deloitte Touche Tohmatsu dated January 20, 1999
  with respect to the financial statements of Valesul for
  the two years ended December 31, 1998 and 1997............  B-19
Report from Arthur Andersen S/C dated February 19, 2001 with respect to their consolidated financial statements of CSN
  for the two years ended December 31, 2000 and 1999........  B-20
Reports of Deloitte Touche Tohmatsu dated February 2, 2001
  and April 28, 2000 with respect to financial statements of
  Terminal Vila Velha S.A. for the three years ended
  December 31, 2000, 1999, and 1998 (English Version).......  B-21
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to financial statements of Nova Era Silicon
  S.A. for the year ended December 31, 2000 (English
  Version)..................................................  B-23
Report of Trevisan dated January 18, 2000 with respect to
  financial statements of Nova Era Silicon S.A. for the two
  years ended December 31, 1999 and 1998 (English
  Version)..................................................  B-25
Report of Deloitte Touche Tohmatsu dated January 19, 2001
  with respect to financial statements of Celmar
  S.A.-Industria de Celulose e Papel for the year ended
  December 31, 2000 (English Version).......................  B-27
Report of Deloitte Touche Tohmatsu dated January 22, 2001
  with respect to financial statements of SIBRA
  Eletrosiderurgica Brasileira S.A. for the year ended
  December 31, 2000 (English Version).......................  B-28

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                                       [DELOITTE
TOUCHE TOHMATSU LOGO]
INDEPENDENT ACCOUNTANTS' REPORT

To the Directors and Stockholders of
ALBRAS -- Aluminio Brasileiro S.A.
Barcarena -- PA

We have audited the accompanying balance sheets of ALBRAS -- Aluminio Brasileiro S.A. as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' deficiency and cash flows for the three-year period ended December 31, 2000 (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of ALBRAS -- Aluminio Brasileiro S.A. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

January 19, 2001

/s/ DELOITTE TOUCHE TOHMATSU

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors and Stockholders
ALUNORTE -- Alumina do Norte do Brasil S.A.
Barcarena -- PA

We have audited the accompanying balance sheets of ALUNORTE -- Alumina do Norte do Brasil S.A. as of December 31, 2000 and 1999, and the related statement of operations, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2000 (all expressed in United States Dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of ALUNORTE -- Alumina do Norte do Brasil S.A. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

January 17, 2001

/s/ DELOITTE TOUCHE TOHMATSU

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Vale do Rio Doce Aluminio S.A. -- ALUVALE

We have audited the accompanying balance sheets of Vale do Rio Doce Aluminio S.A. -- ALUVALE as of December 31, 2000 and 1999, and the related statements of operations, cash flows and changes in stockholders' equity for each of the three-years in the period ended December 31, 2000 (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Mineracao Rio do Norte S.A. (2000, 1999 and 1998) and Valesul Aluminio S.A. (2000 and 1999), the Company's investment in which are accounted for by use of the equity method. The Company's equity in the aforementioned affiliates companies' net assets at December 31, 2000 and 1999, totaling US$197,104,000 and US$186,296,000, respectively, and the Company's net equity in the aforementioned affiliated companies' net income for the years ended December 31, 2000, 1999 and 1998, totaling US$47,861,000, US$10,538,000 and
US$27,688,000, respectively, are included in the accompanying financial statements. The financial statements of the above mentioned affiliated companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such companies is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Vale do Rio Doce Aluminio
S.A. -- ALUVALE as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with the accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

January 19, 2001

[KPMG LOGO]

KPMG AUDITORES INDEPENDENTES

Mail address                       Office address
Caixa Postal 2467                  R.Dr. Renato Paes de Barros, 33    Central Tel 55 (11) 3067 3000
01060-970 Sao Paulo SP             04530-904 Sao Paulo SP             Fax National (11) 3079 3752
Brasil                             Brasil                             International 55 (11) 3079 2916

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
Bahia Sul Celulose S.A.

We have audited the accompanying consolidated balance sheets of Bahia Sul Celulose S.A. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income
(loss), and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bahia Sul Celulose S.A. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Sao Paulo, Brazil
February 6, 2001

/s/ KPMG Auditores Independentes

[KPMG LOGO]
                  600 Anton Boulevard
                  Suite 700
                  Costa Mesa, CA 92626-7651

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
California Steel Industries, Inc.:

We have audited the accompanying consolidated balance sheets of California Steel Industries, Inc. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Steel Industries, Inc. and subsidiary as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principals generally accepted in the United States of America.

                                          /s/ KPMG LLP

Orange County, California
January 19, 2001

Deloitte Touche Tohmatsu
Rua Paralba, 1 122-20 degrees
30130-141 -- Belo Horizonte -- MG
Brasil
Telefone: (31) 262-0445
Fac-simile: (31) 262-0446
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' OPINION

To the Shareholders and Directors of
Celulose Nipo-Brasileira S.A. -- CENIBRA
Belo Oriente/MG

We have audited the accompanying consolidated balance sheets of Celulose Nipo-Brasileira S.A. -- CENIBRA as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and of cash flows for the years then ended (all expressed in United States dollars). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 1998 were audited by other auditors, whose report dated January 21, 1999 expressed a qualified opinion in relation to the same matter mentioned in the fourth paragraph.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celulose Nipo-Brasileira S.A. -- CENIBRA and its subsidiaries as of December 31, 2000 and 1999 the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles in United States of America.

As mentioned in note 4, at December 31, 1999 the Company had not provided for a contingency in the amount of US$2,993 thousand related to the tax effects (income tax and social contribution) for the use of the deductibility of the effects of the restatement determined by Law n degrees 7.730/89, which established the "Plano Verao". In 2000 the Company conservatively decided to provide for the referred amount and, consequently, to restatement the financial statements of 1999 and 1998.

/s/ DELOITTE TOUCHE TOHMATSU

January 19, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders
Navegacao Vale do Rio Doce S.A. -- DOCENAVE

We have audited the accompanying consolidated balance sheets of Navegacao Vale do Rio Doce S.A. -- DOCENAVE and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the affiliated company, Wilsea Shipping, Inc., the Company's investment in which is accounted for by use of the equity method. The Company's equity of US$36,257,000 and US$22,273,000 in the aforementioned affiliated company's net assets at December 31, 2000 and 1999, respectively, and of US$13,984,000 and US$783,000 in that company's net income for the respective years then ended are included in the accompanying financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the accompanying financial statements referred to above presented fairly, in all material respects, the financial position of Navegacao Vale do Rio Doce
S.A. -- DOCENAVE and subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 8, 2001

/s/ DELOITTE TOUCHE TOHMATSU

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Vale do Rio Doce Navegacao S.A. - DOCENAVE

We have audited the accompanying consolidated balance sheet of Vale do Rio Doce Navegacao S.A. - DOCENAVE and subsidiaries as of December 31, 1998 (restated as note 9) and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the affiliated companies, Companhia Siderurgica Nacional and Wilsea Shipping Inc., the Company's investments in which are accounted for by use of the equity method. The Company's equity and net income for the year in the aforementioned affiliated companies totals US$246,136,000 and US$42,309,000 at December 31, 1998.

The financial statements of the above mentioned affiliated companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such companies, is based solely on the reports of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, the accompanying restated financial statements referred to above present fairly, in all material respects, the financial position of Vale do Rio Doce Navegacao S.A. and subsidiaries as of December 31, 1998 and the result of its operations, its cash flows and the changes in its stockholders' equity for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Vale do Rio Doce Navegacao S.A. -- DOCENAVE                                    2

Subsequent to the issuance of the Company's 1998 financial statements, the management determined to change the method used to account for the investment in a certain affiliated company, as discussed in note 9. As a result, the previously-issued financial statements for the year ended December 31, 1998 have been restated in order to reflect such changing in the accounting method.

The consolidated financial statements of Vale do Rio Doce Navegacao S.A. and subsidiaries for the year ended in December 31, 1997 and the consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 1996 were audited by other accountants whose issued unqualified opinion thereon dated February 6, 1998. These financial statements have also been restated due to the same reason described in the previous paragraph.

February 12, 1999

/s/ DELOITTE TOUCHE TOHMATSU

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To
The Board of Directors and Stockholders of
DOCEPAR S.A.
Rio de Janeiro - RJ
Brazil

We have audited the accompanying balance sheets of DOCEPAR S.A. as of December 31, 2000 and 1999, and the related statements of operations, cash flows and changes in stockholders' equity (deficiency) for the years then ended (all expressed in United States Dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the affiliated company, Companhia Siderurgica Nacional, the Company's investments in which is accounted for by use of the equity method. The Company's equity related to the aforementioned affiliated company totals US$133,569,000 at December 31, 1999 and a gain of US$4,189,000 and US$3,328,000 for the years ended December 31, 2000 and 1999, respectively. The financial statements of the above mentioned affiliated company were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of DOCEPAR S.A. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

January 19, 2001

/s/ DELOITTE TOUCHE TOHMATSU

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

Companhia Hispano-Brasileira de
Pelotizacao -- HISPANOBRAS:

(1) We have audited the accompanying balance sheets of COMPANHIA HISPANO-BRASILEIRA DE PELOTIZACAO -- HISPANOBRAS (a Brazilian corporation and a subsidiary of Companhia Vale do Rio Doce), translated into U.S. dollars, as of December 31, 2000 and 1999, and the related translated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

(2) We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(3) These translated financial statements have been prepared as the basis for application of the equity method by its stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Companhia Hispano-Brasileira de Pelotizacao -- Hispanobras for that purpose, as explained in Note 2.

(4) In our opinion, the financial statements referred to in paragraph 1 present fairly, in all material respects, and for the purpose described in the preceding paragraph, the financial position of Companhia Hispano-Brasileira de
Pelotizacao -- Hispanobras as of December 31, 2000 and 1999, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles in the United States.

                                          /s/ Arthur Andersen S/C

Vitoria, Brazil,
January 15, 2001.

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

Companhia Italo-Brasileira de
Pelotizacao -- ITABRASCO:

(1) We have audited the accompanying balance sheets of COMPANHIA ITALO-BRASILEIRA DE PELOTIZACAO-ITABRASCO (a Brazilian corporation and a subsidiary of Companhia Vale do Rio Doce), translated into U.S. dollars, as of December 31, 2000 and 1999, and the related translated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

(2) We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(3) These translated financial statements have been prepared as the basis for application of the equity method by its stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Companhia Italo-Brasileira de Pelotizacao -- Itabrasco for that purpose, as explained in Note 2.

(4) In our opinion, the financial statements referred to in paragraph 1 present fairly, in all material respects, and for the purpose described in the preceding paragraph, the financial position of Companhia Italo-Brasileira de
Pelotizacao -- Itabrasco as of December 31, 2000 and 1999, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles in the United States.

                                          /s/ Arthur Andersen S/C

Vitoria, Brazil
January 15, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Companhia Coreano-Brasileira de Pelotizacao -- KOBRASCO
Vitoria, Brazil

We have audited the accompanying consolidated balance sheet of Companhia Coreano-Brasileira de Pelotizacao -- KOBRASCO as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 1999 and 1998 were audited by other accountants whose reports thereon, dated January 14, 2000 and January 15, 1999, respectively, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Companhia Coreano-Brasileira de Pelotizacao -- KOBRASCO as of December 31, 2000, and the consolidated results of its operations, the changes in its stockholders' equity and its cash flow for the year then ended, in conformity with accounting principles generally accepted in United States of America.

January 29, 2001

/s/ DELOITTE TOUCHE TOHMATSU

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of

Mineracao Rio do Norte S.A.:

(1) We have audited the accompanying balance sheets of MINERACAO RIO DO NORTE S.A. (a Brazilian corporation), translated into U.S. dollars, as of December 31, 2000 and 1999, and the related translated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

(2) We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(3) The financial statements of the associated company Alunorte -- Alumina do Norte do Brasil S.A. as of December 31, 2000 and 1999 were audited by other auditors. This investment represents 3% of the total assets (1% in 1999) and 7% of the net income (19% in 1999). Our opinion on such investment is based solely on the report of the other auditors.

(4) These translated financial statements have been prepared as the basis for application of the equity method by the Company's stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Mineracao Rio do Norte S.A. for that purpose, as explained in Note 2.

(5) In our opinion, based on our audits and on the report of other auditors, as mentioned in paragraph (3), the financial statements referred to in paragraph
(1) present fairly, in all material respects, and for the purpose described in the preceding paragraph, the financial position of Mineracao Rio do Norte S.A. as of December 31, 2000 and 1999, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

                                          /s/ ARTHUR ANDERSEN S/C

Rio de Janiero, Brazil,
January 18, 2001.

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of

Mineracao Rio do Norte S.A.:

(1) We have audited the accompanying balance sheets of MINERACAO RIO DO NORTE S.A. (a Brazilian corporation), translated into U.S. dollars, as of December 31, 1999 and 1998, and the related translated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

(2) We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

(3) The financial statements of the associate Alunorte -- Alumina do Norte do Brasil S.A. as of December 31, 1999 were audited by other auditors. This investment represents 1% of the total assets and 100% of the equity adjustment. Our opinion on such investments is based solely on the report of the other auditors.

(4) These translated financial statements have been prepared as the basis for application of the equity method by the Company's stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Mineracao Rio do Norte S.A. for that purpose, as explained in Note 2.

(5) In our opinion, based on our audits and on the report of other auditors, as mentioned in paragraph (3), the financial statements referred to in paragraph
(1) present fairly, in all material respects, and for the purpose described in the preceding paragraph, the financial position of Mineracao Rio do Norte S.A. as of December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

(6) The report of other auditors, mentioned in paragraph (3), indicates the Alunorte -- Alumina do Norte do Brasil S.A. and its stockholders are implementing measures designed to alleviate the Company's financial condition (Note 7).

                                          /s/ ARTHUR ANDERSEN S/C

Rio de Janeiro, Brazil,
January 17, 2000.

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Companhia Nipo-Brasileira de Pelotizacao - NIBRASCO
Vitoria, Brazil

We have audited the accompanying balance sheets of Companhia Nipo-Brasileira de Pelotizacao - NIBRASCO as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Companhia Nipo-Brasileira de Pelotizacao - NIBRASCO at December 31, 2000 and 1999, and the results of its operations, the changes in its stockholders' equity and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

January 29, 2001

/s/ DELOITTE TOUCHE TOHMATSU

[KPMG LOGO]

KPMG AUDITORES INDEPENDENTES

Mail address                    Office address
Caixa Postal 2888               Av. Almivarte Barroso 52-17 degrees      Central Tel 55 (21) 272 2700
20001-970 Rio de Janeiro, RJ    200031-000 Rio de Janeiro, RJ            Fax 55 (21) 544-1338
Brasil                          Brasil

The Board of Directors of
Valesul Aluminio S.A.

We have audited the accompanying balance sheet of Valesul Aluminio S.A. as of December 31, 2000 and 1999, and the related statements of income, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying statements of income, changes in stockholders' equity and comprehensive income and cash flows for the year ended December 31, 1998 were audited by other independent auditors, who issued an unqualified report, dated January 20, 1999.

We conducted our audit in accordance with auditing standards generally accepted in Brazil and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valesul Aluminio S.A. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Notes 4 and 8 to the financial statements, the company has adjusted its property, plant and equipment and deferred income taxes accounting balances as a result of correcting of errors. Consequently, the Company's financial statements for 2000, 1999 and 1998 referred to above have been restated to conform with these adjustments.

January 19, 2001, except for notes 4 and 8, which date is January 17, 2002 Rio de Janeiro, Brazil

/s/ KPMG Auditores Independentes

DELOITTE TOUCHE TOHMATSU
AV. PRESIDENTE WILSON 231-22 degrees
20030-021 -- RIO DE JANEIRO -- RJ
BRASIL
TELEFONE: (21) 524-1281
FAC-SIMILE: (21) 220-3876
WWW.DELOITTE.COM.BR
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' REPORT

To the Directors and Stockholders
Valesul Aluminio S.A.
Rio de Janeiro, Brazil

We have audited the accompanying balance sheets of Valesul Aluminio S.A. as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Valesul Aluminio S.A. at December 31, 1998 and 1997, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

January 20, 1999

/s/ DELOITTE TOUCHE TOHMATSU

                                                                        ANDERSEN

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Companhia Siderurgica Nacional

(1) We have audited the accompanying consolidated balance sheets of COMPANHIA SIDERURGICA NACIONAL (a Brazilian corporation) and its subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

(2) The financial statements of the affiliate CVRD -- Companhia Vale do Rio Doce as of December 31, 2000 and 1999 were audited by other auditors. As of December 31, 2000 this asset represents 14% of the total assets and 28% of the net income (15% and 21% respectively as of December 31, 1999). Our opinion on such asset is based solely on the report of other auditors.

(3) We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(4) In our opinion, based on our audits and the report of other auditors for the years ended December 31, 2000 and 1999 as mentioned in paragraph (2) above, the consolidated financial statements referred to in paragraph (1) present fairly, in all material respects, the financial position of Companhia Siderurgica Nacional and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

                                          /s/ Arthur Andersen S/C

Rio de Janeiro, Brazil,
February 19, 2001 (except for Notes 7, 9 and 21, as to which the date is June 19, 2001).

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' OPINION

To
The Stockholders and Board of Directors
TVV - Terminal de Vila Velha S.A.
Vitoria - ES

1. We have audited the balance sheets of TVV - Terminal de Vila Velha S.A. as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and changes in financial position for the years then ended (all expressed in Brazilian Reais). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with auditing standards generally accepted in Brazil, and included: (a) planning the audit, considering the materiality of the amounts presented, the number of transactions and the Company's accounting and internal control systems; (b) examining, on a test basis, the evidence supporting the amounts and disclosures in the financial statements; and (c) the assessment of the accounting principles used and of the significant estimates made by management, as well as the presentation of the financial statements taken as a whole.

3. In our opinion, the financial statements referred to the first paragraph present fairly, in all material respects, the financial position of as of December 31, 2000 and 1999, and the results of its operations, changes in its stockholders' equity and changes in its financial position for the years then ended, in conformity with the Brazilian corporate law.

4. The translation of the financial statements into English have been made solely for the convenience of readers outside of Brazil.

Vitoria, February 2, 2001

/s/ DELOITTE TOUCHE TOHMATSU                             /s/ MARCELO C. ALMEIDA
DELOITTE TOUCHE TOHMATSU                                 MARCELO C. ALMEIDA
Independent Auditors                                     Certified Accountant
CRC-SP 11.609 S/RJ                                       CRC-RJ 36.206-3 S/ES

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' OPINION

To
The Stockholders and Board of Directors
TVV - Terminal de Vila Velha S.A.
Vila Velha - ES

1. We have audited the balance sheets of TVV - Terminal de Vila Velha S.A. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and changes in financial position for the years then ended and for the period between July 2 (date of Company's organization) and December 31, 1998 (all expressed in Brazilian Reais). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with auditing standards generally accepted in Brazil, and included: (a) planning the audit, considering the materiality of the amounts presented, the number of transactions and the Company's accounting and internal control systems; (b) examining, on a test basis, the evidence supporting the amounts and disclosures in the financial statements; and (c) the assessment of the accounting principles used and of the significant estimates made by management, as well as the presentation of the financial statements taken as a whole.

3. In our opinion, the financial statements referred to the first paragraph present fairly, in all material respects, the financial position of as of December 31, 1999 and 1998 and the results of its operations, changes in its stockholders' equity and changes in its financial position for the years then ended and for the period between July 2 (date of Company's organization) and December 31, 1998, in conformity with the Brazilian corporate law.

4. The translation of the financial statements into English have been made solely for the convenience of readers outside of Brazil.

Rio de Janeiro, April 28, 2000


/s/ DELOITTE TOUCHE TOHMATSU                             /s/ MARCELLO C. ALMEIDA
DELOITTE TOUCHE TOHMATSU                                 MARCELLO C. ALMEIDA
Independent Auditors                                     Certified Accountant
CRC-SP 11.609 S/RJ                                       CRC-RJ 36.206-3 S/ES

Deloitte Touche Tohmatsu
Rue Fariba, 1.122-20 degrees
30130-141 Bela Horizonte -- MG
Brasil

Telefone: (31) 3202-0440
Fac-simile: (31) 3262-0445
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' REPORT

To the Management and Stockholders of
Nova Era Silicon S.A.
Belo Horizonte/MG

1. We have audited the accompanying balance sheet of Nova Era Silicon S.A. as of December 31, 2000 and the related statements of income, changes in stockholders' equity and changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

2. Except for the mentioned on the third paragraph, we conducted our audit in accordance with generally accepted auditing standards in Brazil, which included: (a) planning of the engagement, considering the materiality of the balances, the volume of transactions and the accounting and internal control system of the Company; (b) examination, on a test basis, of the evidence and records supporting the amounts and disclosures in the financial statements; and (c) evaluation of the accounting principles used and significant used adopted by management of the company, as well as the overall financial statement presentation.

3. The Company has calculated the depletion of its forests, with a net balance of R$3,761 at December 31, 2000, at a 10% annual (straight line) rate. As required by accounting policies, depletion of forests should be calculated based on the volume of timber that has been extracted in proportion to total potential volume, applied to total building cost. We were unable to measure the effects arising from the adoption of such procedure as of December 31, 2000.

4. As of December 31, 1999, the Company elected to follow Resolution 294, issued by the Brazilian Securities and Exchange Commission -- CVM, and recorded in its deferred assets the net loss on exchange variation for the three-month period ended March 31, 1999. As required by accounting principles, exchange variation should be recorded as expenses in the period in which they were incurred. Consequently, permanent assets and stockholders' equity as of December 31, 2000 were overstated by R$4,128 thousand, and net income for the year then ended was understated by R$2,061 related to respective amortization.

5. In our opinion, except for the effects, if any, of the matter mentioned in the third paragraph and for the effects of the matter mentioned in the fourth paragraph, the financial statements referred in the first paragraph present fairly, in all material respects, the financial position of Nova Era Silicon S.A. as of December 31, 2000, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the year then ended, in conformity with accounting principles established by the Brazilian Corporate Law.

6. The financial statements for the year ended December 31, 1999, presented for comparison purposes, were examined by other auditors who issued a report on January 18, 2000 containing the same qualification as stated in Paragraph 4, in the amount of R$6,190 thousand.

7. The translation of the financial statements into English have been made solely for the convenience of readers outside of Brazil.

/s/ Deloitte Touche Tohmatsu

January 19, 2001

                                                  TREVISAN
                                                           THE GLOBAL SOLUTION

A FREE TRANSLATION OF THE ORIGINAL IN PORTUGUESE, ISSUED IN JANUARY 18, 2000, ON FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH BRAZILIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

INDEPENDENT AUDITORS' REPORT

The Shareholders and Management
Nova Era Silicon S.A.

1. We have examined the balance sheets of Nova Era Silicon S.A. as of December 31st, 1999 and 1998, and the related statements of income, of changes in shareholders' equity and of changes in financial position for the years then ended, all prepared under the responsibility of the management. Our responsibility is to issue an opinion on these financial statements, based on our audit.

2. Except for the subject on paragraph 3, we conducted our audit in accordance with Brazilian generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test-basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, internal control systems and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

3. The Company has calculated the depletion on the forests, which net amount at December 31st, 1999 is R$3,859 (R$3,998 at 1998), considering the straight-line method and the rate of 10% per annum. Brazilian generally accepted accounting principles require that depletion on the forest should be calculated considering the amount of wood extracted in relation to the total potential of extraction of the referred forests. The possible effects related to the deviation of accounting principles has not been measured at the balance sheet dates.

4. Exercising the permission contained in the Deliberation 294 of the Brazilian Securities Exchange Commission -- CVM (the Comissao de Valores Mobiliarios), as of March 26, 1999, the company recorded the negative net effect from exchange variation for the 3 months period ended on March 31, 1999 as a deferred asset. Brazilian generally accepted accounting principles request that exchange variations to be registered as expense on the period of their occurrence. Consequently, the permanent assets (deferred assets) and the shareholders' equity as of December 31, 1999 and the net income for the year then ended are overstated in an amount of R$6,190 thousand.

                                                  TREVISAN
                                                           THE GLOBAL SOLUTION

A FREE TRANSLATION OF THE ORIGINAL IN PORTUGUESE, ISSUED IN JANUARY 18, 2000, ON FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH BRAZILIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

INDEPENDENT AUDITORS' REPORT

The Shareholders and Management
Nova Era Silicon S.A.

5. In our opinion, except for the possible effects regarding the subject mentioned in the paragraph 3, and the effects of the exchange variation deferred, mentioned in the paragraph 4, the financial statements referred to in paragraph 1 present fairly, in all material respects, the financial position of Nova Era Silicon S.A. as of December 31, 1999 and 1998, the results of its operations, the changes in its shareholders' equity and in financial position for the years then ended, in accordance to accounting practices prescribed by the Brazilian Corporate law.

Belo Horizonte, Brazil

January 18th, 2000 (except for the subject mentioned on the paragraph 3 that is dated on January 31st, 2002)

/s/ LUIZ CLAUDIO FONTES
Luiz Claudio Fontes
Socio-contador
CRC 1RJ032470/O-9 "I" PR "S" MG
Trevisian Auditores
Independentes
CRC 2SP013439/O-5 "S" MG

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT AUDITORS' OPINION

To
The Stockholders and Board of Directors
CELMAR S.A. -- Industria de Celulose e Papel
Imperatriz - Maranhao

1. We have audited the balance sheets of CELMAR S.A. -- Industria de Celulose e Papel as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and changes in financial position for the years then ended (all expressed in Brazilian Reais). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with auditing standards generally accepted in Brazil, and included: (a) planning the audit, considering the materiality of the amounts presented, the number of transactions and the Company's accounting and internal control systems; (b) examining, on a test basis, the evidence supporting the amounts and disclosures in the financial statements; and (c) the assessment of the accounting principles used and of the significant estimates made by management, as well as the presentation of the financial statements taken as a whole.

3. In our opinion, the financial statements referred to the first paragraph present fairly, in all material respects, the financial position of CELMAR S.A. -- Industria de Celulose e Papel as of December 31, 2000, and the results of its operations, changes in its stockholders' equity and changes in its financial position for the years then ended, in conformity with the Brazilian corporate law.

4. The Company is in the pre-operating phase. In order to take advantage of new technology that would allow the optimization of industrial production capacity, the production activities start-up was postponed. As described in the first paragraph to the financial statements, the Company's management is endeavoring, primarily, to obtain financial resources that will enable the Company to increase the forestry capacity of the project. The continuity as well as the recovery of the costs already invested in the project depends on the obtaining of these resources.

5. The financial statements of CELMAR S.A. -- Industria de Celulose e Papel for the year ended December 31, 1999 were audited by other auditors, whose report, dated January 14, 2000, expressed an unqualified opinion included the same emphasis as that described in the previous paragraph.

6. The translation of the financial statements into English have been made solely for the convenience of readers outside of Brazil.

Rio De Janeiro, January 19, 2001

/s/ DELOITTE TOUCHE TOHMATSU                             /s/ MARCELO C. ALMEIDA
DELOITTE TOUCHE TOHMATSU                                 MARCELO C. ALMEIDA
Independent Auditors                                     Certified Accountant
CRC-SP 11.609 S/RJ                                       CRC/RJ 36.206-3

DELOITTE TOUCHE TOHMATSU
AVENIDA TANCREDO NEVES 1.283-SI. 401/402
EDIFICIO EMPRESARIAL OMEGA
41820-021 SALVADOR - BA
BRASIL

TEL: (71) 341-4454
FAX: (71 341-0541
WWW.DELOITTE.COM.BR
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

(Convenience Translation into English from the Original Previously Issued in Portuguese)

INDEPENDENT AUDITORS' REPORT

To the Shareholders, Administrative Council and Directors of
SIBRA -- ELETROSIDERURGICA BRASILEIRA S.A.
Simoes Filho - BA

1. We have audited the accompanying balance sheet of SIBRA -- ELETROSIDERURGICA BRASILEIRA S.A., Parent Company and Consolidated, as of December 31, 2000, and the related statements of income, changes in shareholders' equity (Parent Company) and changes in financial position for the year then ended (all expressed in thousands of Brazilian Reais) which were prepared under the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

2. We conducted our audit in accordance with auditing standards generally accepted in Brazil. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3. The accompanying financial statements have been translated into the English language from those issued in Portuguese and in all respects follow Brazilian generally accepted accounting principles and reporting practices. The effects of the differences between generally accepted accounting principles as established by Brazilian Corporate Law and the accounting principles generally accepted in the countries in which the accompanying financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present financial position, results of operations and changes in financial position in accordance with accounting principles generally accepted in the countries of users of the financial statements other than Brazil.

4. In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of SIBRA -- ELETROSIDERURGICA BRASILEIRA S.A. as of December 31, 2000, Parent Company and Consolidated, the results of its operations, changes in its shareholder's equity and changes in its financial position for the year then ended in conformity with accounting principles established by Brazilian Corporate Law.

5. As mentioned in notes 15 and 17, the Company and its subsidiary Companhia Paulista de Ferro-Ligas, have received a Public Civil Environment Suit and a Notice of Violation questioning certain procedures for federal taxes and several legal actions, which currently are in process. Based on the opinion of its lawyers that the Company will be successful in these processes, no provisions were made.

6.The financial statements corresponding to the period ending on December 31, 1999, presented for comparative reasons, were audited by us, and our opinion, dated February 24, 2000, contained an emphasis paragraph concerning the matters below:

- The Company's administration introduced a series of operational and financial restructuring measures, with the objective of reestablishing the economic and financial equilibrium of the Company and its subsidiaries, and the financial statements were prepared based on the presumed success of these measures. In 2000, these measures were concluded;

- the Company and its subsidiary, Companhia Paulista de Ferro-Ligas, hold loans with subsidiary companies and shareholders in the amount of R$ 10,537 thousand, parent company and R$ 35,975 thousand, consolidated, R$ 4,054 thousand and R$ 4,500 thousand, consolidated, respectively, registered under long term liabilities. In 2000, R$ 12,056 thousand, in loans with shareholders were capitalized and the other loans with shareholders and subsidiaries, ICMS and IPI, are being used in the operations;

- on December 31, 1999 the subsidiary, Companhia Paulista de Ferro-Ligas had overdue loans for which the parent company recognized a provision equivalent to its stock participation. On March 31, 2000, the subsidiary reverted the situation of deficiency in Shareholder's equity.

Salvador, January 22, 2001

/s/ DELOITTE TOUCHE TOHMATSU                                /s/ JOSE OTHON TAVARES DE ALMEIDA
Auditores Independentes                                     Accountant
CRC -- SP 011.609/O-8-F "BA"                                CRC -- BA 013.212/O

              INDEX TO REVIEW REPORTS FROM INDEPENDENT ACCOUNTANTS
       LISTED IN NOTE 20 TO OUR CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Report of Deloitte Touche Tohmatsu dated October 23, 2001
  with respect to the financial statements of Albras for the
  nine-month periods ended September 30, 2001 and 2000......   C-2

Report of Deloitte Touche Tohmatsu dated October 23, 2001
  with respect to the financial statements of Alunorte for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-3
Report of KPMG Auditores Independentes dated October 18,
  2000 with respect to the financial statements of Bahia Sul for the nine-month periods ended September 30, 2000 and
  1999......................................................   C-4
Report of Deloitte Touche Tohmatsu dated November 1, 2001
  with respect to the financial statements of Cenibra for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-5
Report of Deloitte Touche Tohmatsu dated October 22, 2001
  with respect to the financial statements of Docenave for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-6
Report of Deloitte Touche Tohmatsu dated October 22, 2001
  with respect to the financial statements of Docepar for
  the nine-month periods ended September 30, 2001 and
  2000......................................................   C-7
Report of Arthur Andersen S/C dated October 19, 2001 with
  respect to the financial statements of Hispanobras for the
  nine-month periods ended September 30, 2001 and 2000......   C-8
Report of Arthur Andersen S/C dated October 19, 2001 with
  respect to the financial statements of Itabrasco for the
  nine-month periods ended September 30, 2001 and 2000......   C-9
Report of Deloitte Touche Tohmatsu dated October 19, 2001
  with respect to the financial statements of Kobrasco for
  the nine-month periods ended September 30, 2001 and
  2000......................................................  C-10
Report of Arthur Andersen S/C dated October 22, 2001 with
  respect to the financial statements of MRN for the
  nine-month periods ended September 30, 2001 and 2000......  C-11
Report of Deloitte Touche Tohmatsu dated October 19, 2001
  with respect to the financial statements of Nibrasco for
  the nine-month periods ended September 30, 2001 and
  2000......................................................  C-12
Report of KPMG Auditores Independentes dated October 19,
  2001 with respect to the financial statements of Valesul
  for the nine-month periods ended September 30, 2001 and
  2000......................................................  C-13
Report of Arthur Andersen S/C dated October 20, 2000 with
  respect to the financial statements of CSN for the
  nine-month period ended September 30, 2000................  C-14

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors and Stockholders of
ALBRAS -- Aluminio Brasileiro S.A.
Barcarena -- PA

We have reviewed the accompanying balance sheets of ALBRAS - Aluminio Brasileiro S.A. as of September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' deficiency and cash flows for the nine-month periods then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 23, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors and Stockholders
ALUNORTE -- Alumina do Norte do Brasil S.A.
Barcarena -- PA

We have reviewed the accompanying balance sheets of ALUNORTE -- Alumina do Norte do Brasil S.A. as of September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the nine-month periods then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 23, 2001

[KPMG LOGO]

KPMG AUDITORES INDEPENDENTES

Mail address                       Office address
Caixa Postal 2467                  R.Dr. Renato Paes de Barros, 33    Central Tel 44 (11) 3067 3000
01060-970 Sao Paulo SP             04530-904 Sao Paulo SP             Fax National (11) 3079 3752
Brasil                             Brasil                             International 55 (11) 3079 2916

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors
and Shareholders of Bahia Sul Celulose S.A.

We have reviewed the accompanying consolidated balance sheet of Bahia Sul Celulose S.A. and subsidiaries as of September 30, 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for the nine-month periods ended September 30, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with United States generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Bahia Sul Celulose S.A. and its subsidiaries as of December 31, 1999. We also have audited the consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for the year then ended not presented herein. In our report dated January 20, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the selected information set forth in the accompanying consolidated balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Sao Paulo, Brazil

/s/ KPMG Auditores Independentes

October 18, 2000

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Shareholders and Directors of
Celulose Nipo-Brasileira S/A -- CENIBRA
Belo Oriente/MG

We have reviewed the accompanying consolidated balance sheets of Celulose Nipo-Brasileira S/A -- CENIBRA as of September 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine-month periods then ended (all expressed in United States dollars). These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

November 1, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders
Navegacao Vale do Rio Doce S.A. -- DOCENAVE
Rio de Janeiro -- RJ

     We have reviewed the accompanying consolidated balance sheets of Navegacao Vale do Rio Doce S.A. -- DOCENAVE and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the nine-month periods then ended (all expressed in United States dollars). These consolidated financial statements are the responsibility of the Company's management.

     Except as discussed in the following paragraph, we conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     The financial statements of the affiliated company, Wilsea Shipping, Inc., in which the Company's investment is accounted for by use of the equity method, were not reviewed by us or other accountants. The Company's equity and accounts receivable from the aforementioned affiliated company total US$946,000 and US$26,391,000 as of September 30, 2001 and 2000, respectively, and the net loss for the nine-month periods ended September 30, 2001 and 2000 totals US$314,000 and US$1,577,000, respectively.

     Based on our reviews, excepted for the effects of adjustments, if any, as might have been determined to be necessary had the affiliated company's financial statements referred to above been reviewed by independent accountants, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 22, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To The Board of Directors and Stockholders of
DOCEPAR S.A.
Rio de Janeiro -- RJ
Brazil

     We have reviewed the accompanying balance sheets of DOCEPAR S.A. as of September 30, 2001 and 2000 and the related statements of operations, cash flows and changes in stockholders' equity (deficiency) for the nine-month periods then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. We were furnished with the report of other accountants on their review of the interim financial information of the affiliated company, Companhia Siderurgica Nacional-CSN for the nine-month period ended September 30, 2000, in which the Company's investment was accounted for by use of equity method. The Company's gain related to the aforementioned affiliated company totals US$4,189,000 for the nine-month period ended September 30, 2000.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews and the report of the other accountants, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 22, 2001

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

Companhia Hispano-Brasileira de
Pelotizacao -- Hispanobras:

(1) We have reviewed the accompanying balance sheets of COMPANHIA HISPANO-BRASILEIRA DE PELOTIZACAO -- HISPANOBRAS (a Brazilian corporation and a subsidiary of Companhia Vale do Rio Doce), translated into U.S. dollars, as of September 30, 2001 and 2000, and the related translated statements of income, changes in stockholders' equity and cash flows for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

(2) We conducted our audits in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

(3) These translated financial statements have been prepared as the basis for application of the equity method by its stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Companhia Hispano-Brasileira de Pelotizacao -- Hispanobras for that purpose, as explained in Note 2.

(4) Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

                                          /s/ Arthur Andersen S/C

Vitoria, Brazil,
October 19, 2001

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

Companhia Italo-Brasileira de
Pelotizacao -- ITABRASCO:

(1) We have reviewed the accompanying balance sheets of COMPANHIA ITALO-BRASILEIRA DE PELOTIZACAO-ITABRASCO (a Brazilian corporation and a subsidiary of Companhia Vale do Rio Doce), translated into U.S. dollars, as of September 30, 2001 and 2000, and the related translated statements of income, changes in stockholders' equity and cash flows for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

(2) We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

(3) These translated financial statements have been prepared as the basis for application of the equity method by its stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Companhia Italo-Brasileira de Pelotizacao -- Itabrasco for that purpose, as explained in Note 2.

(4) Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

Vitoria, Brazil

                                          /s/ Arthur Andersen S/C

October 19, 2001

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of Companhia Coreano -- Brasileira de Pelotizacao -- KOBRASCO
Vitoria, Brazil

We have reviewed the accompanying consolidated balance sheets of Companhia Coreano-Brasileira de Pelotizacao -- KOBRASCO as of September 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine-month periods then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 19, 2001

                                                          [ARTHUR ANDERSEN LOGO]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

Mineracao Rio do Norte S.A.:

(1) We have reviewed the accompanying balance sheets of MINERACAO RIO DO NORTE S.A. (a Brazilian corporation), translated into U.S. dollars, as of September 30, 2001 and 2000, and the related translated statements of income, changes in stockholders' equity and cash flows for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

(2) The interim financial statements of the associated company
Alunorte -- Alumina do Norte do Brasil S.A. as of September 30, 2001 and 2000 were reviewed by other auditors. This investment represents 2.10% (3.28% in 2000) of the total assets and 100% of the equity adjustment (100% in 2000). Our review of such investment is based solely on the report of the other auditors.

(2) We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

(4) These translated financial statements have been prepared as the basis for application of the equity method by the Company's stockholders and, accordingly, they translate the assets, liabilities, stockholders' equity and revenues and expenses of Mineracao Rio do Norte S.A. for that purpose, as explained in Note 2.

(5) Based on our review and on the report of other auditors, as mentioned in paragraph (2), we are not aware of any material modifications that should be made to the financial statements referred to in paragraph (1) for them to be in conformity with generally accepted accounting principles in the United States.

Rio de Janeiro, Brazil,
October 22, 2001.

                                          /s/ ARTHUR ANDERSEN S/C

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22 degrees
20030-021 -- Rio de Janeiro -- RJ
Brasil
Telefone: (21) 524-1281
Fac-simile: (21) 220-3876
www.deloitte.com.br
                                                 [DELOITTE TOUCHE TOHMATSU LOGO]

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of Companhia Nipo-Brasileira de Pelotizacao -- NIBRASCO
Vitoria, Brazil

We have reviewed the accompanying balance sheets of Companhia Nipo-Brasileira de Pelotizacao - NIBRASCO as of September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the nine-month periods then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU

October 19, 2001

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors of
Valesul Aluminio S.A.

     We have reviewed the accompanying balance sheets of Valesul Aluminio S.A. as of September 30, 2001 and 2000 and the related income statements, changes in stockholders' equity and comprehensive income/losses and cash flows for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with auditing standards generally accepted in Brazil and in the United States of America. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

     As more fully described in Notes 4 and 8 to the financial statements, the company has adjusted its property, plant and equipment and deferred income taxes accounting balances as a result of corrections of errors. Consequently, the Company's financial statements for 2001 and 2000 referred to above have been restated to conform with these adjustments.

/s/ KPMG Auditores Independentes

Rio de Janeiro, October 19, 2001, except for notes 4 and 8, which date is January 17, 2002

                                                          [ARTHUR ANDERSEN LOGO]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Companhia Siderurgica Nacional

1. We have reviewed the accompanying condensed consolidated balance sheet of Companhia Siderurgica Nacional (a Brazilian corporation) and subsidiaries, translated into U.S. dollars, as of September 30, 2000, and the related translated condensed consolidated statements of operations, cash flows and changes in stockholders' equity for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

2. The financial statements of the affiliate CVRD -- Companhia Vale do Rio Doce as of September 30, 2000 and 1999 were reviewed by other accountants. This investment represents 14% of the total assets (15% in 1999) and 38% of net income (28% of net loss in 1999). Our report on such investment is based solely on the report of other auditors.

3. We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

4. Based on our review and the report of other auditors, as mentioned in paragraph (2), we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States.

5. The balance sheet as of December 31, 1999, presented for comparison purposes only, was audited by us, and our report dated February 15, 2000 was unqualified. The condensed consolidated statements of operations, cash flows and changes in stockholders' equity for the nine-month period ended September 30, 1999, also presented for comparison purposes, was reviewed by us and our report dated October 22, 1999 was unqualified.

                                          /s/ Arthur Andersen S/C

Rio de Janeiro, Brazil,
October 20, 2000 (except for Note 11, as to which the date is January 11, 2001)

Photographs depicting various aspects of our industrial operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including           , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     68,511,164 AMERICAN DEPOSITARY SHARES

                                [COMPANHIA LOGO]

                           COMPANHIA VALE DO RIO DOCE
                        (VALLEY OF THE RIO DOCE COMPANY)

                         EACH AMERICAN DEPOSITARY SHARE
                          REPRESENTS ONE COMMON SHARE

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                              MERRILL LYNCH & CO.

                            ABN AMRO ROTHSCHILD LLC

                           CREDIT SUISSE FIRST BOSTON

                              GOLDMAN, SACHS & CO.

                                    JPMORGAN

                                 MORGAN STANLEY

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither the laws of Brazil nor the Registrant's by-laws or other constitutive documents provide for indemnification of directors and officers.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     Pursuant to the form of Purchase Agreement among the Registrant, the selling shareholders and the underwriters, the underwriters have agreed to indemnify the directors and officers of the Registrant against certain civil liabilities under the Securities Act.

ITEM 9. EXHIBITS

     The following documents are filed as part of this Registration Statement:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Purchase Agreement.
 4.1      Form of Deposit Agreement among us, JPMorgan Chase Bank, as
          Depositary, and holders of American Depositary Receipts.*
 5.1      Opinion of Paulo Francisco de Almeida Lopes, our general
          counsel, as to the legality of the common shares.**
 8.1      Opinion of Davis Polk & Wardwell as to U.S. tax matters.
 8.2      Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga
          Advogados as to Brazilian tax matters.
10.1      Stock Purchase Agreement dated August 21, 2001 among us and
          Shanghai Baosteel Group Corporation.**
15.1      Awareness Letter of PricewaterhouseCoopers Auditores
          Independentes for the nine months periods ended September
          30, 2001 and 2000 (CVRD).
15.2      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Albras).
15.3      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month period ended September 30, 2001 and 2000
          (Alunorte).
15.4      Awareness Letter of KPMG Auditores Independentes for the
          nine-month periods ended September 30, 2000 and 1999 (Bahia
          Sul).
15.5      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Cenibra).
15.6      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Docenave).
15.7      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Docepar).
15.8      Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (Hispanobras).
15.9      Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (Itabrasco).
15.10     Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Kobrasco).
15.11     Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (MRN).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
15.12     Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Nibrasco).
15.13     Awareness Letter of KPMG Auditores Independentes for the
          nine-month periods ended September 30, 2001 and 2000
          (Valesul).
15.14     Awareness Letter of Arthur Andersen S/C for the nine-month period ended September 30, 2000 (CSN).
23.1      Consent of PricewaterhouseCoopers Auditores Independentes
          for the three years ended December 31, 2000, 1999 and 1998
          (CVRD).
23.2      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Albras).
23.3      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Alunorte).
23.4      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Aluvale).
23.5      Consent of KPMG Auditores Independentes for the three years ended December 31, 2000, 1999 and 1998 (Bahia Sul).
23.6      Consent of KPMG LLP for the three years ended December 31,
          2000, 1999 and 1998 (CSI).
23.7      Consents of Deloitte Touche Tohmatsu for the two years ended
          December 31, 2000 and 1999 (Cenibra).
23.8      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Docenave).
23.9      Consent of Deloitte Touche Tohmatsu for the two years ended
          December 31, 2000 and 1999 (Docepar).
23.10     Consent of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (Hispanobras).
23.11     Consent of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (Itabrasco).
23.12     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000 (Kobrasco).
23.13     Consents of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (MRN).
23.14     Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Nibrasco).
23.15     Consent of KPMG Auditores Independentes for the two years
          ended December 31, 2000 and 1999 (Valesul).
23.16     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 1998 and 1997 (Valesul).
23.17     Consent of Arthur Andersen S/C for the years ended December
          31, 2000 and 1999 (CSN).
23.18     Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999, and 1998. (Terminal Vila
          Velha S.A.).
23.19     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (Nova Era Silicon S.A.).
23.20     Consent of Trevisan for the two years ended December 31,
          1999 and 1998. (Nova Era Silicon S.A.).
23.21     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (Celmar S.A.-Industria de Celulose e
          Papel).
23.22     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (SIBRA Eletrosiderurgica Brasileira
          S.A.).
23.23     Consent of Mineral Resources Development, Inc.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.24     Consent of Paulo Francisco de Almeida Lopes.
23.25     Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
23.26     Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga
          Advogados (included in Exhibit 8.2).
24.1      Power of Attorney (included in page II-5).


---------------


 * Incorporated by reference to the Registration Statement on Form F-6 (Registration No. 333-83702).


** Previously filed.


ITEM 10. UNDERTAKINGS

     The undersigned hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 8 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rio de Janeiro, Brazil, on the 12th day of March, 2002.


                                          COMPANHIA VALE DO RIO DOCE

                                          By:       /s/ ROGER AGNELLI
                                            ------------------------------------
                                              Name:  Roger Agnelli
                                              Title:   Chief Executive Officer

                                          By:      /s/ GABRIEL STOLIAR
                                            ------------------------------------
                                              Name:  Gabriel Stoliar
                                              Title:   Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Agnelli, Tito Botelho Martins, Francisco Rohan de Lima and Paulo Francisco de Almeida Lopes, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

                /s/ ROGER AGNELLI                       Director and Chief Executive      March 12, 2002
 ------------------------------------------------                 Officer
                  Roger Agnelli


        /s/ LUIZ TARQUiNIO SARDINHA FERRO                       Board Member              March 12, 2002
 ------------------------------------------------
          Luiz Tarquinio Sardinha Ferro


      /s/ OCTAVIO LOPES CASTELLO BRANCO NETO                    Board Member              March 12, 2002
 ------------------------------------------------
        Octavio Lopes Castello Branco Neto


       /s/ OCTAVIO MAURO MUNIZ FREIRE ALVES                     Board Member              March 12, 2002
 ------------------------------------------------
         Octavio Mauro Muniz Freire Alves


         /s/ ROMEU DO NASCIMENTO TEIXEIRA                       Board Member              March 12, 2002
 ------------------------------------------------
           Romeu do Nascimento Teixeira


             /s/ RENATO DA CRUZ GOMES                           Board Member              March 12, 2002
 ------------------------------------------------
               Renato da Cruz Gomes


           /s/ JOAO MOISES DE OLIVEIRA                          Board Member              March 12, 2002
 ------------------------------------------------
             Joao Moises de Oliveira


          /s/ FABIO DE OLIVEIRA BARBOSA                         Board Member              March 12, 2002
 ------------------------------------------------
            Fabio de Oliveira Barbosa


          /s/ FRANCISCO VALADARES POVOA                         Board Member              March 12, 2002
 ------------------------------------------------
            Francisco Valadares Povoa


               /s/ GABRIEL STOLIAR                   Executive Officer (Chief Financial   March 12, 2002
 ------------------------------------------------         and Accounting Officer)
                 Gabriel Stoliar


       /s/ ARMANDO DE OLIVEIRA SANTOS NETO            Authorized Representative in the    March 12, 2002
 ------------------------------------------------              United States
         Armando de Oliveira Santos Neto

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Purchase Agreement.
 4.1      Form of Deposit Agreement among us, JPMorgan Chase Bank, as
          Depositary, and holders of American Depositary Receipts.*
 5.1      Opinion of Paulo Francisco de Almeida Lopes, our general
          counsel, as to the legality of the common shares.**
 8.1      Opinion of Davis Polk & Wardwell as to U.S. tax matters.
 8.2      Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga
          Advogados as to Brazilian tax matters.
10.1      Stock Purchase Agreement dated August 21, 2001 among us and
          Shanghai Baosteel Group Corporation.**
15.1      Awareness Letter of PricewaterhouseCoopers for the
          nine-month periods ended September 30, 2001 and 2000
          Auditores Independentes (CVRD).
15.2      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Albras).
15.3      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Alunorte).
15.4      Awareness Letter of KPMG Auditores Independentes for the
          nine-month periods ended September 30, 2000 and 1999 (Bahia
          Sul).
15.5      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Cenibra).
15.6      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Docenave).
15.7      Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Docepar).
15.8      Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (Hispanobras).
15.9      Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (Itabrasco).
15.10     Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Kobrasco).
15.11     Awareness Letter of Arthur Andersen S/C for the nine-month periods ended September 30, 2001 and 2000 (MRN).
15.12     Awareness Letter of Deloitte Touche Tohmatsu for the
          nine-month periods ended September 30, 2001 and 2000
          (Nibrasco).
15.13     Awareness Letter of KPMG Auditores Independentes for the
          nine-month periods ended September 30, 2001 and 2000
          (Valesul).
15.14     Awareness Letter of Arthur Andersen S/C for the nine-month period ended September 30, 2000 (CSN).
23.1      Consent of PricewaterhouseCoopers Auditores Independentes
          for the three years ended December 31, 2000, 1999 and 1998
          (CVRD)
23.2      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Albras).
23.3      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Alunorte).
23.4      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Aluvale).
23.5      Consent of KPMG Auditores Independentes for the three years ended December 31, 2000, 1999 and 1998 (Bahia Sul).
23.6      Consent of KPMG LLP for the three years ended December 31,
          2000, 1999 and 1998 (CSI).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.7      Consents of Deloitte Touche Tohmatsu for the two years ended
          December 31, 2000 and 1999 (Cenibra).
23.8      Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Docenave).
23.9      Consent of Deloitte Touche Tohmatsu for the two years ended
          December 31, 2000 and 1999 (Docepar).
23.10     Consent of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (Hispanobras).
23.11     Consent of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (Itabrasco).
23.12     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000 (Kobrasco).
23.13     Consents of Arthur Andersen S/C for the three years ended
          December 31, 2000, 1999 and 1998 (MRN).
23.14     Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999 and 1998 (Nibrasco).
23.15     Consent of KPMG Auditores Independentes for the two years
          ended December 31, 2000 and 1999 (Valesul).
23.16     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 1998 and 1997 (Valesul).
23.17     Consent of Arthur Andersen S/C for the years ended December
          31, 2000 and 1999 (CSN).
23.18     Consents of Deloitte Touche Tohmatsu for the three years
          ended December 31, 2000, 1999, and 1998. (Terminal Vila
          Velha S.A.).
23.19     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (Nova Era Silicon S.A.).
23.20     Consent of Trevisan for the two years ended December 31,
          1999 and 1998. (Nova Era Silicon S.A.).
23.21     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (Celmar S.A.-Industria de Celulose e
          Papel).
23.22     Consent of Deloitte Touche Tohmatsu for the year ended
          December 31, 2000. (SIBRA Eletrosiderurgica Brasileira
          S.A.).
23.23     Consent of Mineral Resources Development, Inc.
23.24     Consent of Paulo Francisco de Almeida Lopes.
23.25     Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
23.26     Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga
          Advogados (included in Exhibit 8.2).
24.1      Power of Attorney (included in page II-5).


---------------


 * Incorporated by reference to the Registration Statement on Form F-6 (Registration No. 333-83702).



**   Previously filed.